   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       CYPROS PHARMACEUTICAL CORPORATION
             (Exact name of registrant as specified in its charter)

              CALIFORNIA                                 2936                                 33-0476164
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                Identification Number)

                             2714 LOKER AVENUE WEST
                               CARLSBAD, CA 92008
                                 (760) 929-9500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DAVID W. NASSIF
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                       CYPROS PHARMACEUTICAL CORPORATION
                             2714 LOKER AVENUE WEST
                               CARLSBAD, CA 92008
                                 (760) 929-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

               M. WAINWRIGHT FISHBURN, ESQ.                                      DAVID A. HAHN, ESQ.
                   THOMAS A. COLL, ESQ.                                        KEVEN K. LIPPERT, ESQ.
                 DENNIS A. CALDERON, ESQ.                                         Latham & Watkins
                    Cooley Godward LLP                                       701 "B" Street, Suite 2100
             4365 Executive Drive, Suite 1100                                    San Diego, CA 92101
                    San Diego, CA 92121                                            (619) 236-1234
                      (619) 550-6000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    As soon as practicable following the effectiveness of this Registration
                                   Statement.
                         ------------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
    If the form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF           AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
 SECURITIES TO BE REGISTERED       BE REGISTERED         PER SHARE         OFFERING PRICE     REGISTRATION FEE
Common Stock, no par value....  10,783,770 shares(1)       $2.34(2)        $20,239,213(2)          $5,627
Series A Preferred Stock, no
  par value...................    2,134,534 shares        $4.68(3)         $10,000,000(3)          $2,780
Total.........................                                                                   $8,407(4)

(1) Based on the number of shares of the Common Stock of the Registrant which may be issued to former holders of shares of Common Stock of RiboGene, Inc. ("RiboGene") pursuant to the merger described herein and 2,134,534 shares of Common Stock of the Registrant which may become issuable upon conversion of Registrant's Series A Preferred Stock being registered hereby.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and 457(f)(1) under the Securities Act of 1933, as amended. Pursuant to Rule 457(i) under the Securities Act, the calculation excludes the shares of Common Stock which may become issuable upon conversion of the Series A Preferred Stock being registered hereby. The Proposed Maximum Aggregate Offering Price is based on the average of the high and low prices per share of RiboGene's Common Stock as of September 20, 1999 as reported on the American Stock Exchange, Inc.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended. The Proposed Maximum Offering Price is equal to the aggregate book value of the Series A Preferred Stock of RiboGene as of September 22, 1999. The Proposed Maximum Offering Price Per Share is equal to the Proposed Maximum Aggregate Offering Price divided by the number of shares of Cypros Series A Preferred Stock being registered.
(4) A registration fee of $4,714 was previously paid in connection with preliminary proxy materials filed by Registrant and RiboGene with the Commission on September 8, 1999 pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended. Therefore, pursuant to Rule 457(b) of the Securities Act, only the balance of $3,693 is being submitted herewith.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               [LOGO]

Dear Shareholder:

    As you may be aware, Cypros Pharmaceutical Corporation and RiboGene, Inc., a Delaware corporation, have entered into an Agreement and Plan of Reorganization dated as of August 4, 1999 (the "merger agreement"), providing for the merger of RiboGene with a wholly-owned subsidiary of Cypros. The merger is more fully described in the accompanying prospectus/joint proxy statement. A special meeting of the shareholders of Cypros will be held at 9:00 a.m., local time, on November 5, 1999, at the corporate offices of Cypros at 2714 Loker Avenue West, Carlsbad, CA 92008.

    At the special meeting, you will be asked to consider and vote upon proposals to:

    1. approve the merger agreement and the merger, which contemplates, among other things, the issuance of shares of Cypros common stock and Series A preferred stock to stockholders of RiboGene;

    2. amend the articles of incorporation of Cypros, as amended, to (a) increase the number of authorized shares of common stock of Cypros from 30,000,000 shares to 75,000,000 shares and the number of authorized shares of preferred stock of Cypros from 1,000,000 shares to 7,500,000 shares, (b) authorize the Cypros board to provide for the issuance of preferred stock in one or more classes or series, having rights, privileges, designations and preferences as may be determined by the Cypros board, (c) designate the rights, preferences, privileges and restrictions of Series A preferred stock, so that shares of that series may be issued in connection with the merger, and (d) change the corporate name to Questcor Pharmaceuticals, Inc.;

    3. amend the bylaws of Cypros to change the authorized number of directors of Cypros to not less than four nor more than nine;

    4. increase the number of shares authorized for issuance under Cypros' 1992 Stock Option Plan by 4,733,712 shares from 2,766,288 shares to 7,500,000 shares; and

    5. increase the number of shares authorized for issuance under Cypros' 1993 Non-Employee Directors' Equity Incentive Plan by 400,000 shares from 350,000 shares to 750,000 shares.

    Each of these proposals is described more fully in the accompanying notice of special meeting of shareholders and prospectus/joint proxy statement. Immediately following the merger, the former holders of RiboGene common stock will hold approximately 41% of the outstanding voting capital stock of Cypros and current holders of Cypros common stock will hold approximately 59% of the outstanding voting capital stock of Cypros, assuming the conversion of the Cypros Series A preferred stock being issued in the merger. On a fully-diluted basis, the former holders of RiboGene common stock, preferred stock, options and warrants will hold approximately 45% of the voting stock of Cypros after the merger.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. SHAREHOLDER APPROVAL OF ALL OF THE PROPOSALS LISTED ABOVE WILL BE REQUIRED IN ORDER TO CONSUMMATE THE MERGER.

    If the requisite approvals of the shareholders of Cypros and the stockholders of RiboGene are received and all other conditions to closing are satisfied or waived, the merger is anticipated to close as soon as practicable after the special meeting.

    After careful consideration, the Cypros board has unanimously approved the merger and the merger agreement and all of the other matters described in the proposals above. The Cypros board unanimously recommends that you vote in favor of each of the foregoing proposals.

    All Cypros shareholders are cordially invited to attend the Cypros special meeting in person. You may attend the meeting and vote in person even if you have previously returned your proxy.

    Please take the time now to review the prospectus/joint proxy statement and to sign and date your proxy and promptly return it in the envelope provided. If you have any questions regarding the information contained in the prospectus/joint proxy statement or the voting process, please do not hesitate to contact the Secretary of Cypros at 760/929-9500 extension 207.

Sincerely,

          [SIGNATURE]

David W. Nassif,
SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
AND SECRETARY

September 23, 1999

                       CYPROS PHARMACEUTICAL CORPORATION

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

    NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Cypros Pharmaceutical Corporation, a California corporation, will be held at 9:00 a.m., local time, on November 5, 1999, at the corporate offices of Cypros at 2714 Loker Avenue West, Carlsbad, CA 92008.

    The meeting is called for the purpose of considering and voting upon the following proposals:

    Proposal 1. The approval and adoption of the agreement and plan of reorganization dated as of August 4, 1999, among Cypros, Cypros Acquisition Corporation, a newly-formed, wholly-owned subsidiary of Cypros incorporated in Delaware, and RiboGene, Inc., a Delaware corporation (the "merger agreement"), under which, among other things, Cypros will issue common stock to the holders of common stock of RiboGene and issue Series A preferred stock to the sole holder of RiboGene Series A preferred stock. A copy of the merger agreement is attached as Annex A to the prospectus/joint proxy statement accompanying this notice.

    Proposal 2. The approval of the amendment to Cypros' articles of incorporation to (a) increase the number of authorized shares of common stock to 75,000,000 shares and the number of authorized shares of preferred stock to 7,500,000 shares; (b) authorize the Cypros Board to designate the rights, preferences, privileges and restrictions of additional shares of Cypros preferred stock; (c) designate shares of Cypros Series A preferred stock to be issued in connection with the merger; and (d) change the name of Cypros to Questcor Pharmaceuticals, Inc. A copy of the proposed amended articles of incorporation is attached as Annex B to the prospectus/joint proxy statement accompanying this notice.

    Proposal 3. The approval of an amendment to the bylaws of Cypros to change the authorized number of directors to not less than four nor more than nine upon the merger. A copy of the proposed amendment to the Cypros bylaws is set forth under the caption "Amendment to Bylaws" in the prospectus/joint proxy statement.

    Proposal 4. The approval of an amendment to Cypros' 1992 Stock Option Plan to increase the number of shares that may be issued under the plan to 7,500,000 shares;

    Proposal 5. The approval of an amendment to Cypros' 1993 Non-Employee Directors' Equity Incentive Plan to, among other things, increase the number of shares that may be issued under the plan to 750,000 shares; and

    To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

    These proposals are more fully described in the attached prospectus/joint proxy statement and its annexes. Shareholder approval of all of the proposals will be required in order to consummate the merger. If any of the proposals is not approved by the Cypros shareholders, the merger cannot be completed.

    The board of directors of Cypros has fixed the close of business on September 15, 1999 as the record date for the determination of the shareholders entitled to notice of and to vote at the Cypros special meeting and any adjournments or postponements thereof. Only holders of record of Cypros common stock on the record date are entitled to vote at the Cypros special meeting.

    If you would like to attend the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the special meeting, you must obtain from the nominee a proxy issued in your name.

    You can ensure that your shares are voted at the special meeting by signing and dating the enclosed proxy and returning it in the envelope provided. Sending in a signed proxy will not affect your right to attend the meeting and vote in person. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of Cypros at Cypros' headquarters, located at 2714 Loker Avenue West, Carlsbad, CA 92008, by signing and returning a later dated proxy or by voting in person at the special meeting.

    All shares represented by properly executed parties will be voted in accordance with the specifications of the proxy card. In no such specifications are made, proxies will be voted for approval and adoption of the proposals above.

    ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE CYPROS SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE CYPROS SPECIAL MEETING, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                                  [SIGNATURE]

                                          David W. Nassif, SECRETARY

Carlsbad, California
September 23, 1999

                                     [LOGO]

Dear Fellow Stockholder:

    As many of you are aware, the board of directors of RiboGene, Inc. has unanimously approved a merger with Cypros Pharmaceutical Corporation. If the merger is approved by the stockholders of RiboGene and the shareholders of Cypros and all other conditions are satisfied or waived, RiboGene will merge with a wholly-owned subsidiary of Cypros with RiboGene continuing as a wholly-owned subsidiary of Cypros. The name of the combined company will be "Questcor Pharmaceuticals, Inc." Under the terms of the merger agreement, for each share of RiboGene common stock you own, you will be entitled to receive approximately 1.494 shares of Cypros common stock upon closing of the merger. The 1.494 exchange ratio is subject to final determination based on (1) the total number of shares of RiboGene common stock and Cypros common stock outstanding, assuming conversion or exercise of all preferred stock, options and warrants in each case, on the date before the special meetings of RiboGene and Cypros and (2) a specific adjustment to the exchange ratio if the average closing price of Cypros common stock over the 20 trading days before the date of Cypros' special meeting exceeds or falls below specific thresholds. Immediately following the merger, existing RiboGene stockholders will hold approximately 41% of the voting stock of the combined company and current holders of Cypros common stock will hold approximately 59% of the voting stock of the combined company. After the merger, on a fully diluted basis, existing RiboGene stockholders, option holders and warrant holders together will hold approximately 45% of the voting stock of the combined company and the existing Cypros shareholders, option holders and warrant holders together will hold approximately 55% of the voting stock of the combined company. In addition, the board of directors of the combined company will consist of the five current directors of the RiboGene board and the five current directors of the Cypros board, including one board member currently serving on both boards. I will serve as Chairman, President and Chief Executive Officer of the combined company after the merger.

    The merger cannot be completed unless holders of a majority of the outstanding RiboGene common stock vote to approve the merger. We have scheduled a special meeting of RiboGene to obtain this vote, and stockholders who owned RiboGene common stock as of September 15, 1999 may vote at this meeting. THE BOARD OF DIRECTORS OF RIBOGENE UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER AT THE SPECIAL MEETING.

    We urge you to review carefully the enclosed materials. Stockholders with questions regarding the merger or other transactions or matters described in the prospectus/joint proxy statement may contact Michael D. Rose at RiboGene at
(510) 732-5551.

    Whether or not you plan to attend the special meeting, please take the time to vote your shares regarding the merger proposal described above. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope. If you attend the special stockholders meeting, you may vote your shares in person even if you have previously submitted a proxy. IF YOU FAIL TO RETURN THE PROXY CARD OR FAIL TO VOTE IN PERSON AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

    The date, time and place of the special meeting are as follows:

       November 5, 1999
       9:00 a.m., local time
       Offices of RiboGene
       26118 Research Road
       Hayward, California

                                          Sincerely,

                                                     [SIGNATURE]

                                          Charles J. Casamento
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

Hayward, California
September 23, 1999

                                 RIBOGENE, INC.
                              26118 RESEARCH ROAD
                               HAYWARD, CA 94545

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

DATE:      November 5, 1999
           9:00 a.m., local
TIME:      time
PLACE:     Offices of RiboGene
           26118 Research Road
           Hayward, California

PURPOSE OF THE SPECIAL MEETING:

    - To consider and vote on a proposal to adopt and approve an agreement and plan of reorganization, dated as of August 4, 1999, among RiboGene, Inc., Cypros Pharmaceutical Corporation and Cypros Acquisition Corporation under which, among other things, Cypros Acquisition Corporation, a wholly owned subsidiary of Cypros Pharmaceutical, will merge into RiboGene and RiboGene will continue as a wholly-owned subsidiary of Cypros Pharmaceutical Corporation.

    - To consider any other matters that may be properly brought before the special meeting or any adjournment or postponement of the meeting.

    Only holders of record of RiboGene common stock and RiboGene preferred stock at the close of business on September 15, 1999 are entitled to notice of the meeting, and only the holders of RiboGene common stock on the record date are entitled to vote at the meeting or any adjournment or postponement of the meeting.

    THE BOARD OF DIRECTORS OF RIBOGENE HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO RIBOGENE AND IN THE BEST INTERESTS OF RIBOGENE AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF RIBOGENE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THESE ITEMS.

    The merger is explained in the accompanying prospectus/joint proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Annex A to the prospectus/joint proxy statement.

                                          By Order of the Board of Directors

                                                     [SIGNATURE]

                                          Charles J. Casamento
                                          CHAIRMAN, PRESIDENT AND CHIEF
                                          EXECUTIVE OFFICER

CYPROS PHARMACEUTICAL CORPORATION                                 RIBOGENE, INC.

        PROSPECTUS/PROXY STATEMENT                               PROXY STATEMENT

    The board of directors of Cypros Pharmaceutical Corporation and RiboGene, Inc. have each unanimously approved a merger agreement which provides for the merger of Cypros and RiboGene, whereby RiboGene will become a wholly-owned subsidiary of Cypros.

    If the merger is completed each outstanding share of RiboGene common stock will be converted into the right to receive approximately 1.494 shares of Cypros common stock and each issued and outstanding share of RiboGene Series A preferred stock will be converted into the right to receive approximately 1.494 shares of Cypros Series A preferred stock. The actual exchange ratio will be determined as of the day immediately preceding the date of each of Cypros' and RiboGene's shareholder meetings. The final exchange ratio will be determined as follows:

               IF THE AVERAGE CLOSING PRICE OF CYPROS COMMON STOCK OVER THE 20 DAY PERIOD ENDING
                                 THE DAY BEFORE THE CYPROS SPECIAL MEETING IS:

        GREATER THAN $2.475                BETWEEN $2.475 AND $1.464                  LESS THAN $1.464

                                THEN THE FINAL EXCHANGE RATIO WILL BE EQUAL TO:
(1) $36,921,567 divided by the        (1) The total number of Cypros        (1) $21,839,666 divided by the
20-day average closing price of       common stock outstanding on the day   20-day average closing price of
Cypros common stock, minus (2)        before the Cypros special meeting,    Cypros common stock, minus (2)
403,549, divided by (3) the total     assuming the exercise or conversion   403,549, divided by (3) the total
number of shares of RiboGene common   of all options and warrants,          number of shares of RiboGene common
stock outstanding on the day before   multiplied by (2) 45/55 (or           stock outstanding on the day before
the RiboGene special meeting,         0.81818), minus (3) 403,549, divided  the RiboGene special meeting,
assuming the exercise or conversion   by (4) the total number of shares of  assuming the exercise or conversion
of all preferred stock, options and   RiboGene common stock outstanding on  of all preferred stock, options and
warrants.                             the day before the RiboGene special   warrants.
                                      meeting, assuming the exercise or
                                      conversion of all preferred stock,
                                      options and warrants.

    Subject to the actual determination of the exchange ratio, Cypros expects to issue an aggregate of approximately 8,649,236 shares of Cypros common stock and 2,134,534 shares of Series A preferred stock to the RiboGene stockholders (and reserve approximately 3,730,486 shares to be issued upon exercise of RiboGene options and warrants that will be assumed by Cypros in the merger), based upon the number of shares of Cypros common stock and RiboGene common stock outstanding and issuable on August 4, 1999. Immediately following the merger, the former RiboGene stockholders will hold approximately 41% of the voting capital stock of Cypros and current holders of Cypros common stock will hold approximately 59% of the outstanding capital stock of Cypros, assuming the conversion of the Cypros Series A preferred stock being issued in the merger. In addition, each outstanding option and warrant to purchase RiboGene common stock will become an equivalent option or warrant with respect to Cypros common stock, on the same terms as the original option or warrant, as adjusted by the exchange ratio. On a fully diluted basis, the former holders of RiboGene capital stock, options and warrants will hold 45% of the combined company's voting stock and the current holders of Cypros common stock, options and warrants will hold the remaining 55%.

    Cypros common stock is listed on AMEX under the symbol CYP. The combined company's common stock will be listed on AMEX under the symbol QSC after the merger.

    This document is both the prospectus of Cypros for the shares of Cypros common stock and shares of Cypros Series A preferred stock to be issued to RiboGene stockholders and the joint proxy statement of Cypros and RiboGene for their respective meetings.

    This prospectus/joint proxy statement provides you with detailed information about the merger. THE PROPOSED MERGER IS A COMPLEX TRANSACTION AND YOU ARE STRONGLY ENCOURAGED TO READ THE ENTIRE DOCUMENT CAREFULLY, INCLUDING "RISK FACTORS" COMMENCING ON PAGE 16.

    THE SHARES OF CYPROS COMMON STOCK AND CYPROS SERIES A PREFERRED STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The prospectus/joint proxy statement is dated September 23, 1999 and is first mailed to shareholders on or about September 29, 1999.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
FORWARD LOOKING STATEMENTS.................................................................................           1

WHERE YOU CAN FIND MORE INFORMATION........................................................................           1

QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................           2

SUMMARY....................................................................................................           4

SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION..........................................................          12

COMPARATIVE PER SHARE DATA.................................................................................          15

RISK FACTORS...............................................................................................          16
  Risks Related to the Merger..............................................................................          16
  Risks Related to Both Cypros and RiboGene................................................................          17
  Risks Specific to Either Cypros or RiboGene..............................................................          25

THE CYPROS SPECIAL MEETING.................................................................................          26

THE RIBOGENE SPECIAL MEETING...............................................................................          28

THE MERGER.................................................................................................          30
  General..................................................................................................          30
  Effective Time...........................................................................................          30
  Conversion of Shares; Procedures for Exchange of RiboGene Certificates...................................          30
  Background of the Merger.................................................................................          30
  Recommendation of the Cypros Board; Cypros Reasons for the Merger........................................          34
  Recommendation of the RiboGene Board; RiboGene Reasons for the Merger....................................          36
  Opinion of Financial Advisor to Cypros...................................................................          38
  Opinion of Financial Advisor to RiboGene.................................................................          41
  Interests of Certain Persons in the Merger...............................................................          46
  Material Federal Income Tax Consequences.................................................................          50
  Rights Agreement.........................................................................................          52
  Roberts Pharmaceutical Corporation Waiver................................................................          53
  Accounting Treatment.....................................................................................          53
  Effect on Cypros Options and Warrants....................................................................          53
  Regulatory Matters.......................................................................................          53
  Federal Securities Law Consequences......................................................................          53
  Appraisal and Dissenters' Rights.........................................................................          54

THE MERGER AGREEMENT.......................................................................................          56
  Terms of the Merger......................................................................................          56
  Exchange of Certificates.................................................................................          57
  Representations and Warranties...........................................................................          58
  Conduct of Business Pending the Merger...................................................................          59
  Indemnification of Officers and Directors................................................................          60
  No Solicitation..........................................................................................          60
  Conditions to the Merger.................................................................................          61
  Termination of the Merger Agreement......................................................................          63
  Termination Fees.........................................................................................          64
  Other Fees and Expenses..................................................................................          64
  Amendment; Waiver........................................................................................          64

OTHER AGREEMENTS...........................................................................................          65
  RiboGene Voting Agreements...............................................................................          65

                                                                                                                PAGE
                                                                                                                -----
  Cypros Voting Agreement..................................................................................          65
  Affiliate Agreements.....................................................................................          66

MANAGEMENT OF CYPROS AFTER THE MERGER......................................................................          67
  Board Committees.........................................................................................          69

EXECUTIVE COMPENSATION.....................................................................................          69
  RiboGene Director Compensation...........................................................................          71
  Cypros Director Compensation.............................................................................          72
  Limitation of Liability and Indemnification Matters......................................................          72
  Employment Agreements and Change of Control Agreements...................................................          73

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF RIBOGENE.................................................          73

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................................................          75

BUSINESS OF CYPROS.........................................................................................          79

CYPROS SELECTED HISTORICAL FINANCIAL INFORMATION...........................................................          92

CYPROS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............          93

BUSINESS OF RIBOGENE.......................................................................................          97

RIBOGENE SELECTED HISTORICAL FINANCIAL INFORMATION.........................................................         105

RIBOGENE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............         106

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................         112
  Beneficial Security Ownership of Certain Owners and Management of Cypros.................................         112
  Beneficial Security Ownership of Certain Owners and Management of RiboGene...............................         113

DESCRIPTION OF CAPITAL STOCK...............................................................................         114
  Description of Cypros Capital Stock......................................................................         114
  Description of RiboGene Capital Stock....................................................................         115

COMPARISON OF SHAREHOLDERS' RIGHTS.........................................................................         117

ADDITIONAL MATTERS FOR CONSIDERATION BY CYPROS SHAREHOLDERS................................................         127
  Amendment to the Articles of Incorporation...............................................................         127
  Amendment to Bylaws......................................................................................         129
  Amendment to 1992 Stock Option Plan......................................................................         129
  Amendment to 1993 Non-Employee Directors' Equity Incentive Plan..........................................         135

LEGAL MATTERS..............................................................................................         138

REPRESENTATIVES OF INDEPENDENT AUDITORS....................................................................         138

SHAREHOLDER PROPOSALS......................................................................................         139

EXPERTS....................................................................................................         139

INDEX TO FINANCIAL STATEMENTS..............................................................................         F-1

Annex A--Agreement and Plan of Reorganization
Annex B--Amended and Restated Cypros Articles of Incorporation
Annex C--Opinion of EVEREN Securities
Annex D--Opinion of Rabobank International
Annex E--Form of Cypros Voting Agreement
Annex F--Form of RiboGene Voting Agreement
Annex G--Chapter 13 of California General Corporation Law Relating to Dissenters' Rights

                           FORWARD LOOKING STATEMENTS

    This prospectus/joint proxy statement includes statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The reasons for the merger discussed under the caption "The Merger," statements about the expected impact of the merger on Cypros' and RiboGene's businesses, financial performance and condition, accounting and tax treatment and the extent of the charges to be incurred by Cypros relating to the merger are forward-looking statements. Further, any statements contained in this prospectus/joint proxy statement that are not statements of historical fact may be deemed to be forward-looking statements. The words "projects," "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the combined company to differ materially from those indicated by these forward-looking statements, including, but not limited to:

    - the risk that anticipated synergies from the merger will not be realized,

    - the significant transaction charges and the potential dilutive effect to holders of Cypros common stock and RiboGene capital stock which will result from the merger,

    - significant fluctuations in operating results,

    - the adverse outcome of outstanding litigation,

    - the ability to develop, manufacture and ship planned products,

    - the ability to recruit, train and retain qualified sales and other personnel, product liability and insurance,

    - the ability to secure additional funding, and

    - other factors described in this prospectus/joint proxy statement under the caption "Risk Factors."

Neither Cypros nor RiboGene undertakes any obligation to update any forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

    Both Cypros and RiboGene are subject to the informational requirements of the Exchange Act, and file reports, proxy and information statements and other information with the SEC. This information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the following Regional Offices of the SEC: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Cypros and RiboGene make filings under the Exchange Act with the SEC electronically, these materials are available at the SEC's Web site (http://www.sec.gov).

    Cypros filed with the SEC a registration statement on Form S-4 under the Securities Act to register with the SEC the Cypros common stock and Cypros Series A preferred stock to be issued to RiboGene stockholders in the merger. This prospectus/joint proxy statement constitutes the prospectus of Cypros that was filed as part of the registration statement. Other parts of the registration statement are excluded from this prospectus/joint proxy statement under the rules and regulations of the SEC. Reference is made to the registration statement for further information relating to Cypros, RiboGene and the Cypros common stock and the Cypros Series A preferred stock offered by this prospectus/joint proxy statement. Statements contained in this prospectus/joint proxy statement concerning the provisions of documents are necessarily summaries of the documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC or attached as an annex to this prospectus/joint proxy statement.

    This prospectus/joint proxy statement contains trademarks of Cypros, RiboGene and other companies. Neosporin-Registered Trademark- is a registered trademark or Glaxo Wellcome.

    All information contained in this prospectus/joint proxy statement regarding Cypros and Cypros Acquisition Corporation has been provided by Cypros. All information contained in this prospectus/ joint proxy statement regarding RiboGene has been provided by RiboGene.

                             QUESTIONS AND ANSWERS
                                ABOUT THE MERGER

Q:  WHAT IS THE PROPOSED TRANSACTION?

A: Cypros and RiboGene will form a combined company by merging a subsidiary of Cypros with RiboGene.

Q: AS A HOLDER OF RIBOGENE COMMON STOCK OR SERIES A PREFERRED STOCK, WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive approximately 1.494 shares of Cypros common stock or Cypros Series A preferred stock, as the case may be, in exchange for each share of RiboGene common stock or RiboGene Series A preferred stock that you own. No fractional shares will be issued. You will receive cash for any fractional shares you would otherwise receive. For example, if you own 100 shares of RiboGene common stock, you will receive 149 shares of Cypros common stock in exchange for your shares plus cash for the remaining fractional amount.

Q:  CAN THE EXCHANGE RATIO OF 1.494 CHANGE?

A: Yes. The final exchange ratio will be determined based on (1) the number of shares of Cypros common stock and the number of shares of RiboGene common stock outstanding, assuming exercise or the conversion of all options, warrants and preferred stock in each case, on the day before the special meetings of Cypros and RiboGene to vote on this merger, and (2) an adjustment if the average closing share price of Cypros common stock over the 20 consecutive trading days ending on the day before the Cypros shareholder meeting to vote on this merger exceeds $2.475 or falls below $1.464.

Q: AS A CYPROS SHAREHOLDER, WILL I RECEIVE ADDITIONAL SHARES OF CYPROS COMMON STOCK IN THE MERGER?

A: No. You will continue to hold the same number of shares of Cypros common stock after the merger.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The merger will constitute a tax-free reorganization for federal income tax purposes. Generally, RiboGene stockholders will not recognize taxable gain or loss on the exchange of their stock, except that RiboGene stockholders may be taxed on cash received for a fractional share. Cypros shareholders will not recognize any taxable gain or loss in connection with the merger. Tax matters, however, are complicated and the tax consequences of the merger to you will depend on the facts of your particular situation. We encourage you to contact your tax advisors to determine the tax consequences of the merger to you.

Q:  WILL MY RIGHTS AS A RIBOGENE STOCKHOLDER CHANGE AS A RESULT OF THE MERGER?

A: Yes. Currently, RiboGene stockholder rights are governed by Delaware law and RiboGene's certificate of incorporation and bylaws, whereas Cypros shareholder rights are governed by California law and Cypros' articles of incorporation and bylaws. After the merger, RiboGene stockholders who receive Cypros stock in the merger will become shareholders of Cypros and, therefore, their rights will be governed by California law and Cypros' articles of incorporation and bylaws.

Q: IF I AM NOT GOING TO ATTEND THE SHAREHOLDER MEETING, SHOULD I RETURN BY PROXY CARD?

A: Yes, please fill out and sign your proxy card and mail it to us in the enclosed return envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the special meeting.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED BY PROXY CARD?

A: Send in a later-dated, signed proxy card to your company's corporate secretary before the special meeting or attend the special meeting in person and vote.

Q:  WHAT DO I NEED TO DO NOW?

A: After carefully reading and considering the information contained in this document and completing and signing your proxy card, just mail your signed proxy card in the enclosed envelope as soon as possible so that your shares may be represented at your meeting. In order to assure that your vote is obtained, please give your proxy as instructed on you proxy card even if you currently plan to attend the meeting in person. The board of directors of each of Cypros and RiboGene recommends that its shareholders vote in favor of the merger and related transactions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares. If you do not give voting instructions to your broker, you will not be counted as voting for purposes of the merger unless you appear in person at your meeting.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send RiboGene stockholders written instructions for exchanging their stock certificates. Cypros shareholders will keep their current certificates.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. Assuming that both Cypros and RiboGene satisfy or waive all of the conditions to closing contained in the merger agreement, we anticipate that the merger will occur as soon as practicable after approval of the merger and related transactions at the special meetings.

Q:  WHOM SHOULD SHAREHOLDERS CALL WITH ADDITIONAL QUESTIONS?

A: Cypros shareholders who have questions about the merger should call David W. Nassif Cypros' Chief Financial Officer and Secretary, at (760) 929-9500. RiboGene stockholders who have questions about the merger should call Michael D. Rose at RiboGene at (510) 732-5551.

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/JOINT PROXY STATEMENT AND THE ANNEXES TO THIS PROSPECTUS/JOINT PROXY STATEMENT. THIS SUMMARY DOES NOT CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL INFORMATION RELATING TO THE MERGER AGREEMENT OR THE MERGER AND THIS SUMMARY IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT. YOU SHOULD READ THIS PROSPECTUS/JOINT PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY.

CYPROS PHARMACEUTICAL CORPORATION

    Cypros is a specialty pharmaceutical company which develops, acquires and markets products for the critical care market. Cypros currently markets three products, Glofil and Inulin, two injectable drugs that assess kidney function by the measurement of glomerular filtration rate, and Ethamolin-Registered Trademark-, an injectable drug that treats bleeding esophageal varices. In addition, Cypros has launched a new proprietary triple antibiotic bandage with its over-the-counter marketing partner, Nutramax Products Inc., incorporating Cypros' patented Dermaflo-TM- drug delivery technology and, assuming regulatory clearance, intends to launch two burn/wound care products, Neoflo-TM- and Sildaflo-TM-, during the latter part of 2000. Cypros' drug development programs, Cordox-TM- and Ceresine-TM-, target ischemic (impaired blood flow) disorders and Cypros is currently conducting a multi-center, double-blind, placebo-controlled Phase III clinical trial on Cordox in sickle cell crisis patients. Cypros may also conduct Phase III clinical trials of Cordox in other ischemic disorders, such as coronary artery bypass grafting surgery and other pivotal clinical trials of Ceresine-TM- in closed head injury patients. Cypros common stock is listed on the AMEX under the symbol CYP.

    The principal executive offices of Cypros are located at 2714 Loker Avenue West, Carlsbad, California 92008 and its telephone number is (760) 929-9500. In addition, Cypros manufactures the product lines incorporating its Dermaflo-TM-technology at a facility located in Lee's Summit, Missouri.

RIBOGENE, INC.

    RiboGene is developing Emitasol-Registered Trademark-, an intranasal form of metoclopramide, in the United States with Roberts Pharmaceutical Corporation to treat diabetic gastroparesis and delayed onset emesis caused by cancer chemotherapy. Phase III clinical trials of Emitasol for diabetic gastroparesis are expected to begin in the United States in late 1999 or early 2000. Metoclopramide is an approved antiemetic and is available as a generic in oral and intravenous form. RiboGene holds patents related to the administration of metoclopramide intranasally. RiboGene is currently developing Emitasol in Europe through two corporate partners, where it is undergoing regulatory review in Austria and five other Eastern European countries and is marketed in Italy under the tradename Pramidin. RiboGene common stock is listed on the AMEX under the symbol RBO.

    The principal executive offices of RiboGene are located at 26118 Research Road, Hayward, California 94545 and its telephone number is (510) 732-5551.

CYPROS ACQUISITION CORPORATION

    Cypros Acquisition Corporation is a Delaware corporation recently organized for the sole purpose of effecting the merger. Cypros Acquisition Corporation is a wholly-owned subsidiary of Cypros, has no material assets and has not engaged in any activities except in connection with the merger.

    The principal executive offices of Cypros Acquisition Corporation are located at 2714 Loker Avenue West, Carlsbad, California 92008 and its telephone number is (760) 929-9500.

REASONS FOR THE MERGER

    Each of the board of directors considered a number of factors in evaluating the merger agreement and the merger. After consideration of all factors taken as a whole, each of the boards of directors determined that the merger agreement and merger are fair to and in the best interests of its company's shareholders.

CYPROS SHAREHOLDERS MEETING

    The Cypros special meeting will be held at Cypros' corporate offices located at 2714 Loker Avenue West, Carlsbad, California 92008 on November 5, 1999, at 9:00 a.m., local time. At the Cypros special meeting, Cypros will ask the holders of its common stock to consider and vote upon:

    1. the merger agreement and the merger, which provides for the issuance of Cypros common stock and Cypros Series A preferred stock to RiboGene stockholders in the merger;

    2. the amendment of Cypros' articles of incorporation to, among other things, change the Cypros name to Questcor Pharmaceuticals, Inc., increase the authorized capital stock of Cypros and designate shares of Cypros Series A preferred stock for issuance in the merger;

    3. the amendment of Cypros' bylaws to change the authorized size of the board of directors of the combined company;

    4.  the amendment of Cypros' 1992 Stock Option Plan;

    5. the amendment of Cypros' 1993 Non-Employee Directors' Equity Incentive Plan;

    6. other matters as may properly come before the Cypros special meeting or any postponements or adjournments of the meeting.

RIBOGENE STOCKHOLDERS' MEETING

    The RiboGene special meeting will be held at RiboGene's corporate offices located at 26118 Research Road, Hayward, California 94545 on November 5, 1999, at 9:00 a.m., local time. At the RiboGene special meeting, RiboGene will ask the holders of RiboGene common stock to consider and vote upon the approval of the merger agreement and the merger and other matters as may properly come before the RiboGene special meeting or any postponements or adjournments of the meeting.

VOTES REQUIRED; RECORD DATE

    CYPROS. Approval of the merger proposal and the proposals for the amendment of Cypros' articles of incorporation and bylaws will require the affirmative vote of the holders of a majority of the outstanding shares of Cypros common stock. Approval of the proposals for the amendment of the stock option plan and directors' equity incentive plan will require the vote of the majority of the votes cast at the Cypros special meeting, provided that the total votes cast represent over 50% in interest of all shares of Cypros common stock as of the record date. Each of these proposals must be approved by Cypros' shareholders for the merger to occur. If any of these proposals is not approved by the Cypros shareholders, the merger will not occur. Holders of Cypros common stock are entitled to one vote per share. Only holders of Cypros common stock at the close of business on September 15, 1999 will be entitled to notice of and to vote at the Cypros special meeting. On that date, there were 15,735,007 shares of Cypros common stock outstanding.

    RIBOGENE. Approval of the merger agreement and the merger will require the affirmative vote of the holders of a majority of the outstanding shares of RiboGene common stock. Holders of RiboGene common stock are entitled to one vote per share. Only holders of RiboGene common stock and holders of RiboGene Series A preferred stock at the close of business on September 15, 1999 will be entitled to notice of the RiboGene special meeting and only holders of RiboGene common stock will be entitled to vote at the RiboGene special meeting. On that date, there were 5,783,954 shares of RiboGene common stock outstanding.

VOTING AGREEMENTS

    Paul J. Marangos, the Chairman, President and Chief Executive Officer of Cypros, beneficially owns approximately 9.9% of Cypros common stock outstanding as of the Cypros record date. He has entered into a voting agreement with RiboGene under which he has agreed to vote in favor of the merger agreement and related transactions and has granted RiboGene an irrevocable proxy to vote his shares of Cypros common stock in favor of the respective proposals.

    Charles J. Casamento, the Chairman, President and Chief Executive Officer of RiboGene, and Timothy E. Morris, the Vice President Finance & Administration, Chief Financial Officer and Assistant Secretary of RiboGene (who will be resigning from RiboGene effective October 1, 1999), who, as of the RiboGene record date, together beneficially own approximately 6% of the outstanding RiboGene common stock have entered into voting agreements with Cypros under which they have agreed to vote in favor of the merger agreement and the merger and have granted Cypros an irrevocable proxy to vote their shares of RiboGene common stock in favor of the merger agreement and the merger.

    Other than the shareholders listed above, shareholders of either company who have executed a proxy may revoke the proxy at any time prior to its exercise at their respective special meeting by giving written notice to the Secretary at Cypros' or RiboGene's corporate offices, as the case may be, by signing and returning a later dated proxy or by voting in person at the respective special meeting. Shareholders who have executed and returned proxy cards in advance of their special meeting may change their vote at any time prior to or at the special meeting.

THE MERGER

    Under the merger agreement, Cypros Acquisition Corporation will be merged with and into RiboGene, and Cypros Acquisition Corporation will cease to exist and RiboGene will become a wholly owned subsidiary of Cypros to form the combined company. In the merger, RiboGene stockholders will receive approximately 1.494 shares of Cypros common stock in exchange for each share of RiboGene common stock and 1.494 shares of Cypros Series A preferred stock in exchange for each share of RiboGene Series A preferred stock, and cash in lieu of any fractional shares. The final exchange ratio will be determined based on
(1) the number of shares of Cypros common stock and the number of shares of RiboGene common stock outstanding, assuming exercise or the conversion of all options, warrants and preferred stock in each case, on the day before the special meetings of Cypros and RiboGene to vote on the merger, and (2) an adjustment if the average closing share price of Cypros common stock over the 20 consecutive trading days ending on the day before the Cypros special meeting to vote on this merger exceeds $2.475 or falls below $1.464. The name of the combined company after the merger will be Questcor Pharmaceuticals, Inc.

EFFECT ON RIBOGENE STOCK OPTIONS AND WARRANTS

    Upon the merger, each outstanding option and warrant to purchase RiboGene common stock will be assumed by Cypros in accordance with its terms. Appropriate adjustments will be made to the number of shares issuable upon exercise of these options and warrants and the exercise price of each option and warrant to reflect the exchange ratio. As of September 15, 1999, there were options to purchase 1,135,053 shares of RiboGene common stock and warrants to purchase 1,301,594 shares of RiboGene common stock outstanding.

EFFECT ON CYPROS STOCK OPTIONS AND WARRANTS

    The merger will have no effect on any Cypros stock options or warrants or the terms of the stock options or warrants, except as provided in the proposed amendment to the directors' equity incentive plan described in this prospectus/joint proxy statement.

CONDITIONS TO THE MERGER; TERMINATION; FEES

    The consummation of the merger is subject to various conditions, including:

    - the continued accuracy of the parties' representations and warranties and fulfillment of each party's promises contained in the merger agreement;

    - receiving the required vote of the Cypros shareholders to approve the merger agreement and merger, the issuance of the Cypros stock in the merger and the amendment of Cypros' articles of incorporation, bylaws and stock option plans;

    - receiving the required vote of the RiboGene stockholders to approve the merger agreement and the merger;

    - the execution of an employment agreement between Cypros and Charles J. Casamento and a separation and consulting agreement between Cypros and Paul J. Marangos;

    - the receipt of opinions from the parties' respective tax attorneys that the merger will constitute a tax-free reorganization;

    - the authorization for listing on the AMEX of the Cypros common stock to be issued in the merger;

    - the receipt of all third-party consents required to consummate the merger;

    - the absence of any restraining orders, injunctions or other orders preventing the consummation of the merger or other litigation or administrative actions or proceedings; and

    - with respect to Cypros' obligation to consummate the transaction, the cancellation of or rendering inapplicable the RiboGene shareholder rights plan.

    Cypros has agreed that if the merger agreement is terminated (1) by Cypros or RiboGene as a result of the Cypros shareholders' failure to approve the merger, or (2) by RiboGene, following one or more specified events, such as Cypros' Board's approval of an unsolicited offer from another company which is determined to be more advantageous to Cypros than the merger with RiboGene, then Cypros will pay to RiboGene, in cash, a nonrefundable fee in the amount of $1,000,000. Cypros may also terminate the merger upon payment to RiboGene of a $1,000,000 fee, if as a result of an adjustment of the exchange ratio, its shareholders on a fully diluted basis would own less than 50% of the combined company.

    RiboGene has agreed that if the merger agreement is terminated (1) by Cypros or RiboGene as a result of the RiboGene stockholders' failure to approve the merger, or (2) by Cypros following one or more specified events, such as RiboGene's board's approval of an unsolicited offer from another company which is determined to be more advantageous than the merger with Cypros, then RiboGene will pay to Cypros, in cash, a nonrefundable fee in the amount of $1,000,000.

    Otherwise, each of the companies agreed that it will pay its own expenses in connection with the merger, except that they will share equally all fees and expenses incurred in connection with the printing and filing of this prospectus/joint proxy statement and the registration statement of which this prospectus/joint proxy statement is a part.

NO SOLICITATION

    Under the merger agreement, except under specified circumstances, each of Cypros and RiboGene has agreed not to:

    1.  solicit, initiate or encourage any alternate acquisition proposal;

    2. furnish any information regarding itself to any other party in connection with any alternate acquisition proposal;

    3. participate in any discussions or negotiations with any other parties regarding an alternate acquisition proposal;

    4.  approve endorse or recommend any alternative proposal; or

    5. enter into any letter of intent or similar document or any other contract relating to an alternate acquisition proposal.

DISSENTERS' AND APPRAISAL RIGHTS

    Under applicable Delaware law, the holders of RiboGene common stock are not entitled to dissenters' or appraisal rights in connection with the merger. Although the holder of RiboGene Series A preferred stock is otherwise entitled to appraisal rights under Delaware law in connection with the merger, the holder has effectively waived its appraisal rights for this transaction by waiving its liquidation preference specified in the RiboGene Series A preferred stock certificate of designation. In addition, if the merger agreement is approved by the required vote of Cypros shareholders and is not abandoned or terminated, the holders of Cypros common stock may be entitled to exercise dissenters' rights under Chapter 13 of the California Corporations Code, a copy of which is attached to this prospectus/joint proxy statement as Annex G, relating to shares voted in opposition to the merger, if five percent or more of the shares of Cypros common stock are voted against the merger and seek to exercise dissenters' rights.

ACCOUNTING TREATMENT

    For accounting purposes, the merger will be treated as a purchase of RiboGene by Cypros.

RISK FACTORS

    See "Risk Factors" beginning on page 16 for a detailed discussion of the risk factors pertaining to the merger and the businesses of Cypros and RiboGene.

OPINIONS OF FINANCIAL ADVISORS TO CYPROS AND RIBOGENE

    In deciding to approve the merger, each board of directors considered the opinion of its financial advisor. Cypros received an opinion from its financial advisor, EVEREN Securities, Inc., that, as of the date of its opinion and subject to the limitations in the opinion, the merger was fair, from a financial point of view, to Cypros and its shareholders. RiboGene received an opinion from its financial advisor, Rabobank International, that as of the date of its opinion, the exchange ratio for converting the shares RiboGene shares into Cypros shares was fair, from a financial point of view, to RiboGene's stockholders. The full text of each of the EVEREN Securities and Rabobank opinions are attached as Annexes C and D, respectively, to this document. You are encouraged to read these opinions carefully and in their entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Some members of Cypros and RiboGene management and their boards of directors have interests in the merger that are different from, or in addition to, the interests of the Cypros shareholders or RiboGene stockholders generally. The boards of directors of Cypros and RiboGene were aware of those interests and considered them, among other matters, in adopting and approving the merger agreement and the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The merger will constitute a tax-free reorganization for federal income tax purposes, so that no gain or loss will be recognized for federal income tax purposes by the RiboGene stockholders upon the exchange of RiboGene common stock for Cypros common stock or upon the exchange of RiboGene Series A preferred stock for Cypros Series A preferred stock in the merger, except with respect to any cash received instead of any fractional share interest of Cypros common stock. The obligations of Cypros and RiboGene to consummate the merger are conditioned on the receipt by Cypros of an opinion from Cooley Godward LLP and the receipt by RiboGene of an opinion from Latham & Watkins, that the merger constitutes a reorganization under Section 368 of the Internal Revenue Code of 1986. RIBOGENE STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER.

AMENDMENTS TO CYPROS ARTICLES OF INCORPORATION

    Under the merger agreement, Cypros is required to amend its articles of incorporation to:

    1. increase the number of authorized shares of common stock of Cypros from 30,000,000 shares to 75,000,000 shares and the number of authorized shares of preferred stock of Cypros from 1,000,000 shares to 7,500,000 shares;

    2. authorize the Cypros board to designate the rights, preferences, privileges and restrictions of shares of preferred stock; and

    3. designate shares of Cypros preferred stock as Series A preferred stock for issuance in the merger.

    In addition, the amendment of the articles of incorporation will include a change in the company name of Cypros to Questcor Pharmaceuticals, Inc.

ADDITIONAL MATTERS FOR CONSIDERATION BY CYPROS SHAREHOLDERS

    At the Cypros special meeting, Cypros shareholders will also be asked to act upon proposals to (1) amend Cypros' bylaws to change the authorized number of directors of Cypros to not less than four nor more than nine; (2) approve the increase of the number of shares authorized for issuance under Cypros' 1992 Stock Option Plan from 2,766,288 to 7,500,000 shares; and (3) approve the increase of the number of shares authorized for issuance under Cypros' 1993 Non-Employee Directors' Equity Incentive Plan from 350,000 to 750,000 shares and to accelerate the vesting of options issued under the directors' equity incentive plan upon the merger.

COMPARATIVE RIGHTS OF STOCKHOLDERS

    Upon completion of the merger, RiboGene stockholders will become Cypros shareholders. As a result, the rights of the holders of RiboGene capital stock will be governed by Cypros articles of incorporation and bylaws and California law.

COMPARATIVE MARKET PRICE INFORMATION

    Cypros common stock is currently listed on the AMEX under the symbol CYP. There are currently no outstanding shares of Cypros preferred stock. After the merger, the combined company common stock will be traded on the AMEX under the symbol QSC. The combined company Series A preferred stock will not be listed for trading on any securities exchange after the merger.

    The table below provides, for the fiscal quarters indicated, the reported high and low closing sales prices of Cypros common stock on the AMEX.

YEAR ENDED JULY 31, 2000                                                       HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
First Quarter (through September 22, 1999).................................  $   2.316  $   1.625


YEAR ENDED JULY 31, 1999                                                       HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
First Quarter..............................................................  $   3.875  $   2.250
Second Quarter.............................................................  $   4.188  $   2.250
Third Quarter..............................................................  $   3.188  $   2.188
Fourth Quarter.............................................................  $   2.688  $   1.813

YEAR ENDED JULY 31, 1998                                                       HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
First Quarter..............................................................  $   6.120  $   3.750
Second Quarter.............................................................  $   6.000  $   3.810
Third Quarter..............................................................  $   4.750  $   3.500
Fourth Quarter.............................................................  $   5.430  $   3.375

    After its initial public offering, RiboGene's common stock commenced trading on the AMEX on May 28, 1998 under the symbol RBO. After the merger, the RiboGene common stock will no longer be traded on the AMEX. The Ribogene Series A preferred stock has not been listed for trading on any securities exchange and will cease to exist following the merger.

    The table below provides, for the fiscal quarters indicated, the reported high and low closing sales prices of RiboGene's common stock on the AMEX.

YEAR ENDED DECEMBER 31, 1999                                                   HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
First Quarter..............................................................  $   3.000  $   1.750
Second Quarter.............................................................  $   2.063  $   1.500
Third Quarter (through September 22, 1999).................................  $   2.750  $   1.500


YEAR ENDED DECEMBER 31, 1998                                                   HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
Second Quarter (from May 28, 1998).........................................  $   7.125  $   5.375
Third Quarter..............................................................  $   7.000  $   2.813
Fourth Quarter.............................................................  $   4.500  $   1.813

    The following table provides the closing prices per share of Cypros common stock and RiboGene common stock on August 4, 1999, the day of execution and delivery of the merger agreement and the date prior to public announcement of the merger, and on September 21, 1999. The estimated equivalent per share price of RiboGene common stock is calculated by multiplying the price per share of Cypros common stock by the exchange ratio of approximately 1.494.

                                                                                  RIBOGENE
                                                   CYPROS                        EQUIVALENT
                                                 PER SHARE        RIBOGENE        PER SHARE
DATE                                               PRICE       PER SHARE PRICE      PRICE
---------------------------------------------  --------------  ---------------  -------------
August 4, 1999...............................    $    2.063       $   2.750       $   3.081
September 22, 1999...........................    $    1.938       $   2.375       $   2.895

    Because the market price of Cypros common stock is subject to fluctuation and the exchange ratio is subject to adjustment, the number of and market value of the shares of Cypros common stock that holders of RiboGene common stock will actually receive in the merger may increase or decrease.

    HOLDERS OF RIBOGENE COMMON STOCK ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR CYPROS COMMON STOCK BEFORE VOTING ON THE MERGER AGREEMENT AND THE MERGER.

    Neither Cypros nor RiboGene has paid any cash dividends in the past, and each currently intends to retain future earnings, if any, to fund the development and growth of its business and not to pay any cash dividends in the foreseeable future.

               SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION

    The following selected historical financial information of Cypros and selected historical financial information of RiboGene has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus/joint proxy statement.

    CYPROS SELECTED HISTORICAL FINANCIAL INFORMATION. The selected historical financial information of Cypros as of and for the years ended July 31, 1995, 1996, 1997, 1998 and 1999 has been derived from the financial statements audited by Ernst & Young LLP, independent auditors.

    RIBOGENE SELECTED HISTORICAL FINANCIAL INFORMATION. The selected historical financial information of RiboGene as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 has been derived from the financial statements audited by Ernst & Young LLP, independent auditors. The selected historical financial information provided below relating to RiboGene for the six months ended June 30, 1998 and 1999 is derived from the unaudited financial statements of RiboGene. In RiboGene's management's opinion, all adjustments, which consist of normal recurring adjustments, considered necessary for a fair presentation of interim financial information have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

    The financial statement data provided below should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and the related notes included elsewhere in this prospectus/joint proxy statement, "Cypros Management's Discussion and Analysis of Financial Condition and Results of Operations" and "RiboGene Management's Discussion and Analysis of Financial Condition and Results of Operations."

               SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION
                       CYPROS PHARMACEUTICAL CORPORATION

                                                              YEARS ENDED JULY 31,
                                              -----------------------------------------------------
                                                1995       1996       1997       1998       1999
                                              ---------  ---------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...................................  $      --  $   1,275  $   2,428  $   3,446  $   2,518
Gross profit................................         --        870      1,890      2,675      1,747
Total operating expenses....................      3,910      4,988      7,466      9,139      9,255
Loss from operations........................     (3,910)    (4,118)    (5,576)    (6,464)    (7,508)
Other income (expense), net.................        797      1,028     (1,099)       891        724

Net loss....................................     (3,113)    (3,090)    (6,675)    (5,573)    (6,784)

Net loss per share--basic and diluted.......      (0.32)     (0.27)     (0.54)     (0.37)     (0.43)

Shares used in computing net loss per
  share-- basic and diluted.................      9,860     11,518     12,303     15,187     15,712

                                                                    JULY 31,
                                              -----------------------------------------------------
                                                1995       1996       1997       1998       1999
                                              ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments...............................  $  13,442  $  15,997  $  14,567  $  13,444  $   5,474
Investment grade securities, non-current
  portion...................................         --         --         --         --      1,789
Property, plant and equipment, net..........        412        608        676      1,064      1,472
Purchased technology, net...................         --      2,629      5,061      4,163      3,266
Working capital.............................     12,934     15,384     13,076     13,378      5,261
Total assets................................     14,175     20,266     21,345     19,736     13,139
Long-term debt..............................        195      6,624      4,176        217        147
Common stock................................     20,945     23,421     32,345     41,328     41,497
Accumulated deficit.........................     (7,392)   (10,482)   (17,157)   (22,730)   (29,514)
Total shareholders' equity..................     13,366     12,635     15,026     18,511     11,914

               SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION
                                 RIBOGENE, INC.

                                                                                                      SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                       JUNE 30,
                                             -----------------------------------------------------  --------------------
                                               1994       1995       1996       1997       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Contract research........................  $      --  $      --  $   1,112  $   1,668  $   2,569  $   1,388  $   1,003
  Grants...................................        238        407        975      1,303        594        403         --
  Royalty revenue..........................         --         --         --         --         --         --          4
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues.............................        238        407      2,087      2,971      3,163      1,791      1,007
Total operating expenses...................     11,633      7,421      5,668      7,077     10,329      3,615      7,564
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations.......................    (11,395)    (7,014)    (3,581)    (4,106)    (7,166)    (1,824)    (6,557)
Interest income (expense), net.............        (42)      (240)      (282)        (7)       605        (35)       380
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss...................................    (11,437)    (7,254)    (3,863)    (4,113)    (6,561)    (1,859)    (6,177)

Deemed dividend upon conversion of
  preferred stock..........................         --         --         --         --     (7,989)    (7,989)    --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss attributable to common
  stockholders.............................  $ (11,437) $  (7,254) $  (3,863) $  (4,113) $ (14,550) $  (9,848) $  (6,177)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per share--basic and diluted......  $ (300.97) $ (164.86) $  (52.92) $  (41.13) $   (4.49) $  (10.59) $   (1.09)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in computing net loss per
  share-- basic and diluted................         38         44         73        100      3,244        930      5,660

                                                                 DECEMBER 31,                             JUNE 30,
                                             -----------------------------------------------------  --------------------
                                               1994       1995       1996       1997       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments..............................  $   4,416  $   1,897  $   1,981  $   2,167  $  29,518  $  18,696  $  25,693
Working capital (deficit)..................      2,133     (1,762)      (954)    (1,745)    26,261     15,864     20,911
Total assets...............................      5,105      2,404      2,657      4,312     31,820     20,110     28,256
Long-term obligations......................      3,192      2,656      1,494        477      5,718        379      6,198
Accumulated deficit........................    (20,467)   (27,721)   (31,584)   (35,697)   (42,258)   (37,556)   (48,435)
Total stockholders' equity (deficit).......       (504)    (4,029)    (1,956)      (162)    22,755     16,573     17,131

                           COMPARATIVE PER SHARE DATA

    The following table provides historical per share data of Cypros and RiboGene and combined per share data on an unaudited pro forma basis after giving effect to the merger as a purchase of RiboGene by Cypros assuming the merger had been effected during the periods presented. This data should be read in conjunction with the selected financial data, the unaudited pro forma combined financial information and the separate historical financial statements of Cypros and RiboGene, and notes, included elsewhere in this prospectus/joint proxy statement. The pro forma combined financial data is not necessarily indicative of the operating results that would have been achieved had the merger been completed as of the beginning of the periods indicated nor is this data necessarily indicative of future financial condition or results of operations. For purposes of the comparative per share data, Cypros' financial data for the year ended July 31, 1999 has been combined with RiboGene's financial data for the year ended June 30, 1999.

                                                                     CYPROS                RIBOGENE
                                                               TWELVE MONTHS ENDED    TWELVE MONTHS ENDED
                                                                  JULY 31, 1999          JUNE 30, 1999
                                                              ---------------------  ---------------------
Historical:
  Basic and diluted net loss per share(1)...................        $   (0.43)             $   (1.94)
  Book value per share(2)...................................        $    0.76              $    2.38

Pro Forma Consolidated:
  Basic and diluted net loss per share......................        $   (0.73)                   N/A
  Book value per share(3)...................................        $    0.97                    N/A

Equivalent Pro Forma Consolidated--
  per RiboGene share(1)(4):
  Basic and diluted net loss per share......................              N/A              $   (1.09)
  Book value per share......................................              N/A              $    1.45

------------------------

(1) Shares of RiboGene Series A preferred stock are excluded from the pro forma net loss per share computations due to their anti-dilutive nature.

(2) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock and all shares of preferred stock on an as-if-converted basis at the balance sheet date.

(3) The pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of Cypros common stock, including all shares of Cypros Series A preferred stock on an as-if-converted basis outstanding at the end of each period.

(4) The RiboGene equivalent pro forma combined per share amounts are calculated by multiplying the Cypros combined pro forma per share amounts by an assumed exchange ratio of 1.494 per share of RiboGene common stock.

                                  RISK FACTORS

    THE MERGER INVOLVES A HIGH DEGREE OF RISK. ALSO, BY VOTING IN FAVOR OF IT, RIBOGENE STOCKHOLDERS WILL BE CHOOSING TO INVEST IN CYPROS COMMON STOCK. AN INVESTMENT IN CYPROS COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. CYPROS SHAREHOLDERS AND RIBOGENE STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING WHETHER TO APPROVE THE MERGER. YOU SHOULD CONSIDER THESE FACTORS IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS/JOINT PROXY STATEMENT AND THE ANNEXES AND EXHIBITS TO THIS PROSPECTUS/JOINT PROXY STATEMENT. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THE BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EITHER OR BOTH OF CYPROS AND RIBOGENE MAY BE SERIOUSLY HARMED. IN THIS CASE, THE TRADING PRICE OF CYPROS COMMON STOCK MAY DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO THE MERGER

INTEGRATION OF THE OPERATIONS OF CYPROS AND RIBOGENE MAY BE DIFFICULT AND LEAD TO ADVERSE EFFECTS

    The realization of the anticipated benefits of the merger will depend in part on whether Cypros and RiboGene can integrate their operations in an efficient and effective manner. Integrating Cypros and RiboGene will be a complex, time consuming and expensive process. Successful integration will require combining the companies' respective:

    - research, development and manufacturing efforts;

    - scientific and management cultures;

    - strategic goals;

    - boards of directors;

    - business development efforts; and

    - geographically separate facilities.

    Cypros and RiboGene may not accomplish this integration smoothly or successfully or the business synergies may not develop as quickly or to the extent currently expected. The diversion of the attention of management to the integration effort and any difficulties encountered in combining operations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. Furthermore, employee morale may suffer, and RiboGene and Cypros may have difficulties retaining key scientific and managerial personnel. If the combined company is unable to address any of the foregoing risks, it could materially harm the combined company's business and impair the value of the combined company's stock.

CYPROS SHAREHOLDERS AND RIBOGENE STOCKHOLDERS COULD BE ADVERSELY AFFECTED BY THE MOVEMENT OF CYPROS' STOCK PRICE PRIOR TO CLOSING

    Assuming the outstanding fully diluted capitalization of the companies are constant, the number of shares of Cypros common stock and common stock equivalents being issued to RiboGene stockholders, option holders and warrant holders is fixed so long as the average daily closing price over the 20 consecutive trading days ending the day before the Cypros special meeting is between $1.464 and $2.475. If the average closing price of the Cypros common stock is above that range for the 20-day period, then Cypros will issue fewer shares of Cypros common stock and common stock equivalents to former holders of RiboGene common stock and RiboGene Series A preferred stock. There is no limit on how low the issued shares could reach. Conversely, if the average closing price of Cypros common stock for average closing is below that range, then Cypros will issue more shares of common stock and common stock equivalents to former holders of RiboGene common stock and RiboGene Series A preferred stock. If this happens and RiboGene's stockholders, option holders and warrant holders would otherwise end up with beneficial ownership of more than 50% of the combined company, Cypros has the right to terminate the merger agreement upon the payment of a $1,000,000 fee to RiboGene.

THE MERGER WILL RESULT IN COSTS OF INTEGRATION AND TRANSACTION EXPENSES THAT COULD ADVERSELY AFFECT THE COMBINED COMPANY'S FINANCIAL RESULTS

    If the benefits of the merger do not exceed the costs associated with the merger, including the dilution to Cypros' shareholders resulting from the issuance of shares of Cypros common stock and Cypros Series A preferred stock in connection with the merger, the combined company's financial results could be adversely affected. Cypros and RiboGene estimate that they will incur total transaction costs of approximately $2.8 million associated with the merger and potential related severance, retention and relocation costs and bonus payments of approximately $3.8 million. It is also expected that the combined company will incur significant costs after completion of the merger associated with integrating the operations of Cypros and RiboGene. These costs may include the elimination of duplicate operations and consolidation of administration, support and research and development activities.

    Actual costs may substantially exceed the parties' estimates. In addition, unanticipated expenses associated with integrating the two companies may arise. It is expected that the combined company will incur a charge currently estimated to be $15 million in the second quarter of the fiscal year ending July 31, 2000 to reflect the combined company's write-off of RiboGene's in-process research and development efforts. Cypros may also incur additional charges in subsequent quarters to reflect costs associated with the merger.

THE COMBINED COMPANY MAY NOT SUCCESSFULLY MANAGE ITS GROWTH OR INTEGRATE POTENTIAL FUTURE ACQUISITIONS

    In the future, the combined company may make additional acquisitions of companies, products or technologies. Managing these acquired businesses will entail numerous operational and financial risks and strains, including:

    - difficulties in assimilating acquired operations and scientific cultures;

    - potential disruption of the combined company's ongoing business;

    - amortization of acquired intangible assets; and

    - potential loss of key employees or strategic relationships of acquired entities.

    Neither Cypros nor RiboGene has significant experience in the identification and management of acquisitions. If the combined company is unable to successfully address any of the foregoing risks, or if the combined company is not able to manage effectively its growth, it could adversely affect the combined company's business and stock price.

RISKS RELATED TO BOTH CYPROS AND RIBOGENE

CYPROS AND RIBOGENE HAVE A HISTORY OF OPERATING LOSSES AND THE COMBINED COMPANY MAY NEVER GENERATE SUFFICIENT REVENUE TO ACHIEVE PROFITABILITY

    Neither Cypros nor RiboGene has ever been profitable and both companies have histories of consistent operating losses. Further, the combined company expects that substantial and increasing operating losses will continue over the next several years. To date, Cypros' revenues have been generated principally from sales of Glofil, Inulin and Ethamolin, and substantially all of RiboGene's revenues have resulted from payments under research and license agreements and government grants. The combined company does not expect Cordox, Ceresine, Emitasol or any of the compounds currently in pre-clinical testing by Cypros or RiboGene to be commercially available for a number of years, if at all. Further, the combined company's revenues will also be dependent on the success of the lead compounds and potential drug candidates developed through RiboGene's collaboration agreement with Dainippon and the approval and sale of Emitasol in conjunction with Roberts Pharmaceutical, both as described below. Although new product launches are planned, there can be no assurance that sufficient revenues from new products will be generated. Further, there can be no assurance that the combined company will ever generate sufficient revenues to become profitable. The combined company's ability to achieve a consistent, profitable level of operations will be dependent in large part upon its ability to:

    - acquire additional marketed products;

    - finance product acquisitions;

    - increase sales of current products;

    - finance the growth of the combined company's sales and marketing organization;

    - enter into agreements with corporate partners for product research, development and commercialization;

    - obtain regulatory approvals for products; and

    - obtain FDA approval of its manufacturing facility and successfully manufacture products.

    The failure to consistently achieve any of these goals could materially harm the business of the combined company and impair the value of the combined company's stock.

THE COMBINED COMPANY MAY BE UNABLE TO EXPAND ITS SALES AND MARKETING FORCE IN ORDER TO ACHIEVE ITS COMMERCIAL POTENTIAL

    Cypros' current sales and marketing force is not large enough to fully exploit the potential of Glofil, Inulin and Ethamolin. Further, it is not large enough to directly market and sell the Dermaflo product line nor does it currently have any personnel with experience in the burn and wound care markets. RiboGene has no experience in marketing drugs and has granted marketing rights to corporate partners in connection with some products. If the combined company cannot financially support a larger sales force or is unable to add enough qualified people to that organization, then the combined company will not be able to exploit its products' potential, which could materially harm the combined company and impair the value of the combined company's stock.

ANY FAILURE TO MAINTAIN OR ENTER INTO NEW CONTRACTS RELATED TO COLLABORATIONS AND IN-LICENSED OR ACQUIRED TECHNOLOGY AND PRODUCTS COULD ADVERSELY AFFECT THE COMBINED COMPANY

    Cypros' business model has been dependent on its ability to enter into licensing and acquisition arrangements with commercial or academic entities to obtain technology or marketed products for development and commercialization. Disputes may arise regarding the inventorship and corresponding rights in inventions and know-how resulting from the joint creation or use of intellectual property by Cypros and its licensors or scientific collaborators. Additionally, many of Cypros' existing in-licensing and acquisition agreements contain milestone-based termination provisions. The combined company's failure to meet any significant milestones in a particular agreement could allow the licensor or seller to terminate the agreement. In addition, the combined company may not be able to negotiate additional license and acquisition agreements in the future on acceptable terms, if at all. In addition, current license and acquisition agreements may be terminated, and the combined company may not be able to maintain the exclusivity of its exclusive licenses.

    RiboGene has historically depended upon corporate partners for the development, preclinical and clinical testing, manufacturing and commercialization of new drugs based on its research and development activities. RiboGene has relied upon the performance of these outside parties to provide funding for its research programs, further develop lead compounds or potential product candidates, provide access to additional compound libraries, conduct preclinical studies and clinical trials, obtain regulatory approvals and manufacture and market any resulting products. In particular, Emitasol is the only RiboGene compound in clinical trials. There can be no assurance that the remaining trial(s) will be completed on a timely basis or that Emitasol will be approved by the FDA. Further, Roberts Pharmaceutical recently announced that it was merging with Shire Pharmaceuticals Group PLC and it is not known whether Emitasol will be a priority development program for that combined company post-merger. If the development program for Emitasol is not completed on a timely basis, or if it is completed on a timely basis but is never approved, or not timely approved, by the FDA, then the combined company will be adversely affected.

    The failure of the combined company to maintain or obtain rights under licensing arrangements, maintain the Roberts Pharmaceutical collaboration relationship or to enter into agreements with additional collaborators, and to develop, obtain regulatory approval for, and market products incorporating, the combined company's product acquisitions and discoveries could materially harm the combined company's business and impair the value of the combined company's stock.

    There can be no assurance that any collaborators will commit sufficient development resources, technology, regulatory expertise, manufacturing, marketing and other resources towards developing, promoting and commercializing products incorporating RiboGene's or the combined company's discoveries. Further, competitive conflicts may arise among these third parties that could prevent them from working cooperatively with the combined company. The amount and timing of resources devoted to these activities by the parties could depend on the achievement of milestones by the combined company and otherwise generally will be controlled by the parties. In addition, the combined company expects that its agreements with future collaborators will likely permit the collaborators to terminate their agreements upon written notice to the combined company. This type of termination would substantially reduce the likelihood that the applicable research program or any lead candidate or candidates would be developed into a drug candidate, would obtain regulatory approvals and would be manufactured and successfully commercialized. Therefore, any such termination could materially harm the combined company's business and impair the value of the combined company's stock.

    There can be no assurance that any of the combined company's collaborations will be successful in developing and commercializing products or that the combined company will receive milestone payments or generate revenues from royalties sufficient to offset its significant investment in product development and other costs. There also can be no assurance that disputes will not arise in the future with collaborators, including with respect to the ownership of rights to any technology developed pursuant to the collaboration. These and other possible disagreements between collaborators and the combined company could lead to delays or interruptions in, or termination of, collaborative development and commercialization of certain potential products or could require or result in litigation or arbitration, which could be time-consuming and expensive and could have a material adverse effect on the combined company's business, financial condition and results of operations.

THE COMBINED COMPANY EXPECTS TO INCUR EXPENSE RELATED TO ITS COLLABORATION AGREEMENT WITH ROBERTS PHARMACEUTICAL CORPORATION

    RiboGene is obligated to fund one-half of clinical development expense for Emitasol under its corporate partnering agreement with Roberts Pharmaceutical Corporation, up to an aggregate of $7 million. As of June 30, 1999, expenses of $1.9 million has been incurred by RiboGene. Incurrence of these expenses by the combined company in the period they become due will have a material adverse effect on the combined company's financial condition and results of operation for that period and may impair the value of its stock.

THE COMBINED COMPANY'S SUCCESS DEPENDS IN PART ON TIMELY COMPLETION OF DERMAFLO MANUFACTURING FACILITY AND THE COMMERCIALIZATION OF DERMAFLO

    In order to commercialize Cypros' current Dermaflo technology, Cypros and the combined company will need to complete and validate its manufacturing facility in Lee's Summit, Missouri and validate various methods and systems. In addition, the facility must successfully pass an inspection by the FDA and comply with local state and federal requirements. There is no assurance that Cypros or the combined company will be able to meet these requirements and no assurance that the facility will pass the FDA inspection. The combined company's failure to meet these requirements or for the facility to pass FDA inspection could materially harm the combined company's business and impair the value of the combined company's stock.

THE COMBINED COMPANY'S BUSINESS COULD BE HARMED IF IT IS UNABLE TO PROTECT ITS PROPRIETARY RIGHTS

    The combined company's success will depend in part on its ability to:

    - obtain patents for its products and technologies;

    - protect trade secrets;

    - operate without infringing upon the proprietary rights of others; and

    - prevent others from infringing on Cypros' and RiboGene's proprietary rights.

    The combined company will only be able to protect its proprietary rights from unauthorized use by third parties to the extent that these rights are covered by valid and enforceable patents or are effectively maintained as trade secrets and are otherwise protectable under applicable law. Each of Cypros and RiboGene currently, and the combined company will, attempt to protect its proprietary position by filing United States and foreign patent applications related to its proprietary products, technology, inventions and improvements that are important to the development of its business.

    The patent positions of biotechnology and biopharmaceutical companies involve complex legal and factual questions and, therefore, enforceability cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that the combined company owns or licenses from third parties may not provide any protection against competitors. Cypros' and RiboGene's pending patent applications, those that they or the combined company may file in the future, or those they or the combined company may license from third parties, may not result in patents being issued. Also, patent rights may not provide the combined company with proprietary protection or competitive advantages against competitors with similar technology. Furthermore, others may independently develop similar technologies or duplicate any technology that Cypros or RiboGene have developed or that the combined company will develop. The laws of some foreign countries may not protect the combined company's intellectual property rights to the same extent as do the laws of the United States.

    In addition to patents, the combined company will rely on trade secrets and proprietary know-how. Each of Cypros and RiboGene currently, and the combined company will, seek protection, in part, through confidentiality and proprietary information agreements. These agreements may not provide meaningful protection or adequate remedies for proprietary technology in the event of unauthorized use or disclosure of confidential and proprietary information. The parties may not comply or may breach these agreements. Furthermore, Cypros', RiboGene's or the combined company's trade secrets may otherwise become known to, or be independently developed by competitors.

    The combined company's success will further depend, in part, on its ability to operate without infringing the proprietary rights of others. There can be no assurance that its activities will not infringe patents owned by others. The combined company could incur substantial costs in defending itself in suits brought against it or any licensor. Should the combined company's products or technologies be found to infringe patents issued to third parties, the manufacture, use and sale of its products could be enjoined, and the combined company could be required to pay substantial damages. In addition, the combined company, in connection with the development and use of its products and technologies, may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to the combined company, if at all. Failure to obtain these licenses could materially harm the combined company and impair the value of the combined company's stock.

THE COMBINED COMPANY'S INABILITY TO SECURE ADDITIONAL FUNDING COULD LEAD TO A LOSS OF YOUR INVESTMENT

    The combined company will require substantial capital resources in order to acquire new products, increase sales of existing products, and conduct its various clinical and pre-clinical programs. The combined company's future capital requirements will depend on many factors, including the following:

    - product sales performance,

    - cost of sales force expansion,

    - combined company operating efficiencies, and

    - cost of research and development programs.

    The combined company will require additional funding, which it expects to obtain through corporate partnerships and public or private debt or equity financings.

    However, additional financing may not be available to the combined company on acceptable terms, if at all. Further, additional equity financings will be dilutive to the combined company's shareholders. If sufficient capital is not available, then the combined company may be required to delay, reduce the scope of, eliminate or divest one or more of its product acquisition, clinical programs or manufacturing efforts. Failure of the combined company to obtain additional financing or generate sufficient revenues may also lead to a default under the financial condition covenants of the bank credit line agreements of the combined company. The combined company believes that its existing capital resources, committed payments under existing corporate partnerships and licensing arrangements and interest income will be sufficient to fund its current and planned operations into the second half of year 2000.

THE COMBINED COMPANY'S BUSINESS COULD BE HARMED BY INTENSE COMPETITION

    The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. A number of companies are pursuing the development of pharmaceuticals and products which target the same diseases and conditions that the combined company will target. For example, there are products on the market that compete with Glofil, Inulin and Ethamolin and there is another company in late stage clinical trials of a drug for sickle cell crisis patients, which if approved by the FDA, would compete with Cordox.

    Moreover, technology controlled by third parties that may be advantageous to the combined company's business may be acquired or licensed by competitors of the combined company, preventing the combined company from obtaining this technology on favorable terms, or at all.

    The combined company's ability to compete will depend on its abilities to create and maintain scientifically advanced technology and to develop and commercialize pharmaceutical products based on this technology, as well as its ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary technology or processes and secure sufficient capital resources for the expected substantial time period between technological conception and commercial sales of products based upon its technology.

    Many of the companies developing competing technologies and products have significantly greater financial resources and expertise in development, manufacturing, clinical testing, obtaining regulatory approvals and marketing than the combined company. Other smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also seek patent protection and establish collaborative arrangements for clinical development, manufacturing and marketing of products similar to those of the combined company. These companies and institutions will compete with the combined company in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to the combined company's programs. The combined company will face competition with respect to:

    - product efficacy and safety;

    - the timing and scope of regulatory approvals;

    - availability of resources;

    - reimbursement coverage;

    - price; and

    - patent position, including potentially dominant patent positions of others.

    There can be no assurance that competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by Cypros or RiboGene or which would render the combined company's technology and future drugs obsolete and noncompetitive. In addition, the combined company's competitors may succeed in obtaining the approval of the FDA or other regulatory approvals for drug candidates more rapidly than the combined company. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including patent and FDA marketing exclusivity rights that would delay the combined company's ability to market specific products. There can be no assurance that drugs resulting from the combined company's development efforts, or from the joint efforts of the combined company and its existing or future collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

THE COMBINED COMPANY'S RELIANCE ON CONTRACT MANUFACTURERS COULD ADVERSELY AFFECT THE COMBINED COMPANY'S BUSINESS

    The combined company will rely on third party contract manufacturers to produce the clinical supplies for Cordox and Ceresine and for the marketed products, Glofil, Inulin and Ethamolin, and other products that may be developed or commercialized in the future. RiboGene has no manufacturing capabilities. Third party manufacturers may not be able to meet the combined company's needs with respect to timing, quantity or quality. If the combined company is unable to contract for a sufficient supply of required products and substances on acceptable terms, or if it should encounter delays or difficulties in its relationships with its manufacturers, the combined company would lose sales and its clinical testing would be delayed, leading to a delay in the submission of products for regulatory approval or the market introduction and subsequent sales of these products. Moreover, contract manufacturers that the combined company may use must continually adhere to current good manufacturing practices regulations enforced by the FDA. If the facilities of these manufacturers cannot pass an inspection, the FDA approval of the combined company's products will not be granted.

THE COMBINED COMPANY'S PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET

    Any products successfully developed by the combined company, if approved for marketing, may never achieve market acceptance. These products, if successfully developed, will compete with drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Physicians, patients or the medical community in general may not accept and utilize any products that may be developed by the combined company or its corporate partners.

    The degree of market acceptance of any products developed by the combined company will depend on a number of factors, including:

    - the establishment and demonstration of the clinical efficacy and safety of the product candidates;

    - their potential advantage over alternative treatment methods;

    - reimbursement policies of government and third-party payors; and

    - the ability of the combined company to effectively market and promote the products.

THE COMBINED COMPANY'S BUSINESS AND PRODUCT APPROVALS MUST COMPLY WITH STRICT GOVERNMENT REGULATION

    Any products developed by Cypros, RiboGene and the combined company are subject to regulation by federal, state and local governmental authorities in the United States, including the FDA, and by similar agencies in other countries. Any product developed by Cypros, RiboGene or the combined company must receive all relevant regulatory approvals or clearances before it may be marketed in a particular country. The regulatory process, which includes extensive preclinical studies and clinical trials of each product to establish its safety and efficacy, is uncertain, can take many years and requires the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval or clearance. In addition, delays or rejections may be encountered based upon changes in regulatory policy during the period of product development and the period of review of any application for regulatory approval or clearance for a product. Delays in obtaining regulatory approvals or clearances:

    - would adversely affect the marketing of any products developed by the combined company or its corporate partners;

    - could impose significant additional costs on the combined company and its corporate partners;

    - could diminish any competitive advantages that the combined company or its corporate partners may attain; and

    - could adversely affect the combined company's ability to receive royalties and generate revenues and profits.

    Regulatory approval, if granted, may entail limitations on the indicated uses for which the new product may be marketed that could limit the potential market for the product. Product approvals, once granted, may be withdrawn if problems occur after initial marketing. Furthermore, manufacturers of approved products are subject to pervasive review, including compliance with detailed regulations governing FDA good manufacturing practices. The FDA has recently revised the good manufacturing practices regulations. The new FDA quality system regulation imposes design controls and makes other significant changes in the requirements applicable to manufacturers. Failure to comply with applicable regulatory requirements can result in warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

    In addition, the combined company cannot predict the extent of government regulations or the impact of new governmental regulations that might have an adverse effect on the development, production and marketing of the combined company's products. The combined company may be required to incur significant costs to comply with current or future laws or regulations. The combined company's business may be harmed by the cost of this compliance.

THE COMBINED COMPANY WILL FACE UNCERTAINTY RELATED TO PRICING AND REIMBURSEMENT AND HEALTH CARE REFORM

    In both domestic and foreign markets, sales of the combined company' products will depend in part on the availability of reimbursement from third-party payors such as:

    - government health administration authorities;

    - private health insurers;

    - health maintenance organizations;

    - pharmacy benefit management companies; and

    - other healthcare-related organizations.

    Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation designed to contain or reduce the cost of health care. Existing regulations affecting the pricing of pharmaceuticals and other medical products may also change before any of the combined company's or its corporate partners' products are approved for marketing. Cost control initiatives could decrease the price that the combined company receives for any product it or any of its corporate partners may develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products, including pharmaceuticals. The combined company's or its corporate partners' products may not be considered cost effective or adequate third-party reimbursement may not be available to enable the combined company or its corporate partners to maintain price levels sufficient to realize a return on their investment and that failure could materially harm the combined company's business and impair the value of the combined company's stock.

THE COMBINED COMPANY'S BUSINESS MAY BE AFFECTED BY PRODUCT LIABILITY AND AVAILABILITY OF INSURANCE

    The combined company's business will expose it to potential liability risks that are inherent in the testing, manufacturing and marketing of pharmaceutical products. The use of any drug candidates ultimately developed by the combined company or its collaborators in clinical trials may expose it to product liability claims and possible adverse publicity. These risks will expand for any of the combined company's drug candidates that receive regulatory approval for commercial sale. Product liability insurance for the pharmaceutical industry is generally expensive, if available at all. Cypros currently has product liability insurance, however, there can be no assurance that the combined company will be able to maintain insurance coverage at acceptable costs or in a sufficient amount, if at all, or that a product liability claim would not harm the combined company's reputation, stock price or its business.

THE COMBINED COMPANY WILL BE DEPENDENT ON KEY PERSONNEL

    The combined company will be highly dependent on the services of Charles J. Casamento, President, Chief Executive Officer and Chairman of the Board of RiboGene, who will serve as Chairman of the Board, President and Chief Executive Officer of the combined company after the merger. Cypros and Mr. Casamento have executed an employment agreement to be effective upon the closing of the merger. However, there can be no assurance that Mr. Casamento will continue to be employed by combined company in the future. The loss of Mr. Casamento could materially harm the combined company's business. The integration of the separate businesses of Cypros and RiboGene, and the combined company's potential growth and expansion are expected to place increased demands on the combined company's management skills and resources. These demands are expected to require a substantial increase in management and scientific personnel and the development of additional expertise by existing management personnel. Accordingly, recruiting and retaining management and operational personnel and qualified scientific personnel development work in the future will also be critical to the combined company's success. There can be no assurance that the combined company will be able to attract and retain skilled and experienced management, operational and scientific personnel on acceptable terms given the extensive competition among numerous pharmaceutical and biotechnology companies, universities and other research institutions for such personnel. The failure to attract and retain this personnel or to develop this expertise could materially harm the combined company's business and impair the price of the combined company's stock.

THE COMBINED COMPANY WILL FACE POTENTIAL VOLATILITY IN ITS STOCK PRICE

    The market prices for securities of pharmaceutical and biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. The market price of the combined company's common stock after the merger will continue to be subject to substantial volatility depending upon many factors, including:

    - announcements regarding the acquisition of technologies, products or companies, including the merger;

    - technological innovations or new commercial products developed by the combined company or its competitors;

    - regulatory changes and developments that affect the combined company's business;

    - developments or disputes concerning patent and proprietary rights and other legal matters;

    - establishment of additional corporate partnerships or licensing arrangements;

    - issuance of new or changed stock market analyst reports and/or recommendations;

    - economic and other external factors; and

    - fluctuations in the combined company's financial results and degree of trading liquidity in its common stock.

    One or more of these factors could significantly harm the combined company's business and decrease the price of its common stock in the public market.

THE COMBINED COMPANY COULD BE ADVERSELY AFFECTED BY OUTSTANDING LITIGATION

    Cypros is a defendant in a lawsuit brought in the United States Bankruptcy Court for the Southern District of New York by the Trustee for the Liquidation of the Business of A.R. Baron & Co., Inc. and the Trustee of The Baron Group, Inc., the parent of A.R. Baron. The complaint alleges that A.R. Baron and the Baron Group made preferential or fraudulent transfers of funds to Cypros prior to the commencement of bankruptcy proceedings involving A.R. Baron and the Baron Group. The Trustee is seeking return of the funds, totaling approximately $3.2 million. Cypros believes that the Trustee's claims are unfounded and is contesting the allegations in the complaint vigorously. Cypros contends that the transfers challenged by the Trustee relate to (1) the exercise by A.R. Baron in 1995 of unit purchase options issued to it in 1992 as part of its negotiated compensation for underwriting Cypros' initial public offering and (2) the repayment by the Baron Group of the principal and interest (at 12% per annum) payments and loan extension fees related to collateralized loans made to it by Cypros in 1995 and 1996. There can be no assurance that Cypros or the combined company will prevail in this lawsuit. Further, if Cypros or the combined company does not prevail, then there is no assurance that it will have sufficient insurance coverage to pay any costs, expenses and losses. If Cypros or the combined company does not prevail and if it does not have sufficient insurance coverage, then the financial condition of the combined company could be materially harmed.

RISKS SPECIFIC TO EITHER CYPROS OR RIBOGENE

CYPROS SHAREHOLDERS FACE IMMEDIATE DILUTION AS A RESULT OF THE MERGER

    Cypros' shareholders will experience immediate and substantial dilution as a result of the shares of Cypros common stock issued to RiboGene stockholders in the merger. Additional dilution will also occur:

    - upon conversion of the Series A preferred stock issued in the merger into combined company common stock; or

    - if there is exercise of any of the outstanding options or warrants to purchase RiboGene common stock that will be assumed by Cypros in the merger.

RIBOGENE'S SUCCESS DEPENDS ON EMITASOL

    Concurrent with the signing of the merger agreement with Cypros, RiboGene modified its strategy and focused all of its efforts on the clinical trial of Emitasol in the United States, the licensing and potential registration of Emitasol in Europe and on its antibacterial drug discovery efforts. As RiboGene intends to spin off or eliminate all of its drug discovery efforts, RiboGene's success will depend in large part on the successful clinical trial and ultimate approval of Emitasol in the United States. RiboGene's success also will depend on its ability to successfully enter into licensing arrangements and to obtain additional regulatory approvals in Europe. There can be no assurance that the planned clinical trial for Emitasol in the United States will be successful or, if the trial is successful, that Emitasol will be approved for sale. There can also be no assurance that RiboGene will be successful in entering into licensing agreements and obtaining additional regulatory approvals in Europe.

                           THE CYPROS SPECIAL MEETING

    At the Cypros special meeting, the Cypros shareholders will consider and vote upon the approval of the merger, the amendments to Cypros' articles of incorporation, the amendment to Cypros' bylaws, the amendment to Cypros' stock option plan, and the amendment to Cypros' directors' equity incentive plan and other matters as may properly come before the Cypros special meeting or any adjournments or postponements of the meeting.

    THE CYPROS BOARD HAS UNANIMOUSLY APPROVED THE MERGER, THE AMENDMENTS TO CYPROS' ARTICLES OF INCORPORATION, THE AMENDMENT TO CYPROS' BYLAWS, THE AMENDMENT TO THE STOCK OPTION PLAN AND THE AMENDMENT TO THE DIRECTORS' EQUITY INCENTIVE PLAN, AND UNANIMOUSLY RECOMMENDS THAT CYPROS SHAREHOLDERS VOTE FOR EACH OF THESE PROPOSALS.

RECORD DATE

    The Cypros board has fixed the close of business on September 15, 1999 as the Cypros record date for determining holders entitled to notice of and to vote at the Cypros special meeting.

QUORUM

    The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of Cypros common stock is necessary to constitute a quorum at the Cypros special meeting. Abstentions and broker non-votes will each be included in determining whether a quorum is present.

REQUIRED VOTES

    Approval of the merger proposal, as well as the proposals relating to the amendment to Cypros' articles of incorporation and the amendment to Cypros' bylaws require the affirmative vote of a majority of the outstanding shares of Cypros common stock. Accordingly, abstentions and broker non-votes are equivalent to negative votes for purposes of approving these matters. Approval of the amendment to the stock option plan and the amendment to the directors' equity incentive plan will require the affirmative vote of the holders of a majority of the shares of Cypros common stock present in person or represented by proxy at the Cypros special meeting and voting with respect to these particular amendments provided a quorum is present. Abstentions are equivalent to negative votes for purposes of approving the amendment to the stock option plan and the amendment to the directors' equity incentive plan. Broker non-votes will not be counted in determining whether these particular amendments have been approved. Shareholder approval of each of the proposals described above is required for the merger to occur. If any of these proposals is not approved, then the merger cannot be completed.

VOTING RIGHTS; PROXIES

    As of the Cypros record date, there were 15,735,007 shares of Cypros common stock issued and outstanding, each of which entitles the holder to one vote. All shares of Cypros common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies.

    IF NO INSTRUCTIONS ARE INDICATED, THE SHARES OF CYPROS COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER, THE AMENDMENT TO CYPROS' ARTICLES OF INCORPORATION, THE AMENDMENT TO CYPROS' BYLAWS, THE AMENDMENT TO THE STOCK OPTION PLAN AND THE AMENDMENT TO THE DIRECTORS' EQUITY INCENTIVE PLAN.

    Cypros does not know of any matters other than as described in the accompanying notice of the Cypros special meeting that are to come before the Cypros special meeting. If any other matter or matters are properly presented for action at the Cypros special meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on the matters in accordance with their best judgment, unless authorization is withheld. A Cypros shareholder giving a proxy under this proxy solicitation may revoke it at any time before it is exercised by giving a subsequent proxy, delivering to the Secretary of Cypros at the address of Cypros provided elsewhere in this prospectus/joint proxy statement a written notice of revocation prior to the voting of the proxy at the Cypros special meeting, or attending the Cypros special meeting and informing the Secretary of Cypros in writing that the shareholder wishes to vote his or her shares in person. However, attending the Cypros special meeting will not in and of itself have the effect of revoking the proxy. Dr. Marangos, who beneficially holds approximately 9.9% of the outstanding shares of common stock of Cypros, has agreed to vote in favor of the merger proposal as well as the proposals relating to the amendment to Cypros' articles of incorporation, the amendment to Cypros' bylaws, the amendment to the stock option plan and the amendment to the directors' equity incentive plan and not to change his vote prior to the Cypros special meeting.

    Votes cast by proxy or in person at the Cypros special meeting will be tabulated by the inspector of election appointed for the meeting and the inspector will determine whether or not a quorum is present. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to some shares to vote on a particular matter, those shares will be treated as present for purposes of determining whether or not a quorum is present, but will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

    The expenses of the solicitations of proxies for the Cypros special meeting will be borne by Cypros. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Cypros in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will also be made by Cypros with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Cypros will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. Cypros has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

    THE MATTERS TO BE CONSIDERED AT THE CYPROS SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE CYPROS SHAREHOLDERS. ACCORDINGLY, THE CYPROS SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROSPECTUS/JOINT PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                          THE RIBOGENE SPECIAL MEETING

    At the RiboGene special meeting, the RiboGene stockholders will consider and vote upon the merger proposal.

    THE RIBOGENE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT RIBOGENE STOCKHOLDERS VOTE FOR THE MERGER.

RECORD DATE

    The RiboGene board has fixed the close of business on September 15, 1999 as the RiboGene record date for determining holders entitled to notice of and to vote at the RiboGene special meeting.

QUORUM

    The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of RiboGene common stock is necessary to constitute a quorum at the RiboGene special meeting. Abstentions and broker non-votes will each be included in determining whether a quorum is present.

REQUIRED VOTES

    Approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of RiboGene common stock. Accordingly, abstentions are equivalent to negative votes for purposes of approving the merger proposal.

VOTING RIGHTS; PROXIES

    As of the RiboGene record date, there were 5,783,954 shares of RiboGene common stock issued and outstanding, each of which entitles its holder to one vote. The shares of RiboGene Series A preferred stock have no voting rights. All shares of RiboGene common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in the proxies.

    IF NO INSTRUCTIONS ARE INDICATED, THE SHARES OF RIBOGENE COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL OF THE MERGER.

    No additional matters other than as described in the accompanying notice of the RiboGene special meeting will come before the RiboGene special meeting. If any other matter or matters are properly presented for action at the RiboGene special meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on the matters in accordance with their best judgment, unless authorization is withheld. A RiboGene stockholder giving a proxy under this proxy solicitation may revoke it at any time before it is exercised by giving a subsequent proxy, delivering to the Secretary of RiboGene at the address of RiboGene provided a written notice of revocation prior to the voting of the proxy at the RiboGene special meeting, or attending the RiboGene special meeting and voting his or her shares in person. However, attending the RiboGene special meeting will not in and of itself have the effect of revoking the proxy. Charles Casamento and Timothy Morris, who together beneficially hold approximately 6% of the outstanding shares of RiboGene common stock, have agreed to vote in favor of the merger and not to change their vote prior to the RiboGene special meeting.

    Votes cast by proxy or in person at the RiboGene special meeting will be tabulated by the inspector of election appointed for the meeting and such inspector(s) will determine whether or not a quorum is present.

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
SOLICITATION OF PROXIES

    The expenses of the solicitation of proxies for use at the RiboGene special meeting will be borne by RiboGene. In addition to solicitation by mail, proxies may be solicited by directors, officers or other employees of RiboGene or, at the request of RiboGene, D.F. King & Co., Inc., in person or by telephone, telegram or other means of communication. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation, except for D.F. King & Co., Inc., who will be paid a fee estimated to be approximately $5,000 in connection with the solicitation plus reasonable out-of-pocket expenses.

    THE MATTERS TO BE CONSIDERED AT THE RIBOGENE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE RIBOGENE STOCKHOLDERS. ACCORDINGLY, THE RIBOGENE STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROSPECTUS/JOINT PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

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
                                   THE MERGER

    The following discussions of the merger and the merger agreement do not purport to be complete and are qualified in their entirety by reference to the merger agreement, which is attached as Annex A to this prospectus/joint proxy statement. All stockholders are urged to read the merger agreement in its entirety.

GENERAL

    The merger agreement provides for the merger of Cypros Acquisition Corporation with and into RiboGene. As a result of the merger, Cypros Acquisition Corporation will cease to exist, RiboGene will become a wholly-owned subsidiary of Cypros, and the former stockholders of RiboGene will become shareholders of Cypros. The merger agreement provides that the merger will be consummated if the required approvals of the RiboGene stockholders and the Cypros shareholders are obtained and all other conditions to the merger are satisfied or waived.

EFFECTIVE TIME

    The merger will become effective upon the filing and acceptance of a certificate of merger with the Secretary of State of the State of Delaware. The filing of the certificate of merger will occur as soon as practicable after the latest to occur of the approval of the merger by the RiboGene stockholders or the Cypros shareholders, subject to the satisfaction or waiver of the other conditions in the merger agreement.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF RIBOGENE CERTIFICATES

    The conversion of RiboGene capital stock into the right to receive Cypros capital stock will occur automatically upon effectiveness of the merger. As soon as practicable after the closing, Cypros or its designee will mail to the holders of RiboGene capital stock a letter of transmittal in customary form, together with instructions for effecting the surrender of RiboGene stock certificates in exchange for certificates representing Cypros common stock or Cypros Series A preferred stock. Upon surrender of an RiboGene stock certificate to Cypros or its designee and a duly executed letter of transmittal, the holder of the RiboGene stock certificate will be entitled to receive in exchange for the certificate a certificate representing the number of whole shares of Cypros common stock or Cypros Series A preferred stock that the holder has the right to receive and cash in lieu of any fractional share of Cypros common stock or Cypros Series A preferred stock. RIBOGENE STOCKHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATE WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER

  CYPROS

    In early 1998, the Cypros board of directors started discussions regarding strategic alternatives to expand its business scope and accelerate its ability to build critical mass by acquiring late stage development opportunities and additional marketed products. A range of opportunities was evaluated including mergers, acquisitions and both debt and equity financings. The Cypros board decided after due consideration that identifying an appropriate merger or acquisition candidate would provide the maximum benefit to the company and its shareholders because of potential synergies in the areas mentioned above as well as a stronger balance sheet and broader management expertise.

    In September of 1998, a special Cypros board retreat was held in New York City and various parameters were set for the target merger or acquisition which included a favorable cash position, late stage development programs and a product focus. The board also decided that it did not have sufficient capital to acquire additional marketed products and that the acquisition of or merger with the appropriate company in a tax free stock-for-stock transaction would be the most feasible strategy.

    Cypros proceeded to identify merger or acquisition candidates and retained various consultants and advisors in 1998 and 1999 to assist in this task and to accelerate the process. Numerous public and private companies were evaluated and contacted.

  RIBOGENE

    RiboGene's original goal had been to build a drug discovery company focused on the identification of novel leads and the development of potential drug candidates for the treatment of infectious diseases. RiboGene's drug discovery efforts initially targeted bacterial, fungal and viral infections. Concurrent with entering into the merger agreement, RiboGene's management refocused its efforts and modified its strategy emphasizing its clinical development program on Emitasol and its antibacterial drug discovery efforts.

    Recognizing that revenues from products resulting from its own research efforts may not occur for several years, if ever, RiboGene sought to accelerate commercialization by acquiring and licensing clinical stage compounds. As part of this strategy, RiboGene entered into an option and license agreement with Roberts Pharmaceutical Corporation for the development of Emitasol-Registered Trademark-, an intranasal form of metoclopramide. Under the terms of the option and license agreement, Roberts Pharmaceutical and RiboGene will work to develop Emitasol-Registered Trademark- for the treatment of diabetic gastroparesis and for delayed emesis associated with cancer chemotherapy. RiboGene's commitment to develop Emitasol is limited to $7 million, of which $1.9 million has been incurred to date. RiboGene is also entitled to receive a milestone payment of up to $10 million from Roberts Pharmaceutical within 60 days in the event that Roberts Pharmaceutical exercises its option for the North American commercialization rights following approval of the drug by the FDA.

    In order to finance its research and development efforts, RiboGene completed an initial public offering of its common stock in June 1998 and a concurrent private placement raising an aggregate amount of $20.1 million.

    Subsequent to the initial public offering, RiboGene's stock price has declined dramatically. In response, RiboGene began to explore various alternatives that would allow it to acquire and in-license products in later stages of development. At the January 26, 1999 board of directors meeting, the directors discussed a potential product acquisition candidate and a potential merger partner.

    In response to the discussions initiated at the January 1999 board of directors meeting, RiboGene engaged Rabobank International on March 15, 1999 to act as its non-exclusive representative in seeking a merger partner. RiboGene also began to review a number of merger candidates and prepared a summary of its efforts for presentation at the March 25, 1999 board of directors meeting.

  CONTACTS BETWEEN THE PARTIES

    During April 1999, Dr. Marangos, the Chief Executive Officer of Cypros, received a telephone call from Dr. Harold Gerber of Rabobank International and was told that Rabobank had been retained by a client interested in discussing a merger with Cypros. Dr. Marangos expressed an interest in further discussions and after a mutual confidentiality agreement was signed, Dr. Gerber told Dr. Marangos that the client was RiboGene. Dr. Gerber then provided Cypros with some information about RiboGene.

    Shortly after this initial inquiry, a face-to-face meeting occurred among Dr. Marangos, Dr. Gerber and Charles J. Casamento, the Chairman, President and Chief Executive Officer of RiboGene. At this meeting it was determined that Cypros and RiboGene had consistent strategic visions for a merged company which would focus on building the existing sales organization at Cypros and applying the other resources of the companies to the development of each company's late-stage clinical development products. After that meeting there were several more phone conversations among Dr. Marangos, Dr. Gerber and Mr. Casamento to discuss the strategic direction and focus of the prospective merged entity.

    On April 27, 1999 there was a special telephone meeting of the board of directors of Cypros at which a potential business combination with RiboGene was discussed, specific conflicts of interest were identified and dealt with and a decision was made to retain EVEREN Securities to advise Cypros on the potential merger with RiboGene.

    On May 13, 1999 the management team from RiboGene and its regulatory and medical consultants visited the executive offices of Cypros to meet with the management team of Cypros. Additional information about the two companies was presented and delivered and extensive discussions ensued.

    On May 16, 1999 Dr. Marangos, David W. Nassif, the Chief Financial Officer of Cypros, Virgil D. Thompson and Robert F. Allnutt, members of Cypros' board of directors, and representatives of EVEREN Securities attended a meeting of the RiboGene board of directors in New York City. After presentations by Mr. Casamento and Dr. Marangos and extensive discussion, it was decided that a merger of the two companies should be pursued.

    At a regularly scheduled meeting of the board of directors of RiboGene held on May 17, 1999, a special committee of the board, composed of Jon Saxe and Roger Stoll, was appointed to negotiate the terms of a transaction with Cypros.

    At a regularly scheduled meeting of the board of directors of Cypros held on May 21, 1999, a special committee of the Cypros board, composed of Mr. Robert F. Allnutt and Mr. Virgil D. Thompson, was appointed to negotiate the terms of a transaction with RiboGene. Cooley Godward summarized for the Cypros board members the relevant fiduciary obligations under California law in connection with their consideration of the proposed merger.

    On June 1, 1999 the Cypros special committee and a representative of EVEREN Securities met with the RiboGene special committee and a representative of Rabobank International to negotiate the terms for a merger of Cypros and RiboGene. The general terms of a merger, including percentage ownership by each party were discussed at length. Both companies agreed to hold further discussions to continue to negotiate specific terms.

    During the next two weeks, the special committee of the Cypros board, the management of Cypros and EVEREN Securities held several meetings and conversations to develop a term sheet for the merger of the two companies.

    On June 18, 1999 EVEREN Securities sent a term sheet on the transaction to Rabobank International. Over the next several weeks, the parties negotiated the proposed terms and Cooley Godward LLP, legal counsel to Cypros, and Latham & Watkins, legal counsel to RiboGene, began drafting and negotiating the definitive merger agreement.

    On July 1, 1999, a special meeting of the RiboGene board was held, at which management of RiboGene presented to the board a summary of the diligence conducted regarding Cypros to date. Digby Barrios, a member of the Cypros board and the RiboGene board, was not present at this meeting. At this meeting, the board of RiboGene heard a presentation from Latham & Watkins, its legal counsel, with respect to the financial terms and structure of the proposed merger and the board's fiduciary obligations under Delaware law in connection with their consideration of the proposed merger. After hearing this presentation, the RiboGene board instructed the management to conduct further diligence regarding Cypros and to proceed with negotiations of the non-financial terms of the proposed merger.

    On July 19, 1999, a regular meeting of the RiboGene board was held. Digby Barrios, a member of the Cypros board and RiboGene board, excused himself from this meeting when the proposed merger with Cypros was discussed. At this meeting, Latham & Watkins, legal counsel to RiboGene, and RiboGene management provided an update of the results of due diligence regarding Cypros and the terms and structure of the proposed merger.

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
    On July 31, 1999, a special meeting of the board of RiboGene was held. Mr. Barrios was not present at this meeting. At this meeting, RiboGene management and Latham & Watkins, legal counsel to RiboGene, updated the board on the results of due diligence regarding Cypros. In addition, at this meeting, the RiboGene board, together with RiboGene's legal counsel and a representative of RaboBank International reviewed the proposed terms and conditions of the merger agreement. The RiboGene board also heard presentations by its legal counsel regarding the terms and structure of the proposed merger and a summary of the board's fiduciary obligations under Delaware law in connection with their consideration of the proposed merger.

    Between June 18 and August 3, 1999 the Cypros special committee held several telephonic meetings to review the proposed terms of the merger and the status of negotiations of the terms with RiboGene. Representatives of Cooley Godward and EVEREN Securities attended several of the special committee meetings. In addition, during that period representatives of Cooley Godward, legal counsel to Cypros, and Latham & Watkins, legal counsel to RiboGene, held numerous phone calls to negotiate the terms of the merger agreement and ancillary documents related to the merger. During this period, the directors of Cypros received from the special committee and Cooley Godward reports on the status of merger negotiations and draft copies of the merger agreement and ancillary documents.

    On August 3, 1999, another special meeting of the board of directors of Cypros was held. At the meeting, the Cypros board discussed the terms of the proposed merger, including the terms of the proposed severance benefits agreements for Dr. Marangos and Mr. Nassif, the proposed separation and consulting agreement of Dr. Marangos, the proposed severance benefits plans and retention bonus agreements for Cypros and RiboGene and the proposed terms of the employment agreement of Mr. Casamento. At this meeting, Cooley Godward also reviewed with the full Cypros board the various fiduciary obligations of the directors under California law in connection with the merger.

    On August 3, 1999, another special meeting of the board of directors of RiboGene was held. At the meeting, Latham & Watkins, counsel to RiboGene, reviewed the terms of the proposed definitive merger agreement, voting agreements, retention agreements, severance benefit plans, affiliate agreements, Mr. Casamento's proposed employment agreement, and Mr. Marangos' proposed separation and consulting agreement, and related documents. Also at this meeting, Rabobank International reviewed the various financial analyses it had performed on the two companies and rendered its opinion to the effect that, as of that date and based upon and subject to specific matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of RiboGene.

    During the August 3, 1999 meeting of the board of RiboGene, the board members were notified by Robert Vukovich, a member of the Cypros board, that specific terms of the proposed employment agreement for Mr. Casamento were not acceptable to the Cypros board. In particular, the Cypros board believed the proposed grant of options to purchase 834,508 shares of combined company common stock to Mr. Casamento on the closing date of the merger, vesting over four years, was excessive. After numerous discussions between the board members of the companies, excluding Messrs. Casamento and Marangos, the boards agreed on a revised employment agreement for Mr. Casamento providing for the grant of an option on the closing of the merger to purchase 403,549 shares of combined company common stock vesting over a four year period. In addition, the boards agreed that the revised employment agreement would also provide for the grant of an option on the closing of the merger to purchase 665,000 shares of combined company common stock. The additional option would vest upon the satisfaction of performance-based targets, or if the targets are not satisfied, upon the eighth anniversary of the date of grant. The actual performance targets will be agreed upon by Mr. Casamento and the combined company board of directors following the merger and will require achievement of the targets within two years from the date they are established. The boards believed that the vesting of the additional option primarily based upon the success of the combined company would serve as an appropriate reward for Mr. Casamento's performance. In addition, the respective board members believed that the stock option grants to Mr. Casamento in the revised employment agreement were consistent with surveys of chief executive officers of public companies reviewed by the respective boards. The boards acknowledged that the option grant of 403,549 shares to Mr. Casamento would reduce the number of shares of stock to be issued to RiboGene stockholders in the merger and the boards believed that the total option grant to Mr. Casamento was reasonable and will provide an appropriate incentive for Mr. Casamento to enhance the performance of the combined company following the merger. After extensive discussions, the RiboGene board, including Mr. Casamento, determined to proceed with finalizing the merger agreement, as revised for the reduction of the merger consideration to the RiboGene stockholders, and directed its financial advisor to prepare to issue a new opinion to the RiboGene board assuming the reduction in the merger consideration to the RiboGene stockholders. The Cypros board, including Mr. Marangos, determined to also proceed with finalizing the merger agreement.

    On August 4, 1999, the RiboGene board held another meeting at which Latham & Watkins, its legal counsel, reviewed the terms of the proposed merger contained in the definitive merger documents. Mr. Barrios was not present at this meeting. In particular, the RiboGene board discussed with its legal counsel the specific terms of the merger agreement, voting agreements, retention agreements, severance benefits plans, severance agreements, affiliate agreements, Mr. Casamento's proposed employment agreement, Mr. Marangos' proposed separation and consulting agreement and other related documents. In addition, Rabobank International updated its fairness opinion reflecting the change in the merger consideration and rendered its opinion that, as of that date and based upon and subject to specific matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to the stockholders of RiboGene. Following full discussion of the proposed merger, the RiboGene board unanimously approved the merger proposal and the transactions contemplated thereby.

    On August 4, 1999, the Cypros board of directors held another meeting at which Cooley Godward, Cypros' legal counsel, reviewed the terms of the proposed definitive merger agreement, voting agreements, affiliate agreements, change in control agreements, proposed amendments to Cypros' articles of incorporation, bylaws, stock option plan and directors' equity incentive plan and related documents. Also at this meeting, EVEREN Securities reviewed the various financial analyses it had performed on the two companies and rendered its opinion to the effect that, as of that date and based upon and subject to specific matters stated in the opinion, the merger consideration was fair, from a financial point of view, to Cypros and its shareholders. After extensive discussion, the Cypros board unanimously approved the merger and the merger agreement, the related amendments to Cypros' articles of incorporation, the bylaws, the Cypros' stock option plan and directors' equity incentive plan, and approved the proposed severance benefits agreements with Dr. Marangos and Mr. Nassif, the separation and consulting agreement with Dr. Marangos, the Cypros severance benefits plan, the retention bonus agreements and the employment agreement with Charles Casamento.

    Following the approval of the Cypros board and the RiboGene board, on August 4, 1999, the merger agreement and related documents were executed.

RECOMMENDATION OF THE CYPROS BOARD; CYPROS REASONS FOR THE MERGER

    The Cypros board has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, the Cypros shareholders. Accordingly, the Cypros board has unanimously approved the merger agreement and the merger and unanimously recommends that the Cypros stockholders vote FOR approval of the merger. In reaching its determination, the Cypros board consulted with Cypros' management, as well as its legal counsel, accountants and financial advisor, and gave significant consideration to a number of factors bearing on its decision. The post-merger ownership between Cypros shareholders and RiboGene stockholders was determined in arm's-length negotiation. The ownership allocation ultimately agreed to by the Cypros board was approved, based upon the Cypros board's evaluation of a number of factors, including the amount of value of the commercial organization of Cypros, the number and value of each company's late-stage clinical development programs and the relative balance sheet contributions of each company. The Cypros board believes that the merger should result in greater value to Cypros' shareholders than would otherwise be realized through the continued operation of Cypros as an independent entity. The following are the primary reasons the Cypros board believes the merger will be beneficial to Cypros and its shareholders:

    - The belief that the merger represents an opportunity to more rapidly increase sales revenue through the expansion of the Cypros sales and marketing organization and the addition of the foreign sales of Emitasol-Registered Trademark-.

    - The commercial potential of Emitasol-Registered Trademark- in the United States, assuming FDA approval.

    - The belief that the combined company's stronger balance sheet will enable it to accelerate the expansion of its sales and marketing organization, to fund additional programs, to accelerate existing clinical programs, to acquire additional products and to raise additional capital.

    - The belief that the efficiencies of combining operations and administrative functions would result in cost savings by eliminating some fixed costs.

    - The belief that the business development expertise of RiboGene's management could result in corporate partnerships for one or more of the clinical programs of Cypros.

    In addition to the reasons described above, during the course of its deliberations concerning the merger, the Cypros board consulted with Cypros' legal counsel and financial advisors as well as Cypros' management, and reviewed a number of other factors relevant to the merger, including:

    - Information concerning the business, assets, operations, properties, management, financial condition, operating results, competitive position and prospects of Cypros and RiboGene.

    - Reports from its legal counsel on specific terms of the merger agreement, the voting agreements, the affiliate agreements, the amendment to the articles of incorporation and bylaws of Cypros, the amendments to Cypros' stock option plans, the severance agreements, the severance benefits plans, the retention bonus agreements and Mr. Casamento's employment agreement.

    - The opinion of EVEREN Securities to the effect that, as of August 4, 1999 and based upon and subject to specific matters stated in the opinion, the merger consideration was fair, from a financial point of view, to Cypros and its shareholders.

    The Cypros board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

    - The risk that Emitasol may never be approved by the FDA or take much longer to get approved than is anticipated or when approved and launched does not generate the sales anticipated by RiboGene and Roberts Pharmaceutical Corporation.

    - The risk that revenue might shrink if some significant customers reduce or terminate their purchase of Cypros products because of uncertainties concerning the merger.

    - The risk that the combined company might not achieve the expected operating synergies.

    - The adverse effects of one-time charges expected to be incurred in connection with the costs of the merger and the subsequent integration of the companies, including write-offs for in-process research and development expenses of RiboGene.

    - The potential adverse effects on the combined company's results of operations of amortizing the goodwill and other intangible assets that would be recorded in connection with the merger.

    - The risk that some key employees or members of management of either Cypros or RiboGene may decide not to continue employment with the combined company.

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
    - The risk that other benefits sought to be achieved by the merger would not be obtained.

    After carefully considering the potentially negative factors described above, among others, the Cypros board concluded that the potential benefits from the merger outweighed the negative factors and determined that the merger is fair to and in the best interest of Cypros and the Cypros shareholders.

    The foregoing discussion of the information and positive and negative factors considered by the Cypros board in approving merger proposal is not intended to be exhaustive, but includes the material factors considered by the Cypros board in their analysis of the merger proposal. In considering the merger proposal, given the number and diversity of the potentially positive and negative factors considered, the Cypros board did not find it practical or feasible to quantify or otherwise attempt to assign any relative or specific values to any of the foregoing factors. In making their determination, individual directors may have accorded different values to different factors.

RECOMMENDATION OF THE RIBOGENE BOARD; RIBOGENE REASONS FOR THE MERGER

    The RiboGene board has unanimously determined that the terms of the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, the RiboGene stockholders. Accordingly, the RiboGene board has unanimously approved the merger agreement and the merger and unanimously recommends that the RiboGene stockholders vote FOR approval of the merger proposal. In reaching its determination, the RiboGene board consulted with RiboGene's management, as well as its legal counsel, accountants and financial advisor, and gave significant consideration to a number of factors bearing on its decision. The post-merger ownership between RiboGene stockholders and Cypros shareholders was determined in arm's-length negotiation. The ownership allocation ultimately agreed to by the RiboGene board was approved, based upon the RiboGene board's evaluation of a number of factors, including the amount of value of the commercial organization of RiboGene, the number and value of each company's late stage clinical development programs and the relative balance sheet contributions of each company. The RiboGene board believes that the merger should result in greater value to RiboGene's stockholders than would otherwise be realized through continued operation of RiboGene as an independent entity.

    The following are the primary reasons the RiboGene board believes the merger will be beneficial to RiboGene and its shareholders:

    - The belief that the merger represents an opportunity to accelerate the commercialization efforts of RiboGene by adding products already on the market and an existing sales and marketing organization.

    - The belief that the addition of a sales and marketing infrastructure would accelerate acquisitions of additional marketed products.

    - The belief that RiboGene's balance sheet could be used to accelerate the development of Cypros' two clinical development programs.

    - The belief that RiboGene's business development expertise could be used to secure corporate partnerships for Cypros' two clinical development programs.

    - The belief that the larger revenue and asset base of the combined company would likely enhance the combined company's access to equity and debt capital.

    - The belief that the combined company would likely realize certain operating efficiencies as a result of the merger, including in the areas of research and development and administration.

    - The belief that the increased size of the combined company would enhance its ability to attract and retain skilled personnel, especially in the area of sales and operations.

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
    In addition to the reasons set forth above, during the course of its deliberations concerning the merger, the RiboGene board consulted with RiboGene's legal counsel and financial advisors as well as RiboGene's management, and reviewed a number of other factors relevant to the merger, including:

    - Information concerning the business, assets, operations, properties, management, financial condition, operating results, competitive position and prospects of RiboGene and Cypros;

    - Reports from its legal counsel on specific terms of the merger agreement, the voting agreements, the affiliate agreements, the employment agreement of Mr. Casamento, the severance benefits plan, and the retention bonus agreements of RiboGene;

    - The opinion of Rabobank International to the effect that, as of August 4, 1999 and based upon and subject to specific matters stated in the opinion, the exchange ratio was fair, from a financial point of view, to RiboGene's stockholders.

    The RiboGene board also considered a number of potentially negative factors concerning the merger, including:

    - The risk that increased sales of Glofil, Inulin and Ethamolin cannot be achieved even with a larger sales and marketing organization.

    - The risk that the Dermaflo product line will never be launched, or will not be timely launched, or if launched will never generate the sales anticipated by Cypros.

    - The risk that Cordox and Ceresine may never be approved by the FDA or take much longer to get approved than is anticipated or when approved and launched does not generate the sales anticipated by Cypros.

    - The risk that Cypros will not prevail in the current litigation involving the trustee in bankruptcy for A.R. Baron and will not have sufficient insurance coverage to pay the losses, costs and expenses relating to an adverse decision, if at all.

    - The risk that the combined company might not realize the anticipated economies of scale or combined operating efficiencies.

    - The adverse effects of one-time charges expected to be incurred in connection with the costs of the merger and the subsequent integration of the companies.

    - The potential adverse effects on the combined company's results of operations of amortizing the goodwill and other intangible assets that would be recorded in connection with the merger.

    - The potential that some key employees or members of management of either Cypros or RiboGene may determine not to continue employment with the combined company.

    - The risk that other benefits sought to be achieved by the merger would not be obtained.

    After carefully considering the potentially negative factors described above, among others, the RiboGene board concluded that the potential benefits from the merger outweighed the negative factors and determined that the merger is fair to and in the best interest of RiboGene's stockholders. On August 4, 1999, the RiboGene board unanimously approved the merger proposal and recommended that the RiboGene stockholders vote in favor of the merger proposal.

    The foregoing discussion of the information and positive and negative factors considered by the RiboGene board in approving the merger proposal is not intended to be exhaustive, but includes the factors considered by the RiboGene board to have been material in their analysis of the merger proposal. In considering the merger proposal, given the number and diversity of the potentially positive and negative factors considered, the RiboGene board did not find it practical or feasible to quantify or otherwise attempt to assign any relative or specific values to any of the foregoing factors. In making their determination, individual directors may have accorded different values to different factors.

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
OPINION OF FINANCIAL ADVISOR TO CYPROS

    Cypros retained EVEREN Securities, Inc. as its exclusive financial advisor in connection with its merger with RiboGene to render an opinion as to whether the consideration to be paid by Cypros in the merger was fair, from a financial point of view. EVEREN delivered its opinion to Cypros on August 4, 1999; EVEREN based its opinion on a number of factors with the principal factor being the value of the consideration to be paid by Cypros in the merger. For purposes of its opinion, EVEREN used the Cypros common stock closing stock price of $2.13 as of August 3, 1999.

    Cypros selected EVEREN as an advisor because of its expertise and reputation as a nationally recognized investment banking firm. EVEREN, as part of its investment banking business, regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. EVEREN did not determine the consideration to be received in the merger. Cypros and RiboGene made the determination through arms length negotiation.

    On August 4, 1999, during a telephonic meeting of the board of directors of Cypros, EVEREN rendered its opinion that, as of the date of the opinion, the consideration to be paid to RiboGene stockholders in the merger was fair from a financial point of view to Cypros and its shareholders.

    In formulating the opinion, EVEREN:

     1. reviewed the merger agreement;

     2. reviewed Cypros' definitive proxy statement dated December 19, 1998, Cypros' annual reports on Form 10-K for the years ended July 31, 1997 and 1998, and Cypros' quarterly reports on Form 10-Q for the six months ended January 31, 1999 and nine months ended April 30, 1999;

     3. reviewed specific non-public operating and financial information relating to Cypros' and RiboGene's businesses prepared by the respective management teams;

     4. reviewed specific sections of various publicly available equity research reports on Roberts Pharmaceutical pertaining to development and commercialization of RiboGene's compound, Emitasol;

     5. reviewed RiboGene's definitive proxy statement dated May 17, 1999, RiboGene's annual report on Form 10-K for the year ended December 31, 1998, and RiboGene's quarterly report on Form 10-Q for the three month period ended March 31, 1999;

     6. reviewed publicly available financial data and stock market performance data of other biotechnology and emerging pharmaceutical companies which EVEREN deemed comparable to Cypros and RiboGene, respectively;

     7. reviewed the purchase price multiples of recent acquisitions for selected companies which EVEREN deemed generally comparable to RiboGene; and

     8. conducted other studies, analyses, inquiries and investigations as EVEREN deemed appropriate.

    In arriving at its opinion, EVEREN considered other factors as it deemed relevant, including but not limited to, the following:

     1. the purchase price to be paid to the RiboGene stockholders under the merger relative to a discounted cash flow valuation;

     2. the purchase price as compared to the valuations and multiples of publicly traded biotechnology and emerging pharmaceutical companies;

     3. the purchase price multiples of the merger as compared to the purchase price multiples of comparable biotechnology and emerging pharmaceutical merger transactions; and

     4. the relative financial contributions of Cypros and RiboGene as compared to the post-merger ownership interests of Cypros shareholders and RiboGene stockholders.

    DISCOUNTED CASH FLOW ANALYSIS. EVEREN performed a discounted cash flow analysis to compare the purchase price to the implied value of RiboGene. Applying this valuation technique, EVEREN estimates the equity value of RiboGene to be approximately $43.3 million. Using Cypros' closing stock price of $2.13 per share on August 3, 1999, the equity purchase price for RiboGene on a fully-diluted basis is $30.8 million. The equity purchase price represents a 29% discount to EVEREN's discounted cash flow valuation.

    For purposes of the analysis, EVEREN assumed the only valuable assets of RiboGene are its royalty rights and milestone payments from Emitasol and its cash holdings. As of August 3, 1999, the public equity markets ascribed no value to the drug discovery and development efforts at RiboGene as evidenced by the fact that RiboGene was trading below its cash value. As a result, EVEREN ascribed no value to the drug development efforts RiboGene is pursuing.

    In estimating the value of Emitasol, EVEREN analyzed the financial projections prepared by Roberts Pharmaceutical. In addition, EVEREN reviewed equity research reports of Roberts Pharmaceutical prepared by Merrill Lynch, DLJ, Hambrecht & Quist, ABN AMRO and Cleary Gull. Based on EVEREN's discussions with Cypros and RiboGene management and its industry knowledge, EVEREN estimated the revenues and royalties associated with Emitasol. Using a 25% discount rate, EVEREN discounted the free cash flows from Emitasol to arrive at an indicated value of Emitasol of approximately $29.0 million.

    Since it is quite difficult for development-stage, small-cap healthcare companies to raise capital, EVEREN conservatively assumed that Cypros would be willing to pay at least a 10% premium to acquire RiboGene's cash. EVEREN assumed that RiboGene would have $20.0 million in cash and $7.0 million in debt at closing. Applying a 10% premium to net cash, EVEREN ascribed a value of $14.3 million to RiboGene's cash contribution to Cypros.

    The equity value of RiboGene is $43.3 million based on EVEREN's discounted cash flow valuation of Emitasol ($29.0 million) and RiboGene's net cash position ($14.3 million). This valuation compares favorably to the $30.8 million equity purchase price.

    ANALYSIS OF SELECTED RIBOGENE COMPARABLE COMPANIES. EVEREN compared the purchase price multiples for RiboGene to the corresponding multiples of other drug discovery companies. Due to RiboGene's development-stage status, a comparison of customary comparable company trading multiples (i.e., revenue, EBITDA, etc.) and the equity purchase price multiples is not possible. Instead, EVEREN analyzed the equity purchase price relative to (1) net cash and (2) book value. The analysis indicated the following:

    (1) the $30.8 million equity purchase price represents a multiple of 2.4x RiboGene's net cash position, which is a 25% discount to the median multiple of the comparable group of 3.2x; and

    (2) the $30.8 million equity purchase price represents a multiple of 1.5x RiboGene's book value, which is a 57% discount to the median multiple of the comparable group of 3.5x.

    ANALYSIS OF MULTIPLES IN SELECTED COMPARABLE MERGER AND ACQUISITION TRANSACTIONS. EVEREN analyzed comparable merger transactions in the biotechnology and emerging pharmaceutical sectors since January 1997 with transaction values between $5 million and $75 million. The selected transactions included, among others, RIBI ImmunoChem Research/Corixa Corp (June 1999), Metra

Biosystems/Quidel Corp (June 1999), Sparta Pharmaceuticals/SuperGen (January
1999), and Transcend Therapeutics/KeraVision (December 1998).

    The equity purchase price for RiboGene of $30.8 million represents a multiple of 1.5x RiboGene's tangible book value. This multiple represents a 48% discount to the median multiple of 2.9x book value for the comparable group. Again, due to RiboGene's development-stage status, a comparison of other customary purchase price multiples is not possible.

    ANALYSIS OF RELATIVE CONTRIBUTION. EVEREN analyzed the relative financial contribution of both companies to the combined company. Immediately following the merger, Cypros shareholders will own approximately 55% of the combined company on a fully-diluted basis. EVEREN analyzed the financial contribution of both RiboGene and Cypros to the combined company on the basis of their cash, total assets and stockholders' equity. RiboGene is expected to contribute approximately 76% of the cash, 67% of the total assets and 59% of the stockholders' equity of the combined company. These contributions by RiboGene exceed its relative ownership interest in the combined company following the merger.

    Analyzing the relative contributions of RiboGene and Cypros on the basis of revenue, operating income or net income is not meaningful since both companies are not expected to have material positive operating results in the near term due to their development-stage status.

    EVEREN did not conduct a physical inspection of any of the assets, properties or facilities of either Cypros or RiboGene, and did not make or obtain, and was not furnished with, any independent evaluation or appraisal of any of the assets, properties, facilities, liabilities or contingencies of Cypros or RiboGene. EVEREN assumed and relied upon, without independent investigation, the accuracy and completeness of the financial and other information that was publicly available or provided to it by Cypros and RiboGene senior management, and did not independently attempt to verify any information. EVEREN also assumed that all of the conditions to the merger would be satisfied and that the merger would be consummated on a timely basis. No limitations were imposed by Cypros upon EVEREN with respect to the scope of its investigation, nor were any specific instructions given to EVEREN in connection with its fairness opinion.

    EVEREN's opinion is necessarily based on the economic, market, and other conditions as in effect on, and the information made available to EVEREN as of August 4, 1999. EVEREN disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting EVEREN's opinion which may come or be brought to EVEREN's attention after the date of this opinion.

    The full text of the written opinion of EVEREN Securities dated August 4, 1999 which describes the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex C and is incorporated herein by reference. Cypros shareholders are urged to read this opinion carefully in its entirety. EVEREN's opinion is directed only to the fairness of the consideration to be paid by Cypros in the merger from a financial point of view, does not address any other aspect of the merger or related transactions and does not constitute a recommendation to any shareholder as to how the stockholder should vote at the Cypros special meeting. THE SUMMARY OF THE OPINION OF EVEREN SECURITIES SET FORTH IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses, without considering the analyses as a whole, could create an incomplete view of the processes underlying EVEREN's opinion. In arriving at its fairness determination, EVEREN considered the results of all of the analyses. No company or transaction used in the analyses as a comparison is directly comparable to Cypros, RiboGene or to the contemplated merger. The analyses were prepared solely for purposes of EVEREN providing its opinion to Cypros' board of directors as to the fairness, from a financial point of view, of the consideration to be paid by Cypros in the merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be purchased. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of EVEREN.

    EVEREN acted as financial advisor to Cypros over the past 12 to 18 months in connection with the evaluation of several merger opportunities and potential capital raising efforts for which it received customary compensation. EVEREN is serving as financial advisor to Cypros in connection with the merger and will receive a success fee upon its completion. EVEREN provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Cypros or RiboGene for its own account and for the account of customers.

OPINION OF FINANCIAL ADVISOR TO RIBOGENE

    RiboGene engaged Rabobank to act as its financial advisor in connection with the merger and to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to the stockholders of RiboGene. On August 4, 1999, Rabobank delivered its opinion to the RiboGene board (subsequently confirmed in writing) that, as of the date of the opinion, the exchange ratio under the merger agreement was fair, from a financial point of view, to the stockholders of RiboGene.

    THE FULL TEXT OF RABOBANK'S OPINION DATED AUGUST 4, 1999, IS ATTACHED AS ANNEX D TO THIS PROSPECTUS/JOINT PROXY STATEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE OPINION. STOCKHOLDERS OF RIBOGENE ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

    In connection with its opinion, Rabobank reviewed among other things:

    - the draft of the merger agreement dated July 30, 1999, as supplemented by adjustment to the pricing mechanism reflected in the merger agreement;

    - the annual report to stockholders of RiboGene for the fiscal year ended December 31, 1998, the annual report on Form 10-K of RiboGene for the fiscal year ended December 31, 1998, and the prospectus filed by RiboGene under Rule 424(b)(4) on May 28, 1999;

    - the annual reports to stockholders of Cypros for the three fiscal years ended July 31, 1996, July 31, 1997 and July 31, 1998, respectively and the annual reports on Form 10-K of Cypros for the three fiscal years ended July 31, 1996, July 31, 1997 and July 31, 1998, respectively;

    - the quarterly report on Form 10-Q of RiboGene for the period ending March 31, 1999;

    - the quarterly reports on Form 10-Q for Cypros for the periods ending October 31, 1998, January 31, 1999 and April 30, 1999;

    - unaudited interim financial reports of RiboGene and Cypros;

    - other communications from RiboGene and Cypros to their respective stockholders; and

    - internal financial analyses and forecasts for RiboGene and Cypros prepared by their respective managements, including pro forma financial forecasts for the combined company prepared by RiboGene's management.

    In addition, Rabobank:

    - held discussions with members of the senior management of RiboGene and Cypros regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies;

    - reviewed the implied premium to the RiboGene common stockholders of the exchange of their shares with newly issued shares of Cypros common stock pursuant to the exchange ratio as compared to recent and historical reported share prices of the common stock of RiboGene and Cypros;

    - compared the recent and historical reported share prices of the common stock of RiboGene and Cypros and specific financial information for RiboGene and Cypros with similar information for selected companies whose securities are publicly traded;

    - reviewed the financial terms of recent business combinations which Rabobank deemed relevant;

    - compared various measures of the relative contributions to the combined company of RiboGene and Cypros with the relative ownership of the combined company after giving effect to the transaction; and

    - performed such other studies and analyses as Rabobank considered appropriate.

    Rabobank relied, with the consent of RiboGene, upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of rendering its opinion. Rabobank assumed, with the consent of RiboGene, the reasonableness of the financial forecasts prepared by RiboGene. RiboGene and Cypros informed Rabobank that they prepared their forecasts based on their best available estimates and judgements.

    Rabobank did not make an independent evaluation or appraisal of the assets and liabilities of RiboGene or Cypros or any of their respective subsidiaries. Rabobank's opinion was necessarily based on market, financial, economic and other conditions as they existed and could be evaluated as of the date of its opinion and any material change in those conditions would require a reevaluation of its opinion.

    The Rabobank opinion was provided for the information and assistance of the RiboGene board in connection with its consideration of the transaction contemplated by the merger agreement. The Rabobank opinion does not constitute a recommendation as to how any stockholder of RiboGene should vote with respect to the merger.

    The following is a summary of the financial analyses presented by Rabobank to the RiboGene board on August 4, 1999. SOME OF THE SUMMARIES OF THE FINANCIAL ANALYSES INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. THE TABLES MUST BE READ TOGETHER WITH THE TEXT ACCOMPANYING EACH SUMMARY.

    CONTRIBUTION ANALYSIS. Rabobank compared RiboGene's contribution to the combined company resulting from the merger with the pro forma ownership of RiboGene stockholders in the combined company following the merger. Rabobank reviewed specific financial and market information, including, among other things, revenues, market capitalization, and technology value (defined as market capitalization plus debt minus cash) utilizing RiboGene's results for the last twelve month ("LTM") period ended March 31, 1999 and Cypros' results for the LTM period ended April 30, 1999, unaudited balance sheet information as of June 30, 1999 provided by RiboGene and Cypros senior management, outstanding common share information as of July 29, 1999 for RiboGene and Cypros provided by RiboGene management, and reported closing share prices of RiboGene and Cypros as of July 30, 1999.

    The analysis indicated, and the following table presents, the percentage of revenues, market capitalization, and technology value that RiboGene would have contributed to the combined company.

In analyzing technology value, Rabobank noted that the calculation of this measurement for RiboGene generated a negative value and thus made contribution analysis for this measurement not meaningful.

                                                                                 RIBOGENE
                                                                            ------------------
Revenues..................................................................         51%
Market Capitalization.....................................................         22%
Technology Value..........................................................    Not Meaningful

    PREMIUM ANALYSIS. This analysis compared the recent and historical reported share prices of the common stock of RiboGene with the per share premium implied by the exchange ratio in the merger. This stock performance review indicated that for the fifty-two week period ended August 3, 1999, the reported intraday low and high closing prices were $1.50 and $5.88. Based on the calculation of the exchange ratio as of August 3, 1999 and the reported closing price of the common stock of Cypros of $2.13, the 1.494 shares of common stock to be exchanged for each share of common stock of RiboGene implied a per share premium of 81% over the reported closing price of the common stock of RiboGene of $1.75 as of August 3, 1999. Additionally, Rabobank noted that the exchange ratio calculated as of August 3, 1999 implied a 112% per share premium to the above-mentioned fifty-two week reported intraday low of the common stock of RiboGene of $1.50 and a 46% discount to the above-mentioned fifty-two week intraday day high of the common stock of RiboGene of $5.88.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Rabobank reviewed reported historical trading prices for shares of RiboGene and Cypros common stock to calculate exchange ratios based on the trading price relationship between RiboGene common stock and Cypros common stock. In examining the reported closing prices of the common stock of RiboGene and Cypros on dates one week, two weeks, one month, three months, and six months prior to August 3, 1999, and based on the exchange ratio as calculated on August 3, 1999, this calculated exchange ratio review indicated that on such dates the low RiboGene/Cypros exchange ratio was 0.628 and the high RiboGene/Cypros exchange ratio was 0.800.

    SELECTED PUBLIC COMPANIES ANALYSIS. This analysis compared the recent and historical reported share prices of the common stock of RiboGene and Cypros and certain financial information of RiboGene and Cypros with similar publicly available information for 41 selected biotechnology and pharmaceutical companies whose securities are publicly traded. The primary criteria used for selecting these publicly traded biotechnology and pharmaceutical companies included but was not limited to (1) companies engaged in drug and chemical discovery and development activities for medical applications, (2) companies with reported market capitalizations of approximately $100 million or less, (3) companies that issued shares to the public for the first time within the last five years and
(4) early stage companies, which have generally not generated net profits. The selected companies were: Aastrom Biosciences, Inc., Alteon, Inc., Amarillo Biosciences, Inc., Amylin Pharmaceuticals, Inc., ArQule, Inc., Atlantic Pharmaceuticals, Inc., Bentley Pharmaceuticals, Inc., BioSpecifics Technologies Corp., Biotransplant Inc., Bradley Pharmaceuticals, Inc., Cadus Pharmaceuticals Corp., CardioTech International, Inc., Carrington Laboratories, Inc., Cell Therapeutics, Inc., Celtrix Pharmaceuticals, Inc., Chesapeake Biological Laboratories, Inc., CollaGenex Pharmaceuticals, Inc., Cortech, Inc., Corvas International, Inc., Crescendo Pharmaceuticals Corp., Cubist Pharmaceuticals, Inc., CV Therapeutics, Inc., Cytoclonal Pharmaceutics, Inc., Endorex Corporation, Ergo Science Corp., Epimmune Inc., Incara Pharmaceuticals Corp., InKine Pharmaceuticals Company, Inc., Kos Pharmaceuticals, Inc., NaPro BioTherapeutics, Inc., Neurocrine Biosciences, Inc., Orphan Medical, Inc., OXIS International, Inc., PharmaPrint Inc., Pharmos Corp., SciClone Pharmaceuticals, Inc., Sibia Neurosciences, Inc., SIGA Pharmaceuticals, Inc., SunPharm Corp., Trega Biosciences, Inc. and ZymeTx, Inc.

    Rabobank reviewed and compared, among other things, the market capitalization, technology value, discount of common stock market price relative to the 52-week high per share market price and premium of common stock market price relative to the 52-week low per share market price of the selected companies with RiboGene and Cypros. The financial information used in connection with this analysis with respect to RiboGene was based on unaudited balance sheet information as of June 30, 1999 and shares of RiboGene common stock outstanding as of July 29, 1999 each as provided by RiboGene management. In the case of the selected companies, the financial information used in connection with this analysis was based on the then-available latest reported quarterly period and derived from publicly available information. Rabobank noted that, based on such latest reported financial information and most recent reported common equity share prices as of July 30, 1999, the mean multiple of market capitalization to technology value of the selected companies, adjusted to exclude the high and low, was 1.8x compared to (1.0x) for RiboGene as of July 30, 1999. The mean discount to 52-week high for the selected companies, adjusted to exclude the high and low, was 46.6%, which compared to 72.3% for RiboGene and 49.3% for Cypros. The mean premium to 52-week low for the selected companies, adjusted to exclude the high and low, was 102.2% which compared to 8.3% for RiboGene and 17.2% for Cypros. Applying the 46.6% discount of the selected companies to RiboGene's 52-week intraday high of $5.88 implied a per share common stock price of RiboGene of $3.14. Applying the 102.2% premium of the selected companies to RiboGene's fifty-two week intraday low of $1.50 implied a per share common stock price of RiboGene of $3.03.

    As Rabobank informed the RiboGene board, none of the selected companies is directly comparable to RiboGene because of the inherent differences in product pipelines, product portfolios and financial and operating characteristics between RiboGene and the selected companies. These differences could affect the value of RiboGene as compared to the selected companies.

    SELECTED MERGER AND ACQUISITION TRANSACTION ANALYSIS. This analysis utilized publicly available information concerning selected publicly announced recent merger and acquisition transactions involving publicly traded biotechnology and pharmaceutical companies. The transaction targets included companies which were generally engaged in drug and chemical discovery and development activities for medical applications and early stage companies, which have generally not generated net profits. The ten selected announced merger and acquisition transactions involved purchase prices of under $200 million. With respect to the following selected transactions, Rabobank analyzed (1) the proposed purchase prices to be paid relative to the acquired companies' technology value, (2) the implied per share price premia to be paid relative to the acquired companies' reported closing common stock price one day, one week and one month prior to the announcement of the transactions, (3) the implied per share premia to the 52-week low closing price of the acquired companies and (4) the implied discounts to the 52-week high closing price of the acquired companies:

    - Unimed Pharmaceuticals, Inc. / Solvay SA

    - Ribi ImmunoChem Research, Inc. / Corixa Corporation

    - Anergen, Inc. / Corixa Corporation

    - DepoTech Corp. / SkyePharma PLC

    - Oncormed, Inc. / Gene Logic Inc.

    - Virus Research Institute, Inc. / T Cell Sciences, Inc.

    - Somatogen, Inc. / Baxter International Inc.

    - Sequana Therapeutics Inc. / Arris Pharmaceutical Corp.

    - Somatix Therapy Corp. / Cell Genesys, Inc.

    - Houston Biotechnology, Inc. / Medarex, Inc.

    Rabobank compared the high, low, and mean (adjusted to exclude the high and low) premia of the above-mentioned per share analyses to the implied per share premium to the common stock of RiboGene calculated using the exchange ratio as of August 3, 1999 and the 52-week per share high and low closing prices for RiboGene, as follows:

                                                                 MEAN FOR                           CYPROS PROPOSED
                                                                 SELECTED     RANGE FOR SELECTED      TRANSACTION
                                                               TRANSACTIONS      TRANSACTIONS           PREMIUM
                                                               -------------  -------------------  -----------------
Premia to 52 Week Low........................................        112.4%      367.3% - 6.8%             112.0%
Discount to 52 Week High.....................................         44.6%     88.6% - (11.6%)             40.8%
PREMIA OVER SHARE PRICE:
1 Day Before Announcement....................................         34.5%     91.6% - (11.0%)             81.7%
1 Week Before Announcement...................................         33.6%     75.7% - (6.4%)              81.7%
1 Month Before Announcement..................................         31.6%     92.0% - (9.5%)              81.7%

    Rabobank informed the RiboGene board that no company or transaction used in the above analysis is identical to RiboGene or the merger, respectively, given, among other things, the inherent differences in product pipelines, product portfolios and financial and operating characteristics between RiboGene and the companies involved in the selected transactions. These differences could affect the value of RiboGene as compared to the acquired companies in the selected transactions. Rabobank did not attempt to prepare any further quantitative valuation analyses based on these selected transactions because Rabobank believed that differences in the technologies of each company and market conditions at the time these transactions were announced would make these analyses meaningless.

    PRO FORMA MERGER ANALYSIS. Rabobank used this analysis to generate an implied valuation of the combined company based upon a discounted cash flow methodology. Rabobank performed a discounted cash flow analysis using projections for the combined company provided by RiboGene management. Rabobank made no modifications or adjustments to the combined company financial projections provided by RiboGene's management. Rabobank calculated a net present value of the free cash flows of the combined company for the years 2000 through 2004 using discount rates ranging from 30% to 40%. Rabobank calculated a terminal value of the combined company in the year 2004 based on the perpetuity growth rate method using growth rates ranging from 0% to 2%. This terminal value was then discounted to present value using discount rates from 30% to 40%. Rabobank added the net present value of free cash flows of the combined company to the net present value of the combined company's terminal value in 2004 to calculate implied firm values for the combined company, which ranged from $66.7 million to $114.7 million. Based on the implied firm values of the combined company's discounted cash flow valuations derived from RiboGene management projections, this analysis determined that RiboGene's pro forma ownership in the combined company of approximately 44%, as implied by the exchange ratio calculated as of August 3, 1999, had a value ranging from $29.2 million to $50.2 million.

    The actual operating or financial results achieved by the pro forma combined company may vary from projected results and such variations may be material as a result of, among other factors, the outcome of clinical trials, market acceptance of untested products, regulatory approvals, the efforts of corporate partners, the signing of licensing agreements, business and operational risks, and integration costs associated with the merger.

    The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Rabobank's opinion. In arriving at its determination, Rabobank considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to RiboGene or Cypros or the contemplated transaction. Accordingly, an analysis of the foregoing is not mathematical; rather it involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are compared. The analyses were prepared solely for purposes of Rabobank providing its opinion to the RiboGene board as to the fairness to RiboGene's stockholders, from a financial point of view, of the exchange ratio. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Rabobank expressed no opinion as to what the value of Cypros common stock actually will be subsequent to the merger. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, actual future results may differ materially from those forecasted. As described above, Rabobank's opinion to the RiboGene board was one of many factors taken into consideration by the RiboGene board in making its determination to approve the merger agreement. This summary is not a complete description of the analysis performed by Rabobank and is qualified in its entirety by reference to the written opinion of Rabobank included as Annex D.

    Rabobank is an international bank with over 116 offices in 35 countries and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, and valuations for corporate and other purposes. Pursuant to engagement letters dated March 15, 1999 and July 6, 1999, RiboGene agreed to pay Rabobank fees for services as a financial advisor to the RiboGene board and for rendering a fairness opinion in connection with the closing of the merger. RiboGene has also agreed to reimburse Rabobank for its reasonable out-of-pocket expenses (including fees of its counsel), and to indemnify Rabobank and specific related persons against specific potential liabilities arising out of Rabobank's rendering of services under such engagement letters.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Some members of the RiboGene board and the Cypros board and the executive officers of each company have interests in the merger that are in addition to the interests of the Cypros shareholders and RiboGene stockholders generally.

    BOARD OF DIRECTORS.  Under the merger agreement, Charles J. Casamento, Frank
J. Sasinowski, Jon S. Saxe and Roger G. Stoll, current directors of RiboGene, will become members of the combined company's board upon the completion of the merger. Digby W. Barrios, currently a member of both the RiboGene and Cypros boards, will remain on the Cypros board. Current Cypros directors Paul J. Marangos, Robert F. Allnutt, Virgil D. Thompson and Robert A. Vukovich will also remain on the combined company's board. In addition, Charles J. Casamento currently Chairman, President and Chief Executive Officer of RiboGene, will serve in those same capacities with the combined company following the merger. Mr. Casamento will receive a cash bonus of $85,313 from RiboGene for completing the merger.

    In connection with the merger, the Cypros board approved an amendment to the Cypros directors' equity incentive plan to provide for acceleration of vesting of all options outstanding under the plan upon a transaction in which any person or group acquires beneficial ownership of 40% of the voting power to elect directors. The merger is expected to result in the RiboGene stockholders acquiring beneficial ownership of over 40% of the voting power of Cypros. As a result, the vesting of all of the options outstanding under the plan will likely be accelerated upon completion of the merger. In addition, each director of RiboGene, excluding Mr. Casamento, was granted an option to purchase 10,000 shares of RiboGene common stock at an exercise price of $1.625 per share on July 31, 1999 in connection with the merger.

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    In connection with the approval of the merger, the RiboGene board approved an amendment to the RiboGene 1997 Non-Employee Directors' Stock Option Plan to provide for the assumption of options outstanding under the plan upon a change in control. The plan provides for acceleration of vesting of all options outstanding under the plan upon a change in control of RiboGene. However, prior to the amendment of the plan, options under the plan would terminate if not exercised prior to the consummation of the change in control transaction.

    CASAMENTO EMPLOYMENT AGREEMENT. In connection with the merger agreement, an employment agreement to employ Charles J. Casamento, RiboGene's current President and Chief Executive Officer, as President and Chief Executive Officer of the combined company will become effective upon consummation of the merger. The employment agreement provides for an initial term ending December 31, 2001, extending automatically for additional one-year periods unless either the combined company or Mr. Casamento elects not to extend the term. The employment agreement also provides for him to serve as Chairman of the board of the combined company.

    Mr. Casamento will receive an annual base salary of not less than $341,250 through January 1, 2000, and an annual base salary of not less than $375,000 after January 1, 2000. Mr. Casamento will also receive an opportunity to receive an annual bonus of up to 50% of his annual base salary. The combined company board of directors will determine the terms and conditions under which Mr. Casamento will receive all or a portion of this bonus opportunity. Mr. Casamento will also receive a grant of an option to purchase 403,549 shares of Cypros common stock vesting over a period of four years and a grant of an option to purchase 665,000 shares of Cypros common stock vesting upon the earlier of (1) the eighth anniversary of the date of grant or (2) the achievement of specific performance targets to be mutually agreed upon by the combined company board of directors and Mr. Casamento. These performance targets will be determined by Mr. Casamento and the combined company board after the merger and will require achievement of the targets within two years from the date they are established. The stock options granted to Mr. Casamento in connection with the merger will be exercisable at an exercise price equal to the closing price of Cypros common stock on the effective date of the merger. Mr. Casamento will also receive fringe benefits, which may include reimbursement of temporary living expenses and a short term housing loan of up to $900,000 if he is required to relocate.

    If the employment agreement is terminated by the combined company without cause or by Mr. Casamento for good reason, Mr. Casamento will be entitled to severance benefits consisting of (1) the continued payment of his base salary for a period of 18 months after the termination of employment, (2) a prorated bonus based on the bonus opportunity for the fiscal year of termination and the number of days he was employed during the fiscal year, (3) the full vesting of all stock options and restricted stock originally issued to him by RiboGene (and assumed by Cypros) and (4) the continued vesting for the 18 month period following his termination of employment of the stock options issued in connection with the merger. Good reason is defined to include (1) a material diminution in Mr. Casamento's position, power or duties with the combined company, (2) a material breach by the combined company of the employment agreement, (3) the relocation of Cypros' principal offices to a location more than 50 miles from the location of Cypros' principal offices, or (4) the failure of Mr. Casamento to serve as Chairman or a board member of the combined company other than by his failure to stand for election or by his resignation. If Mr. Casamento's employment is terminated by either the combined company or Mr. Casamento in connection with a change of control of the combined company under specific circumstances, Mr. Casamento will be entitled to a lump sum payment equal to 18 months of base salary and a prorated bonus for the portion of the fiscal year Mr. Casamento was employed, continuation of health insurance coverage at no cost for up to 18 months, the full vesting of all stock options and restricted stock then held by Mr. Casamento and forgiveness of all loans by the combined company. The employment agreement also provides for some continued benefits upon death or disability.

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    MORRIS RETENTION BONUS AGREEMENT.  In connection with the execution of the merger agreement, RiboGene executed a retention bonus agreement with Timothy E. Morris, RiboGene's former Chief Financial Officer. Mr. Morris has informed RiboGene that he intends to resign from RiboGene as of October 1, 1999. Thus, Mr. Morris is not expected to receive any benefits under his retention bonus agreement.

    OTHER RIBOGENE RETENTION BONUS AGREEMENTS. In connection with the merger, RiboGene will enter into retention bonus agreements with several RiboGene employees. These retention bonus agreements provide that if the merger occurs and the employee is employed by RiboGene on the incentive date, RiboGene will pay to the employee a retention bonus in an amount equal to either 50% or 100%, as applicable, of the employee's base salary for the period from the dates of the retention bonus agreements, to the incentive date (as described below). The incentive date varies among these retention bonus agreements, and includes the following dates (1) January 5, 2000, (2) the date of the closure, shutdown, relocation or other discontinuance of RiboGene's Hayward facility and (3) the last day of the calendar month in which the merger occurs. The retention bonus agreements further provide that if the merger agreement is terminated prior to the merger and the employee is employed by RiboGene on the termination date of the merger agreement, RiboGene will pay to the employee a retention bonus in an amount equal to either 50% or 100%, as applicable, of the employee's base salary for the period from the dates of the retention bonus agreements to January 5, 2000 or March 31, 2000, as the case may be. If the employee's employment is terminated by RiboGene without cause prior to the incentive date, RiboGene will pay to the employee a termination bonus in an amount equal to either 50% or 100%, as applicable, of the employee's base salary for the period from the dates of the retention bonus agreements to January 5, 2000 or March 31, 2000, as the case may be, provided that this termination bonus will not be paid if the employee receives a retention bonus under the terms of the preceding sentence.

    RIBOGENE SEVERANCE BENEFITS PLAN. On August 4, 1999, RiboGene adopted the RiboGene Severance Benefits Plan. The RiboGene plan provides that each full time employee of RiboGene (with the exception of the Chief Executive Officer and President) who is employed at the time of a change of control of RiboGene is eligible to receive benefits under the plan. The merger will be a change of control under the RiboGene plan. If an eligible employee is terminated involuntarily, other than for cause, at any time within 60 days before or within 12 months after the change of control then the employee will be entitled to receive a lump sum severance payment under the plan. An employee will be treated as having been terminated involuntarily if the employee's employment is terminated by RiboGene, or the employee resigns as a result of any of the following: (1) a material reduction in job responsibilities, (2) a reduction in annual base compensation or bonus opportunity, (3) a requirement that the employee perform services at a principal location that is more than 50 miles from the location at which the employee currently performs services, or (4) a material reduction in the employee's benefits. If the terminated employee holds the position of Vice President, the employee will receive a severance benefit equal to the greater of one month of base salary for each year of service with RiboGene or nine months of base salary. If the terminated employee holds the position of Director, the employee will receive a severance benefit equal to the greater of one month of base salary for each year of service with RiboGene or six months of base salary. If the terminated employee does not hold the position of either Vice President or Director, the employee will receive a severance benefit equal to the greater of one month of base salary for each year of service with RiboGene or three months of base salary under the plan. The RiboGene severance benefits plan also provides terminated employees with continued health insurance benefits and the immediate vesting of all stock options held by the terminated employee. However, an employee of RiboGene will cease to be an eligible employee under the plan if: (1) the employee enters into an employment agreement with RiboGene (other than a retention bonus agreement) providing for the payment of compensation to the employee for a specified period of time or following termination, or equal or greater severance benefits, (2) the employee is offered employment with Cypros, or the employee accepts employment with Cypros, unless the

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employee rejects such employment for reasons that would cause the employee's resignation from RiboGene to be treated as an involuntary termination (as described above), or (3) in the event RiboGene sells, transfers or otherwise disposes of all or substantially all of the assets or business related to any business unit, division, department or operational unit, and the employee is offered employment with the purchaser or other acquiror of such assets or business, or accepts employment with such purchaser or acquiror, unless the employee rejects such employment for reasons that would cause the employee's resignation from RiboGene to be treated as an involuntary termination (as described above). As a condition to receiving benefits of the RiboGene severance benefits plan, an employee of RiboGene must agree in writing to waive any rights under any prior change of control agreements and execute a release of claim against RiboGene.

    MARANGOS AGREEMENTS. In connection with the merger, Cypros and Paul J. Marangos, its Chairman, President and Chief Executive Officer, entered into a Severance Benefits Agreement to provide severance benefits upon termination of his employment relationship with Cypros and agreed upon the form of a Separation and Consulting Agreement to provide for further severance benefits and an ongoing consulting relationship following the completion of the merger. The severance agreement provides Dr. Marangos, among other things, with a payment of two years' annual salary, the acceleration of the vesting of his stock options and the extension of the exercise period to two years, the continuation of his medical, dental and disability benefits for two years and a cash bonus of $25,000. The consulting agreement provides for Dr. Marangos to continue serving on the board of Cypros and to consult for Cypros as requested for one year following his separation date at an annual fee of $125,000. In addition, in exchange for payment of $25,000 and the consulting agreement, Mr. Marangos agreed to execute a release, and in exchange for an additional $50,000, Dr. Marangos agreed to execute a covenant not to compete to run concurrently with the term of the consulting agreement.

    NASSIF AND SULLIVAN AGREEMENTS. Also, in connection with the merger, Cypros and David W. Nassif, Senior Vice President, Chief Financial Officer and Secretary, entered into a Severance Benefits Agreement to provide severance benefits upon termination of his employment relationship with Cypros. Mr. Nassif's severance agreement provides Mr. Nassif, among other things, with a payment of one year's annual salary, the acceleration of the vesting of his stock options and the extension of the exercise period to two years, and the continuation of his medical, dental and disability benefits for one year. In addition, Mr. Nassif and Dr. Brian Sullivan, Vice President of Product Development, each entered into a Retention Bonus Agreement with Cypros which provides for cash bonuses for remaining with Cypros (1) through the closing of the merger and (2) if needed, for 90 days after the merger to assist in the integration of the two companies. Each retention agreement also provides for a bonus of 100% of Mr. Nassif's or Mr. Sullivan's prorated salary for the period(s) that he stays, however, it is in the discretion of Cypros to let him stay to or through those periods. Mr. Nassif is also entitled to a cash bonus of $30,000 for the completion of the merger.

    CYPROS SEVERANCE BENEFIT PLAN. On August 4, 1999, Cypros adopted and approved the Cypros Severance Benefits Plan. The Cypros severance benefits plan provides that each full time employee of Cypros (with the exception of the Chief Executive Officer and Chief Financial Officer) who is employed at the time of a change of control of Cypros is eligible to receive benefits under the plan. The merger will be a change of control under the plan. If an eligible employee is terminated at any time within 60 days before or within 12 months after the change of control, and the termination or removal is not voluntary or for cause, then the employee will be entitled to receive a lump sum severance payment under the plan. If the terminated employee holds the position of Vice President, the employee will receive a severance benefit equal to the greater of one month of base salary for each year of service with Cypros or nine months of base salary. If the terminated employee holds the position of director, the employee will receive a severance benefit equal to the greater of one month of base salary for each year of service with Cypros or six months of base salary. If the terminated employee does not hold the position of either Vice President or Director, the employee will receive a

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severance benefit equal to the greater of one month of base salary for each year of service with Cypros or three months of base salary under the plan. The Cypros severance benefits plan also provides terminated employees with continued health insurance benefits and the immediate vesting of all stock options held by the terminated employee. However, an employee of Cypros will cease to be an eligible employee under the plan if the employee enters into an employment agreement with Cypros providing for the payment of compensation to the employee following termination if the employment agreement provides for severance benefits to the employee that are equal to or greater than the severance benefits to be provided under the terms of the plan. As a condition to receiving benefits of the Cypros severance benefits plan, an employee of Cypros must agree in writing to waive any rights under any prior change of control agreements and execute a release of claims against Cypros.

    ROBERTS PHARMACEUTICAL CORPORATION. Roberts Pharmaceutical Corporation, the owner of 1,528,428 shares of RiboGene Series A preferred stock, will receive all of the Cypros Series A preferred stock being issued in the merger. Dr. Vukovich, a member of Cypros' board of directors, is the Chairman of Roberts Pharmaceutical Corporation and Mr. Barrios, a member of the board of both Cypros and RiboGene, is a member of the board of directors of Roberts Pharmaceutical Corporation.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material United States federal income tax consequences generally applicable to RiboGene stockholders. The discussion is based on current law. Changes in the law could affect the federal income tax consequences of the merger to RiboGene stockholders. This discussion assumes that RiboGene stockholders hold their RiboGene common stock and RiboGene Series A preferred stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. Cypros and RiboGene have not and will not seek a ruling from the Internal Revenue Service in connection with the merger. This discussion does not address the consequences of the merger under state, local or foreign law, nor does the discussion address all aspects of federal income taxation that may be important to a RiboGene stockholder in light of his or her particular circumstances or tax issues that may be significant to RiboGene stockholders subject to special rules, such as:

    - financial institutions;

    - insurance companies;

    - foreign individuals and entities;

    - tax-exempt entities;

    - dealers in securities;

    - persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

    - persons who acquired RiboGene capital stock pursuant to the exercise of an employee option (or otherwise as compensation); or

    - persons who acquired RiboGene capital stock as part of an integrated investment, such as a "hedge," "straddle" or other risk reduction transaction, composed of RiboGene capital stock and one or more other positions.

    This discussion does not address the tax consequences of an exchange or conversion of RiboGene stock options or warrants into stock options or warrants to acquire Cypros common stock.

    Accordingly, RiboGene stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger.

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
    Based upon the assumptions and representations in this discussion, Cooley Godward, counsel to Cypros, and Latham & Watkins, counsel to RiboGene, are of the opinion that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code. In addition, it is a condition to the obligation of each party to consummate the merger that it receive an opinion of its counsel to the effect that the merger will constitute a reorganization. These conditions will not be waived without a resolicitation of consent by the stockholders of RiboGene and the shareholders of Cypros. Cooley Godward and Latham & Watkins have advised Cypros, Cypros Acquisition Corporation and RiboGene that they currently expect to be able to deliver these opinions. These opinions neither bind the IRS or the courts nor preclude the IRS or a court from adopting a contrary position.

    In addition, the tax opinions assume and are conditioned upon the following:

    - the truth and accuracy of the statements, covenants, representations and warranties contained in the merger agreement, in the tax representations received from Cypros, Cypros Acquisition Corporation and RiboGene and in all other instruments and documents related to the formation and operation of Cypros, Cypros Acquisition Corporation and RiboGene examined by and relied upon by Latham & Watkins and Cooley Godward in connection with their opinions;

    - that original documents submitted to counsel are authentic, documents submitted to counsel as copies conform to the original documents, and that those documents have been or will be by the effective time duly and validly executed and delivered;

    - that all covenants contained in the merger agreement and the tax representations received from Cypros, Cypros Acquisition Corporation and RiboGene are performed without waiver or breach of any material provision;

    - that the merger will be effected under applicable state law;

    - that the merger will be reported by Cypros and RiboGene on their respective federal income tax returns in a manner consistent with the tax opinions; and

    - that any representation or statement made "to the best of knowledge" or similarly qualified is correct without being qualified.

    Subject to the limitations and qualifications referred to above, the merger will have the following federal income tax consequences:

    - EXCHANGE OF RIBOGENE CAPITAL STOCK FOR CYPROS CAPITAL STOCK. Except as discussed below, no gain or loss will be recognized for federal income tax purposes by RiboGene stockholders who exchange their RiboGene capital stock solely for Cypros capital stock under the merger. Each RiboGene stockholder's aggregate tax basis in the Cypros capital stock he or she receives in the merger will be the same as his or her aggregate tax basis in the RiboGene capital stock surrendered in the merger, reduced by any tax basis allocable to fractional shares exchanged for cash. In addition, the holding period of the Cypros capital stock received will include the holding period of the RiboGene capital stock surrendered.

    - CASH RECEIVED INSTEAD OF FRACTIONAL SHARES. The payment of cash to a RiboGene stockholder instead of a fractional share in Cypros capital stock generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the RiboGene capital stock allocable to that fractional share interest. In the case of an individual, capital gain is generally subject to United States federal income tax at a maximum rate of 20% if the individual has held his or her RiboGene capital stock for more than one year at the time of the merger, and at ordinary income rates (as a short-term capital gain) if the individual has held his or her RiboGene capital stock for one year or less at the time of the completion of the merger. The deductibility of capital losses may be limited.

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
    - TAX CONSEQUENCES TO THE COMPANIES. Neither Cypros, RiboGene nor Cypros Acquisition Corporation will recognize gain or loss solely as a result of the merger.

    There are other tax-related issues that you should be aware of such as:

    - REPORTING REQUIREMENTS. Each RiboGene stockholder that receives Cypros capital stock in the merger will be required to file a statement with his or her federal income tax return providing his or her basis in the RiboGene capital stock surrendered and the fair market value of the Cypros capital stock and cash received in the merger, and to retain permanent records of these facts relating to the merger.

    - BACKUP WITHHOLDING. Unless an exemption applies under applicable law and regulations, the exchange agent is required to withhold, and will withhold, 31% of any cash payments to a RiboGene stockholder in the merger unless the stockholder provides the appropriate form as described below. Each RiboGene stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal to be sent to each RiboGene stockholder, so as to provide the information, including the stockholder's taxpayer identification number, and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Cypros and the exchange agent.

    - CONSEQUENCES OF IRS CHALLENGE. A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. RiboGene stockholders would recognize gain or loss with respect to each share of RiboGene capital stock surrendered in the merger. This gain or loss would be equal to the difference between the stockholder's basis in the share and the sum of the fair market value, as of the effective time, of the Cypros capital stock received in the merger and any cash received instead of a fractional share of Cypros capital stock. In that event, a stockholder's aggregate basis in the Cypros capital stock so received would equal its fair market value as of the effective time and the stockholder's holding period for the stock would begin the day after the merger is consummated.

    - OTHER CONSIDERATION. Even if the merger qualifies as a reorganization, a recipient of Cypros capital stock would recognize income to the extent that, for example, any of the shares were determined to have been received in exchange for services, to satisfy obligations or in consideration for anything other than the RiboGene capital stock surrendered. Generally, this income is taxable as ordinary income upon receipt. In addition, to the extent that RiboGene stockholders were treated as receiving, directly or indirectly, consideration other than Cypros capital stock in exchange for the stockholder's RiboGene capital stock, gain or loss would have to be recognized.

    The preceding discussion is not meant to be a complete analysis or discussion of all potential tax effects relevant to the merger. Thus, RiboGene stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

RIGHTS AGREEMENT

    RiboGene entered into a rights agreement dated July 1, 1999, with American Stock Transfer & Trust Company to provide rights to the stockholders of RiboGene in the event of specific events or transactions which could result in a change in control of the ownership of RiboGene. The form of rights agreement is also commonly referred to as a poison pill. In the merger agreement, RiboGene represented that it had taken all, and would continue to take all, actions necessary to render the RiboGene rights agreement inapplicable to the merger and the transactions contemplated in the merger agreement. The rights agreement was amended as of August 4, 1999 to specify that the rights agreement does not apply to the merger and related transactions.

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ROBERTS PHARMACEUTICAL CORPORATION WAIVER

    Roberts Pharmaceutical Corporation is the sole holder of all of the outstanding Series A preferred stock of RiboGene. Under the certificate of designation for the RiboGene Series A preferred stock, the holders of RiboGene Series A preferred stock are entitled to receive a liquidation distribution equal to the original issuance price of the RiboGene Series A preferred stock in the event of the liquidation or dissolution of RiboGene or upon a merger in which a majority of the ownership of RiboGene is transferred. Prior to the execution of the merger agreement, Cypros entered into a letter agreement with Roberts Pharmaceutical under which Roberts Pharmaceutical waived its right to receive any liquidation distribution under the terms of the certificate of designation. The waiver applies only to the merger and terminates immediately following the merger.

ACCOUNTING TREATMENT

    For accounting purposes, the merger will be treated as a purchase of RiboGene by Cypros.

EFFECT ON CYPROS OPTIONS AND WARRANTS

    No other adjustments to any outstanding Cypros stock options or warrants will occur as a result of the merger, except that vesting of options issued under the Cypros 1993 Non-Employee Directors' Equity Incentive Plan will be accelerated.

REGULATORY MATTERS

    The consummation of the merger is not subject to the expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

FEDERAL SECURITIES LAW CONSEQUENCES

    All of the Cypros common stock issued in connection with the merger will be freely transferable, except that any Cypros common stock received by persons who are deemed to be affiliates as defined under the Securities Act, of RiboGene or Cypros prior to the merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of RiboGene, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Cypros, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of RiboGene or Cypros generally include individuals or entities that control, are controlled by, or are under common control with, the corporation and may include some officers and directors of such corporation as well as principal stockholders of the corporation.

    Affiliates of RiboGene may not sell their shares of Cypros common stock acquired in connection with the merger, except under an effective registration under the Securities Act covering the shares or in compliance with Rule 145, or Rule 144 under the Securities Act in the case of persons who are or become affiliates of Cypros, or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the merger, an affiliate, together with certain related persons, would be entitled to sell shares of the combined company's common stock acquired in connection with the merger only through unsolicited brokers transactions or in transactions directly with a market maker, as those terms are defined in Rule
145. Additionally, the number of shares to be sold by an affiliate within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of the combined company's common stock or the average weekly trading volume of the stock during the four calendar weeks preceding the sale. Rule 145 would only remain available, however, to affiliates if the combined company remained current with its informational filings under the Exchange Act. One year after the merger, an affiliate would be able to sell its combined company common stock without the manner of sale or volume limitations provided that the combined company was current with its Exchange Act informational filings and the affiliate was not then an affiliate of the combined company. Two years after the merger, an affiliate

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
would be able to sell the shares of the combined company common stock without any restrictions so long as the affiliate had not been an affiliate of the combined company for at least three months prior to that date.

    The shares of Cypros Series A preferred stock issuable in the merger will be registered but will not be listed on any securities exchange. The shares of Cypros common stock issuable upon conversion of the Cypros Series A preferred stock shall be registered under the Securities Act but shall be subject to restrictions on transfer for stock held by affiliates.

APPRAISAL AND DISSENTERS' RIGHTS

DISSENTERS' RIGHTS OF RIBOGENE STOCKHOLDERS

    Under applicable Delaware law, the holders of common stock of RiboGene are not entitled to dissenters' or appraisal rights in connection with the merger. However, holders of RiboGene preferred stock are entitled to appraisal rights under Delaware law in connection with the merger. The holder of RiboGene Series A preferred stock effectively waived its appraisal rights under Delaware law by waiving its liquidation preference provided in the RiboGene Series A preferred stock certificate of designation.

DISSENTERS' RIGHTS OF CYPROS SHAREHOLDERS

    The following summary of dissenters' rights under the California Corporations Code is qualified in its entirety by reference to Chapter 13 of the California Corporations Code, the complete text of which is attached hereto as Annex G.

    FAILURE TO STRICTLY FOLLOW THE PROCEDURES PROVIDED IN CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE MAY RESULT IN THE LOSS, TERMINATION OR WAIVER OF APPRAISAL RIGHTS. A CYPROS SHAREHOLDER WHO FAILS TO SIGN AND RETURN A PROXY CARD DISAPPROVING AND WITHHOLDING AUTHORIZATION FOR THE MERGER OR TO ATTEND THE CYPROS SPECIAL MEETING AND VOTE HIS OR HER SHARES AGAINST THE MERGER WILL NOT HAVE A RIGHT TO EXERCISE DISSENTERS' RIGHTS. A CYPROS SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS' RIGHTS MUST ALSO SUBMIT A WRITTEN DEMAND FOR PAYMENT TO CYPROS BEFORE THE DATE OF THE CYPROS SPECIAL MEETING. IN ADDITION, NO CYPROS SHAREHOLDER, UNDER ANY CIRCUMSTANCES, WILL HAVE A RIGHT TO DISSENT FROM THE MERGER AGREEMENT IF LESS THAN FIVE PERCENT OF THE OUTSTANDING SHARES OF CYPROS COMMON STOCK DO NOT PERFECT THEIR RIGHT TO DISSENT AND EXERCISE THEIR DISSENTERS' RIGHTS IN ACCORDANCE WITH CHAPTER 13 OF THE CALIFORNIA CORPORATIONS CODE.

    Under Chapter 13 of the California Corporations Code, each Cypros shareholder as of the record date who votes against the merger and who submits a written demand for payment to Cypros prior to the date of the Cypros special meeting is entitled to receive payment of the fair value of all or any portion of the holder's shares of Cypros common stock owned by the holder if the merger is completed and if demands for payment are made for five percent or more of the outstanding shares of Cypros common stock. The fair value of these shares is determined as of August 4, 1999, the last day before the first announcement of the terms of the merger. Any Cypros shareholder who elects to perfect its dissenters' rights and demands payment of the fair value of its shares must strictly comply with Chapter 13 of the California Corporations Code. The following summary does not purport to be complete and is qualified in its entirety by reference to Chapter 13 of the California Corporations Code, the text of which is attached to this prospectus/joint proxy statement as Annex G. Any holder of shares of Cypros common stock considering demanding dissenters' rights is advised to consult legal counsel. Dissenters' rights will not be available unless and until the merger is consummated. To perfect the right to dissent and receive the fair value of the holder's shares, a Cypros shareholder must vote against the merger.

    Prior to the date set for approval of the merger, each Cypros shareholder who elects to exercise his or her dissenters' rights must make a written demand upon Cypros for the purchase of his or her Cypros shares. The Cypros shareholder's demand must state the number and class of shares held of record by the Cypros shareholder which the Cypros shareholder demands that Cypros purchase, as well as a statement by the Cypros shareholder as to what the holder claims the fair market value of such shares was as of the day prior to the announcement of the merger. The statement of fair market value constitutes an offer by the Cypros shareholder to sell the shares at that price. Voting against the merger shall not constitute a written demand.

    If demands for payment are made for five percent or more of the outstanding shares of Cypros common stock, and, as a consequence dissenting shareholders of Cypros become entitled to exercise dissenters' rights, then, within 10 days after the date of approval of the merger, Cypros will mail to each Cypros shareholder who filed a demand, notice of the approval of the merger by the Cypros shareholders, accompanied by a copy of Sections 1300 through 1304 of the California Corporations Code. The notice will also state the price determined by Cypros to be the fair market value of shares of Cypros common stock under which dissenters' rights are properly exercised under the California Corporations Code and a brief description of the procedure to be followed by a shareholder who elects to dissent.

    Within the 30-day period following the mailing of the notice, the dissenting shareholder must submit to Cypros for endorsement certificates for any shares which the Cypros shareholder demands that Cypros purchase. If Cypros and the Cypros shareholder agree upon the price of the Cypros dissenting shares, the dissenting Cypros shareholder is entitled to the agreed price with interest at the legal rate on judgments from the date of the agreement. Payment must be made within 30 days of the later of the date of the agreement between the Cypros shareholder and Cypros or the date the contractual conditions to the merger are satisfied or waived.

    If Cypros and the Cypros shareholder cannot agree as to the fair market value or whether the shares are Cypros dissenting shares, the Cypros shareholder may file within six months of the date of mailing of the notice a complaint with the California Superior Court for the County of San Diego demanding judicial determination of these matters. Cypros will then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six-month period, the Cypros shareholder's rights as a dissenter are lost.

    Cypros dissenting shares lose their dissenters' rights if (1) Cypros abandons the merger; (2) the shares are transferred prior to submission for endorsement or are surrendered for conversion into shares of another class in accordance with Cypros' articles of incorporation; (3) the Cypros shareholder and Cypros do not agree as to the fair market value of the shares and a complaint is not filed within six months of the date that the notice was mailed; or (4) the dissenting Cypros shareholder withdraws, with the consent of Cypros, his or her demand for purchase of the shares.

                              THE MERGER AGREEMENT

    THE DESCRIPTION OF THE MERGER AGREEMENT PROVIDED BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROSPECTUS/ JOINT PROXY STATEMENT AS ANNEX A AND INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

TERMS OF THE MERGER

    THE MERGER. At the closing and subject to and upon the terms and conditions of the merger agreement and the Delaware General Corporation Law, Cypros Acquisition Corporation will be merged with and into RiboGene, the separate corporate existence of Cypros Acquisition Corporation will cease, and RiboGene will continue as the surviving corporation and a wholly-owned subsidiary of Cypros. In the merger, each share of RiboGene common stock will be converted into the right to receive approximately 1.494 shares of Cypros common stock, subject to adjustment as described below. In addition, each share of RiboGene Series A preferred stock will be converted into the right to receive approximately 1.494 shares of Cypros Series A preferred stock with similar rights, preferences and privileges as the RiboGene Series A preferred stock, including a $10 million liquidation preference. Each outstanding option and warrant to purchase RiboGene common stock will be assumed by Cypros in accordance with its terms. Appropriate adjustments will be made to the number of shares issuable upon exercise of these options and warrants and the exercise price of each option and warrant to reflect the exchange ratio. The final exchange ratio will be determined based on (1) the number of shares of Cypros common stock and shares of RiboGene common stock outstanding, assuming exercise or the conversion of all options, warrants and preferred stock in each case, on the day before the special meetings of Cypros and RiboGene to vote on this merger, and (2) a designated adjustment if the average closing price of Cypros common stock over the 20 consecutive trading days ending on the day before the Cypros special meeting to vote on this merger exceeds $2.475 or falls below $1.464. The final exchange ratio will be calculated as follows:

               IF THE AVERAGE CLOSING PRICE OF CYPROS COMMON STOCK OVER THE 20 DAY PERIOD ENDING
                                 THE DAY BEFORE THE CYPROS SPECIAL MEETING IS:

        GREATER THAN $2.475                BETWEEN $2.475 AND $1.464                  LESS THAN $1.464

                                    THEN THE EXCHANGE RATIO CALCULATION IS:
(1) $36,921,567 divided by the        (1) The total number of Cypros        (1) $21,839,666 divided by the
20-day average closing price of       common stock outstanding on the day   20-day average closing price of
Cypros common stock, minus (2)        before the Cypros special meeting,    Cypros common stock, minus (2)
403,549, divided by (3) the total     assuming the exercise or conversion   403,549, divided by (3) the total
number of shares of RiboGene common   of all options and warrants,          number of shares of RiboGene common
stock outstanding on the day before   multiplied by (2) 45/55 (or           stock outstanding on the day before
the RiboGene special meeting,         0.81818), minus (3) 403,549, divided  the RiboGene special meeting,
assuming the exercise or conversion   by (4) the total number of shares of  assuming the exercise or conversion
of all preferred stock, options and   RiboGene common stock outstanding on  of all preferred stock, options and
warrants.                             the day before the RiboGene special   warrants.
                                      meeting, assuming the exercise or
                                      conversion of all preferred stock,
                                      options and warrants.

    Cypros expects to issue approximately 8,649,236 shares of Cypros common stock and approximately 2,134,534 shares of Cypros Series A preferred stock to RiboGene stockholders in the merger. As a result of the merger, the former holders of RiboGene common stock and RiboGene Series A preferred stock will hold approximately 41% of the outstanding voting stock of Cypros and current holders of

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
Cypros common stock will hold approximately 59% of the outstanding voting stock of Cypros. In addition, Cypros expects to reserve approximately 3.7 million shares of Cypros common stock to be issued upon the exercise of RiboGene options and warrants that will be assumed by Cypros in the merger. On a fully-diluted basis after the merger, the former holders of RiboGene common stock, preferred stock, options and warrants will hold approximately 45% of the voting stock of Cypros and current holders of Cypros common stock, options and warrants will hold approximately 55% of the voting stock of Cypros. The Cypros common stock currently trades on the AMEX under the symbol CYP. The combined company common stock will trade on the AMEX under the symbol QSC.

    CHARTERS AND BYLAWS. The merger agreement provides that the certificate of incorporation and bylaws of RiboGene will be amended as of the closing to conform to the certificate of incorporation and bylaws of Cypros Acquisition Corporation. In addition, the merger agreement provides that the articles of incorporation of Cypros must be amended as of the closing to (a) increase the number of authorized shares of common stock of Cypros from 30,000,000 shares to 75,000,000 shares and the number of authorized shares of preferred stock of Cypros from 1,000,000 shares to 7,500,000 shares, (b) authorize the Cypros board to issue and designate the rights, preferences and privileges of Cypros preferred stock; and (c) designate the rights, preferences, privileges and restrictions on its Series A preferred stock, so that shares of that series may be issued in connection with the merger. The Cypros bylaws must also be amended to change the authorized number of directors of Cypros to not less than four nor more than nine. See "Amendment to the Articles of Incorporation."

    DIRECTORS AND OFFICERS. As required under the merger agreement, Charles J. Casamento, Frank J. Sasinowski, Jon S. Saxe and Roger G. Stoll, current directors of RiboGene, will become members of the Cypros board upon the effectiveness of the merger. Digby W. Barrios, a current member of both the RiboGene and Cypros boards, will remain on the board of Cypros. Current Cypros directors Paul J. Marangos, Robert F. Allnutt, Virgil D. Thompson and Robert A. Vukovich will also remain on the Cypros board. In addition, Charles J. Casamento, currently Chairman, President and Chief Executive Officer of RiboGene will serve in those same capacities with Cypros following the merger.

    FRACTIONAL SHARES. No fractional shares or certificates or scrip representing fractional shares of Cypros common stock shall be issued in connection with the merger. In lieu of any fractional share, each holder of a certificate or certificates representing RiboGene common stock who would otherwise have been entitled to a fraction of a share of Cypros common stock upon surrender of the certificate for exchange shall be paid in cash upon surrender the dollar amount determined by multiplying the fraction by the average closing prices of Cypros common stock as reported on the AMEX for the 20 trading days ending on the day immediately preceding the date of the Cypros special meeting.

EXCHANGE OF CERTIFICATES

    EXCHANGE AGENT. Cypros will supply to American Securities Transfer & Trust, Inc., as exchange agent for Cypros common stock, certificates evidencing shares of Cypros common stock to be issued in exchange for outstanding RiboGene common stock in accordance with the merger agreement. Cypros will act as exchange agent for Cypros preferred stock.

    EXCHANGE PROCEDURES. As soon as reasonably practicable after the effectiveness of the merger, the exchange agent will mail to record holders of RiboGene stock a transmittal letter and instructions for effecting the surrender of RiboGene stock certificates in exchange for Cypros stock certificates. To exchange the certificates, the holders of RiboGene common stock and RiboGene Series A preferred stock must then surrender their certificates representing RiboGene common stock or RiboGene Series A preferred stock to exchange the certificates for certificates evidencing Cypros common stock or Cypros Series A preferred stock, as the case may be.

    Upon surrender of a certificate representing RiboGene common stock or RiboGene Series A preferred stock for cancellation to the exchange agent, and other customary documents as may be required, the holder of the certificate will be entitled to receive in exchange for the certificate a certificate evidencing that number of whole shares of Cypros common stock or Cypros Series A preferred stock which the holder has the right to receive in the merger and cash instead of fractional shares of Cypros common stock. The certificate representing RiboGene common stock or RiboGene Series A preferred stock so surrendered will be cancelled. In the event of a transfer of ownership of shares of RiboGene common stock or RiboGene Series A preferred stock which is not registered in the transfer records of RiboGene as of the completion of the merger, the merger consideration, the shares of Cypros common stock and Cypros Series A preferred stock (and any cash in lieu of fractional shares) to be issued in exchange, may be issued and paid to a transferee if the certificate evidencing the shares of RiboGene common stock or RiboGene Series A preferred stock is presented to the exchange agent, accompanied by all documents required to evidence and effect the transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding certificate that represented shares of RiboGene common stock or RiboGene Series A preferred stock prior to the merger will be deemed from and after the merger to evidence only the right to receive the shares of Cypros common stock or Cypros Series A preferred stock, as the case may be, and cash in lieu of fractional shares.

    The exchange agent will be entitled to deduct and withhold from the Cypros common stock or Cypros Series A preferred stock otherwise payable under the merger agreement to any RiboGene stockholder such amounts as Cypros or its designee is required to deduct and withhold for the making of the payment under any provision of law. To the extent that amounts are withheld by Cypros or its designee, the withheld amounts shall be treated for purposes of the merger agreement as having been paid to the holder of the shares of RiboGene common stock or RiboGene Series A preferred stock in respect of which the deduction and withholding was made by Cypros or its designee.

    If any certificate representing shares of RiboGene common stock or RiboGene Series A preferred stock have been lost, stolen or destroyed, Cypros may, in its discretion and as a condition to the issuance of a certificate representing Cypros common stock or Cypros Series A preferred stock, require the owner of that certificate to provide an affidavit and to deliver a bond as indemnity against any claim that may be regarding the certificate alleged to have been lost, stolen or destroyed.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains substantially reciprocal customary representations and warranties made by RiboGene and Cypros to each other. The most significant of those relate to:

    - corporate organization and standing;

    - force and effect of charter and bylaws;

    - capitalization;

    - financial statements;

    - absence of any material adverse changes in the operation of each company since a specified date;

    - good and valid title to all assets;

    - ownership and rights to use intellectual property;

    - absence of breach in any material agreement;

    - payment of taxes;

    - employee and labor matters;

    - compliance with environmental laws;

    - maintenance of adequate insurance;

    - pending litigation;

    - vote required to approve the merger and related transactions; and

    - receipt of fairness opinions from financial advisors.

    In particular, Ribogene has represented and warranted that its has not received any notice of nor is it aware that since December 31, 1998, there has been any material adverse change or event with respect to RiboGene's research programs, including with respect to either of its collaboration arrangements with Dainippon and Roberts Pharmaceutical Corporation and that each agreement is in full force and effect and RiboGene is not aware that either Dainippon or Roberts intends to terminate is agreement with RiboGene within 12 months of the date of the merger agreement and relations between RiboGene and these parties are good.

    The representations and warranties of the parties in the merger agreement do not survive the consummation of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

    The merger agreement provides that each of Cypros and RiboGene will, from the date of the execution of the merger agreement until the effectiveness of the merger, conduct its business in the ordinary course and preserve intact its present business organization and employee relations. The merger agreement also requires that each party will provide the other party with reasonable access to its personnel, assets, documents and other information. Each company has also agreed that, during the pre-merger period, it will not without the prior consent of the other:

    - pay any dividend or repurchase, redeem any shares of capital stock or other securities, except for repurchases of RiboGene warrants under their existing terms;

    - issue additional shares of its capital stock or securities convertible or exchangeable for its capital stock or any other security, except that it may issue shares and grant options to purchase up to 100,000 shares of its common stock under approved stock option and stock purchase plans and issue shares of its common stock upon the valid exercise of outstanding or permitted stock options, upon the exercise of outstanding warrants and upon the conversion of outstanding preferred stock;

    - amend or waive any of its rights under, or permit the acceleration of vesting under any provision of any agreement evidencing any outstanding option, warrant or restricted stock;

    - amend or permit the adoption of any amendment to its charter documents, or effect or permit itself or any of its subsidiaries to become a party to any merger, consolidation, business combination, recapitalization, stock split, reverse stock split or similar transaction;

    - form any subsidiary or acquire any equity interest in any other entity;

    - make any capital expenditure exceeding $100,000;

    - enter into any material contract except in the ordinary course of business, or amend or waive any material right or remedy under, any material contract;

    - acquire, lease, license, dispose or sell any material right or other material asset or waive or relinquish any material right;

    - lend money to any third party, or incur or guarantee any indebtedness;

    - adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation payable to, any of its directors, officers or employees;

    - prepay any material claim, liability or obligation;

    - enter into or amend any employment agreement, severance agreement or special pay arrangement;

    - make or fail to make any material election concerning or waive any material provision of a real property lease;

    - make any tax election;

    - commence or settle any legal proceeding;

    - enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with its practices; or

    - agree or commit to take any action described in the clauses above.

    In particular, the merger agreement also calls for Cypros to have taken specific actions by specific dates related to (1) the completion of its Lee's Summit, Missouri manufacturing facility; (2) the validation of the facility, equipment, cleaning methods, manufacturing processes and related analytical methods; and (3) the filing of all necessary applications with the FDA to manufacture, test and label Sildaflo.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under the merger agreement, Cypros has agreed that after the completion of the merger, it will fulfill and honor to the fullest extent available under Delaware law the indemnification obligations of RiboGene under RiboGene's bylaws and each indemnification agreement in effect at the time in favor of each person who is or was a director or officer of RiboGene before the merger for a period of six years.

    Cypros has also agreed that it will maintain until the fifth anniversary of the merger, directors' and officers' liability insurance.

NO SOLICITATION

    Under the merger agreement, each of Cypros and RiboGene has agreed that they will not:

    - solicit, initiate, or encourage any acquisition proposal, as defined below;

    - furnish any information regarding itself to any third party in connection with or in response to an acquisition proposal;

    - continue or engage in discussions or negotiations with any third party with respect to any acquisition proposal;

    - approve, endorse or recommend any acquisition proposal; or

    - enter into any contract relating to any acquisition transaction, as defined below.

    An acquisition proposal is defined in the merger agreement as any offer or proposal, other than an offer or proposal by Cypros or RiboGene, relating to any RiboGene or Cypros acquisition transaction. An acquisition transaction is defined in the merger agreement as any transaction involving:

    - any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction or the acquisition of more than 20% of the business of Cypros or RiboGene or the acquisition of beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Cypros or RiboGene, or in which securities representing more than 20% of the outstanding securities of any class of voting securities of Cypros or RiboGene are issued;

    - any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of Cypros or RiboGene or assets which generate more than 20% of Cypros' or RiboGene's revenues; or

    - any liquidation or dissolution of the company or any subsidiary.

However, an acquisition transaction will not include any collaboration or other similar transaction with a pharmaceutical or biotechnology company, to the extent the collaboration or other similar transaction relates primarily to the licensing of technology relating to Cypros' drug discovery or pre-clinical or clinical drug development business or RiboGene's drug discovery business. Subject to the restrictions on the conduct of Cypros' and RiboGene's respective businesses described above, prior to the approval of the merger by the Cypros shareholders or the RiboGene stockholders, Cypros or RiboGene may furnish nonpublic information regarding themselves to, or enter into discussions and participate in negotiations with, any third party in response to an acquisition proposal that is submitted by the third party if:

    - the board of the company concludes in good faith, after consultation with outside legal counsel, that the action is required in order for the board to comply with its fiduciary obligations to the company's securityholders under applicable law;

    - prior to furnishing any nonpublic information to, or entering into discussions or negotiations with, the third party, the company gives the other company written notice of the identity of the third party and of the company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, the third party, and the company receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to the third party by or on behalf of the company;

    - prior to furnishing any nonpublic information to the person, the company furnishes the nonpublic information to the other company, to the extent nonpublic information has not been previously furnished to the other company; and

    - the company does not violate any of the non-solicitation provisions described in the merger agreement.

    In addition, each of RiboGene and Cypros has agreed to promptly advise the other of any acquisition proposal made during the pre-closing period and any modification or proposed modification to any acquisition proposal and immediately cease and terminate any existing discussions with any person that relate to any acquisition proposal.

CONDITIONS TO THE MERGER

    CYPROS AND CYPROS ACQUISITION CORPORATION. The obligations of Cypros and Cypros Acquisition Corporation to complete the merger and the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing of the merger, of each of the following conditions:

    - the representations and warranties of RiboGene are accurate in all material respects as of the date of the merger agreement and the date of closing;

    - each covenant or obligation that RiboGene is required to comply with or to perform at or prior to the consummation of the merger shall have been complied with and performed in all material respects;

    - the registration statement relating to the Cypros capital stock being issued in the merger shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the registration statement;

    - the merger agreement, the merger and the various other related proposals will have been adopted and approved by the Cypros shareholders, and the merger agreement and the merger will have been adopted and approved by the RiboGene stockholders;

    - Cypros will have received (1) an employment agreement executed by it and Charles J. Casamento; (2) a separation and consulting agreement executed by it and Paul J. Marangos and an executive severance benefits agreement between it and Dr. Marangos; (3) a legal opinion of Cooley Godward LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (4) a closing certificate executed by RiboGene's Chief Executive Officer evidencing compliance with the conditions in the merger agreement;

    - all actions will have been taken to extinguish and cancel all outstanding rights under RiboGene's rights plan relating to the merger;

    - the shares of Cypros common stock to be issued in the merger will have been approved for listing on AMEX;

    - no injunction or other order preventing the consummation of the merger will have been issued by any court, and there will not be any legal requirement applicable to the merger that makes consummation of the merger illegal;

    - RiboGene and Cypros will have obtained all consents required under the merger agreement; and

    - there is no pending or threatened legal proceeding in which a governmental body is involved, and neither Cypros nor RiboGene will have received any communication from any governmental body indicating the possibility of commencing any legal proceeding or taking any other action either seeking to restrain or prohibit the completion of the merger or any related transactions or seeking to obtain any damages or other material relief.

    RIBOGENE. The obligations of RiboGene to effect the merger and complete the transactions contemplated by the merger agreement are subject to the satisfaction, at or prior to the closing, of the following conditions:

    - the representations and warranties of Cypros and Cypros Acquisition Corporation will have been accurate in all material respects as of the date of the merger agreement and the date of closing;

    - each covenant or obligation that Cypros and Cypros Acquisition Corporation are required to comply with or to perform at or prior to the consummation of the merger will have been complied with and performed in all material respects;

    - the registration statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order will have been issued by the SEC regarding the registration statement;

    - the merger agreement and the merger will have been adopted and approved by the RiboGene stockholders, and the merger agreement, the merger and the various other related proposals will have been adopted and approved by the Cypros shareholders;

    - RiboGene will have received (1) an employment agreement executed by Cypros and Charles J. Casamento; (2) a separation and consulting agreement executed by Cypros and Paul J. Marangos and an executive severance benefits agreement between Cypros and Dr. Marangos; (3) a legal opinion of Latham & Watkins to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and (4) a closing certificate executed by the Chief Executive Officer of Cypros evidencing compliance with certain conditions set forth in the merger agreement;

    - the shares of Cypros common stock to be issued in the merger will have been approved for listing on the AMEX;

    - RiboGene and Cypros will have obtained all consents as required under the merger agreement;

    - no injunction or other order preventing the consummation of the merger will have been issued by any court, and there will not be any legal requirement applicable to the merger that makes consummation of the merger illegal; and

    - there is no pending or threatened legal proceeding in which a governmental body is involved, and neither Cypros nor RiboGene will have received any communication from any governmental body indicating the possibility of commencing any legal proceeding or taking any other action either seeking to restrain or prohibit the completion of the merger or any related transactions or seeking to obtain any damages or other material relief.

TERMINATION OF THE MERGER AGREEMENT

    Either Cypros or RiboGene may terminate the merger agreement at any time prior to the time of the merger, whether before or after Cypros and RiboGene obtain the requisite shareholder approvals, if:

    - The Cypros and RiboGene boards mutually consent.

    - Cypros and RiboGene do not complete the merger by December 31, 1999.

    - A governmental entity issues an order, decree or ruling or takes any other action which permanently prevents Cypros or RiboGene from consummating the merger.

    - The shareholders of Cypros or the stockholders RiboGene do not approve the merger.

    Cypros may terminate the merger agreement at any time prior to the merger, whether before or after Cypros and RiboGene obtain the requisite shareholder approvals, if:

    - The shares issued to RiboGene's stockholders in the merger would equal or exceed 50% of the outstanding shares of Cypros upon the effectiveness of the merger on a fully diluted basis.

    - RiboGene breaches any of its covenants, representations or warranties contained in the merger agreement.

    RiboGene may terminate the merger agreement at any time prior to the merger, whether before or after Cypros and RiboGene obtain the requisite shareholder approvals, if Cypros breaches any of its covenants, representations or warranties contained in the merger agreement.

    Either Cypros or RiboGene may terminate the merger agreement at any time prior to the adoption of the merger agreement and merger by the requisite shareholder approvals, if a triggering event occurs with respect to the other party.

    A triggering event is deemed to have occurred for purposes of the merger if:
(1) the board of directors of the company fails to unanimously recommend or for any reason withdraws or modifies in a manner adverse to the other company its unanimous recommendation in favor of, the adoption and approval of the merger agreement or the approval of the merger; (2) the company has failed to include in the prospectus/joint proxy statement the unanimous recommendation of the board of directors of the company in favor of the adoption and approval of the merger agreement and the merger; (3) the board of directors of the company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the merger agreement and the merger within ten business days after the other company requests in writing that the unanimous recommendation be reaffirmed; (4) the board of directors of the company has approved, endorsed or recommended any acquisition transaction; (5) the company has entered into any contract relating to any acquisition transaction; (6) the company has failed to hold its shareholders meeting as promptly as practicable after the Form S-4 registration statement is declared effective under the Securities Act; (7) a tender or exchange offer relating to the company's securities has been commenced and the company has not sent to its securityholders, within ten business days after the commencement of the tender or exchange offer, a statement disclosing that the company recommends rejection of the tender or exchange offer; (8) an acquisition transaction of the company is publicly announced, and the company fails to issue a press release announcing its opposition to the acquisition transaction within ten business days after the acquisition transaction is announced; (9) the company breaches or is deemed to have breached any of its obligations, or (10) a person or group, as defined in the Exchange Act has acquired more than 50% of the company's voting securities, excluding persons or groups that as of the date of the merger agreement, hold more than 50% of the company's voting securities or that may be deemed to have acquired 50% upon execution of the voting agreements in connection with the merger.

TERMINATION FEES

    Cypros has agreed that if the merger agreement is terminated (1) by Cypros or RiboGene as a result of the Cypros shareholders' failure to approve the merger, or (2) by RiboGene following a Cypros triggering event, each as described above, then Cypros will pay $1,000,000 to RiboGene. This fee is also due if Cypros terminates the merger agreement because the shares of Cypros stock to be issued to RiboGene stockholders in the merger would equal or exceed 50% of the outstanding shares of Cypros upon the effectiveness of the merger on a fully diluted basis.

    RiboGene has agreed that if the merger agreement is terminated (1) by Cypros or RiboGene as a result of the RiboGene stockholders' failure to approve the merger, or (2) by Cypros following a RiboGene triggering event, each as described above, then RiboGene will pay $1,000,000 to Cypros.

OTHER FEES AND EXPENSES

    Except as described above, each party to the merger agreement will bear and pay all fees, costs, and expenses incurred by it in connection with the merger. However, the companies will share equally all fees and expenses other than attorneys' fees incurred in connection with the filing, printing and mailing of the registration statement and prospectus/joint proxy statement and any amendments or supplements to the registration statement.

AMENDMENT; WAIVER

    The merger agreement may be amended only by an instrument in writing signed by each of Cypros, Cypros Acquisition Corporation and RiboGene.

    No delay or failure on the part of any person to exercise any power, right, privilege or remedy under the merger agreement will operate as a waiver of that power, right, privilege or remedy, and no single or partial exercise of any power, right, privilege or remedy will preclude any other or further exercise of any other power, right, privilege or remedy.

                                OTHER AGREEMENTS

RIBOGENE VOTING AGREEMENTS

    Under voting agreements entered into in favor of Cypros, Charles J. Casamento, Chairman, President and Chief Executive Officer of RiboGene, and Timothy E. Morris, Vice President, Finance Administration, Chief Financial Officer and Assistant Secretary (who will be resigning from RiboGene effective October 1, 1999), who together beneficially hold approximately 365,219 shares of RiboGene common stock have agreed that, before the earlier of the termination of the merger agreement or the effective time of the merger, they will vote their shares of RiboGene common stock in favor of the merger.

    Messrs. Casamento and Morris have agreed to vote against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of RiboGene in the merger agreement. They have also agreed that they will not enter into any agreement or understanding with any person to vote or give instructions with respect to their shares of RiboGene common stock in any manner inconsistent with the voting agreement.

    Messrs. Casamento and Morris have also delivered to Cypros an irrevocable proxy with respect to matters covered by the voting agreement and have agreed to waive any rights of appraisal and any dissenters' rights that they may have in connection with the merger. They have further agreed that during the period commencing on the date of the voting agreement and ending on the earlier of the termination of the merger agreement or the effective time of the merger, they will not:

    - solicit, initiate, encourage or induce the making, submission or announcement of any competing acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal;

    - furnish any information regarding RiboGene to any person in connection with or in response to an acquisition proposal;

    - engage in discussions or negotiations with any person with respect to an acquisition proposal;

    - approve, endorse or recommend an acquisition proposal; or

    - enter into any letter of intent or similar document or any contract contemplating an acquisition transaction.

    The form of RiboGene voting agreement is attached hereto as Annex F.

CYPROS VOTING AGREEMENT

    Under a voting agreement entered into in favor of RiboGene, Paul J. Marangos, Chairman, President and Chief Executive Office of Cypros, who beneficially holds approximately 1,554,411 shares of Cypros common stock, has agreed that, before the earlier of the termination of the merger agreement or the effective time of the merger, he will vote his shares of Cypros common stock in favor of the merger, the amendment to Cypros' articles of incorporation, the amendment to Cypros' bylaws, the amendment to the Cypros stock option plan and the amendment to the Cypros directors' equity incentive plan.

    Dr. Marangos has also agreed that prior to the earlier of the valid termination of the merger agreement or the effective time of the merger, he will not enter into any agreement or understanding with any person to vote or give instructions with respect to his shares of Cypros common stock in any manner inconsistent with the voting agreement. In addition, under some circumstances, Dr. Marangos has agreed to vote against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Cypros in the merger agreement and against competing acquisition proposals to the merger.

    Dr. Marangos has also delivered to RiboGene an irrevocable proxy with respect to matters covered by the voting agreement and has agreed to waive any rights of appraisal and any dissenters' rights that he may have in connection with the merger. He has further agreed that during the period commencing on the date of the voting agreement and ending on the earlier of the valid termination of the merger agreement or the effective time of the merger, he will not:

    - solicit, initiate, encourage or induce the making, submission or announcement of any competing acquisition proposal or take any action that could reasonably be expected to lead to an acquisition proposal,

    - furnish any information regarding Cypros to any person in connection with or in response to an acquisition proposal,

    - engage in discussions or negotiations with any person with respect to an acquisition proposal,

    - approve, endorse or recommend an acquisition proposal or

    - enter into any letter of intent or similar document or any contract contemplating or otherwise relating to an acquisition transaction.

    The form of Cypros voting agreement is attached hereto as Annex E.

AFFILIATE AGREEMENTS

    Each RiboGene stockholder who is or becomes an affiliate of RiboGene as the term affiliate is defined in Rule 145 of the Securities Act, is required under the merger agreement to execute an affiliate agreement that prohibits the sale, pledge, transfer or other disposition of Cypros common stock received by that stockholder of RiboGene unless at the time:

    - the sale, transfer or other disposition is effected under an effective registration statement under the Securities Act;

    - the sale, transfer or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act;

    - counsel reasonably satisfactory to Cypros will have advised Cypros in a written opinion letter that is satisfactory in form and content to Cypros, upon which Cypros may rely, that the sale, transfer or other disposition will be exempt from registration under the Securities Act; or

    - an authorized representative of the SEC shall have rendered written advice to the affiliate to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, regarding the sale, transfer or other disposition, and a copy of the written advice and all other related communications with the SEC will have been delivered to Cypros.

                     MANAGEMENT OF CYPROS AFTER THE MERGER

    The executive officer and directors of Cypros after the merger, and their ages as of July 31, 1999, will be as follows:

NAME                                             AGE                       POSITION
-------------------------------------------      ---      -------------------------------------------
Charles J. Casamento.......................          54   Chairman of the Board, President, Chief
                                                          Executive Officer and Director
Robert F. Allnutt(1)(2)....................          64   Director
Digby W. Barrios...........................          62   Director
Paul J. Marangos, Ph.D.....................          52   Director
Frank J. Sasinowski, Esq.(2)...............          46   Director
Jon S. Saxe(1).............................          63   Director
Roger G. Stoll, Ph.D.(2)...................          57   Director
Virgil D. Thompson(1)......................          59   Director
Robert A. Vukovich, Ph.D...................          55   Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    Charles J. Casamento joined RiboGene as President, Chief Executive Officer and Chairman of the board in June 1993. Prior to joining RiboGene, he was co-founder, President and Chief Executive Officer of Interneuron Pharmaceuticals, Inc., a biopharmaceutical company, from March 1989 until May 1993. Mr. Casamento has also held senior management positions at Genzyme Corporation, American Hospital Supply, Johnson & Johnson, Hoffmann LaRoche Inc. and Sandoz Inc. Mr. Casamento is also a director of CORTEX Pharmaceuticals, a biopharmaceutical company and two not-for-profit organizations. Mr. Casamento holds a bachelor's degree in Pharmacy from Fordham University and an M.B.A. degree from Iona College. He is also a licensed pharmacist in the States of New York and New Jersey.

    Robert F. Allnutt has been a director of Cypros since November 1996. He has been a management consultant since February 1995. Mr. Allnutt served as Executive Vice President of the Pharmaceutical Manufacturers Association from May 1985 until February 1995. Mr. Allnutt is also a director of CORTEX Pharmaceuticals, Inc., a biopharmaceutical company, and in February 1999 he was appointed Chairman of the board of that company. Mr. Allnutt holds a B.S. degree in Industrial Engineering from Virginia Polytechnic Institute and a Juris Doctorate and L.L.M. degrees from George Washington University School of Law.

    Digby W. Barrios has been a director of Cypros since February 1993 and a director of RiboGene since August 1996. He has been a management consultant since June 1992. Mr. Barrios held various management positions at Boehringer Ingelheim Corporation, a manufacturer of pharmaceuticals and fine chemicals, from January 1983 to June 1992, the last five years of which he was President and Chief Executive Officer. He is also a director of the following publicly-held companies: Roberts Pharmaceutical Corporation, an international pharmaceutical company which licenses, acquires, develops and commercializes post-discovery drugs in selected therapeutical categories; Sepracor, Inc., a developer of enhanced forms of existing, widely-sold pharmaceuticals; and Sheffield Pharmaceuticals, Inc., an early-stage company involved in the development of therapies, delivery systems and medical devices.

    Paul J. Marangos, Ph.D., has been President and Chairman of the board of Cypros since he founded Cypros in November 1990. In February 1993, he became Chief Executive Officer of Cypros. From April 1988 to November 1990, he was Senior Director of Research at Gensia Pharmaceuticals, Inc., a biotechnology company. From 1980 to 1988, he was Chief of Neurochemistry in the Biological Psychiatry Branch, National Institute of Mental Health. Dr. Marangos obtained his doctorate in biochemistry from the University of Rhode Island and did his post-doctoral work at the Roche Institute of Molecular Biology. He has published 250 research papers and four books in the field of biochemistry and pharmacology, the most recent of which is entitled EMERGING STRATEGIES IN NEUROPROTECTION. He is a member of the Society for Neuroscience and the American Academy for the Advancement of Science. Dr. Marangos is the founding editor of the JOURNAL OF MOLECULAR NEUROSCIENCE published by Humana Press.

    Frank J. Sasinowski joined RiboGene's board of directors in March 1998. Since 1987, he has been a partner with Hyman, Phelps & McNamara, P.C., a food and drug law firm. From December 1983 to June 1987, Mr. Sasinowski served in various positions with the United States Food and Drug Administration. Mr. Sasinowski holds a Masters of Science in nutritional sciences and a Masters of Public Health from the University of California at Berkeley. He also earned a Bachelor of Science in biological sciences and genetics from Cornell University and a Juris Doctorate from the Georgetown University Law Center.

    Jon S. Saxe joined RiboGene's board of directors in April 1994. He has been a director of Protein Design Labs, Inc., a biotechnology company, since 1989 and from January 1995 to May 1999 he was President of Protein Design Labs, Inc. From May 1999 to date, he has been an executive in residence at Institutional Venture Partners. From May 1993 to May 1995, he served as President of Saxe Associates, a biotechnology consulting firm. Mr. Saxe also serves as a director of ID Biomedical Corporation, a diagnostics and vaccine development company, and Incyte Pharmaceuticals, Inc., a genomics company. Mr. Saxe holds a B.S. degree in Chemical Engineering from Carnegie-Mellon university, a Juris Doctorate from George Washington University School of Law and an L.L.M. from New York University School of Law.

    Roger G. Stoll joined RiboGene's board of directors in June 1998. He has been Executive Vice-President of Fresenius Medical Care North America, since the end of 1998. Before that, he was President and Chief Executive Officer of Ohmeda, Inc., a medical goods and services company, from 1991 to 1998. From May 1986 to October 1991, Dr. Stoll was a senior executive within Bayer, AG, where he served as Executive Vice President and General Manager of its worldwide Diagnostic Business Group. Dr. Stoll currently serves on the board of directors of St. Jude Medical, Inc., a cardiovascular medical devices company, and Collaborative Clinical Research, Inc, a clinical research company. Dr. Stoll holds a B.S. degree in Pharmacy from Ferris State University and a Ph.D. in Biopharmaceutics from the University of Connecticut, and did post-doctoral studies at the University of Michigan.

    Virgil D. Thompson has been a director of Cypros since January 1996. Mr. Thompson has been a member of the board of directors of Biotechnology General Corporation, a publicly-held developer, manufacturer and marketer of genetically-engineered and other products for human health care, since 1994, and in May 1999 became President and Chief Operating Officer. He served as the President and Chief Executive Officer and a member of the board of directors of Cytel Corporation from January 1996 to May 1999. He was the President and Chief Executive Officer of CIBUS Pharmaceutical, Inc. from July 1994 to January 1996. Mr. Thompson was the President of Syntex Laboratories, Inc. from August 1991 to August 1993 and an Executive Vice President of Syntex from March 1986 to August 1991. Mr. Thompson is also a director of Aradigm Corporation, a publicly-held developer of non-invasive pulmonary drug delivery products.

    Robert A. Vukovich, Ph.D., has been a director of Cypros since August 1992. Dr. Vukovich has been the Chairman of the board of directors of Roberts Pharmaceutical Corporation since 1983, and from 1983 until 1998, he was also the President and Chief Executive Officer of Roberts Pharmaceutical Corporation. Dr. Vukovich was the Director of the Division of Developmental Therapeutics for Revlon Health Care Group from 1979 to 1983. Dr. Vukovich is also a director of InKine Pharmaceuticals

Company, Inc., a publicly-held developer and acquirer of drugs to diagnose and treat cancer and autoimmune diseases. Dr. Vukovich received a doctorate in pharmacology and pathology from Jefferson Medical College, Philadelphia.

BOARD COMMITTEES

    Following the merger, the combined company will have an Audit Committee and a Compensation Committee. The Audit Committee will consist of Messrs. Allnutt, Saxe and Thompson. The Audit Committee will recommend to the board of directors the engagement of the combined company's independent auditors, will review with the auditors the plan, scope and results of their examination of the financial statements and determine the independence of the auditors. Following the merger, the Compensation Committee will consist of Messrs. Allnutt and Sasinowski and Dr. Stoll. The Compensation Committee will review and make recommendations to the board of directors regarding all forms of compensation to be provided to the executive officers, directors and consultants to the combined company and will also administer the combined company's equity-based employee benefits plans.

                             EXECUTIVE COMPENSATION

    The following table shows, for the fiscal years ended December 31, 1998, 1997 and 1996, compensation awarded or paid to, or earned by, RiboGene's executive officer continuing as an officer of the combined company after the merger:

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL
                                              COMPENSATION(1)        LONG-TERM COMPENSATION AWARDS
                                          ------------------------  --------------------------------
                                                                     RESTRICTED       SECURITIES          ALL OTHER
                                                                    STOCK AWARDS      UNDERLYING        COMPENSATION
NAME AND PRINCIPAL POSITION  FISCAL YEAR   SALARY($)    BONUS($)       ($)(3)       OPTIONS (#)(4)        ($)(1)(2)
---------------------------  -----------  -----------  -----------  -------------  -----------------  -----------------
Charles J. Casamento.......        1998      325,000      250,000       125,000          450,000             66,825
President, Chief                   1997      325,000       50,000            --           17,136             66,407
Executive Officer and              1996      275,000       80,000            --            9,374             65,750
Chairman of the Board

--------------------------

(1) In accordance with SEC rules, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of the perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the executive officer for the fiscal year.

(2) The amounts reflect: (1) in fiscal year 1998, $47,775 in loan forgiveness and $19,050 paid by RiboGene for life insurance and disability insurance premiums; (2) in fiscal year 1997, $47,613 in loan forgiveness and $18,794 paid by RiboGene for life insurance and disability premiums; and (3) in fiscal year 1996, $47,193 in loan forgiveness and $18,557 paid by RiboGene for life insurance and disability insurance premiums.

(3) The amount represents restricted stock bonus awards with vesting provisions that are tied to a vesting schedule over a four-year period with 1/8 vesting after six months, and 1/48(th) vesting monthly after the initial six-month period. Of these awards, 50,000 shares of common stock reflect a per share price of $2.50, the closing per share price on December 21, 1998, the date the shares were granted.

(4) Includes options granted to purchase 200,000 shares of common stock to Mr. Casamento and options subject to performance-based milestones granted to purchase 250,000 shares of common stock to Mr. Casamento.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the grant of stock options during the fiscal year ended December 31, 1998 to the executive officers continuing as officers of the combined company after the merger.

                                                  INDIVIDUAL GRANTS                           POTENTIAL REALIZABLE
                                      -----------------------------------------                 VALUE AT ASSUMED
                                       NUMBER OF    PERCENTAGE OF                               ANNUAL RATES OF
                                      SECURITIES    TOTAL OPTIONS                                 STOCK PRICE
                                      UNDERLYING     GRANTED TO      EXERCISE                   APPRECIATION FOR
                                        OPTIONS     EMPLOYEES IN      OR BASE                   OPTION TERM (3)
                                        GRANTED        FISCAL          PRICE     EXPIRATION   --------------------
NAME                                      (#)          1998(1)       ($/SH)(2)      DATE       5% ($)     10% ($)
------------------------------------  -----------  ---------------  -----------  -----------  ---------  ---------
Charles J. Casamento................     200,000           14.2%          5.63     06/04/08     708,135  1,794,554

------------------------

(1) Based on options to purchase 1,405,329 shares of RiboGene common stock granted to employees in fiscal 1998.

(2) The exercise price is equal to 85% to 100% of the fair market value of the RiboGene common stock at the date of grant, as determined by the RiboGene board of directors at the time of grant.

(3) The potential realizable value is calculated based on the term of the option at the time of grant which is ten years. Stock price appreciation of five percent and ten percent is assumed under SEC rules and does not represent RiboGene's prediction of the stock price performance. The potential realizable value is calculated by assuming that the fair value of RiboGene's common stock at the date of the grant, as determined by RiboGene's board of directors, appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                     AND FISCAL YEAR-END 1998 OPTION VALUES

    In 1998, no shares of RiboGene common stock were purchased by Mr. Casamento under purchase rights granted under the RiboGene 1993 Stock Plan and the RiboGene 1997 Equity Incentive Plan. In addition, in 1998, no options for shares of RiboGene common stock were exercised by Mr. Casamento under purchase rights granted under the RiboGene 1993 Stock Plan and the RiboGene 1997 Equity Incentive Plan.

RIBOGENE DIRECTOR COMPENSATION

    Each non-employee director of RiboGene receives a per meeting fee of $2,000. In the fiscal year ended December 31, 1998, the total compensation paid to non-employee directors was $20,500. The members of the RiboGene board of directors are also eligible for reimbursement for their expenses incurred in connection with attendance at RiboGene board meetings in accordance with RiboGene policy.

    Each non-employee director of RiboGene also receives stock option grants under the RiboGene 1997 Non-Employee Directors' Stock Option Plan. Only non-employee directors of RiboGene or an affiliate of the directors, as defined in the Internal Revenue Code of 1986, are eligible to receive options under the directors' plan. Options granted under the RiboGene directors' plan are intended by RiboGene not to qualify as incentive stock options under the Internal Revenue Code.

    Option grants under the RiboGene directors' plan are non-discretionary. Each member of RiboGene's board of directors who is not an employee of RiboGene is automatically granted, on the date of his initial election or appointment to the RiboGene board, an option to purchase 10,000 shares of RiboGene common stock. After initial election to the RiboGene board, immediately following the annual meeting of RiboGene stockholders each year, each member of the RiboGene board of directors who is not an employee of RiboGene and has served as a non-employee director for at least six months or, where specified by the non-employee director, an affiliate of the director, is automatically granted under the RiboGene directors' plan, without further action by RiboGene, the RiboGene board of directors or the stockholders of RiboGene, an option to purchase 2,500 shares of RiboGene common stock. No other options may be granted at any time under the RiboGene directors' plan. The exercise price of options granted under the RiboGene directors' plan is 100% of the fair market value of the RiboGene common stock subject to the option on the date of the option grant. An initial option grant under the RiboGene directors' plan become exercisable in four equal annual installments measured from the date of grant, commencing on the one year anniversary of the date of grant of the option. An annual grant under the RiboGene directors' plan become exercisable one year from the date of grant, provided that, with respect to any grant under the RiboGene directors' plan, the optionee has, during the entire period prior to the vesting installment date, continuously served as a non-employee director. The term of options granted under the RiboGene directors' plan is ten years. In the event of a merger of RiboGene with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving RiboGene, the vesting of each option will accelerate and the option will be assumed by the surviving entity if not exercised prior to the consummation of the transaction.

    In the last fiscal year, RiboGene granted two stock options, each for 10,000 shares, to two new non-employee directors of RiboGene at an exercise price per share of $5.63. RiboGene also granted two stock options, each for 6,965 shares, to two continuing non-employee directors of RiboGene at an exercise price per share of $5.63. All grants were made pursuant to the RiboGene Equity Incentive Plan. The fair market value of the RiboGene common stock on the date of the grants was $6.625 per share, based on the closing sales price reported on the AMEX for the date of grant.

CYPROS DIRECTOR COMPENSATION

    Cypros compensates its non-employee directors for their service on the Cypros board with an annual grant of 10,000 stock options under Cypros' directors' equity incentive plan. Options granted under the plan have an exercise price equal to 85% of the fair market value of Cypros common stock on the date of the grant and vest in 48 equal monthly installments commencing on the date of the grant, provided the non-employee director serves continuously on the board during the month. In addition, Cypros will pay stock bonus awards comprised of $2,000 of Cypros common stock to non-employee directors for each board of director meeting attended. Cypros will also reimburse its directors who are not employees for their reasonable expenses incurred in attending meetings. No additional fees are paid for participation in committee meetings. Directors who are officers of the Cypros receive no additional compensation for board service.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Cypros articles of incorporation provide that Cypros shall indemnify its directors to the fullest extent permitted by California law. California law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for:

    - intentional misconduct or knowing and culpable violation of law;

    - acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director;

    - receipt of any improper personal benefit;

    - acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should have been aware of a risk or serious injury to the corporation or its shareholders;

    - acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;

    - interested transactions between the corporation and a director, in which a director has a material financial interest; or

    - liability for improper distributions, loans or guarantees.

    Cypros' articles of incorporation also provide that it is authorized to provide indemnification to its officers and directors in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code. Cypros' bylaws provide that it may indemnify its directors, officers, employees or other agents to the extent and under the circumstances permitted by California law. Cypros is also empowered under its bylaws to enter into indemnification contracts with its directors, officers, employees or other agents and to purchase insurance on behalf of the director, officer, employee or other agent arising out of his or her action in that capacity, irregardless of whether the bylaws would permit indemnification.

    From this authority, Cypros has entered into agreements to indemnify its directors and officers. These agreements indemnify the directors and officers for some expenses, including attorney's fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of Cypros, arising out of their services as directors or officers or any other company or enterprise to which the person provides services at Cypros' request. In addition, Cypros has obtained directors' and officers' insurance providing indemnification for certain liabilities. Cypros believes that these provisions, agreements and insurance are necessary to attract and retain qualified directors and officers.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

    In May 1993, RiboGene entered into an employment agreement with Charles J. Casamento, President, Chief Executive Officer and Chairman of the Board of Directors of RiboGene. The agreement provides for an annual base salary of $200,000, subject to annual review. On each of the first day of his employment and the first and second anniversary of his employment, RiboGene loaned Mr. Casamento $40,000 (for a total of $120,000) in the form of three-year notes with interest rates of 3.62%, 5.63% and 5.97% per annum, respectively. These loans were made in connection with cost-of-living adjustments and could be forgiven, at the election of the RiboGene board of directors, for so long as Mr. Casamento remained employed by RiboGene. In addition, in October 1993, RiboGene provided Mr. Casamento with a bridge loan in the aggregate amount of $250,000, which loan subsequently was repaid by Mr. Casamento in October 1994. The $40,000 loan due in 1996 was forgiven by the board. In 1997 the board approved a bonus of up to $150,000 to be paid to Mr. Casamento in the event of a merger or an initial public offering of RiboGene's common stock, and up to an additional $150,000 for the achievement of specific goals ($50,000 per goal). In 1997 the RiboGene board paid Mr. Casamento $50,000 in connection with RiboGene's private placement of RiboGene Series F preferred stock and forgave the $40,000 loan due in 1997. In 1998, the RiboGene board paid Mr. Casamento a bonus of $150,000 upon the closing of RiboGene's initial public offering of its common stock, a bonus of $50,000 for executing a collaboration with Dainippon Pharmaceuticals for joint discovery of antibacterial compounds, and a bonus of $50,000 for execution of the collaboration with Roberts Pharmaceutical for marketing of Emitasol in North America. The RiboGene board also forgave Mr. Casamento's final $40,000 loan.

    In July 1995, RiboGene entered into a change of control agreement with Mr. Casamento that provides for severance benefits in the event his employment is involuntarily terminated other than for cause at any time within 12 months after, or in contemplation of, a change of control a reorganization in which the current stockholders hold less than a 50% ownership interest in the surviving entity consummated without the approval of the board of directors, a sale of all or substantially all of RiboGene's assets, a liquidation of RiboGene or a transaction in which more than half of RiboGene's board of directors is replaced. Severance benefits include a lump-sum payment equal to 12 months' salary and the continued payment of medical benefits during the 12 months following termination. In addition, all loans issued by RiboGene to Mr. Casamento will be forgiven automatically upon a change of control. The change of control agreement also provides that all options held by Mr. Casamento will immediately vest, and the exercise period of the options will be extended to a date one year from the earlier of the termination date or the date upon which any relevant lock-up agreements expire. In connection with the merger, Cypros and Mr. Casamento executed an employment agreement for Mr. Casamento to serve as President and Chief Executive Officer of the combined company after the merger. Upon completion of the merger, this employment agreement will take effect and Mr. Casamento's prior employment agreement with RiboGene will terminate.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF RIBOGENE

    In July 1993, Mr. Casamento purchased an aggregate of 10,710 shares of RiboGene common stock. In March 1994, August 1996 and March 1997, Mr. Casamento purchased an aggregate of 30,794 shares of RiboGene common stock under purchase rights issued under RiboGene's 1993 stock plan. In payment for the common stock, Mr. Casamento issued promissory notes to RiboGene in the aggregate principal amount of $108,293. The notes accrued interest at 5.47%, 5.29%, 6.73% and 6.32% per annum, respectively. As of January 26, 1999, $95,993 of the aggregate principal amount of the notes remained outstanding plus an aggregate of $19,974 accrued interest. At the January 26, 1999 RiboGene board of director's meeting, the notes were forgiven in consideration of services previously rendered, and Mr. Casamento has no further obligations to RiboGene with respect to them, provided that Mr. Casamento shall be liable for all income taxes payable with respect to their forgiveness.

    In July 1994, Mr. Saxe purchased an aggregate of 3,034 shares of RiboGene common stock under purchase rights issued under the 1993 stock plan. In payment for such common stock, Mr. Saxe issued a promissory note to RiboGene in the principal amount of $12,750. The notes accrued interest at 6.72% per annum. As of January 26, 1999, $12,750 of the aggregate principal amount of the notes remained outstanding plus an aggregate of $4,409 accrued interest. At the January 26, 1999 RiboGene board of director's meeting, the notes were forgiven in consideration of services previously rendered, and Mr. Saxe has no further obligations to RiboGene with respect to them, provided that Mr. Saxe will be liable for all income taxes payable with respect to their forgiveness.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined condensed financial statements have been derived from the historical financial statements of Cypros and RiboGene and give effect to (1) the merger as a purchase of RiboGene by Cypros for accounting purposes, and (2) costs associated with the completion of the merger. The unaudited pro forma combined condensed balance sheet gives effect to the merger as if it had occurred on July 31, 1999 and reflects the allocation of the purchase price to the RiboGene assets acquired, including in-process research and development, and liabilities assumed, using Cypros' July 31, 1999 balance sheet and RiboGene's June 30, 1999 balance sheet. The unaudited pro forma combined condensed statement of operations gives effect to the merger as if it had occurred on August 1, 1998 utilizing the results of operations of Cypros and RiboGene for the years ended July 31, 1999 and June 30, 1999, respectively. The pro forma adjustments are based on preliminary estimates, available information and assumptions that management deems appropriate. Following completion of the merger, Cypros will obtain a valuation of the acquired intangible assets and in-process research and development, actively engage in the disposition of excess equipment and termination of excess personnel and modify the purchase price allocation accordingly based on the results obtained.

    The Cypros statement of operations for the period in which the merger occurs will include a significant charge for acquired in-process research and development, currently estimated to be approximately $15 million, or 36% of the purchase price. This amount represents the value determined by Cypros' management, using a discounted cash flow methodology, to be attributable to RiboGene's development program for Emitasol. Assuming this program continues through the final stages of clinical development, the projected future development expenditures related to this program total approximately $7 million. The Emitasol program is forecasted to be completed in approximately two to three years. If Cypros would have allocated less of the purchase price to this program, the value would have been recorded as goodwill on the balance sheet and amortized over the expected benefit period, resulting in increased amortization expense during that period.

    Management of Cypros believes that the allocation of the purchase price to the Emitasol program is appropriate given the future potential of the program to contribute to Cypros' operations. If, at a later date, management of Cypros decides to no longer pursue or indefinitely postpones this in-process program, or determines that the discounted cash flows will no longer meet the projection underlying the valuation, or revises its estimate of the anticipated time of regulatory approval, it will disclose that fact to investors in the appropriate Form 10-K or 10-Q with a supporting explanation, if material.

    The pro forma financial information does not purport to represent what the combined company's financial position or results of operations would actually have been if the merger in fact had been completed on those dates or to project the combined company's financial position or results of operations for any future period. It is expected that following the merger, the combined company will incur additional costs, which are not expected to be significant to the combined results of operations, in connection with integrating the operations of the two companies. Integration-related costs are not included in the accompanying unaudited pro forma condensed combined financial statements. The unaudited pro forma combined financial statements should be read in conjunction with RiboGene's and Cypros' financial statements and the related notes included elsewhere in this prospectus/joint proxy statement.

             PRO FORMA COMBINED CONDENSED BALANCE SHEET (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               CYPROS      RIBOGENE
                                                              JULY 31,     JUNE 30,     ACQUISITION
                                                                1999         1999       ADJUSTMENTS     COMBINED
                                                             -----------  -----------  --------------  -----------
ASSETS
Current assets:
  Cash and cash equivalents................................   $   2,509    $  10,214   $      --        $  12,723
  Short-term investments...................................       2,964       15,479          --           18,443
  Accounts receivable......................................         392           --          --              392
  Inventories..............................................         205           --          --              205
  Prepaid expenses and other current assets................         113          145        (145)(1)          113
                                                             -----------  -----------  --------------  -----------
    Total current assets...................................       6,183       25,838        (145)          31,876

Investment grade securities, non-current portion...........       1,789           --          --            1,789
Property, equipment and leasehold improvements, net........       1,472        1,699      (1,164)(2)        2,007
Goodwill and other purchased intangibles...................          --           --       1,376(3)         1,376
Purchased technology, net..................................       3,266           --          --            3,266
Licenses and patents, net..................................         158           --          --              158
Deferred financing costs...................................          --          534        (534)(1)           --
Other assets...............................................         271          185        (185)(1)          271
                                                             -----------  -----------  --------------  -----------
    Total assets...........................................   $  13,139    $  28,256   $    (652)       $  40,743
                                                             -----------  -----------  --------------  -----------
                                                             -----------  -----------  --------------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................   $     498    $     753   $   2,797(4)     $   4,048
  Accrued development costs................................          --        1,285          --            1,285
  Accrued compensation.....................................         201          293          --              494
  Other accrued liabilities................................          63            8          --               71
  Deferred compensation--related party.....................          --        1,167          --            1,167
  Other current liabilities................................          --          952          --              952
  Current portion of long-term debt........................          54          310          --              364
  Current portion of capital lease obligations.............         106          159          --              265
                                                             -----------  -----------  --------------  -----------
    Total current liabilities..............................         922        4,927       2,797            8,646

Non-current portion of notes payable.......................           7        6,042          --            6,049
Non-current portion of capital lease obligations...........         140          144          --              284
Deferred rent..............................................         156           --          --              156
Other noncurrent liabilities...............................          --           12          --               12

Shareholders' equity:
  RiboGene preferred stock, 5,000,000 shares, $0.001 par
    value authorized, 1,428,572 shares issued and
    outstanding as of June 30, 1999........................          --            1          (1)(5)           --
  RiboGene common stock, 30,000,000 shares, $0.001 par
    value, authorized, 5,783,956 shares issued and
    outstanding as of June 30, 1999 (none at close of
    merger)................................................          --            6          (6)(5)           --
  Cypros common stock, 30,000,000 shares authorized,
    15,711,877 shares issued and outstanding as of July 31,
    1999; 24,361,113 shares outstanding at the closing of
    the merger.............................................      41,497           --      18,380(6)        59,877
  Cypros preferred stock, 5,000,000 shares authorized, none
    issued and outstanding as of July 31, 1999; 2,134,534
    shares of Series A preferred stock outstanding at the
    closing of the merger..................................          --           --       4,535(6)         4,535
  Additional paid-in capital...............................          --       67,139     (61,329)(5)(8)      5,810
  Notes receivable from stockholders.......................          --           (1)          1(5)            --
  Accumulated other comprehensive loss.....................          --          (88)         88(5)            --
  Deferred compensation....................................         (69)      (1,491)      1,491(5)           (69)
  Accumulated deficit......................................     (29,514)     (48,435)     33,392 (5)(7    (44,557)
                                                             -----------  -----------  --------------  -----------
    Total shareholders' equity.............................      11,914       17,131      (3,449)          25,596
                                                             -----------  -----------  --------------  -----------
    Total liabilities and shareholders' equity.............   $  13,139    $  28,256   $    (652)       $  40,743
                                                             -----------  -----------  --------------  -----------
                                                             -----------  -----------  --------------  -----------

             PRO FORMA COMBINED CONDENSED BALANCE SHEET (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

(1) Adjustment to record the writeoff of this asset in connection with the merger.

(2) Adjustment to reflect the estimated net salvage value of certain of RiboGene's equipment, which is to be disposed of following the merger.

(3) Adjustment to reflect $657 in goodwill (7 year life), $458 in Italian rights to Emitasol (5 year life) and $261 in assembled work force (2 year life) acquired by Cypros.

    The unaudited estimated fair value of assets acquired and liabilities assumed is summarized as follows:

Fair market value of Cypros' stock, to be issued
  in connection with the merger....................................  $  22,915
Fair value of options and warrants assumed.........................      5,810
Fair value of liabilities assumed..................................     11,125
Other acquisition costs............................................      2,797
                                                                     ---------
  Total cost.......................................................     42,647

Fair value of tangible assets acquired.............................     26,228
Acquired in-process research and development                            15,043
Identifiable intangible assets.....................................        719
                                                                     ---------
  Total identifiable assets acquired...............................     41,990
                                                                     ---------
Excess of cost over identifiable assets acquired (goodwill)........  $     657
                                                                     ---------
                                                                     ---------

    The fair market value of Cypros' stock to be issued will range between approximately $22,000 and $27,000. Any change to the $22,915 used above will result in an increase or decrease in goodwill.

(4) Adjustment to reflect $2,797 in transaction costs expected to be incurred by Cypros and RiboGene related to the merger.

(5) Adjustments to reflect the elimination of RiboGene's equity accounts, totalling $17,131.

(6) Adjustment to reflect $28,725 relating to the issuance of 8,649,236 shares of Cypros common stock, 2,134,534 shares of Cypros Series A preferred stock (convertible on a one-for-one basis into Cypros common stock) in exchange for all outstanding shares of RiboGene common stock and RiboGene Series A preferred stock, and the assumption of all outstanding options and warrants of RiboGene valued at $5,810.

(7) Adjustment to expense the acquired in-process research and development amounting to $15,043, based on management assumptions of the value of Emitasol, which has not yet completed clinical development in the United States.

(8) To record the $5,810 estimated fair value of Cypros stock options and warrants to be issued to RiboGene option and and warrant holders in connection with the merger.

        PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

                                                            CYPROS         RIBOGENE
                                                        TWELVE MONTHS   TWELVE MONTHS
                                                        ENDED JULY 31,  ENDED JUNE 30,    PRO FORMA     PRO FORMA
                                                             1999          1999(1)       ADJUSTMENTS   COMBINED(5)
                                                        --------------  --------------  -------------  ------------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Net product sales...................................    $    2,518      $       --      $      --     $    2,518
  Contract research...................................            --           2,184             --          2,184
  Grants..............................................            51             191             --            242
  Royalties...........................................            --               4             --              4
                                                             -------    --------------        -----    ------------
    Total revenues....................................         2,569           2,379             --          4,948
Operating expenses:
  Cost of product sales...............................           771              --             --            771
  Sales and marketing.................................         1,703              --             --          1,703
  General and administrative..........................         3,327           4,421             --          7,748
  Clinical testing and regulatory.....................         2,438           1,918             --          4,356
  Pre-clinical research and development...............           548           7,939             --          8,487
  Amortization of goodwill............................            --              --             94(2)          94
  Depreciation and amortization.......................         1,239              --             (7)(3)       1,232
                                                             -------    --------------        -----    ------------
    Total operating expenses..........................        10,026          14,278             87         24,391
                                                             -------    --------------        -----    ------------
Loss from operations..................................        (7,457)        (11,899)           (87)       (19,443)
Interest and other income, net........................           590           1,020             --          1,610
Sublease income, net..................................            83              --             --             83
                                                             -------    --------------        -----    ------------
Net loss..............................................    $   (6,784)     $  (10,879)     $     (87)    $  (17,750)
                                                             -------    --------------        -----    ------------
                                                             -------    --------------        -----    ------------
Net loss per share, basic and diluted(4)..............    $    (0.43)     $    (1.94)                   $    (0.73)
                                                             -------    --------------                 ------------
                                                             -------    --------------                 ------------
Shares used in computing net loss per share, basic and
  diluted(4)..........................................        15,712           5,604                        24,361
                                                             -------    --------------                 ------------
                                                             -------    --------------                 ------------

------------------------

(1) RiboGene's results for the twelve months ended June 30, 1999 are calculated based on the unaudited consolidated financial information for the six months ended June 30, 1999 included elsewhere in this prospectus/joint proxy statement plus the unaudited consolidated financial information for the quarters ended September 30, 1998 and December 31, 1998 not included elsewhere herein.

(2) Adjustment to recognize amortization of goodwill arising from the merger over seven years.

(3) Adjustment to recognize $223 of amortization of other intangible assets arising from the merger over two to five years, offset by a $230 reduction in depreciation expense as a result of the $1,164 write down of some RiboGene assets acquired.

(4) Preferred shares, stock options and warrants are excluded from the computation of diluted net loss per share due to their antidilutive nature. Pro forma combined basic and diluted net loss per share are based on the historical weighted average number of shares of Cypros common stock outstanding, adjusted to reflect the issuance as of August 1, 1998 of 8,649,236 shares in connection with the merger.

(5) Excluded from the above is the adjustment to expense $15,043 of acquired in-process research and development associated with the merger based on management assumptions of the value of RiboGene's late-stage clinical development program for Emitasol in the United States. This amount has been included as an increase to accumulated deficit in the pro forma combined condensed balance sheet at July 31, 1999. Also excluded from the above are charges totalling $2,028 to write down some assets to their estimated fair value. These charges have been excluded as they relate to the merger and are nonrecurring in nature.

                               BUSINESS OF CYPROS

    Cypros is a specialty pharmaceutical company which develops and markets products for the critical care market. Cypros' sales and marketing force is currently marketing three products, Glofil and Inulin, two injectable drugs that assess kidney function by the measurement of glomerular filtration rate, and Ethamolin-Registered Trademark-, an injectable drug that treats bleeding esophageal varices. Cypros is manufacturing and shipping its proprietary topical triple antibiotic wound care product to its over-the-counter marketing partner, NutraMax Products, Inc., incorporating Cypros' patented Dermaflo drug delivery technology and Neosporin-Registered Trademark-. Under an agreement entered into in November 1998, NutraMax is converting the product into finished adhesive strips and patches and distribution to the mass merchandise market. Assuming regulatory clearance, Cypros intends to manufacture and launch two proprietary topical burn/ wound care products, Neoflo-TM- and Sildaflo-TM-, in the year 2000 in other markets. Cypros' development programs target ischemic disorders and Cypros is currently conducting a multi-center, randomized, placebo-controlled Phase III clinical trial on Cordox-TM- in sickle cell crisis patients. Cypros may also conduct Phase III clinical trials of Cordox in other ischemic disorders, such as coronary artery bypass grafting surgery and other pivotal clinical trials of Ceresine-TM- in closed head injury patients.

    ACQUISITIONS OF APPROVED PRODUCTS TO BUILD COMMERCIAL CAPABILITIES. Cypros is building a sales, marketing and distribution capability to support and increase the sales of niche products that it has acquired; Glofil-125 and Inulin, which it acquired in August 1995, and Ethamolin, which it acquired in November 1996 from Schwarz Pharma, Inc. Cypros intends to have fully operating commercial capability in advance of the launch of Neoflo, Sildaflo and the potential launch of other products in its pipeline.

    In November 1997, Cypros acquired a patented drug delivery technology, Dermaflo-TM-, and two FDA-approved products, Neoflo and Sildaflo, for the burn and wound care markets. Cypros has a multi-year, marketing and joint venture agreement with NutraMax Products, Inc., a leading supplier of first aid and wound care products under which Cypros is supplying its proprietary triple antibiotic product to NutraMax for conversion and sale in the form of adhesive strips and patches, and NutraMax has the exclusive right to sell the finished products to the retail and industrial first aid markets. Further, the agreement calls for Cypros and NutraMax to jointly develop several new products using the Dermaflo technology and to share the development expense and profits from sale. Cypros began shipping product to NutraMax in March 1999.

    CORDOX AND CERESINE: ISCHEMIA THERAPIES IN DEVELOPMENT SERVING UNMET MEDICAL NEEDS. There are several million cases of ischemia-induced disorders annually in the United States, resulting in over 700,000 deaths and several billion dollars in annual costs for physical and mental rehabilitation and ongoing care, and yet there are currently no FDA-approved drugs to avoid or reverse the massive cell damage caused by ischemia, known as cytoprotective drugs. Ischemic disorders include heart attack, stroke, surgery, trauma and various anemias. Currently approved drugs for treating cardiovascular ischemia, such as clot busting drugs, serve to re-establish blood flow but do not have direct cytoprotective effects on the ischemic tissue. Cypros believes that the drugs it is developing, Cordox and Ceresine, if approved by the FDA and successfully marketed, may reduce the number of fatalities and the rehabilitation and ongoing care costs associated with ischemic disorders.

    Impairment of blood flow reduces the supply of oxygen to body cells, interrupting normal aerobic metabolism and causing depletion of adenosine triphosphate, or ATP, the cells' primary energy source. Ischemia-induced depletion of ATP produces a myriad of increasingly destructive cellular events known as the toxic ischemic cascade. Cypros believes that the cytoprotective drugs under development by others for treatment of ischemia are focused on treating specific elements of the toxic ischemic cascade, leaving other elements free to cause cell, tissue and organ damage.

    Cypros' approach, based on preventing or reversing the toxic ischemic cascade, is comprehensive in nature and, Cypros believes, potentially more effective. Cordox and Ceresine are designed to act during and after ischemia by maintaining cellular ATP levels or accelerating their restoration. Cordox, a natural substance, and Ceresine are more amenable to being used early in the patient management process, which is critical in acute care settings.

    Further, Cordox and Ceresine are small molecules, easily deliverable and inexpensive to produce. Human data, available from Cypros' own studies and independent, physician-sponsored Investigational New Drug applications, commonly referred to as INDs, show that to date each of these drugs is well tolerated when administered at clinically relevant doses to healthy subjects. The minimal side effects associated with Cordox and Ceresine should reduce their development risk and may permit their broad, early use in acute care settings, such as emergency rooms, where rapid access to treatment is of utmost importance.

    During the fiscal year ended July 31, 1999, Cypros commenced a Phase III trial of Cordox in sickle cell anemia crisis patients. In addition, Cypros also received a U.S. patent covering the use of Cordox in sickle cell anemia crisis patients to reduce the painful occlusive ischemic episodes.

    PRE-CLINICAL PROGRAMS FOCUSED ON ISCHEMIC DISORDERS. Further implementing its overall strategy of developing drugs that protect cells from ischemic damage, Cypros is conducting pre-clinical studies on additional compounds intended to reduce the neurodegeneration associated with stroke and traumatic head injury. Cypros believes that these drugs may reduce excitotoxicity, the excess release of excitatory amino acid neurotransmitters in the brain that stems from ischemically-caused ATP depletion in certain brain cells. Drugs being developed in these studies include: (1) a new class of neuronal calcium channel blockers which block excessive excitatory amino acid neurotransmitter release;
(2) a patented series of novel compounds which augment levels of adenosine, a naturally occurring substance which inhibits excitatory amino acid release, in ischemic tissue by inhibiting its metabolism; and (3) a novel series of compounds which inhibit the release of excitatory amino acid (especially glutamate) from glial cells in the brain for which Cypros received a two-year, $750,000 federal grant during the past year. Cypros is attempting to develop lead compounds from all three of the above pre-clinical programs to treat a variety of ischemic disorders of both the cardiovascular and cerebrovascular systems.

ACQUIRED PHARMACEUTICAL PRODUCTS

    Cypros' strategy includes building near-term sustainability with the cash flow from acquired pharmaceutical products with the goal of reducing its overall cash consumption rate and building its sales, marketing and distribution infrastructure in advance of the launch of Neoflo and Sildaflo and the potential products in its pipeline.

    GLOFIL-125 AND INULIN. Kidney disease afflicts more than two million persons in the United States and is increasing primarily due to the growth in diabetes and systemic lupus erythromatosis cases. Kidney disease results in over $12 billion annually in healthcare costs in the United States. The measurement of kidney function, glomerular filtration rate, or GFR, is critical to the understanding of the disease state and its appropriate therapeutic intervention. GFR has historically been estimated by the measurement of endogenous serum creatinine and by creatinine clearance. These diagnostic assays overestimate kidney function by as much as 100% in patients. Cypros believes that the injection of a renal filtration marker, such as Inulin and Glofil-125, is a more accurate and direct means of determining GFR.

    Glofil-125 and Inulin are FDA-approved products for the measurement of GFR. Nephrologists and nuclear medicine departments at major medical centers are the primary users of these products. During the fiscal year ended July 31, 1999, Cypros recorded gross sales from these two products of $797,959 and one customer using Glofil-125 accounted for 31% of these sales and 9% of Cypros' total sales. Glofil-125 is an injectable radioactive diagnostic drug, which provides rapid information on GFRs with great accuracy. It is currently sold by Cypros in 4ml vials and in prefilled syringes through the 117 nationwide radiopharmacies of Syncor International under a distribution agreement entered into with Cypros in February 1996. Inulin is an injectable diagnostic drug, which provides a measure of GFRs. Inulin is currently sold in 50 ml ampules with actual patient dosing correlated to patient weight.

    Cypros believes there is opportunity for increased utilization of Glofil-125. Present diagnostic procedures for measuring kidney function include serum creatinine and creatinine clearance tests. These two tests are the most commonly performed methods of measuring kidney function because of their low cost, however both methods significantly overestimate kidney function in the estimated 500,000 patients with severe renal disease. The use of Glofil-125 has been established in published clinical studies as being a more direct, true measure of kidney function yielding much more accurate results than serum creatinine or creatinine clearance tests. This improved accuracy can be essential to reliably monitoring disease progression and intervention, as well as assessing renal impairment in its early and most treatable stage, however, most patients do not require this degree of accuracy in the estimation of renal function.

    In addition, the serum creatinine test involves blood draws and an average time of three to four hours to complete, and the creatinine clearance test involves 24-hour urine collection, followed by an additional three to four hours of analysis time. Cypros is currently funding a clinical study of Glofil-125 at the University of Texas Southwest Medical Center to determine whether the Glofil-125 test can be shortened to 45 minutes. If the study is successful, Cypros believes that use of Glofil-125 may increase.

    The biggest impediments to the growth in the sales of Glofil-125 is the current size of Cypros' sales and marketing organization, the loss of reimbursement for the test or the inability of Cypros to include Glofil in the protocols of other clinical studies of renal therapeutics.

    Inulin, which is sold by Cypros, and (99m)Tc-DTPA, which is not sold by Cypros and must be prepared onsite by the end user, are alternative agents for GFR measurement. However, the preparation and use of these two drugs is difficult and they do not provide the practical advantages of Glofil-125. Cypros is aware of no new diagnostic drugs being introduced or in development that would be a competitive threat to Glofil-125.

    ETHAMOLIN. Approximately 75,000 people in the United States have or are approaching end stage liver disease. Liver disease, known as hepatic cirrhosis, results in approximately 25,000 deaths annually and ranks ninth among the leading causes of death. Hepatic cirrhosis promotes the formation of esophageal varices through development of portal hypertension. When intravenous blood pressure rises, these varicosities may cause a life threatening form of upper gastrointestinal hemorrhage associated with a 35-50% mortality rate. At least 50,000 patients in the United States either have actively bleeding esophageal varices or are at imminent risk of bleeding.

    Early and effective treatment of esophageal varices to achieve hemostasis is essential to the outcome of the bleeding patient. The most common pharmaceutical treatment protocol involves the injection of a sclerosing agent into the varix, achieving clot formation and obliteration of the varix. This form of hemostasis is called sclerotherapy and usually requires multiple treatment sessions. Ethamolin is the only sclerotherapy agent cleared by the FDA for the treatment of bleeding esophageal varices and Cypros believes that it is the market leader in this therapeutic category. During the fiscal year ended July 31, 1999, Cypros recorded gross sales from this product of $1,675,091 and two wholesalers accounted for 66% of these sales and 41% of total sales. However, there is strong competition from another drug, Sotradecol, which is being prescribed off-label, and from band ligation, a form of surgery.

    THE DERMAFLO TECHNOLOGY AND THE NEOFLO AND SILDAFLO PRODUCTS. In November 1997, Cypros acquired the Dermaflo technology, a patented topical drug delivery system, from Enquay, Inc. for a combination of cash and royalties on net sales. The technology is a polymer matrix system that can

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store a variety of different drugs and release them at a desired rate over an extended period of time so that optimal clinical response is obtained. Included in the assets acquired were two FDA-approved products, Neoflo and Sildaflo, and a substantial amount of manufacturing equipment.

    Neoflo and Sildaflo, the first two products that Cypros expects to launch using the Dermaflo technology address consumer needs in both the over-the-counter and acute care markets. Neoflo is a dressing that incorporates the triple antibiotic, polymyxin B sulfate, bacitracin zinc and neomycin sulfate (Neosporin-Registered Trademark-). Cypros intends to manufacture Neoflo in various sizes, including small sizes to address the over-the-counter market through NutraMax, a distributor, and larger sizes for the hospital market. Sildaflo is a dressing that incorporates silver sulfadiazine, the most widely-used topical antimicrobial for the treatment of burns. Cypros intends to manufacture Sildaflo in various large sizes to address the hospital/burn clinic market. Initially, Cypros intends to market these products with its own sales force.

    Cypros believes the extended-release nature of the technology could result in decreased treatment-related costs, increased patient compliance and reduced pain and discomfort, resulting in a marketing advantage for the products sold using the Dermaflo technology. While it is difficult to determine the market potential of Neoflo and Sildaflo, it is known that silver sulfadiazine and the triple antibiotic in their currently marketed non-extended release forms, have combined sales of approximately $60 million in the United States in their non-controlled-release forms.

    Cypros is currently manufacturing the NutraMax product in temporary space in a facility in Lee's Summit, Missouri. At the same time, it has just completed improvements to permanent space in the same facility, has installed large-scale equipment in that space and is validating the equipment, cleaning methods and analytical methods. In late 1999, Cypros will file an additional supplement to its New Drug Application, commonly referred to as an NDA, for Sildaflo covering the establishment of the permanent space, which will require a state license and trigger an FDA inspection of the facility. If and when the permanent space is approved by the FDA, and other changes to the Sildaflo lab are finalized, Cypros will manufacture Neoflo, Sildaflo and all future products incorporating the Dermaflo technology in the permanent space.

CYTOPROTECTION MARKET OPPORTUNITIES

    Cytoprotective drugs for acute care settings that treat ischemic injury are not currently available and the market opportunities for Cypros may be significant, potentially totalling several million cases annually in the United States. Cypros believes that its drugs, if approved, may reduce the number of fatalities associated with ischemia-related disorders and also reduce the high cost of rehabilitation and ongoing care in the United States of these victims.

    Cypros' drugs are administered intravenously which allows for faster delivery to the ischemic tissue. In order to ensure early interventions, they are intended to be standard components in hospital emergency rooms, operating theater suites, endoscopy suites and radiology suites. A chemically demonstrated lack of acute toxicity should suit them for this purpose.

    CIRCULATORY SYSTEM ISCHEMIA. Cardiovascular ischemia can result in a spectrum of clinically significant events ranging from angina (pain) to heart attack and sudden death. In addition to the numerous trauma or disease related causes of ischemia, there are a variety of voluntary surgical procedures which result in ischemia to vital organ systems. Procedures such as coronary artery bypass grafting surgery, which are performed to improve blood flow to the heart, induce temporary ischemia which can result in tissue damage. Thus, Cordox, if approved, may be a part of the treatment regimen for these disorders. Some of these conditions or procedures represent potential opportunities for use of Cypros' drugs to reduce the tissue damage known to be associated with them.

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    Cerebrovascular ischemia (stroke) can result in temporary loss of consciousness, permanent behavioral and neurologic impairment, coma and death. Traumatic injury to the head is caused by accidents, near drownings and similar incidents. The resultant medical problems are, in large part, caused by ischemia to the brain. The biochemical processes associated with stroke and head trauma are thought to be very similar; thus, Cypros believes drugs developed for one indication may be useful for the other.

    SICKLE CELL ANEMIA. Sickle cell anemia is an autosomal recessive genetic disease carried by about 8% of African-Americans and a lesser number of people native to the Mediterranean region. Approximately 72,000 African-Americans suffer from the most severe form, known ashomozygous, of the disease, where the red blood cells form sickle shapes that can occlude capillaries and result in severe and disseminated ischemia, termed vaso-occlusive events, or VOE. Most sickle cell patients undergo multiple VOEs each year. Cordox has been shown pre-clinically to help reduce this sickling process and to reduce pain in sickle cell disease patients. Cypros is evaluating it in a Phase III trial of sickle cell anemia crisis patients. The FDA has granted orphan drug designation to Cordox in this indication.

THE PATHOLOGY OF ISCHEMIA

    METABOLIC ASPECTS (ALL TISSUES). All living animal cells require glucose and oxygen to survive, both of which are supplied to tissues by the blood. Glucose is transformed into carbon dioxide and water with the resultant formation of ATP. ATP is the universal fuel which is required to keep the cell alive. During and after ischemia, the decrease in cellular ATP levels damages the cell and, Cypros believes, results in the toxic ischemic cascade, a myriad of cell-damaging processes discussed below which cause further cell damage.

    ATP generation occurs in two phases. The first phase, called glycolysis or anaerobic metabolism, does not require oxygen. The second phase, called aerobic metabolism or the Krebs cycle, requires oxygen and occurs in mitochondria. Glycolysis is a means of producing cellular energy in ischemic conditions, and therefore, represents the body's natural defense against ischemic damage. For this reason, the facilitation of glycolysis is of interest therapeutically in the prevention of ischemic damage to tissues and organs. When pyruvic acid builds up during ischemia due to the inability of aerobic metabolism to utilize it, an enzyme converts it to lactic acid which blocks glycolysis. The therapeutic principle underlying Cordox and Ceresine is to facilitate glycolysis during and after ischemia so the cell continues to produce ATP and the toxic ischemic cascade is pre-empted or reversed. Specifically, Cordox bypasses the lactic acid block and does not need to be energized by ATP to be metabolized. Ceresine reduces ischemia induced lactic acid accumulation by removing the cause of the metabolic block, and therefore, allows energy metabolism to continue.

    EXCITOTOXICITY (NERVE TISSUE). The destructive impact of ATP depletion in nerve tissue is further complicated by the over-production in nerve cells of various excitatory amino acids, chemicals that transmit nerve impulses from one nerve cell to another. The over-production and release of excitatory amino acids, predominately glutamate and aspartate, by nerve cells exposed to ischemia over-stimulates adjacent postsynaptic nerve cells, causing them in time to succumb to metabolic exhaustion and cell death. This ischemia-induced process, called delayed excitotoxicity, is associated with a number of acute neurologic disorders, which include stroke and traumatic head injury, and chronic, which includes Alzheimer's, Parkinson's Disease and Amyotrophic Lateral Sclerosis. Controlling delayed excitotoxicity by blocking the postsynaptic excitatory amino acid receptors has recently attracted the attention of both academic and pharmaceutical scientists. To date, the drugs in development that act by this mechanism have considerable side effects and only block selected receptor subtypes, therefore only dealing with part of the problem since all receptor subtypes appear to cause damage.

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    Recent evidence has shown that specific presynaptic channels, neuronal calcium channels, regulate the release of neurotransmitters in nerve cells. Cypros has shown that compounds which block excessive excitatory amino acid neurotransmitter release from nerve cells greatly reduce excitotoxicity and post-ischemic tissue damage in animal models of stroke and head trauma. Cypros is seeking to develop drugs that specifically block neuronal calcium channels and therefore, if successful, would block the excitotoxic process and reduce the resultant cell damage. These drugs are believed to have a more comprehensive effect on excitotoxicity than the specific postsynaptic excitatory amino acid receptor blockers, since they will reduce the stimulation of all and not just some excitatory amino acid receptors.

    Cypros has also shown in vitro that adenosine, a natural compound, has cytoprotective properties. Cypros is seeking to develop a series of drugs, called adenosine metabolism inhibitors, which, if successful, would augment adenosine levels in ischemic tissue and have cytoprotective effects in both brain and heart tissue.

    Additionally, Cypros is developing a novel series of compounds which inhibit the release of excitatory amino acid, especially glutamate, from glial cells in the brain.

    THE TOXIC ISCHEMIC CASCADE. Ischemia-induced cell damage triggers a number of processes which cause further damage to each affected cell and its surrounding cells. This myriad of destructive processes is facilitated by reperfusion injury, which occurs after blood flow is re-established. The traumatized, ATP-depleted cell enters into the toxic ischemic cascade, resulting in the release of a host of toxic agents, including damaging reactive chemicals called free radicals, as well as other molecules that are products of cell membrane breakdown, all of which damage cells. Excessive intracellular calcium buildup is also an element of the toxic ischemic cascade and also triggers a host of other damaging processes, such as activation of proteolytic enzymes which break down proteins and digest cells and activation of protein kinases which regulate cell metabolism. The traumatized cell also releases agents which stimulate the immune system, activating various blood cells, such as neutrophils and macrophages which actually eliminate the cell affected by ischemia. Rather than target each of these myriad events, Cypros' drugs, Cordox and Ceresine, address ATP replenishment so that the cell can correct the ischemic cascade naturally.

    There are currently no known FDA-approved cytoprotective drugs. Those under development are, to Cypros' knowledge, primarily aimed at specific elements of the toxic ischemic cascade. Cypros believes that its approach to cytoprotective drug development is unique in that it seeks to pre-empt or reverse the entire cascade by decreasing the initial metabolic trauma which triggers ATP depletion. Cypros believes that this approach is preferable to treating specific elements of the cascade, since it more comprehensively addresses the underlying pathology and should therefore result in more efficacious therapy.

CARDIOVASCULAR AND CEREBROVASCULAR ISCHEMIA DRUGS IN DEVELOPMENT--THE METABOLISM PROGRAM

    Cypros has started a Phase III clinical trial on Cordox in sickle cell crisis patients and has received orphan drug designation for Cordox in this indication. Cypros has also released substantial amounts of data from its heart surgery trial of Cordox and its traumatic head injury trial of Ceresine and may consider additional trials in both of these indications in the future.

    CORDOX. Cordox is a small phophoryllated sugar that Cypros believes stimulates and maintains glycolysis in cells undergoing ischemia by circumventing the ischemia-induced blockage of this process based on extensive pre-clinical and mechanistic data. The drug also appears to inhibit various aspects of immune system activation which underlie reperfusion injury. Cypros has licensed or obtained several issued U.S. patents which cover the use of Cordox in several acute ischemic indications and a U.S. patent on a novel formulation of Cordox.

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    There are numerous published U.S. and foreign clinical studies with Cordox conducted by others, where more than 500 patients were administered the drug, indicating that Cordox is well tolerated in humans with little or no side effects. These studies indicate that the drug improves heart function and recovery in various ischemic situations where the heart is injured. In addition, 317 patients have participated in the four Phase II trials of Cordox under Cypros' IND and the drug continues to be well tolerated.

    A total of 125 CABG patients participated in Cypros' double-blind, placebo-controlled Phase II trial conducted in one hospital in the United Kingdom, and the data released demonstrates that in patients receiving the active drug, Cordox (1) has a cardioprotective effect on heart muscle, (2) improves key parameters of heart function, including cardiac output, left ventricular stroke work index and cardiac index and (3) reduces the need for inotope support post-operatively in the intensive care unit, or ICU, and results in shorter patient stays in the ICU.

    In October 1997, Cypros released positive data from a 47-patient double-blind, placebo-controlled, dose-ranging Phase II clinical trial with Cordox in sickle cell anemia crisis patients showing that the drug significantly reduced pain during crisis using two different measures of pain, the visual analog scale and the categorical assessment scale.

    CERESINE. Ceresine is also a small non-peptide molecule which acts on glycolysis at a different site from Cordox. Cypros has licensed or obtained two issued U.S. patents covering the use of Ceresine in cerebral ischemia and recently received orphan drug designation for Ceresine in this indication. Cypros believes that Ceresine stimulates a specific enzyme which is present in the membrane of mitochondria that removes a precursor of lactic acid, known aspyruvic acid, from the cytoplasm of the cell by transporting it into the mitochondria and converting it to acetyl coA. This results in a reduction of lactic acid in the cell. Increased post-ischemia accumulation of lactic acid is a major causal factor in the cessation of glycolysis, the resultant decrease in cellular ATP levels and eventual cell death. Numerous studies have shown that Ceresine reduces post-ischemia lactic acid levels in humans subjected to various traumatic events which would otherwise have resulted in increased lactic acid or lactic acidosis.

    Ceresine has been employed by clinical investigators in patients on an experimental basis for the intravenous treatment of lactic acidosis. Published clinical studies and Cypros' own Phase I data have established that Ceresine reduces serum lactic acid and exhibited no serious side effects at the dose levels in that study. It has also been shown in human studies to permeate the blood-brain barrier and to reduce brain lactic acid levels in congenital lactic acidosis patients.

    Cypros' Phase II clinical trial data on Ceresine in closed head injury patients showed that the drug crosses the blood-brain barrier at high levels and very quickly after crossing reduces brain lactate levels substantially. This effect lasted for at least 12 hours. Serum lactate levels were also reduced substantially in the drug-treated group. In July 1998, the FDA granted expedited development status to Ceresine in head injury under Subpart E of the FDA regulations. In addition, Cypros has completed enrollment in a Phase II clinical trial on Ceresine in stroke patients. Approximately 100 patients participated in the Phase I and two Phase II trials of Ceresine under Cypros' IND and the drug was well tolerated.

ISCHEMIA DRUGS IN PRE-CLINICAL RESEARCH--THE METABOLISM AND EXCITOTOXICITY PROGRAMS

    Cypros is also seeking to develop new drugs for the treatment of ischemia related disorders involving neurological damage, such as stroke, traumatic head injury, epilepsy and chronic neurodegenerative disorders such as Alzheimer's and Parkinson's disease. These pre-clinical research programs are focused on either the metabolic or the excitotoxicity aspects of ischemia therapeutics, and involve the chemical modification of identified lead molecules that regulate adenosine metabolism, various calcium ion channels on neuronal cells and chloride channels on glial cells.

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    ADENOSINE METABOLISM INHIBITOR PROGRAM.  Cypros is seeking to develop
CPC-405 and some of its derivatives, which are novel small molecules with demonstrated potency as inhibitors of adenosine metabolism. Adenosine is a natural cytoprotective agent which is generated in ischemic tissue and serves to protect cells from a variety of traumatic situations. Naturally generated adenosine is rapidly degraded by enzymes. Cypros expects that CPC-405 will increase the level of adenosine in tissue traumatized by ischemia and increase its cytoprotective effect. A U.S. patent has been issued on the composition of the CPC-400 series of drugs Cypros has licensed an additional U.S. patent from the University of Rhode Island which covers the composition of additional CPC-400 series compounds.

    NEURONAL CALCIUM CHANNEL BLOCKER PROGRAM. Cypros believes that the therapeutic approach to excitotoxicity currently attracting the most commercial attention involves the development of specific excitatory amino acid receptor blockers which inhibit the excessive postsynaptic excitatory amino acid action that is triggered by ischemia. Although these excitatory amino acid receptor blockers have neuroprotective properties in cell culture and animal models of ischemia, their usefulness is hampered by toxic side effects associated with the blockage of excitatory amino acid receptors and by the fact that there are multiple excitatory amino acid receptor subtypes, all of which appear to cause post-ischemic damage when they are excessively stimulated. Also, a number of these excitatory amino acid receptor blockers have failed in various stroke and head injury clinical trials.

    Cypros is seeking to develop new classes of drugs that are designed to remedy excitotoxicity in a potentially more complete and effective manner by reducing excitatory amino acid release from nerve cells and reducing the over-stimulation of all excitatory amino acid receptor subtypes. This pre-synaptic approach to neuroprotection is viewed by Cypros as potentially more effective than blocking receptors post-synaptically.

    Specifically, Cypros is seeking to develop separate classes of small-molecule drugs that act as neuronal calcium channel blockers, which it has labelled as the CPC-300, CPC-800 and CPC-8000 series and has synthesized over 100 compounds in this series. If successful, these drugs would have the ability to normalize or decrease excitatory amino acid release and comprehensively reduce the over-stimulation of excitatory amino acid receptors. Prototype agents such as CPC-8027 have shown the desired effect of acting at the neuronal calcium channels, which controls excitatory amino acid release. Cypros has demonstrated neuroprotection in several pre-clinical models with CPC-304, CPC-317, CPC-877 and CPC-8027 and intends to further modify them structurally with the goal of improved drug delivery to the central nervous system. These modifications will require additional pre-clinical testing.

    GLIAL CHLORIDE CHANNEL BLOCKERS. Cypros has synthesized a series of agents designated as the CPC-700 series. These agents act to inhibit glial cell swelling in the brain which occurs after injury in disorders such as stroke and head injury. These agents inhibit the excess release of excitatory amino acids from glial cells and have demonstrated neuroprotective properties. Cypros is currently filing patents on these compounds and recently received a two-year, $750,000 federal grant to fund additional studies of these compounds.

LICENSES

    The principal sources of Cypros' existing licenses are:

    ANGEL K. MARKOV, M.D.-CORDOX. Cypros has obtained an exclusive license from Dr. Markov to four U.S. patents covering the use of Cordox in a number of ischemic indications. As part of the license, Cypros is funding clinical development in Dr. Markov's laboratories at the University of Mississippi Medical Center. In this regard, Cypros has undertaken development obligations which must be met in order to maintain this license in force. In the event Cypros breaches the license agreement, such as by not meeting specific milestones within the specified time periods or by failing to expend specific amounts in connection with clinical trials within specified time periods, the license will automatically

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terminate and all rights under the license and information acquired by Cypros concerning any products based on the licensed technology will revert to Dr. Markov. In the event of termination, Cypros will retain the rights to market products for which sales occurred within the calendar year prior to the termination, and all other products and information related to those products based on the licensed technology will revert to Dr. Markov. To date, Cypros has met all milestones in the agreement.

    UNIVERSITY OF CINCINNATI-CERESINE. Cypros has an exclusive license from the University of Cincinnati to a U.S. patent covering the use of Ceresine in cerebral ischemia. Cypros has undertaken specific development obligations which must be met in order to maintain its rights in force. If specific milestones are not met by Cypros within specified time periods, the University of Cincinnati may, in its sole discretion, elect to continue the agreement, negotiate in good faith with Cypros to modify the agreement or terminate the agreement upon 30 days' written notice in which event all rights under the license would revert to the University of Cincinnati. To date, Cypros has met all of these milestones.

MANUFACTURING

    Cypros does not currently manufacture any of its acquired products or its products in development, except for the NutraMax product. The finished forms of Glofil, Inulin and Ethamolin for sale and Cordox and Ceresine for clinical trials are manufactured for Cypros under contract by established manufacturers and alternative manufacturers have been qualified for Cordox and Ceresine. In the case of Inulin, Cordox and Ceresine, Cypros is responsible for obtaining the bulk drug from a third party and delivering it to the finished goods manufacturer. In the case of Inulin and Ceresine, Cypros has qualified alternative sources of supply for the bulk drug. There can be no assurance that any of Cypros' bulk or finished goods contract manufacturers will continue to meet Cypros's requirements for quality, quantity and timeliness or the FDA's current good manufacturing practice requirements or that Cypros would be able to find a substitute bulk manufacturer for Cordox, or a substitute finished goods manufacturer for Inulin, Glofil and Ethamolin or any other of its products which would meet these requirements or that lots will not have to be recalled with the attendant financial consequences to Cypros.

    In addition, the Dermaflo product line is Cypros' first attempt at in-house manufacturing of any of its products and there can be no assurance that the Lee's Summit facility will be completed, or when completed that it will meet the FDA's current good manufacturing practice requirements and be approved by the FDA, or when approved will have the capacity to meet demand. Cypros has recently begun manufacturing the NutraMax product in temporary space in the same complex housing its Lee's Summit facility. Cypros also faces risks inherent in the operation of a single facility for the manufacture of Dermaflo products, including risks of unforeseen plan shutdowns due to personnel, equipment or other factors. Any delay in the manufacturing of Dermaflo products could result in delays of product shipments, which could have a material adverse effect on Cypros' business, financial condition and results of operations. Further, Cypros is relying on third parties to supply it with the active ingredients for the Neoflo and Sildaflo products in bulk form, and there can be no assurance that these third parties may not cause delays in the manufacture or shipments of these Dermaflo products.

    Cypros' limited manufacturing experience and its dependence upon others for the manufacture of bulk or finished forms of its products may adversely affect the future profit margin, if any, on the sale of those products and Cypros' ability to develop and deliver products on a timely and competitive basis. In the event Cypros is unable to manufacture its products, directly or indirectly through others, on commercially acceptable terms, it may not be able to commercialize its products as planned.

SALES AND MARKETING

    Cypros currently has a Vice President of Sales and Marketing, a product manager, a marketing administrator, a customer service representative, and seven field sales representatives for Glofil, Inulin

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and Ethamolin and is hiring additional sales representatives. Cypros believes that it will be able to serve the hospital market in North America with a 50 to 70 person sales and marketing staff. There can be no assurance that Cypros will be able to establish sales and distribution capabilities or be successful in gaining market acceptance for its drugs.

COMPETITION

    Cypros faces competition from specialized biotechnology companies, pharmaceutical companies of all sizes, academic institutions, government agencies and public and private research organizations, many of which have extensive resources and experience in research and development, clinical testing, manufacturing, regulatory affairs, distribution and marketing. Some of these entities have significant research activities in areas upon which Cypros' programs focus. Many of Cypros' competitors possess substantially greater research and development, financial, technical, marketing and human resources than Cypros and may be in a better position to develop, manufacture and market drugs. These entities may discover and develop drugs competitive with or superior to those developed by Cypros.

GOVERNMENT REGULATION

    The manufacture and sale of Cypros' products are subject to extensive regulation by United States and foreign governmental authorities prior to commercialization. In particular, drugs are subject to rigorous preclinical and clinical testing and other approval requirements by the FDA, state and local authorities and comparable foreign regulatory authorities. The process for obtaining the required regulatory approvals from the FDA and other regulatory authorities takes many years and is very expensive. There can be no assurance that any product developed by Cypros will prove to meet all of the applicable standards to receive marketing approval in the United States or abroad. There can be no assurance that these approvals will be granted on a timely basis, if at all. Delays and costs in obtaining these approvals and the subsequent compliance with applicable federal, state and local statutes and regulations could materially adversely affect Cypros' ability to commercialize its products and its ability to receive sales revenues.

    The research activities required by the FDA before a drug can be approved for marketing begin with extensive preclinical animal and laboratory testing. The tests include laboratory evaluation of product chemistry and animal studies for the safety and efficacy of the drug. The results of these studies are submitted to the FDA as part of an IND which is reviewed by the FDA prior to beginning clinical trials, first in normal volunteers and then in patients with the disease.

    Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients, under the supervision of a qualified physician/principal investigator. Clinical trials are conducted in accordance with governmental statutes, regulations and guidelines and under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be evaluated by an independent Institutional Review Board, referred to as the IRB, at the institution at which the study will be conducted. The IRB considers, among other things, ethical factors, the safety of human subjects and the possible liability of the institution, and approves the informed consent to be obtained from all subjects and patients in the clinical trials. Cypros will have to monitor the conduct of clinical investigators in performing clinical trials and their compliance with FDA requirements.

    Clinical trials are typically conducted in three sequential phases (Phase I, Phase II and Phase III), but these phases may overlap. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of Cypros' drugs. Furthermore, Cypros or the FDA may suspend clinical trials at any time if it is felt that the

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subjects or patients are being exposed to an unacceptable health risk or that the investigational product lacks any demonstrable efficacy.

    The results of the pharmaceutical development, preclinical studies and clinical studies are submitted to the FDA in the form of an NDA for approval of the marketing and commercial shipment of the drug. The testing and approval process is likely to require substantial time (frequently five to eight years or more) and expense and there can be no assurance that any approval will be granted on a timely basis, if at all. The FDA may deny an NDA if applicable regulatory criteria are not satisfied, require additional testing or information, or require post-marketing testing and surveillance to monitor the safety of Cypros' drugs. Notwithstanding the submission of the NDA and any additional testing data or information, the FDA may ultimately decide that the application does not satisfy its regulatory criteria for approval. Finally, drug approvals may be withdrawn if compliance with labeling and current good manufacturing practices regulatory standards is not maintained or if unexpected safety problems occur following initial marketing.

    Among the conditions for clinical studies and NDA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to cGMP, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, monies and effort in the area of production and quality control to ensure full technical compliance.

    Also, the Prescription Drug Act of 1997 requires that companies engaged in pharmaceutical development, such as Cypros, pay user fees of at least $100,000 upon submission of an NDA. In addition to regulations enforced by the FDA, Cypros is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. For marketing outside the United States, Cypros is subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country.

PATENTS AND PROPRIETARY RIGHTS

    Cypros' success may depend in large measure upon its ability to obtain patent protection for its products, maintain confidentiality and operate without infringing upon the proprietary rights of third parties. Cypros has obtained patent coverage, either directly or through licenses from third parties, for some of its products. Cypros currently owns or has licensed a total of 13 issued and 5 allowed U.S and foreign patents covering Cordox and Ceresine in a variety of ischemic disorders. It also holds an exclusive license to 5 U.S. and foreign patents on the Dermaflo technology.

    In addition to the patents issued and allowed as mentioned above, Cypros has also filed several other patent applications in the United States and abroad on its various products and expects to file additional applications in the future. There can be no assurance that any of these patent applications will be approved, except where claims have already been examined and allowed, or that Cypros will develop additional proprietary products that are patentable. Nor can there be any assurance that any patents issued to Cypros or its licensors will provide Cypros with any competitive advantages or will not be challenged by third parties or that patents issued to others will not have an adverse effect on the ability of Cypros to conduct its business. Furthermore, because patent applications in the United States are maintained in secrecy until issue, and because publication of discoveries in the scientific and patent literature often lag behind actual discoveries, Cypros cannot be certain that it was the first chronologically to make the inventions covered by each of its pending U.S. patent applications, or that it was the first to file patent applications for such inventions. In the event that a third party has also filed a U.S. patent application for any of its inventions, Cypros may have to participate in interference

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
proceedings declared by the United States Patent and Trademark Office to determine priority of the invention, which could result in substantial cost to Cypros, even if the eventual outcome is favorable to Cypros. In addition, there can be no assurance that Cypros' U.S. patents, including those of its licensors, would be held valid by a court of law of competent jurisdiction. If patents are issued to other companies that contain competitive or conflicting claims which ultimately may be determined to be valid, there can be no assurance that Cypros would be able to obtain a license to any of these patents.

    Under Title 35 of the United States Code, as amended by the General Agreement on Tariffs and Trade implementing the Uruguay Round Agreement Act of 1994, commonly referred to as GATT, patents that issue from patent applications filed prior to June 8, 1995 will enjoy a 17-year period of enforceability as measured from the date of patent issue while those that issue from applications filed on or after June 8, 1995 will enjoy a 20-year period of enforceability as measured from the date the patent application was filed or the first claimed priority date, whichever is earlier. Patents that issue from applications filed on or after June 8, 1995 may be extended under the term extension provisions of GATT for a period up to five years to compensate for any period of enforceability lost due to interference proceedings, government secrecy orders or appeals to the Board of Patent Appeals or the Federal Circuit.

    Under the Drug Price Competition and Patent Term Restoration Act of 1984, including amendments implemented under GATT, the period of enforceability of a first or basic product patent or use patent covering a drug may be extended for up to five years to compensate the patent holder for the time required for FDA regulatory review of the product. This law also establishes a period of time following FDA approval of certain drug applications during which the FDA may not accept or approve applications for similar or identical drugs from other sponsors. Any extension under the Patent Term Restoration Act and any extension under GATT are cumulative. There can be no assurance that Cypros will be able to take advantage of the patent term extensions or marketing exclusivity provisions of these laws. While Cypros cannot predict the effect that such changes will have on its business, the adoption of such changes could have a material adverse effect on Cypros' ability to protect its proprietary information and sustain the commercial viability of its products. Furthermore, the possibility of shorter terms of patent protection, combined with the lengthy FDA review process and possibility of extensive delays in such process, could effectively further reduce the term during which a marketed product could be protected by patents.

    Cypros also relies on trade secrets and proprietary know-how. Cypros has been and will continue to be required to disclose its trade secrets and proprietary know-how to employees and consultants, potential corporate partners, collaborators and contract manufacturers. Although Cypros seeks to protect its trade secrets and proprietary know-how, in part by entering into confidentiality agreements with such persons, there can be no assurance that these agreements will not be breached, that Cypros would have adequate remedies for any breach or that Cypros' trade secrets will not otherwise become known or be independently discovered by competitors.

PROPERTIES

    Cypros leases two buildings in Carlsbad, California at a total monthly rental of $37,651, and 7,676 square feet in a building in Lee's Summit, Missouri. All of Cypros' operations are located in 18,339 square feet of space located at 2714 Loker Avenue West, except for the manufacturing facility for the Dermaflo product line, which is located in the Missouri building. In April 1997, Cypros subleased its other building in Carlsbad located at 2732 Loker Avenue West to another pharmaceutical company.

    Cypros has leases on two floors in the 2714 Loker Avenue West property, one of which commenced in April 1996 and has a term of 69 months, and the other of which commenced in November 1996 and has a term of 61 months. The lease on the 2732 Loker Avenue West property commenced in December 1993 and has a term of 81 months. Both leases have clauses providing for

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
rent increases at various points in time during the terms of the leases. The subtenant's lease covers the remainder of Cypros' original lease term plus a 36-month option, and the subtenant's rental payments to Cypros exceed Cypros' rental payments to the landlord. In addition, the sublease provides for annual rent increases. Under the sublease, Cypros spent approximately $200,000 on tenant improvements to the 2732 Loker Avenue West, however, the net present value of the subtenant's rental payments over the term of the sublease greatly exceeds Cypros' tenant improvement obligation.

    Cypros leased the space in the Missouri building in December, 1998 and began improving the space to meet its needs for manufacturing the Dermaflo product line. Cypros has been paying monthly operating expenses on the space since inception and will begin paying a monthly rental of $9,316 on the space in May 2000.

LEGAL PROCEEDINGS

    In July 1998, Cypros was served with a complaint in the United States Bankruptcy Court for the Southern District of New York by the Trustee for the Liquidation of the Business of A.R. Baron & Co., Inc. and the Trustee of The Baron Group, Inc., the parent of A.R. Baron. The complaint alleges that A.R. Baron and the Baron Group made preferential or fraudulent transfers of funds to Cypros prior to the commencement of bankruptcy proceedings involving A.R. Baron and the Baron group. The Trustee is seeking return of the funds, totalling $3.2 million. Cypros believes that the Trustee's claims are unfounded and intends to contest the allegations in the complaint vigorously. Cypros contends that the transfers challenged by the Trustee relate to (1) the exercise by A.R. Baron in 1995 of unit purchase options issued to it in 1992 as part of its negotiated compensation for underwriting the Cypros' initial public offering and (2) the repayment by the Baron group of the principal and interest (at 12% per annum) payments and loan extension fees related to collateralized loans made to it by Cypros in 1995 and 1996.

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
                CYPROS SELECTED HISTORICAL FINANCIAL INFORMATION

    The following selected historical financial information of Cypros has been derived from Cypros' historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus/joint proxy statement.

    The selected historical financial information as of and for the years ended July 31, 1995, 1996, 1997, 1998 and 1999 has been derived from the financial statements audited by Ernst & Young LLP, independent auditors.

    The financial statement data provided below should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and related notes included elsewhere in this prospectus/joint proxy statement and "Cypros Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                              YEARS ENDED JULY 31,
                                              -----------------------------------------------------
                                                1995       1996       1997       1998       1999
                                              ---------  ---------  ---------  ---------  ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...................................  $      --  $   1,275  $   2,428  $   3,446  $   2,518
Gross profit................................         --        870      1,890      2,675      1,747
Total operating expenses....................      3,910      4,988      7,466      9,139      9,255
Loss from operations........................     (3,910)    (4,118)    (5,576)    (6,464)    (7,508)
Other income (expense), net.................        797      1,028     (1,099)       891        724

Net loss....................................     (3,113)    (3,090)    (6,675)    (5,573)    (6,784)

Net loss per share--basic and diluted.......      (0.32)     (0.27)     (0.54)     (0.37)     (0.43)

Shares used in computing net loss per
  share-- basic and diluted.................      9,860     11,518     12,303     15,187     15,712

                                                                    JULY 31,
                                              -----------------------------------------------------
                                                1995       1996       1997       1998       1999
                                              ---------  ---------  ---------  ---------  ---------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments...............................  $  13,442  $  15,997  $  14,567  $  13,444  $   5,474
Investment grade securities, non-current
  portion...................................         --         --         --         --      1,789
Property, plant and equipment, net..........        412        608        676      1,064      1,472
Purchased technology, net...................         --      2,629      5,061      4,163      3,266
Working capital.............................     12,934     15,384     13,076     13,378      5,261
Total assets................................     14,175     20,266     21,345     19,736     13,139
Long-term debt..............................        195      6,624      4,176        217        147
Common stock................................     20,945     23,421     32,345     41,328     41,497
Accumulated deficit.........................     (7,392)   (10,482)   (17,157)   (22,730)   (29,514)
Total shareholders' equity..................     13,366     12,635     15,026     18,511     11,914

 CYPROS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

    The following discussion of the financial condition and results of operations of Cypros should be read in conjunction with the consolidated financial statements and the related notes included in this prospectus/joint proxy statement. The discussion in this prospectus/joint proxy statement contains forward-looking statements that involve risks and uncertainties. Cypros' actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to the differences include, without limitation, those discussed in this section and the sections entitled "Risk Factors," and "Business of Cypros," as well as those discussed elsewhere in this prospectus/joint proxy statement.

OVERVIEW

    Cypros was founded in 1990, commenced its research and development activities in 1991, completed an initial public offering in November 1992, commenced clinical trials in December 1994, acquired two FDA-cleared products, Glofil and Inulin in August 1995, acquired a third FDA-cleared product, Ethamolin, in November 1996, and acquired the Dermaflo technology in November 1997. Cypros has sustained an accumulated deficit of $29,514,000 from inception through July 31, 1999. As Cypros will not have positive net operating cash flow for the next few years and its research and development, clinical testing and regulatory, sales and marketing and general and administrative expenses during these years will be substantial and increasing, Cypros expects to incur increasing losses for the foreseeable future.

RESULTS OF OPERATIONS

    YEAR ENDED JULY 31, 1999 COMPARED TO YEAR ENDED JULY 31, 1998

    During the fiscal year ended July 31, 1999, Cypros sustained a loss of $6,784,000 (or $.43 per share, basic and diluted) compared to a loss of $5,573,000 (or $.37 per share, basic and diluted) for the prior fiscal year. Gross profit for fiscal 1999 of $1,747,000 on sales of Glofil, Inulin and Ethamolin, plus other income of $724,000, resulting from interest, grant, and rental income, were offset by $9,255,000 in expenses for sales and marketing, general and administrative, clinical testing and regulatory, pre-clinical research and development and depreciation. During the prior fiscal year, the gross profit of $2,676,000 on sales of Ethamolin, Glofil and Inulin and other income of $891,000 (principally interest income) was offset by $9,139,000 in expenses for sales and marketing, general and administrative, clinical testing and regulatory, and pre-clinical research and development as well as depreciation and amortization.

    Net sales declined during the fiscal year ended July 31, 1999, principally due to increasing competition in the market served by Ethamolin and the expected decline in Glofil sales volume due to the termination in the third quarter of fiscal 1998 of a customer's two clinical trials which required Glofil to be used as part of their protocols. The sales decline also contributed to the 35% decrease in gross profit on sales, in light of the significant level of fixed costs associated with the manufacturing, release and stability testing of Inulin and Glofil.

    In addition, during the fourth quarter of fiscal 1999, Cypros commenced shipments of the topical triple antibiotic wound care product, incorporating the Dermaflo technology, to its partner, NutraMax Products, Inc., and thus, began introducing the related costs to the cost of sales. Cypros expects that the sales to NutraMax will grow and be meaningful to Cypros' revenues, but the gross margin on these sales will be minimal. Therefore, until the capacity in the Company's plant in Lee's Summit, Missouri is increased and higher margin products, such as Neoflo and Sildaflo are launched, Cypros' gross profit margin on sales and its gross profit margin as a percentage of sales will be lower than historically reported for Ethamolin, Glofil and Inulin.

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
    Sales and marketing expense increased by 30% to $1,703,000 in fiscal 1999 from $1,310,000 in the prior fiscal year, principally due to the recruiting cost of hiring additional personnel, additional costs associated with promotional items and advertising, the cost of a clinical study of Glofil to prove the viability of a 45-minute test, and regulatory consulting expense related to these studies.

    Pre-clinical research and development expense decreased by 33% to $548,000 in fiscal 1999 from $822,000 in the prior fiscal year, principally due to a decrease in staffing and the completion of specific contract studies.

    Grant income declined 70% during fiscal 1999 to $51,000 from $170,000 in fiscal 1998, as there was only one grant in process for much of fiscal 1999, versus two during the prior fiscal year. During the last month of fiscal 1999, Cypros received a two-year, $750,000 federal grant for its glial chloride channel blocker program.

    Interest and other income decreased by 27% to $590,000 in fiscal 1999 from $809,000 in the prior fiscal year, principally because Cypros had a larger investment portfolio during the prior fiscal year.

    Rental income net of related expenses decreased by 52% to $83,000 in fiscal 1999 from $171,000 in the prior fiscal year, principally due to the increases in rent expense and amortization of tenant improvement expense in fiscal 1999.

    The amortization of the discount and costs on Cypros' mandatorily convertible notes was completed in fiscal 1999, and therefore, Cypros did not have these expenses in fiscal 1999.

    YEAR ENDED JULY 31, 1998 COMPARED TO YEAR ENDED JULY 31, 1997

    During the fiscal year ended July 31, 1998, Cypros sustained a loss of $5,573,000 (or $.37 per share, basic and diluted) compared to a loss of $6,675,000 (or $.54 per share, basic and diluted) for the prior fiscal year. Gross profit for fiscal 1998 of $2,676,000 on sales of Glofil, Inulin and Ethamolin, plus other income of $1,150,000, resulting from interest, grant, and rental income, were offset by $9,139,000 in expenses for sales and marketing, general and administrative, clinical testing and regulatory, pre-clinical research and development and depreciation and amortization and $259,000 in amortization of discount and costs on its mandatorily convertible notes. During the prior fiscal year, the gross profit of $1,890,000 on sales of Glofil and Inulin and other income of $761,000, principally interest income, was offset by $7,465,000 in expenses for sales and marketing, general and administrative, clinical testing and regulatory, and pre-clinical research and development as well as depreciation and amortization and $1,860,000 in amortization of discount and costs on the notes.

    During the third quarter of fiscal 1998, Cypros announced that its largest Glofil customer had informed Cypros that it would be terminating two clinical trials which require Glofil to be used as part of their protocols. Those trials have terminated and as stated previously in the third quarter, Cypros expects the loss of sales to this customer to adversely affect Cypros' sales going forward.

    Sales and marketing expense increased by 31.8% to $1,310,000 in fiscal 1998 from $994,000 in the prior fiscal year, principally as a result of additional promotional costs for Glofil and increased payroll expense from pay raises and the hiring of additional personnel.

    General and administrative expense increased by 35.5% to $3,247,000 in fiscal 1998 from $2,396,000 in the prior fiscal year. Approximately 52% of the increase was due to the expenditures related to acquiring the Dermaflo technology and scaling up the manufacturing of the Dermaflo products. The remainder of the increase reflected increased legal fees.

    Clinical testing and regulatory expense increased by 28.2% to $2,521,000 in fiscal 1998 from $1,967,000 in the prior fiscal year, principally as the result of increased staffing in the quality assurance/ quality control department, increased use of data input and management, statistical and other

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
consultants to accelerate, finish and report on Cypros' various clinical trials and certain toxicology studies performed during the period.

    Pre-clinical research and development expense decreased by 20.4% to $822,000 in fiscal 1998 from $1,032,000 in the prior fiscal year, principally due to a decrease in staffing and the completion of specific contract studies.

    Depreciation and amortization expense increased by 15.3% to $1,239,000 in fiscal 1998 from $1,075,000 in the prior fiscal year, principally as a result of the acquisition of Ethamolin during the prior year and the related amortization of that purchased technology.

    Sublease income increased from $0 to $171,062 in fiscal 1998 due to the sublease of Cypros' former corporate headquarters. Interest and other income increased by 22.2% to $809,000 in fiscal 1998 from $662,000 in the prior fiscal year, principally due to the additional interest earned on the proceeds from the exercise of Cypros' Redeemable Class B Warrants in November 1997. Research and grant income increased 71.7% to $170,000 in fiscal 1998 from $99,000 in the prior fiscal year, principally due to the receipt of two additional federal grants during fiscal 1998 versus the receipt of one in the prior fiscal year. The amortization of discount and costs on the notes decreased 86.1% to $259,000 in fiscal 1998 from $1,860,000 in the prior fiscal year. The majority of the principal amount of the notes was converted in the prior year, and thus, a larger amount of amortization expense occurred. The remaining principal balance of the notes was converted in fiscal 1998.

LIQUIDITY AND CAPITAL RESOURCES

    Cypros has principally funded its activities to date through various issuances of equity securities, which have raised total net proceeds of $35.0 million, as well as product sales.

    At July 31, 1999, Cypros had cash, cash equivalents and short-term investments of $5,474,000 compared to $13,444,000, at July 31, 1998. At July 31, 1999, working capital was $5,262,000, compared to $13,378,000 at July 31, 1998.
The decrease in both balance sheet items was principally due to cash spent on operations for the year. In addition, working capital decreased $1.8 million due to the classification of some held-to-maturity investments as non-current in fiscal 1999.

    Cypros expects that its cash needs will increase significantly in future periods due to expansion of its research and development programs, increased clinical testing activity, growth of administrative, clinical and laboratory staff and their related equipment and space needs. Management believes that Cypros' working capital will be sufficient to fund the operations of Cypros for at least 12 months dependent, in part, on (1) the timing of the commencement of each phase of the clinical trials on Cordox and Ceresine, (2) the funding priorities that it gives its various research programs, (3) the results of clinical tests and research programs, (4) competing technological and market developments, (5) the time and costs involved in obtaining regulatory approvals and in obtaining, maintaining and enforcing patents, and (6) the cost of product acquisitions and their resulting cash flows.

    Cypros expects to seek additional funds through public or private equity financings, collaborations or from other sources. There can be no assurance that funds can be obtained on desirable terms or at all. Cypros may seek to raise additional capital whenever conditions in the financial markets are favorable, even if Cypros does not have an immediate need for additional cash at that time.

IMPACT OF THE YEAR 2000 ISSUE

    The Year 2000 problem is the result of computer applications being written using two digits rather than four digits to define the applicable year. Any of Cypros's computer applications and computer applications used by any of Cypros' customers, collaborators and manufacturers that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruption of operations.

    Cypros has modified or replaced portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. The costs associated with these modifications totaled approximately $30,000, which was funded from operations. Cypros believes that, with these modifications to existing software and conversions to new software, the Year 2000 problem will not pose significant operational problems for its computer systems. However, because of the many uncertainties associated with Year 2000 compliance issues, and because Cypros' assessment is necessarily based on information from third-party customers, collaborators and manufacturers, there can be no assurance that Cypros' assessment is correct or as to the materiality or effect of any failure of the assessment to be correct.

    Cypros has initiated a program to determine whether the computer applications of its significant customers, collaborators and manufacturers will be upgraded in a timely manner. Cypros has not completed its review and it is unknown whether the computer applications of its customers, collaborators and manufacturers will be Year 2000 compliant. Cypros has not determined the extent to which any disruption in the computer applications of third parties caused by the Year 2000 issues will affect Cypros' operations. However, any disruptions in payments by customers or in the manufacture of Cypros' products could have a material adverse effect upon Cypros' business, financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    Cypros invests its excess cash in interest-bearing investment-grade securities. Cypros holds all the securities for their remaining term. Therefore, Cypros believes that it is not subject to material interest rate risks on its investments, other than the creditworthiness of the issuer of the securities. In addition, Cypros does not utilize market risk sensitive instruments, positions or transactions in any material fashion and does not believe it maintains any material exposure to market risk sensitivities.

                              BUSINESS OF RIBOGENE

    RiboGene is developing Emitasol-Registered Trademark-, an intranasal form of metoclopramide, in the United States with Roberts Pharmaceutical Corporation to treat diabetic gastroparesis and delayed onset emesis caused by cancer chemotherapy. Phase III clinical trials of Emitasol for diabetic gastroparesis are expected to begin in the United States in late 1999 or early 2000. Metoclopramide is an approved antiemetic and is available as a generic in oral and intravenous form. RiboGene holds patents related to the administration of metoclopramide intranasally. RiboGene is currently developing Emitasol in Europe through two corporate partners, where it is undergoing regulatory review in Austria and five other Eastern European countries and marketed in Italy under the tradename Pramidin. RiboGene common stock is listed on the AMEX under the symbol RBO.

STRATEGY

    RiboGene's objectives are to discover and develop novel drugs to treat infectious disease and other unmet medical needs. RiboGene has adopted two approaches to accomplish these objectives. The first is to discover novel compounds in a proprietary program based on translation, the process used by cells to synthesize proteins. However, RiboGene also recognizes that it will be a number of years before any potential products reach the market, given the extensive preclinical and clinical development programs through which each must proceed. Accordingly, RiboGene's second approach is to acquire rights to drug candidates that have reached a more advanced stage of development and are thus more likely to reach the commercial market sooner. Concurrent with entering into the merger agreement with Cypros, RiboGene management has refocused its efforts and modified its strategy, emphasizing its clinical development program on Emitasol, its drug discovery efforts on the antibacterial programs and its program to acquire compounds in advanced stages of development.

THE RIBOGENE DEVELOPMENT PROGRAM

  EMITASOL

    RiboGene acquired the rights to Emitasol from Hyline Laboratories, Inc. in 1994. RiboGene, in conjunction with Roberts Pharmaceutical, is developing Emitasol for two indications: diabetic gastroparesis and delayed onset emesis associated with chemotherapy.

    DIABETIC GASTROPARESIS. For some diabetics, proper digestion may be difficult. Variable blood glucose levels may lead to a condition known as gastroparesis or stomach paralysis. Gastroparesis can result in general loss of appetite, nausea and vomiting, and in some cases severe dehydration. Many prescription medications are used to treat gastroparesis, including bethanecal, cisapride and erythromycin. Each of these drugs has limited effectiveness and has side effects. Metoclopramide tablets are approved for treating gastroparesis. RiboGene believes that the intranasal form of metaclopramide may provide diabetics with gastroparesis an easier route of administration and better patient compliance. RiboGene intends to study the control of diabetic gastroparesis in a phase III clinical trial which it expects to initiate by early 2000. Positive results in these trials may allow for the submission of a New Drug Application to the FDA, which RiboGene expects may occur in early 2000.

    DELAYED ONSET EMESIS. Nausea and vomiting (emesis) are common side effects of cancer chemotherapy. Chemotherapy-induced emesis is considered to occur in two phases: acute (within 24 hours of the initiation of chemotherapy) and delayed (on the second and subsequent days). Several drugs have been approved by the FDA for preventing nausea and vomiting associated with emetogenic chemotherapy, including injectable forms of ondansetron, granisetron, and metoclopramide. Ondansetron and granisetron are representatives of a class of drugs called serotonin antagonists or setrons, and are considered highly effective in controlling acute chemotherapy-induced emesis. There are conflicting reports, however, about the efficacy of serotonin antagonists in controlling delayed onset emesis. There are no FDA-approved treatments specifically for delayed onset emesis. Increasing numbers of these patients are being treated as outpatients and experience delayed onset emesis when they are no longer under the immediate care of a medical professional. Any medication for these emesis should therefore be suitable for self-administration by the patient. Injectable medications are unlikely to be suitable in this context. It appears that current practice is to provide patients initially with oral antiemetics in tablet form. Tablets are not, however, particularly suitable for patients who are nauseous and may vomit.

    Prior clinical trials for Emitasol have demonstrated that metoclopramide is absorbed and effective when given intranasally. Phase I trials indicated that the overall amount of metoclopramide which reaches the plasma is very similar whether the drug is given intranasally, intravenously or orally. Given the similarity in uptake of the three dosage forms, similarity might also be expected in their clinical performance. For acute emesis the expected similarity in performance has been demonstrated for the intranasal and intravenous dosage forms. For example, in a prior phase III study, Emitasol provided protection against acute emesis comparable to that previously reported for intravenous metoclopramide. RiboGene therefore anticipates that intranasal metoclopramide may be effective for controlling delayed onset emesis, an activity suggested for oral metoclopramide in the clinical literature.

    According to the American Cancer Society, about 1.3 million new patients are diagnosed with cancer in the United States each year, many of which are treated with chemotherapy. Chemotherapy is typically administered as a series of separate courses over a period of several months. In total, therefore, the number of courses of chemotherapy administered to cancer patients each year in the United States is estimated to be over a million. Additionally, according to the Center for Disease Control, there are 16 million diabetics in the United States, of which 40 to 50 percent may show signs of gastroparesis.

    Although Emitasol will be in a Phase III clinical trial for the treatment of diabetic gastroparesis, substantial additional development, clinical testing and investment will be required prior to seeking any regulatory approval for commercialization of this product. There can be no assurance that clinical trials of Emitasol will demonstrate the safety and efficacy of the product to the extent necessary to obtain regulatory approvals for the indications being studied, or at all. The failure to demonstrate adequately the safety and efficacy of Emitasol could delay or prevent regulatory approval of the product.

  RIBOGENE'S DRUG DISCOVERY PROCESS

    RiboGene has established antibacterial, antifungal and antiviral drug discovery programs. Within each program, RiboGene's drug discovery process consists of four phases: (1) target identification; (2) assay development; (3) lead discovery; and (4) lead optimization. In the first phase of the process, RiboGene uses its accumulated translation specific expertise and know-how in combination with functional genetics and microbial genomics to identify and select the pathogen specific translation mechanism targets for use in its drug discovery programs. When pathogen specific translation mechanism targets have been identified and validated, RiboGene scientists use a variety of techniques to design and implement translation-based assays to identify and characterize compounds active against these targets. Once a pathogen specific translation mechanism target has been incorporated into a high-throughput assay, RiboGene scientists use these assays to screen compound libraries to identify potential lead compounds suitable for lead optimization. Lead optimization involves the use of contemporary medicinal and combinatorial chemistry techniques to enhance the potency, selectivity, pharmacokinetic and other properties of potential leads identified using RiboGene's assays. In its antibacterial program, RiboGene has two principal targets, deformylase and ppGpp degradase, for which it conducts research in collaboration with Dainippon. Deformylase is in the lead optimization phase, and ppGpp degradase is in the lead discovery phase. RiboGene has several additional antibacterial targets, to which it has retained rights to, that are in the assay development phase. In its antifungal program, several targets, are in the lead discovery phase. In its antiviral program, which is currently focused exclusively on the hepatitis C virus or HCV, RiboGene has one target, HCV NS5A/

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
PKR, in the assay development phase. As of June 30, 1999, RiboGene has shifted all of its drug discovery resources to its antibacterial program.

COLLABORATIVE AND RESEARCH AGREEMENTS

  THE DAINIPPON AGREEMENTS

    In January 1998, RiboGene entered into a research agreement with Dainippon in connection with RiboGene's two principal antibacterial targets, deformylase and ppGpp degradase. Under the research agreement, Dainippon and RiboGene agreed to collaborate in a research program directed at accelerating the discovery of antibacterial drugs that have activity against either of these two bacterial specific targets. Dainippon has agreed to provide antibacterial research and development support internally at Dainippon and research reimbursements over a three-year period, subject to extension upon mutual agreement by both parties. RiboGene received $2.0 million of this support in 1998 and another $2.0 million for the 1999 research year in February 1999. Under the terms of the research agreement, the duties and responsibilities of Dainippon and RiboGene are determined by a research committee comprised of representatives from both companies. RiboGene's initial responsibilities include assay development and lead discovery. Both parties are responsible for in vitro testing against pathogens and lead optimization. Dainippon is responsible for in vivo evaluation and preclinical development. Dainippon may terminate the research agreement at any time after January 27, 1999 upon 180 days' written notice to RiboGene.

    Also in January 1998, RiboGene entered into a license agreement with Dainippon. Under the license agreement, RiboGene granted Dainippon exclusive, worldwide rights to develop and market all antibacterial products discovered by the parties during the joint research collaboration to have activity against deformylase or ppGpp degradase. Under the terms of the license agreement, Dainippon has responsibility for all development activities necessary to commercialize potential lead compounds resulting from the Dainippon collaboration, including preclinical testing, clinical development, submission for regulatory approval, manufacturing and marketing. RiboGene is entitled to receive milestone payments of up to $10.0 million for each product developed upon the achievement of mostly late-stage clinical and regulatory milestones, consisting of up to $5.0 million through approval in Japan and up to $5.0 million through approval in a major market other than Japan, and royalties on worldwide sales of any products that may result from the collaboration. RiboGene also has an option in Europe and the United States to co-promote any products resulting from the Dainippon collaboration. If RiboGene elects to co-promote, it will receive a co-promotion fee, in addition to royalties on product sales, equal to at least the fully-burdened cost of each of the RiboGene's sales representatives that promote the products, plus an additional co-promotion fee.

    In connection with the Dainippon collaboration, RiboGene and Dainippon entered into a stock purchase agreement to purchase shares of RiboGene Series G preferred stock, under which Dainippon made an initial equity investment in RiboGene of $2.0 million by purchasing 756,144 shares of RiboGene Series G preferred stock. These shares of preferred stock automatically converted into 53,988 shares of RiboGene common stock upon the closing of RiboGene's initial public offering. Dainippon also received registration rights relating to these shares of preferred stock. In exchange for an increase in the royalty rate to be received by RiboGene, RiboGene issued an additional 230,000 shares of RiboGene common stock to Dainippon in September 1998. There can be no assurance that RiboGene or Dainippon will be successful in developing or commercializing any drugs or products under the Dainippon agreements. There can be no assurance that any milestones will be achieved or that any royalties contemplated by the Dainippon agreements will ever be made. In addition, there can be no assurance that the Dainippon agreements will not be terminated by Dainippon prior to their expiration.

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
  THE ROBERTS PHARMACEUTICAL AGREEMENT

    In July 1998, RiboGene entered into an option and license agreement with Roberts Pharmaceutical for the development of Emitasol, for treatment of diabetic gastroparesis and delayed onset emesis in cancer chemotherapy patients. In addition, Roberts Pharmaceutical made a $10.0 million equity investment in RiboGene by purchasing 1,428,572 shares of RiboGene Series A preferred stock at $7.00 per share. Holders of the RiboGene Series A preferred stock are entitled to non-cumulative dividends, when and if declared by the RiboGene board of directors, and have a liquidation preference, prior to any declared dividends, equal to the original issue price of $7.00 per share. The RiboGene Series A preferred stock is convertible into common stock on a one-for-one basis. However, on or following each of the first three annual anniversary dates of the stock issuance, the holders of the RiboGene Series A preferred stock can convert up to 33%, 50% and 100% of their shares.

    Under the terms of the option and license agreement, Roberts Pharmaceutical will conduct clinical trials using Emitasol and, if those are successful, submit a New Drug Application for Emitasol. If FDA regulatory approval is obtained, Roberts Pharmaceutical will have 60 days to exercise an exclusive option for a license to market Emitasol in North America. Roberts Pharmaceutical has agreed to make a payment to RiboGene of up to $10.0 million upon the exercise of the option and to pay a royalty on product sales. RiboGene will provide up to $7.0 million in funding for the development of Emitasol through completion of Phase III trials and the submission of a New Drug Application, with the balance provided by Roberts Pharmaceutical.

  LICENSE AGREEMENTS

    CRINOS INDUSTRIA FARMACOBIOLOGICA SPA. In January 1994, as part of its acquisition of Emitasol and other intranasal products from Hyline Laboratories, Inc., RiboGene entered into a license agreement with Crinos. The agreement grants Crinos an exclusive license to manufacture and market Emitasol in Italy. RiboGene will receive a royalty on net sales of Emitasol in Italy. The agreement expires 10 years after the first commercial sale in Italy subject to automatic renewal for three-year periods. In October 1996, the agreement was amended to grant Crinos a non-exclusive worldwide license to manufacture Emitasol. The amendment provides that RiboGene will receive additional royalties on all supply arrangements between Crinos and any licensees of RiboGene to Emitasol. RiboGene may terminate the license agreement in the event Crinos fails to pay minimum royalties. RiboGene also retains the right to all data generated by Crinos on Emitasol, including clinical and manufacturing information.

    Crinos has received governmental approval to market Emitasol in Italy. Crinos launched this product under the tradename Pramidin in April 1999. Pramidin is marketed in two dosage forms under the names Pramidin 10, which includes 200 mg of active ingredient and Pramidin 20, which includes 400 mg of active ingredient.

    CSC PHARMACEUTICALS HANDELS GMBH. In April 1997, RiboGene entered into an agreement with CSC Pharmaceuticals. The agreement grants CSC Pharmaceuticals an exclusive license to market and sell Emitasol in Austria, Poland, Bulgaria, the Czech Republic, Slovakia, Hungary, Rumania, the Community of Independent States and eight other Eastern European countries. CSC Pharmaceuticals has agreed to pay a royalty to RiboGene based on net sales within the countries listed above. The agreement will expire on a country-by-country basis 10 years after the first commercial sale in that country. RiboGene can terminate the license if CSC Pharmaceuticals does not obtain approval in any country contained in the agreement by April 16, 1999. To date, CSC Pharmaceuticals has filed for regulatory approval in Austria, Poland, Hungary, Czech Republic and the Commonwealth of Independent States.

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
PATENTS AND PROPRIETARY RIGHTS

    RiboGene believes that patents and other proprietary rights are important to its business. RiboGene's policy is to file patent applications to protect technology, inventions and improvements to its inventions that are considered important to the development of its business. RiboGene's commercial success will depend on its ability, and the ability of any licensors, to obtain patent protection for its products and technologies, both in the United States and in other countries. The patent positions of pharmaceutical and biotechnology firms can be highly uncertain and involve complex legal and technical questions for which important legal principles are largely unresolved issues, thus making it difficult to predict the breadth of claims which would be found allowable in any particular case.

    RiboGene owns (1) one provisional application, (2) two pending patent applications and some corresponding foreign applications relating to its antibacterial drug discovery program, (3) two issued U.S. patents, (4) a pending application and corresponding foreign applications, (5) an issued Australian patent relating to its antifungal drug discovery program, (6) an issued United States patent, and (7) two pending United States patent applications and corresponding foreign applications relating to its antiviral drug discovery program.

    RiboGene is an assignee, along with McGill University, of two issued U.S. patents and a pending U.S. patent application generally relating to translational control of gene expression. RiboGene is an exclusive licensee under a University of Washington pending United States application and corresponding foreign applications directed to HCV NS5A/PKR. There can be no assurance that any of these patent applications, or any patent applications which RiboGene may acquire in the future, will issue as patents, that any issued patents will afford adequate protection to the RiboGene or not be challenged, invalidated, circumvented or infringed, or that any rights granted under the patents will afford competitive advantages to the RiboGene.

    In addition to patent protection, RiboGene also relies to a significant extent upon trade secret protection for its confidential and proprietary information, including many of the RiboGene's key discovery technologies. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to RiboGene's trade secrets or disclose the technology. To protect its trade secrets, it is RiboGene's policy to require its employees, consultants, scientific advisory board members and parties to collaboration and licensing agreements to execute confidentiality agreements upon the commencement of employment, the consulting relationship or the collaboration or licensing arrangement, as the case may be, with RiboGene. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while employed by RiboGene will be the exclusive property of RiboGene. In the case of scientific advisory board members, the agreements also provide that any confidential information that results from work performed for RiboGene will be the exclusive property of RiboGene. RiboGene will continue to require its employees, consultants, scientific advisory board members, collaborators and licensees to execute confidentiality agreements and inventions assignment agreements upon the commencement of employment, the consulting relationship or the collaboration or license with RiboGene. There can be no assurance, however, that these agreements will not be breached or that they will provide meaningful protection of RiboGene's trade secrets or adequate remedies in the event of unauthorized use or disclosure of the information, that RiboGene can meaningfully protect its rights in its unpatented proprietary technology through other means, that any obligation to maintain the confidentiality of its proprietary technology will not be breached by employees, consultants, advisors, collaborators, licensees or others, or that others will not independently develop the same or substantially equivalent technology. The loss of trade secret protection of any of RiboGene's key discovery technologies would materially and adversely affect RiboGene's competitive position and could have a material adverse effect on RiboGene's business, financial condition and results of operations. Finally, disputes may arise as to the ownership of proprietary rights to the extent that outside collaborators, licensees or consultants apply technology information developed

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
independently by them or others to RiboGene projects or apply RiboGene technology to other projects and, if adversely determined, these disputes would have a material adverse effect on RiboGene's business, financial condition and results of operations.

    RiboGene has in the past acquired intellectual property that falls outside the field of infectious diseases and translational control. These acquired products include Emitasol, for emesis associated with chemotherapy, Migrastat, for migraine, and intranasal benzodiazepines for various conditions such as anxiety, seizures, panic attacks and sleep disorders. RiboGene has licensed rights to Emitasol in North America, Italy, Austria and some former Eastern European countries. The Italian licensee received approval to market Emitasol in Italy. There can be no assurance that the other foreign licensees, or future licensees, will obtain the necessary regulatory approvals to market Emitasol, or that, in the event approvals are obtained, that Emitasol will achieve market acceptance in these countries, or that RiboGene will ever realize royalties on sales of Emitasol in such countries.

COMPETITION

    The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the drugs which RiboGene is developing will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals which target the same diseases and conditions RiboGene is targeting, using technology similar to the RiboGene technology, as well as alternative discovery technologies, including antisense, gene therapy and genomics. RiboGene faces competition from pharmaceutical and biotechnology companies both in the United States and abroad. Many of RiboGene's competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than RiboGene. In addition, unlike RiboGene, many of these competitors have experience in undertaking preclinical studies and clinical trials of new pharmaceutical products, obtaining the necessary regulatory approvals and manufacturing and marketing products. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competing products or technologies and may establish exclusive collaborative or licensing relationships with competitors of RiboGene.

    RiboGene believes that its ability to compete is dependent, in part, upon its abilities to create and maintain scientifically advanced technology and to develop and commercialize pharmaceutical products based on this technology, as well as its ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary technology or processes and secure sufficient capital resources for the expected substantial time period between technological conception and commercial sales of products based upon RiboGene's technology.

    There can be no assurance that RiboGene's competitors will not succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by RiboGene or which would render RiboGene's technology and future drugs obsolete and noncompetitive. In addition, RiboGene's competitors may succeed in obtaining FDA or other regulatory approvals for drug candidates more rapidly than RiboGene. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including some patent and FDA marketing exclusivity rights that would delay RiboGene's ability to market some products. There can be no assurance that drugs resulting from RiboGene's research and development efforts, or from the joint efforts of RiboGene and its existing or future collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

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
GOVERNMENT REGULATION

    Regulation by governmental authorities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that ultimately may be developed by RiboGene. All of RiboGene's products will require regulatory approval by governmental agencies prior to commercialization. Therapeutic drug products intended for human use are subject to rigorous preclinical and clinical testing requirements and extensive review and approval procedures by the FDA in the United States and similar health authorities in other countries. Various statutes and regulations also govern or affect the clinical testing, safety, efficacy, manufacturing, labeling, storage, record keeping, advertising and marketing and distribution of drug products. Failure to comply with these regulations could result in, among other things, delays in obtaining required marketing authorizations, warning letters, recalls, suspension or termination of production, product seizures, injunctions, civil penalties and criminal prosecution.

    As it relates to its drug discovery efforts, RiboGene currently is engaged in the preliminary stages of drug discovery and does not expect to submit an application for FDA marketing approval of any therapeutic product drug for a number of years. Once RiboGene identifies a pharmaceutical candidate for potential commercial development, it will be subject to a lengthy and uncertain regulatory review process. The steps ordinarily required before a new biopharmaceutical product may be marketed in the United States include: (1) drug discovery and screening activities; (2) preclinical testing; (3) the submission to the FDA of an IND which must become effective before clinical trials may commence; (4) adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for its intended use; (5) the submission of an New Drug Application to the FDA; and (vi) FDA review and approval of the NDA prior to any commercial sale or distribution.

    Preclinical testing includes laboratory evaluation of product chemistry and formulation, as well as animal studies to assess the safety and efficacy of the product. Preclinical tests must be conducted in compliance with good laboratory practice regulations. The results of preclinical tests are submitted to the FDA as part of an IND. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA. In addition, the FDA may, at any time, impose a clinical hold on an ongoing trial, requiring the suspension of the trial until the agency authorizes its re-commencement. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials or that FDA authorization will lead to ultimate FDA approval of a marketing application for the product.

    Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified principal investigators. Clinical trials must be conducted in accordance with good clinical practices under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspices of an Institutional Review Board, which will consider, among other things, ethical factors, the safety of the human subjects and the potential liability of the institution conducting the investigation.

    Clinical trials ordinarily are conducted in three sequential phases and generally take an average of five years, but may take longer. In some cases the phases may overlap. Phase I represents the initial introduction of the drug to a small group of healthy subjects to test for safety, dosage tolerance, and the essential characteristics of the drug. Phase II involves studies in a limited number of patients to test the safety and efficacy of the drug at different dosages. Phase III trials involve large-scale evaluation of safety and effectiveness, usually (though not necessarily) in comparison with a placebo or an existing treatment. The results of the preclinical and clinical testing are submitted to the FDA in the NDA. In some cases, the FDA may require additional trials to be conducted following marketing approval to confirm safety and effectiveness. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any potential products that may be developed by RiboGene, its collaborators or future collaborators. Furthermore,

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
the FDA may suspend clinical trials at any time if it decides that patients are being exposed to a significant health risk.

    All data obtained from a comprehensive development program are submitted as an NDA to the FDA. Although the FDA is required by law to review applications within 180 days of their filing, in practice longer times are typically required. Review generally takes an average of at least 15 months but may take longer. The FDA frequently requests that additional information be submitted requiring significant additional review time.

    Any potential products of RiboGene will be subject to demanding and time-consuming NDA or similar approval procedures in countries where RiboGene intends to market its products. Regulations vary country by country. The process of obtaining required FDA marketing approvals, including a review of manufacturing process and facilities used to produce the products, can be costly, time consuming and subject to unanticipated delays. The FDA may refuse to approve an application if it believes that applicable regulatory criteria are not satisfied. The FDA may also require additional testing of a drug product as a condition of marketing approval. There can be no assurance that approvals of any potential products that may be developed by RiboGene and its collaborative partners will be granted on a timely basis, if at all. Even if granted, marketing approval will be limited to specific therapeutic indications, and RiboGene and its collaborative partners will be subject to periodic inspection for compliance with good manufacturing practices and other applicable regulatory requirements relating to labeling, advertising, record keeping, and reporting to FDA of adverse experiences and other information.

    In order to export any drug outside of the United States prior to FDA approval to market in the United States, RiboGene must submit an export permit application to the FDA. Whether or not FDA approval is obtained, approval of a potential product by comparable regulatory authorities may be necessary in other countries prior to marketing the product in such countries. The review and approval procedures vary from country to country, can involve additional testing and the time required may differ from that required for FDA approval. In addition, product licensing, pricing and reimbursement requirements vary widely from country to country. There can be no assurance that RiboGene will meet and sustain any of these requirements.

    RiboGene's research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. RiboGene is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and certain waste products. Although RiboGene believes that its safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of this type of an accident, RiboGene could be held liable for any damages that result and any liability could exceed the resources of RiboGene.

FACILITIES

    RiboGene currently leases approximately 30,000 square feet of laboratory and office space in Hayward, California under a lease expiring in November 2012, that provides for annual rent of approximately $531,000, which includes amortization of $2.0 million of tenant improvements paid by the landlord. RiboGene has sublet 5,000 square feet of this facility through February 28, 2001. In connection with the lease, RiboGene issued to the landlord a six-year warrant to purchase 17,850 shares of RiboGene common stock at $31.51 per share.

LEGAL PROCEEDINGS

    RiboGene is not subject to any material legal proceedings.

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               RIBOGENE SELECTED HISTORICAL FINANCIAL INFORMATION

    The following selected historical financial information of RiboGene has been derived from RiboGene's historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus/joint proxy statement.

    The selected historical financial information of RiboGene as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 has been derived from the financial statements audited by Ernst & Young LLP, independent auditors. The selected historical financial information provided below relating to RiboGene for the six months ended June 30, 1998 and 1999 is derived from the unaudited financial statements of RiboGene. In RiboGene's management's opinion, all adjustments, which consist of normal recurring adjustments, considered necessary for fair presentation of interim financial information have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

    The financial statement data provided below should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and the related notes included elsewhere in this prospectus/joint proxy statement "RiboGene Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                      SIX MONTHS ENDED
                                                           YEARS ENDED DECEMBER 31,                       JUNE 30,
                                             -----------------------------------------------------  --------------------
                                               1994       1995       1996       1997       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Contract research........................  $      --  $      --  $   1,112  $   1,668  $   2,569  $   1,388  $   1,003
  Grants...................................        238        407        975      1,303        594        403         --
  Royalty revenue..........................         --         --         --         --         --         --          4
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues.............................        238        407      2,087      2,971      3,163      1,791      1,007
Total operating expenses...................     11,633      7,421      5,668      7,077     10,329      3,615      7,564
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations.......................    (11,395)    (7,014)    (3,581)    (4,106)    (7,166)    (1,824)    (6,557)
Interest income (expense), net.............        (42)      (240)      (282)        (7)       605        (35)       380
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss...................................    (11,437)    (7,254)    (3,863)    (4,113)    (6,561)    (1,859)    (6,177)

Deemed dividend upon conversion of
  preferred stock..........................         --         --         --         --     (7,989)    (7,989)    --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss attributable to common
  stockholders.............................  $ (11,437) $  (7,254) $  (3,863) $  (4,113) $ (14,550) $  (9,848) $  (6,177)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net loss per share--basic and diluted......  $ (300.97) $ (164.86) $  (52.92) $  (41.13) $   (4.49) $  (10.59) $   (1.09)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
Shares used in computing net loss per
  share-- basic and diluted................         38         44         73        100      3,244        930      5,660

                                                                 DECEMBER 31,                             JUNE 30,
                                             -----------------------------------------------------  --------------------
                                               1994       1995       1996       1997       1998       1998       1999
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments..............................  $   4,416  $   1,897  $   1,981  $   2,167  $  29,518  $  18,696  $  25,693
Working capital (deficit)..................      2,133     (1,762)      (954)    (1,745)    26,261     15,864     20,911
Total assets...............................      5,105      2,404      2,657      4,312     31,820     20,110     28,256
Long-term obligations......................      3,192      2,656      1,494        477      5,718        379      6,198
Accumulated deficit........................    (20,467)   (27,721)   (31,584)   (35,697)   (42,258)   (37,556)   (48,435)
Total stockholders' equity (deficit).......       (504)    (4,029)    (1,956)      (162)    22,755     16,573     17,131

RIBOGENE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

    The following discussion contains forward-looking statements that involve risks and uncertainties. RiboGene's and the combined company's actual results could differ materially from those discussed below. Factors that could cause or contribute to these differences include, but are not limited to, those discussed in the sections entitled "Risk Factors," and "Business of RiboGene," as well as those discussed elsewhere in this prospectus/joint proxy statement.

OVERVIEW

    Up until the time of the announcement of the merger with Cypros, RiboGene was a drug discovery company focused on the identification of novel lead compounds and the development of potential drug candidates for the treatment of infectious diseases. RiboGene has refocused its efforts and modified its strategy emphasizing its clinical development program on Emitasol and its drug antibacterial discovery efforts RiboGene was founded in May 1989 to develop laboratory equipment for cell-free protein synthesis. In January 1993, RiboGene discontinued development of the lab equipment and began to focus its research and development efforts on the identification of novel lead compounds and the development of potential drug candidates for the treatment of infectious diseases. Simultaneously with the shift in focus to infectious disease drug discovery, in 1993 and later in 1994, RiboGene in-licensed and acquired the rights to in-process research and development, including patents and other intellectual property related to intranasal formulations and the corresponding administration of metoclopramide, propranolol and specific benzodiazepines. One of the potential products acquired by RiboGene was Emitasol, an intranasal formulation of metoclopramide for the treatment of diabetic gastroparesis and the prevention of emesis (nausea and vomiting) following chemotherapy. In April 1999, RiboGene's marketing partner, Crinos Industria Farmacobiologics S.p.A. launched an intranasal metaclopramide spray in Italy under the trade name Pramidin. RiboGene anticipates that royalty revenues in Italy from the sale of this product line will not be significant.

    In July 1998, RiboGene entered into an option and license agreement with Roberts Pharmaceutical Corporation for the development of Emitasol. In addition, Roberts Pharmaceutical made a $10 million equity investment in RiboGene by purchasing 1,428,572 shares of Series A non-voting preferred stock at $7.00 per share. Under the terms of the option and license agreement, Roberts Pharmaceutical will conduct clinical trials using Emitisol and, if those are successful, submit a New Drug Application for Emitasol. If FDA regulatory approval is obtained, Roberts Pharmaceutical will have 60 days to exercise an option for an exclusive license to market Emitasol in North America. Roberts Pharmaceutical has agreed to make a payment to RiboGene of up to $10 million upon the exercise of the option and to pay a royalty on product sales. RiboGene will provide up to, but not in excess of, $7 million in funding for the development of Emitasol through the completion of Phase III trials and the submission of a New Drug Application, with the balance, if any, provided by Roberts Pharmaceutical.

    RiboGene has generated no revenue for the direct sales of products and has generated only $4,000 in royalty revenues and, through June 30, 1999, has incurred cumulative net losses of approximately $48.4 million and, at June 30, 1999, had net stockholders' equity of $17.1 million. RiboGene expects to incur significant operating losses over the next several years due primarily to product acquisitions, expanded development efforts, preclinical and clinical testing of its product candidates and commercialization activities. RiboGene does not anticipate significant revenues from product sales for a number of years, if ever. RiboGene's sources of revenues for the next several years will be payments from strategic collaborations, if any, royalties and interest income. Specific payments under collaborations are or will be contingent upon RiboGene or its collaborators achieving specific milestones as to which there can be no assurance that the milestones will be achieved. Results of operations may vary significantly from quarter to quarter depending on, among other factors, the progress of RiboGene's research and development efforts, results of clinical testing, the timing of expenses, the establishment of collaborative research agreements and the receipt of grants or milestone payments.

RESULTS OF OPERATIONS

    FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998

    For the six month period ended June 30, 1999, RiboGene's revenues consisted of $1.0 million of research support revenues earned from the Dainippon collaboration and $4,000 in royalty revenues from the initial sales of Pramidin in Italy. For the six-month period ended June 30, 1998, RiboGene's revenues consisted of $1.4 million in revenues earned from the collaboration agreements with Abbott and Dainippon and $403,000 in federal grants. Revenue earned from the Abbott collaboration, which ended on April 13, 1998, was $556,000 for the six-month period ended June 30, 1998. Further revenue earned under the Dainippon collaboration, which began in February 1998, was $832,000 for the six-month period ended June 30, 1998. The revenues earned under the awarded research grants were completed in August of 1998. Revenues earned under research grants are determined by the timing of the award from the issuing agency. As a result, research grant revenue earned in one period is not predictive of research grant revenue to be earned in future periods.

    Research and development expenses were $5.2 million for the six months ended June 30, 1999, compared to $2.6 million for the six months ended June 30, 1998. This $2.6 million, or 98% increase resulted from the commencement of Emitisol development activities, personnel and supply costs, relating to the establishment of RiboGene's medicinal chemistry capabilities, and non-cash charges for the deferred compensation relating to stock options granted to employees and consultants during 1997 and 1998. Research and development expenses represented approximately 68% of total operating expenses of $7.6 million in the six months ended June 30, 1999, as compared to 72% of total operating expenses of $3.6 million in the six month period ended June 30, 1998.

    General and administrative expenses were $2.4 million for the six months ended June 30, 1999, compared to $1.0 million for the six months ended June 30, 1998. The $1.4 million or 137% increase was due to additional operating costs associated with RiboGene's status as a publicly held company, travel, consultants, legal and other professional services associated with increased business development activities, forgiveness of debt to officers and directors, non cash charges for deferred compensation relating to stock options and warrants granted to employees and consultants.

    For the six months ended June 30, 1999, RiboGene reported net interest income of $380,000 as compared to interest expenses of $35,000 for the six month ended June 30, 1998. This interest income results from interest earned in the investment of proceeds from RiboGene's initial public offering, concurrent private placement, bank borrowing and sale of preferred stock, which occurred in 1998.

    The net loss for the six-month period ended June 30, 1999 was $6.2 million, compared with $1.9 million for the six-month period ended June 30, 1998. The $4.3 million, or $233% increase resulted from the changes in revenue and operating expenses discussed above.

    FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

    For the year ended December 31, 1998, RiboGene's revenues consisted of revenues from collaboration agreements and federal grants from the National Institutes of Health. Revenue earned under the Dainippon collaboration, which began in February 1998, amounted to $1.8 million for the year ended December 31, 1998. Revenue earned under the Abbott collaboration agreement was $736,000 and $1.7 million for the years ended December 31, 1998 and 1997, respectively. The Abbott collaboration agreement ended in April 1998. Revenues from federal grants for the year ended December 31, 1998 were $594,000 as compared to $1.3 million in the year ended December 31, 1997. The decrease in grant revenues results from the completion of three grants during 1997 and four grants during 1998. Revenues earned under research grants are determined by the timing of the award from the issuing agency and services performed by RiboGene. As a result, research grant revenue earned in one period is not predictive of research grant revenue to be earned in future periods.

    Research and development expenses increased $3.2 million or 77%, to approximately $7.3 million for the year ended December 31, 1998, from $4.1 million in the year ended December 31, 1997. This increase resulted from equipment and facility costs associated with RiboGene's new laboratories and recruiting and other costs for the addition of research personnel to expand medicinal chemistry capabilities and the anti-infective drug discovery programs. RiboGene also recorded a $747,000 one-time non-cash charge to research and development expense in 1998 upon the issuance of 230,000 shares of RiboGene's common stock to Dainippon. RiboGene also initiated its development effort with Roberts on Emitasol in the fall of 1998. Research and development expenses represented approximately 71% of total operating expenses of $10.3 million in the year ended December 31, 1998, as compared to 58% of total operating expenses of $7.1 million in the year ended December 31, 1997.

    General and administration expenses increased $1.5 million, or 96%, to $3.0 million for the year ended December 31, 1998, from $1.6 million in the year period ended December 31, 1997. This increase is due to additional operating costs associated with RiboGene's new facility, increased business development costs, and additional internal staff, legal, accounting, and reporting costs associated with public company status.

    RiboGene recognized net interest income of $605,000 for the year ended December 31, 1998 compared to net interest expense of $7,000 for the year ended December 31, 1997. This change results from interest income earned on the short-term investment of the proceeds from RiboGene's initial public offering and the equity investment from Roberts Pharmaceutical.

    The net loss for the year ended December 31, 1998 was $6.6 million an increase of $2.5 million, or 60%, from the net loss of $4.1 million for the year ended December 31, 1997. The increase resulted from the changes in revenue and operating expenses discussed above.

    RiboGene recorded a deemed dividend of $8.0 million in 1998 upon conversion of Series F preferred stock to common stock concurrent with the closing of RiboGene's initial public offering. The Series F preferred stock contained anti-dilution provisions that resulted in the holders of Series F preferred stockholders receiving an additional 1,141,317 shares of common stock upon conversion.

    As of December 31, 1998, RiboGene had a federal net operating loss carryforward of approximately $34.8 million available to offset future taxable income, if any. RiboGene also had federal research and development tax credit carryforwards of approximately $575,000 and state development tax credit carryforwards of $375,000. The net operating loss carryforward will begin to expire incrementally at various dates beginning from 2004 through 2018, if not utilized. Utilization of the net operating losses and credits may be subject to substantial annual limitation due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. See Note 7 of RiboGene's Notes to Financial Statements.

    FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

    For the year ended December 31, 1997, RiboGene's revenues consisted of revenues from the Abbott agreements and federal grants. Revenues earned under the Abbott agreements were $1.7 million for the year ended December 31, 1997, as compared to $1.1 million for the year ended December 31, 1996. The increase is attributable to RiboGene's research support payments beginning in May 1996 and, as a result, the 1996 period includes only eight months of support revenue as compared to 12 months of support revenue during 1997. Revenues from the federal grants for the year ended December 31, 1997 were $1.3 million as compared to $975,000 for the year ended December 31, 1996.

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
The increase in grant revenue results from the funding of two grants that were awarded in the fourth quarter of 1996. Revenues earned under research grants are determined by the timing of the award from the issuing agency. As a result, research grant revenue earned in one period is not predictive of research grant revenue to be earned in future periods.

    Research and development expenses were $4.1 million in 1997 compared to $4.3 million in 1996. Although RiboGene discontinued the external activities involving Emitasol and RG-201 in 1996, research and development expenses in 1997 remained the same as compared to 1996 due to an increase in RiboGene's scientific staff to support its infectious disease drug discovery programs. Research and development expenses represented approximately 58% of total operating expenses of $7.1 million in 1997 as compared to 76% of total operating expenses of $5.7 million in 1996.

    General and administrative expenses increased $179,000, or 13%, to $1.6 million in 1997, from $1.4 million in 1996. This increase was the result of additional administrative costs associated with a 1997 increase in RiboGene's scientific staff.

    Financial advisory costs consist of a one-time, non-cash charge of $1.3 million, and $96,000 of accrued expenses, which were recognized as an expense upon the signing of a financial advisory agreement in June 1997 with a placement agent who assisted RiboGene with the issuance of the Series F preferred stock. The $1.3 million one-time, non-cash charge for financial advisory costs represents the fair value of options issued to the placement agent under the financial advisory agreement.

    Net interest expense decreased $275,000, or 98%, to $7,000 in 1997, from $282,000 in 1996. This decrease resulted from the repayment of debt and conversion of promissory notes issued to some of RiboGene's investors in 1996.

    The net loss for the year ended December 31, 1997 was $4.1 million, an increase of $250,000, or 6%, from the net loss of $3.9 million for 1996, due to the changes in revenue and operating expenses discussed above. The net loss of $4.1 million included the $1.4 million one-time charge, $1.3 million of which is non-cash, described above for expense associated with the signing of the financial advisory agreement with the Series F placement agent. Exclusive of the $1.4 million charge, the net loss would have decreased by $1.1 million or 30% from $3.9 million to $2.7 million.

LIQUIDITY AND CAPITAL RESOURCES

    RiboGene has financed its operations since inception primarily through public offerings of common stock, private sales of common stock and preferred stock, warrants, federal grants, collaborations, the issuance of short-term convertible notes and equipment financing arrangements. Through June 30, 1999, RiboGene has raised approximately $67.4 million from the sale of common stock and preferred stock, warrants and short-term convertible notes, $3.5 million from federal grants and $6.4 million from corporate collaborations. RiboGene's capital expenditures and payments under capital lease obligations aggregate approximately $3.1 million through June 30, 1999, and cash used to fund operating activities since inception totaled $34.8 million.

    At June 30, 1999, RiboGene had cash and cash equivalents and short-term investments of approximately $25.7 million and working capital of $20.9 million. Net cash used in operations was $3.9 million for the six months ended June 30, 1999, compared to cash used of $1.6 million for the six months ended June 30, 1998. The increase of $2.3 million was primarily due to increased research and development and general and administrative expenses discussed above. RiboGene has a policy of investing excess funds in investment grade, interest-bearing securities primarily with an expected maturity of one-and-one-half years or less.

    RiboGene will require substantial additional funds to continue and expand its development activities, conduct preclinical studies and expand administrative capabilities. RiboGene estimates that at its planned rate of spending, existing cash and cash equivalents, and the interest income earned on those funds proceeds, will be sufficient for the purposes specified in this prospectus/joint proxy statement and to allow RiboGene to maintain its current and planned operations, including compliance with compensating balance covenant requirements, into the second half of 2000. There can be no assurance, however, that RiboGene's assumptions regarding its future level of expenditures and operating losses will prove to be accurate. RiboGene's future funding requirements will depend on many factors, including
(1) any expansion or acceleration and the breadth of RiboGene's research and development programs; (2) the results of research and development, preclinical studies and clinical trials conducted by RiboGene or its collaborative partners or licensees; (3) the acquisition and licensing of technologies or compounds;
(4) RiboGene's ability to maintain existing and establish new corporate relationships and research collaborations; (5) RiboGene's ability to manage growth; (6) competing technological and market developments; (7) the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; (8) the receipt of licensing or milestone fees from its current or future collaborative and license arrangements, if established; (9) the continued funding of governmental research grants; (10) the timing of regulatory approvals. On August 4, 1999, RiboGene entered into a definitive merger agreement with Cypros. RiboGene expects that, pending approval by the stockholders of RiboGene and the shareholders of Cypros and satisfaction or waiver of conditions to the merger, the merger will close by the end of 1999. RiboGene anticipates that it will consolidate its operations with those of Cypros and eliminate any redundant functions including facilities and general and administration capabilities. In conjunction with the merger, RiboGene may decide to divest, spin-off or eliminate some or all of its drug discovery programs. Prior to June 30, 1999, RiboGene had active drug discovery programs focusing on bacterial, fungal and viral infections. After the end of the quarter, RiboGene has focused all of its drug discovery efforts on antibacterials.

IMPACT OF YEAR 2000 ISSUE

    The year 2000 issue refers to the inability of older computer hardware and software to accept four-digit codes for the year field in a set of data. Beginning in the year 2000, four-digit codes will be necessary to distinguish between 1900 base-year dates and 2000 base-year dates. The inability to recognize a date using "00" as the year 2000 rather than the year 1900 could result in a system failure or miscalculations causing disruptions in RiboGene's operations or activities, including, among other things, RiboGene's research and development efforts.

    RiboGene has developed a formal plan to address this issue including a complete inventory and assessment of all systems. The plan's objective is to ensure an uninterrupted transition into year 2000.

    In conjunction with the above described plan, RiboGene has completed its assessment with respect to its critical systems and at this time has not uncovered any reason for it to believe that these systems critical to the core business will not function properly with respect to dates in the years 1999, 2000 and beyond. Additionally, in connection with its move to new facilities late in 1997, RiboGene improved, upgraded and replaced many of its systems. Based on written representations from manufacturers of these systems, RiboGene believes that these new systems are year 2000 compliant.

    While RiboGene believes all systems critical to its core business are now year 2000 compliant, RiboGene anticipates having the remainder of the internal systems year 2000 compliant by the fall of 1999. To date, RiboGene has incurred minimal expenses related to year 2000 compliance. Currently, however, RiboGene has no contingency plans in place in the event it does not fully complete its year 2000 readiness program by such time.

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
MARKET RATE RISK

    RiboGene's exposure to market rate risk for changes in interest rates relates primarily to RiboGene's investment portfolio and bank borrowings. RiboGene does not use derivative financial instruments in its investment portfolio. RiboGene places its investment with high quality issuers and follows internally developed guidelines to limit the amount of credit exposure to any one issuer. Additionally, in an attempt to limit interest rate risk, RiboGene follows guidelines to limit the average and longest single maturity dates. RiboGene is averse to principal loss and ensures the safety and preservation of its invested funds by limiting default, market and reinvestment risk. RiboGene's investments include money market accounts, commercial paper and corporate notes, and all of those investments held in RiboGene's portfolio as of December 31, 1998, mature in 1999 and 2000.

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
         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT OF CYPROS

    The following table provides information regarding the beneficial ownership of Cypros common stock as of September 20, 1999 by (1) all persons known by Cypros to own beneficially 5% or more of the outstanding shares of Cypros common stock, (2) each director of Cypros, (3) the Chief Executive Officer of Cypros and Cypros' other executive officers each of whose aggregate compensation during the fiscal year ended July 31, 1999 exceeded $100,000, and (4) all officers and directors of Cypros as a group. Except as otherwise indicated, Cypros believes that the beneficial owners of Cypros common stock listed below, based on information furnished by the owners, have sole investment and voting power with respect to the shares, subject to community property laws where applicable.

                                                                NUMBER OF SHARES
                                                                  BENEFICIALLY     PERCENTAGE OF
NAME AND ADDRESS                                                      OWNED            TOTAL
--------------------------------------------------------------  -----------------  -------------
President and Fellows of Harvard College
  c/o Harvard Management Company, Inc.
  600 Atlantic Avenue
  Boston, MA 02210............................................       1,637,500            10.4%
Paul J. Marangos(1)
  2714 Loker Avenue West
  Carlsbad, California 92008..................................       1,554,411             9.9%
Bernard B. Levine
  P.O. Box 2635
  La Jolla, CA 92038-2635.....................................       1,273,082             8.1%
David W. Nassif(2)............................................         170,374             1.1%
Robert A. Vukovich(3).........................................         139,124               *
Digby W. Barrios(4)...........................................         104,124               *
Zofia E. Dziewanowska(5)......................................          95,156               *
Brian W. Sullivan(6)..........................................          47,916               *
Virgil D. Thompson(7).........................................          43,438               *
Robert F. Allnutt(8)..........................................          31,960               *
All officers and directors, as a group (9 persons)(9).........       2,203,169            13.4%

--------------------------

*   Less than one percent.

 (1) Includes 3,124 shares issuable upon options exercisable within 60 days.

 (2) Includes 3,958 shares issuable upon options exercisable within 60 days.

 (3) Includes 1,376 shares issuable upon options exercisable within 60 days.

 (4) Includes 1,376 shares issuable upon options exercisable within 60 days.

 (5) Includes 4,740 shares issuable upon options exercisable within 60 days.

 (6) Includes 1,563 shares issuable upon options exercisable within 60 days.

 (7) Includes 2,418 shares issuable upon options exercisable within 60 days.

 (8) Includes 1,876 shares issuable upon options exercisable within 60 days.

 (9) Includes 24,597 shares issuable upon options exercisable within 60 days.

BENEFICIAL SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT OF RIBOGENE

    The following table provides information regarding the ownership of RiboGene common stock as of September 15, 1999 by: (1) each stockholder who is known by RiboGene to own beneficially more than 5% of RiboGene common stock; (2) RiboGene's Chief Executive Officer and the other executive officers of RiboGene each of whose aggregate compensation during the fiscal year ended December 31, 1998 exceeded $100,000; (3) each director of RiboGene; and (4) all directors and executive officers of RiboGene as a group.

                                                                                  SHARES
                                                                           BENEFICIALLY OWNED(1)
                                                                          -----------------------
NAME OF BENEFICIAL OWNER                                                    NUMBER      PERCENT
------------------------------------------------------------------------  ----------  -----------
Dr. Lindsay Rosenwald(2) ...............................................   1,235,948       19.17%
  787 Seventh Avenue
  New York, NY 10019
Abbott Laboratories ....................................................     682,495       11.80%
  100 Abbott Park Road
  Abbott Park, IL 60064
The Aries Trust(3) .....................................................     487,343        8.26%
  787 Seventh Avenue
  New York, NY 10019
Digby Barrios(4)........................................................       4,777           *
Charles J. Casamento(5).................................................     273,262        4.59%
Laura S. Lehman(6)......................................................      37,316           *
Timothy E. Morris(7)....................................................      91,957        1.58%
Frank J. Sasinowski(8)..................................................       2,500           *
Jon S. Saxe(9)..........................................................       4,775           *
Roger G. Stoll, Ph.D.(10)...............................................       2,500           *
All executive officers and directors as a group (7 persons)(11).........     417,087        6.92%

--------------------------

  * Less than one percent

 (1) Calculated in accordance with Rule 13d-3 promulgated under the Exchange Act based on 5,783,954 shares of capital stock outstanding as of September 15, 1999.

 (2) Includes 480,378 shares issuable upon exercise of outstanding placement agent unit options, 368,596 shares held by The Aries Trust and 202,870 shares by the Aries Fund. Also includes 118,747 shares issuable upon exercise of outstanding RiboGene Class A Warrants and placement agent unit options held by The Aries Trust and 65,357 shares issuable upon exercise of RiboGene Class A Warrants and placement agent unit options held by the Aries Fund. Dr. Rosenwald is the general partner of the Aries Fund and the investment manager to The Aries Trust. Dr. Rosenwald disclaims beneficial ownership of the securities held by the Aries Fund and The Aries Trust, except to the extent of his pecuniary interest therein, if any.

 (3) Includes 118,747 shares issuable upon the exercise of RiboGene Class A Warrants and placement agent unit options held by The Aries Trust.

 (4) Consists of options to purchase 4,777 shares exercisable within 60 days of September 15, 1999.

 (5) Includes 7,274 shares held by various family members of Mr. Casamento that Mr. Casamento may be deemed to beneficially own; 47,444 shares subject to repurchase as of September 15, 1999; and options to the purchase of 173,180 shares exercisable within 60 days of September 15, 1999.

 (6) Includes 26,890 shares subject to repurchase as of September 15, 1999. Ms. Lehman resigned from RiboGene as of July 31, 1999.

 (7) Includes 26,084 shares subject to repurchase as of September 15, 1999 and options to purchase 54,460 shares exercisable within 60 days of September 15, 1999. Mr. Morris intends to resign from RiboGene effective as of October 1, 1999.

 (8) Consists of options to purchase 2,500 shares exercisable within 60 days of September 15, 1999.

 (9) Includes options to purchase 1,741 shares exercisable within 60 days of September 15, 1999.

(10) Consists of options to purchase 2,500 shares exercisable within 60 days of September 15, 1999.

(11) See footnotes (4)--(10) for the beneficial ownership of RiboGene's executive officers and directors.

                          DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF CYPROS CAPITAL STOCK

    The authorized capital stock of Cypros consists of 30,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of the record date, there were 15,735,007 shares of Cypros common stock outstanding held beneficially by approximately 2,400 shareholders and no shares of Cypros preferred stock outstanding. Cypros' common stock is listed on the AMEX under the symbol CYP.

    CYPROS COMMON STOCK. Holders of Cypros common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding Cypros preferred stock, the holders of Cypros common stock are entitled to receive ratably any dividends, as may be declared from time to time by the Cypros board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up of Cypros, the holders of Cypros common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Cypros preferred stock, if any. The Cypros common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Cypros common stock. All outstanding shares of Cypros common stock are fully paid and non-assessable, and the shares of Cypros common stock to be issued and outstanding upon consummation of the merger will be fully paid and non-assessable.

    CYPROS PREFERRED STOCK. The Cypros board has the authority to issue the shares of Cypros preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed on any unissued and undesignated shares of Cypros preferred stock and to fix the number of shares constituting a series and the designations of the series, without any further vote or action by the shareholders. Cypros has designated all of the 1,000,000 shares of Cypros preferred stock as Series A preferred stock, with no shares of Cypros Series A preferred stock outstanding. Cypros is soliciting Cypros shareholder approval of the amendment of its articles of incorporation that would, among other things, authorize an aggregate of 7,500,000 shares of Cypros preferred stock. The amendment will also designate shares of Cypros Series A preferred stock for issuance in the merger. The number shares designated as Cypros Series A preferred stock will be determined as of the day prior to the date of the Cypros special meeting. Although it presently has no intention to authorize or issue any other series of Cypros preferred stock, upon approval of the amendment to the articles of incorporation, the Cypros board, without shareholder approval, would be able to issue up to the remaining shares of Cypros preferred stock with voting and conversion and other rights, preferences and privileges which could adversely affect the voting power or other rights of the holders of Cypros common stock. The issuance of Cypros preferred stock may also have the effect of delaying, deferring or preventing a change in control of Cypros. For a description of the rights, preferences and privileges of the Cypros Series A preferred stock, see "Amendment to the Articles of Incorporation."

    The Cypros board may issue additional shares of Cypros common stock and if the amendment of the articles of incorporation is approved, designate and issue one or more classes or series of Cypros preferred stock, having the number of shares, up to the amount of the difference between the total Cypros preferred stock authorized and the number of designated Cypros Series A preferred stock shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as determined by the Cypros board without shareholder approval. The board's ability to so designate and issue additional preferred stock could impede a takeover or change in control of Cypros, that shareholders might view as being in their best interests.

    CYPROS TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Cypros common stock is American Securities Transfer & Trust, Inc.

DESCRIPTION OF RIBOGENE CAPITAL STOCK

    RiboGene's authorized capital stock consists of 30,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of September 15, 1999, 5,783,954 shares of RiboGene common stock were issued and outstanding and 1,428,572 shares of RiboGene preferred stock were issued and outstanding.

    COMMON STOCK. The holders of RiboGene common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Cumulative voting rights for the election of directors is not authorized by RiboGene's charter, which means that the holders of a majority of the votes can elect all of the directors then standing for election. Subject to the preferences of RiboGene preferred stock, the holders of RiboGene common stock are entitled to receive a proportional distribution of any dividends that may be declared by RiboGene's board of directors. In the event of liquidation, dissolution or winding up of RiboGene, holders of RiboGene common stock are entitled to share equally in all assets remaining after payment of liabilities and the liquidation preference to any holders of RiboGene preferred stock. Holders of RiboGene common stock have no preemptive, subscription, redemption, conversion or other subscription rights, and there are no sinking fund provisions applicable to the RiboGene common stock. All currently outstanding shares of RiboGene common stock are duly authorized, validly, issued, fully paid and nonassessable.

    PREFERRED STOCK. RiboGene's charter authorizes RiboGene's board of directors to issue up to 5,000,000 shares of RiboGene preferred stock in one or more series. RiboGene's board of directors previously designated 1,428,572 shares of RiboGene preferred stock as RiboGene Series A preferred stock, all of which were issued to Roberts Pharmaceutical Corporation. The board of directors of RiboGene is authorized to issue up to an additional 3,571,428 shares of RiboGene preferred stock without additional stockholder approval. RiboGene's board of directors may also fix the rights of any unissued shares of RiboGene preferred stock and fix the number of shares of any series as well as the designations of the series.

    The holders of RiboGene Series A preferred stock are entitled to receive non-cumulative dividends payable when, as and if declared by RiboGene's board of directors. In the event of any liquidation, dissolution or winding up of RiboGene, the holders of RiboGene Series A preferred stock will be entitled to receive, prior to any distribution of any of the assets of RiboGene to the holders of RiboGene common stock, an amount equal to $7.00 per share plus all declared but unpaid dividends, if any. Each holder of RiboGene Series A preferred stock currently has the right to convert, at its option, one-third of the shares of RiboGene Series A preferred stock then held by the holder and an additional one-third of the shares of RiboGene Series A preferred stock on each of December 1, 1999 and December 1, 2000. Each share of RiboGene Series A preferred stock is convertible into one share of RiboGene common stock, subject to adjustments for stock splits, stock dividends or combinations of outstanding shares of RiboGene common stock. The RiboGene Series A preferred stock has no voting rights. RiboGene has granted Roberts Pharmaceutical rights to include shares of RiboGene common stock issuable upon conversion of the RiboGene Series A preferred stock in future registrations of RiboGene common stock, as well as the right to demand RiboGene to register the shares of RiboGene common stock, subject to specific conditions.

    WARRANTS.  At August 31, 1999, there were warrants outstanding to purchase
(1) an aggregate of 50,000 shares of RiboGene common stock at an exercise price of $2.50, (2) an aggregate of 50,000 shares of RiboGene common stock at an exercise price of $3.00 per share, (3) an aggregate of 50,000 shares of RiboGene common stock at exercise of $4.20 per share, (4) an aggregate of 25,000 shares of RiboGene common stock at an exercise price of $6.00 per share, (5) an aggregate of 1,931 shares of common stock at an exercise price of $11.65, (6) an aggregate of 16,838 shares of common stock at an exercise price of $15.14, (7) an aggregate of 20,111 shares of RiboGene common stock at an exercise price of $31.51 per share, and (8) an aggregate of 230,000 shares of RiboGene common stock at an

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exercise price of $11.55 per share. In addition, RiboGene has 2,282,663 outstanding Class A warrants exercisable into an aggregate of 162,967 shares of RiboGene common stock at an exercise price per share of $7.00. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under specific circumstances, including stock dividends, stock splits, reorganizations, reclassification and consolidations. Each warrant may be exercised, without the payment of cash, for an adjusted number of shares of RiboGene common stock. The warrants have terms expiring from August 1999 to March 2007. Warrant holders have also been granted registration rights under specific circumstances.

    At August 31, 1999, 508,643 placement agent unit options were outstanding, at an exercise price of $1.24 per placement agent unit option. Each placement agent unit option entitles the holder to purchase shares of RiboGene common stock and a Class A warrant. The Class A warrants expire in June 2003. The placement agent unit options expire in December 2007. The aggregate number of shares of RiboGene common stock issuable upon exercise of the placement agent unit options is 654,008. An aggregate of 40,739 Class A warrants are issuable upon exercise of the placement agent unit options.

    DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS. The following summary description of the provisions of the Delaware General Corporation Law and RiboGene's certificate of incorporation and bylaws is not intended to be complete. You should read each of these documents carefully.

    Under RiboGene's charter, RiboGene's board of directors has the authority to issue up to 5,000,000 shares of RiboGene preferred stock and to determine the powers, rights, preferences and privileges of those shares without any further vote or action by RiboGene's stockholders. RiboGene's Board of Directors previously designated 1,428,572 shares of RiboGene preferred stock as RiboGene Series A preferred stock. The rights of the holders of RiboGene common stock will be subject to, and may be adversely affected by, the rights of the holders of the RiboGene Series A preferred stock and any other RiboGene preferred stock that may be issued in the future. See "--Preferred Stock" for further discussion of the rights, preferences and privileges of the RiboGene Series A preferred stock.

    RiboGene is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to exceptions, an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

    RiboGene's charter also provides that any action required or permitted to be taken by the stockholders of RiboGene at an annual meeting or special meeting of stockholders may only be taken if properly brought before the meeting and may not be taken by written action in lieu of a meeting. RiboGene's charter further provides that special meetings of the stockholders may only be called by the Chairman of the RiboGene board of directors, the Chief Executive Officer, the RiboGene board of directors or by any person or persons holding at least 10% of the outstanding capital stock. This provision may discourage another person or entity from making a tender offer for RiboGene common stock, because the person or entity, even if it acquired a majority of the outstanding voting securities of RiboGene, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent. Under RiboGene's bylaws, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with specific requirements regarding advance notice to RiboGene. This provision could have

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the effect of delaying until the next stockholders meeting stockholder actions which are favored by holders of a majority of the outstanding voting securities of RiboGene.

    The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. RiboGene's charter and bylaws require the affirmative vote of the holders of at least two-thirds of the shares of capital stock of RiboGene issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior paragraph. RiboGene's charter contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in some circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, RiboGene's charter contains provisions to indemnify RiboGene's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. RiboGene believes that these provisions assist RiboGene in attracting and retaining qualified individuals to serve as directors.

    TRANSFER AGENT AND REGISTRAR. The transfer agent for the RiboGene common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005. RiboGene acts as the transfer agent for the RiboGene preferred stock.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

    The rights of Cypros shareholders are governed by Cypros' articles of incorporation, bylaws, and the California Corporations Code. The rights of RiboGene stockholders are currently governed by RiboGene's certificate of incorporation, its bylaws and the General Corporation Law of Delaware. Upon consummation of the merger, RiboGene stockholders will become shareholders of Cypros with their rights as shareholders governed by the California Corporations Code and Cypros' articles of incorporation and bylaws.

    The following is a summary of similarities and differences between the rights of Cypros shareholders and RiboGene stockholders under the foregoing governing documents and applicable law. This summary does not purport to be a complete statement of similarities and differences. The identification of specific similarities and differences is not meant to indicate that other equally or more significant similarities and differences do not exist. The similarities and differences can be examined in full by reference to the California Corporations Code, the General Corporation Law of Delaware and the respective corporate documents of Cypros and RiboGene.

    CAPITAL STOCK. The authorized capital stock of Cypros consists of 30,000,000 shares of common stock, no par value, of which 15,735,007 shares were issued and outstanding on September 15, 1999, and 1,000,000 shares of preferred stock, no par value, issuable in such series and with such rights, powers and privileges as the Cypros Board shall determine. Cypros' articles of incorporation authorize 1,000,000 shares as Series A preferred stock but currently there are no shares of preferred stock outstanding and Cypros has no present plan to issue any shares of Cypros preferred stock other than in connection with the merger. If the amendment to Cypros' articles of incorporation is approved by Cypros' shareholders, the authorized capital stock of Cypros will consist of 75,000,000 shares of common stock, no par value and 7,500,000 shares of preferred stock, no par value. The authorized capital stock of RiboGene consists of 30,000,000 shares of common stock, $.001 par value, of which 5,788,016 shares were issued and outstanding on September 15, 1999, and 5,000,000 shares of preferred stock, $.001 par value, issuable in a series and with the rights, powers and privileges as the RiboGene board determines. RiboGene has designated 1,428,572 shares of RiboGene preferred stock as Series A preferred stock, all of which are issued and outstanding.

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    AMENDMENT OF BYLAWS.  Under the General Corporation Law of Delaware, bylaws may be amended by the holders of a majority of the outstanding shares entitled to vote. However, a corporation may also confer the power to amend bylaws upon the directors. The fact that such power has been so conferred upon the directors does not divest the shareholders of their power to amend the bylaws. The RiboGene bylaws state that they may be amended by the affirmative vote of at least two-thirds of the voting stock or by the RiboGene board. Under the California Corporations Code and the Cypros bylaws, the Cypros bylaws may be amended or repealed either by the Cypros board or by the holders of at least a majority in interest of the outstanding shares of Cypros entitled to vote or by the Cypros board, except that under the Cypros bylaws a change in the authorized number of directors may only be effected by a vote of at least a majority of the outstanding shares entitled to vote.

    AMENDMENT OF CYPROS ARTICLES OF INCORPORATION AND RIBOGENE'S CERTIFICATE OF INCORPORATION. The General Corporation Law of Delaware provides that approval of a majority of the outstanding stock entitled to vote thereon is required to amend a certificate of incorporation. An amendment of the RiboGene charter must be approved by the affirmative vote of at least a majority in interest of the outstanding shares of stock entitled to vote. However, the affirmative vote of at least two-thirds of all of the outstanding stock entitled to vote is required to amend specific provisions of the RiboGene charter that relate to the election of directors, amendment of the RiboGene bylaws, and the number of and election or renewal of directors. Under the California Corporations Code, a corporation's articles of incorporation may be amended by the approval of a majority of the outstanding shares.

    SPECIAL MEETINGS OF SHAREHOLDERS AND STOCKHOLDERS. Under the General Corporations Law of Delaware, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The RiboGene charter permits a special meeting to be called for any purpose by (1) the Chairman of the RiboGene board, (2) the President, (3) the RiboGene board under a resolution adopted by a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships at the time the resolution is presented to the RiboGene board for adoption or (4) by the holders of the shares entitled to cast not less than ten percent of the votes at the meeting.

    Under the California Corporations Code and the Cypros bylaws, a special meeting of shareholders of Cypros may be called by the board of directors, the Chairman of the board of directors, the President, a Vice President, the Secretary of Cypros or the holders of shares entitled to cast not less than ten percent of the votes of the meetings and the persons which are authorized by the articles of incorporation or bylaws.

    ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS OR STOCKHOLDERS. Under the General Corporation Law of Delaware, unless otherwise provided in the RiboGene charter, any action which may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if written consents for the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all stock entitled to vote were present and voted. However, the RiboGene charter provides that following the closing of the initial public offering of RiboGene, no action shall be taken by the stockholders by written consent. RiboGene completed an initial public offering in May 1998.

    Under the California Corporations Code, shareholders may execute an action by written consent in lieu of a shareholder meeting. The Cypros bylaws provide that any action which may be taken at a meeting of shareholders may be taken without a meeting and without prior notice if written consents for the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. The Cypros bylaws provide further that directors may not be elected by written consent except by unanimous written consent of all shares entitled to vote for the election of directors. However, any vacancy on the Cypros board may be filled

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by written consent of a majority of the outstanding shares of Cypros entitled to vote for the election of directors.

    SIZE OF THE BOARD OF DIRECTORS. The General Corporation Law of Delaware provides that the board of directors of a Delaware corporation must consist of one or more members. The number of directors may be fixed by, or in the manner provided in, the corporation's bylaws unless the certificate of incorporation fixes the number of directors. The RiboGene certificate of incorporation requires that the number of directors will be fixed exclusively by one or more resolutions by the board of directors. The number of directors of RiboGene is currently fixed at five.

    The California Corporations Code allows the number of persons constituting the board of directors to be fixed by the bylaws or the articles of incorporation, or permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the board of directors. The California Corporations Code further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one. The Cypros bylaws currently provide that the number of directors of Cypros will not be less than four nor more than seven. The number of Cypros directors presently authorized is seven. Upon Cypros shareholder approval of the proposal to amend the bylaws as described in this prospectus/joint proxy statement, the Cypros bylaws will provide that the number of directors of Cypros will not be less than four nor more than nine and that the number of directors then authorized will be nine.

    CLASSIFICATION OF BOARD OF DIRECTORS. The General Corporation Law of Delaware permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. The California Corporations Code generally requires that directors be elected annually but does permit a classified board of directors if the corporation is listed. A listed corporation is defined under the California Corporations Code as one which (1) is listed on the New York Stock Exchange or American Stock Exchange or (2) with a class of securities designated as a national market system security on and by the National Association of Securities Dealers Automatic Quotation System if the corporation has at least 800 holders of its equity securities. If eligible for the classes, the California Corporations Code permits corporations to provide for a board of directors divided into as many as three classes by adopting an amendment to their articles of incorporation or bylaws, which amendment must be approved by the shareholders. The size of the classes must be as even as possible, and any change in number of classes must be approved by the shareholders. The RiboGene certificate of incorporation and RiboGene bylaws provide that following the closing of the initial public offering of RiboGene, the directors are divided into a classified board. RiboGene completed an initial public offering in May 1998. The Cypros bylaws do not provide for a classified board.

    CUMULATIVE VOTING. Under the General Corporation Law of Delaware, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. There is no provision for cumulative voting in the RiboGene certificate of incorporation. However, under the California Corporations Code, cumulative voting in the election of directors is mandatory upon notice given by a shareholder at a shareholders' meeting at which directors are to be elected. To cumulate votes, a shareholder must give notice at the meeting, prior to the voting, of the shareholder's intention to vote cumulatively. If any one shareholder gives such a notice, all shareholders may cumulate their votes. The California Corporations Code permits a company, by amending its articles of incorporation or bylaws, to eliminate cumulative voting when the company is listed. The Cypros bylaws permit any person entitled to vote at an election for directors to cumulate the votes to which the person is entitled. However, no shareholder is entitled to cumulate his, her or its votes unless the candidates for which the shareholder is voting have been placed in nomination prior to the voting and a shareholder has given notice at the meeting, prior to the vote, of an intention to cumulate votes.

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    REMOVAL OF DIRECTORS.  Under the General Corporation Law of Delaware, a
director of a corporation with a classified board of directors may be removed only for cause, unless the certificate of incorporation otherwise provides. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. The RiboGene certificate of incorporation provides that the board of directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of the majority of the voting power of all the outstanding stock entitled to vote thereon or without cause by the affirmative vote of the holders of at least two-thirds of the outstanding stock entitled to vote. Under the California Corporations Code, a director may be removed with or without cause by the affirmative vote of a majority of the outstanding shares, provided that the shares voted against removal would not be sufficient to elect the director by cumulative voting. In addition, when, by the provisions of the articles of incorporation, the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of holders of shares of that class or series.

    FILLING VACANCIES IN THE BOARD OF DIRECTORS. Under the General Corporations Law of Delaware, vacancies may be filled by a majority of the directors then in office (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. The General Corporations Law of Delaware further provides that if, at the time of filling any vacancy, the directors then in office constitute less than a majority of the board (as constituted immediately prior to any increase), the Delaware Court of Chancery may, upon application of any holder or holders of at least ten percent of the total number of the outstanding stock having the right to vote for directors, summarily order a special election be held to fill the vacancy or to replace directors chosen by the board to fill the vacancies. The RiboGene certificate of incorporation holds that any vacancies on the RiboGene board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, will, unless the RiboGene board determines the vacancies should be filled by the stockholders, be filled only by the affirmative vote of the majority of the directors then in office, even though less than a quorum of the board of directors, and not by stockholders.

    Under the California Corporations Code, any vacancy on the board of directors other than one created by removal of a director may be filled by the board. If the number of directors in office is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a properly noticed meeting or by a sole remaining director. A vacancy created by removal of a director may be filled by the board only if so authorized by a corporation's articles of incorporation or by a bylaw approved by a corporation's shareholders. Furthermore, if, after the filling of any vacancy by the directors of a corporation, the directors then in office who have been elected by the corporation's shareholders constitute less than a majority of the directors then in office, then: (1) any holder of more than 5% of the corporation's voting stock may call a special meeting of shareholders, or (2) the superior court of the appropriate county may order a special meeting of the shareholders to elect the entire board of directors of the corporation. The Cypros bylaws provide that the shareholders may elect a director at any time to fill any vacancy not filled by the directors. Any election by written consent, other than to fill a vacancy created by removal, requires the consent of a majority of the outstanding shares entitled to vote. Any election by written consent to fill a vacancy created by removal requires the consent of all of the outstanding shares entitled to vote.

    PAYMENT OF DIVIDENDS. The General Corporations Law of Delaware permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a

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preference upon the distribution of assets. In addition, the General
Corporations Law of Delaware generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation. The RiboGene bylaws provide for the declaration of dividends in accordance with the General Corporations Law of Delaware. The RiboGene bylaws also provide that the RiboGene board may set aside as a reserve any funds the RiboGene board believes necessary prior to the payment of dividends. Under the California Corporations Code, any dividends or other distributions to shareholders, such as redemptions, are limited to the greater of (1) retained earnings or (2) an amount which would leave the corporation with assets (excluding specified intangible assets) equal to at least 125% of its liabilities (excluding specified deferred items) and current assets equal to at least 100% (or, in specified circumstances, 125%) of its current liabilities.

    APPRAISAL RIGHTS. Under both the California Corporations Code and the General Corporation Law of Delaware, a shareholder of a corporation participating in specific major corporate transactions may, under varying circumstances, be entitled to appraisal (or dissenters') rights under which the shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under the General Corporation Law of Delaware, those rights are not available (1) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (2) with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if the shareholders receive only shares of the surviving corporation or shares of any other corporation which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (3) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if other conditions are met.

    Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have appraisal rights unless the holders of at least 5% of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of the shares. Appraisal rights are unavailable, however, if the shareholders of a corporation or the corporation itself, or both, immediately after the reorganization will own equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

    INSPECTION OF BOOKS AND RECORDS. Under the General Corporation Law of Delaware, any stockholder may inspect, for any proper purpose, a company's stock ledger, a list of its stockholders and any other books and records. Under the California Corporations Code and the Cypros bylaws, shareholders holding at least 5% in aggregate of the outstanding voting shares of a corporation or who hold at least 1% of those voting shares and have filed a Schedule 14A with the SEC, shall have the absolute right to do either or both of the following: (1) inspect and copy the record of shareholders' names and addresses and shareholdings during usual business hours upon five days' prior written demand upon the corporation, or (2) obtain from the transfer agent for the corporation, upon written demand and upon tender of its usual charges for the list, a list of shareholders' names and addresses, who are entitled to vote for election of directors and their shareholdings, as of the most recent record date for which it has been compiled or as of a date specified by the shareholder after the date of demand. The accounting books and records and minutes of proceedings of shareholders and the Cypros

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board and committees of the Cypros board are open to inspection upon the written demand on the corporation of any shareholder or holder of a voting trust certificate at any reasonable time during usual business hours, for a purpose reasonably related to the holder's interests as a shareholder or as the holder of the voting trust certificate.

    LIMITATION OF LIABILITY OF DIRECTORS. The laws of both Delaware and California permit corporations to adopt a provision in their certificate of incorporation or articles of incorporation, as the case may be, eliminating, with specified exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty as a director. Under the General Corporation Law of Delaware, RiboGene may not eliminate or limit director monetary liability for:

    - breaches of the director's duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

    - unlawful dividends, stock repurchases or redemptions; or

    - transactions from which the director received an improper personal benefit.

    This limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission. The RiboGene certificate of incorporation eliminates the liability of the RiboGene board to the fullest extent permissible under the General Corporation Law of Delaware.

    The California Corporations Code does not permit the elimination of monetary liability where the liability is based on:

    - intentional misconduct or knowing and culpable violation of law;

    - acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director;

    - receipt of any improper personal benefit;

    - acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should have been aware of a risk of serious injury to the corporation or its shareholders;

    - acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;

    - interested transactions between the corporation and a director, in which a director has a material financial interest; or

    - liability for improper distributions, loans or guarantees. The Cypros articles of incorporation eliminate the liability of the Cypros board to the fullest extent permissible under California law.

    INDEMNIFICATION. The General Corporation Law of Delaware generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or (in contrast to the California Corporations Code) not opposed to the best interests of the corporation and, with respect to a criminal proceeding, which the person had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which the person is adjudged liable to the

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corporation. The General Corporation Law of Delaware requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise. The RiboGene bylaws state RiboGene will indemnify the RiboGene board to the fullest extent not prohibited by the General Corporation Law of Delaware. However, the corporation may modify the extent of the indemnification by the individual contracts with its directors and executive officers; provided that the corporation will not be required to indemnify any director or officer in connection with any proceeding initiated by that person unless (1) the indemnification is expressly required to be made by law, (2) the proceeding was authorized by the RiboGene board, (3) the indemnification is provided by RiboGene, in its sole discretion, under the powers vested in RiboGene under the General Corporation Law of Delaware, or (4) the indemnification is required to be made under other portions of the RiboGene bylaws.

    The California Corporations Code permits indemnification of expenses incurred in derivative or third-party actions, except that with respect to derivative actions (1) no indemnification may be made when a person is adjudged liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless a court determines the person is entitled to indemnity for expenses, and then the indemnification may be made only to the extent that the court determines, and (2) no indemnification may be made without court approval in respect of amounts paid in settling or otherwise disposing of an action or expenses incurred in defending an action which is settled or otherwise disposed of without court approval.

    Indemnification is permitted by the California Corporations Code only for acts taken by the person seeking indemnification in good faith and believed to be in the best interests of the corporation and its shareholders and with respect to a criminal proceeding, which the person had no reasonable cause to believe his conduct was unlawful, as determined by a majority vote of a quorum of disinterested directors, independent legal counsel (if a quorum of disinterested directors is not obtainable), a majority vote of a quorum of the shareholders (excluding shares owned by the indemnified party), or the court handling the action. The California Corporations Code requires indemnification when the individual has successfully defended the action on the merits. California corporations may include in their articles of incorporation a provision which extends the scope of indemnification through agreements, bylaws or other corporate actions beyond that specifically authorized by law. The Cypros bylaws include provisions that require Cypros to indemnify its directors and executive officers to the fullest extent permitted by California law. The Cypros bylaws also provide Cypros with the authority to indemnify its other officers, employees and other agents as set forth in the California Corporations Code.

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    STOCKHOLDER AND SHAREHOLDER APPROVAL OF CERTAIN BUSINESS
COMBINATIONS. Section 203 of the General Corporation Law of Delaware prohibits a corporation from engaging in a business combination with an interested stockholder for three years following the date that the person becomes an interested stockholder. With some exceptions, an interested stockholder is a person or entity who or which owns 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock under an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

    For purposes of Section 203, the term business combination is defined broadly to include mergers of the corporation or a subsidiary with or caused by the interested stockholder, sales or other dispositions of the interested stockholder, except proportionately with the corporations other stockholders, of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock, the issuance or transfer by the corporation or a subsidiary of stock of the corporation to the interested stockholder except for transfers in a conversion or exchange or a pro rata distribution or other specific transactions, none of which increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock, or receipt by the interested stockholder, except proportionately as a stockholder, directly or indirectly, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or a subsidiary.

    The three-year moratorium imposed on business combinations by Section 203 does not apply if:

    - prior to the date at which the stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder;

    - the interested stockholder owns 85% of the corporation's voting stock upon consummation of the transaction which made him or her an interested stockholder, excluding from the number of shares outstanding those shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer; or

    - on or after the date the person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by two-thirds of the voting stock not owned by the interested stockholder.

    Section 203 does not apply if the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or a 20-day notice required under Section 203 of the proposed transaction which:

    - constitutes some (1) mergers or consolidations, (2) sales or other transfers of assets having an aggregate market value equal to 50% or more of the aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, or (3) proposed tender or exchange offer for 50% or more of the corporation's outstanding voting stock;

    - is with or by a person who was either not an interested stockholder during the last three years or who became an interested stockholder with the approval of the corporation's board of directors; and

    - is approved or not opposed by a majority of the board members elected prior to any person becoming an interested stockholder during the previous three years, or their chosen successors.

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    There is no equivalent provision to Section 203 in California. Under Section
1203 of the California Corporations Code, specified types of business combinations with interested shareholders are subject to specified conditions, including a requirement that a fairness opinion must be obtained and delivered to the corporation's shareholders. The California Corporations Code requires that holders of a California Corporation's common stock receive nonredeemable common stock in a merger of the corporation with the holder, or an affiliate of the holder, of more than 50% but less than 90% of its common stock, unless all of the holders of its common stock consent to the transaction.

    STOCKHOLDER AND SHAREHOLDER VOTING ON MERGERS AND SIMILAR TRANSACTIONS. The laws of both California and Delaware generally require that a majority of the shareholders of both acquiring and target corporations approve statutory mergers. The General Corporation Law of Delaware does not require a stockholder vote of the surviving corporation in a merger, unless the corporation provides otherwise in its certificate of incorporation, if (1) the merger agreement does not amend the existing certificate of incorporation, (2) each share of stock of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger, and (3) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. The California Corporations Code contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power, assuming the conversion of convertible equity securities, of the surviving or acquiring corporation or its parent entity.

    The laws of both California and Delaware also generally require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring the assets.

    With limited exceptions, the California Corporations Code also requires that mergers, reorganizations, and similar transactions be approved by a majority vote of each class of shares outstanding. In contrast, the General Corporation Law of Delaware generally does not require class voting, except for amendments to the certificate of incorporation that change the number of authorized shares or the par value of shares of a specific class or that adversely affect the class of shares.

    LOANS TO DIRECTORS, OFFICERS AND EMPLOYEES. The General Corporation Law of Delaware and the RiboGene bylaws permit RiboGene to make loans to, guarantee the obligations of, or otherwise assists its officers or other employees when that action, in the judgment of the directors, may reasonably be expected to benefit RiboGene. The RiboGene bylaws also provide that this assistance may be with or without interest and may be unsecured, or secured in the manner as the RiboGene board shall approve, including, without limitation, a pledge of shares of stock of RiboGene.

    Under the California Corporations Code, any loan to or guaranty for the benefit of a director or officer, including pursuant to an employee benefit plan, of the corporation requires approval of holders of a majority of the outstanding shares of the corporation. However, the California Corporations Code provides that if a corporation has 100 or more shareholders of record, the Cypros board alone may approve loans to or guaranties on behalf of an officer, whether or not the officer is a director, or adopt an employee benefit plan authorizing the loans or guarantees, by a vote sufficient without counting the vote of any interested director or directors, if the Cypros board determines that the loan, guaranty or plan may reasonably be expected to benefit the corporation.

    INTERESTED DIRECTOR TRANSACTIONS. Under the laws of both California and Delaware, contracts or transactions between a corporation and one or more of its directors or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest, are not void or voidable because of the interest or because the director is present at a meeting of the board which authorizes or approves the contract or transaction, provided that specific conditions, such as obtaining

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the required approval and fulfilling the requirements of good faith and full disclosure, are met. With specific exceptions, the conditions are similar under the California Corporations Code and the General Corporation Law of Delaware. Under the California Corporations Code and the General Corporation Law of Delaware, either (1) the shareholders or the board of directors must approve the contract or transaction in good faith after full disclosure of the material facts and, in the case of board approval other than for a common directorship, the California Corporations Code requires that the contract or transaction must also be just and reasonable to the corporation, or (2) the contract or transaction must have been fair (in Delaware) or, in the case of a common directorship (in California), just and reasonable as to the corporation at the time it was approved. The California Corporations Code explicitly places the burden of proof of the just and reasonable nature of the contract or transaction on the interested director.

    Under the General Corporations Law of Delaware, if board approval is sought, the contract or transaction must be approved by a majority of the disinterested directors, even though less than a majority of a quorum. Under the California Corporations Code, if shareholder approval is sought, the interested director is not entitled to vote his or her shares at a shareholder meeting with respect to any action regarding the contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors, except that interested directors may be counted for purposes of establishing a quorum.

    SHAREHOLDER DERIVATIVE SUIT. Under the General Corporation Law of Delaware, a person may only bring a derivative action on behalf of the corporation if the person was a stockholder of the corporation at the time of the transaction in question or his or her stock devolved upon him or her by operation of law after the transaction. The California Corporations Code provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that specific criteria are met. The California Corporations Code also provides that the corporation or the defendant in a derivative suit may, under specific circumstances, make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

    DISSOLUTION. Under the General Corporation Law of Delaware, if the dissolution is initiated by the board of directors it may be approved by the holders of a majority of the corporation's shares. If the board of directors does not approve the proposal to dissolve, it must be consented to in writing by all stockholders entitled to vote. Under the California Corporations Code, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors. The board may cause the corporation to dissolve if (1) an order for relief under Chapter 7 of the Federal bankruptcy law has been entered,
(2) no shares have been issued or (3) the corporation has disposed of all of its assets and has not conducted any business for a period of five years preceding the adopting of a resolution to dissolve.

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                    ADDITIONAL MATTERS FOR CONSIDERATION BY
                              CYPROS SHAREHOLDERS

    Approval by the Cypros shareholders of all the proposals submitted for approval by Cypros in this prospectus/joint proxy statement will be required to complete the merger. If any Cypros proposal is not approved by the Cypros shareholders, then the merger will not occur. THE CYPROS BOARD BELIEVES THAT THE MERGER AND RELATED TRANSACTIONS ARE IN THE BEST INTERESTS OF CYPROS AND THE CYPROS SHAREHOLDERS AND THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE MERGER PROPOSAL AND EACH OF THE OTHER PROPOSALS DESCRIBED BELOW.

                   AMENDMENT TO THE ARTICLES OF INCORPORATION

    As a condition precedent to RiboGene's obligation to complete the merger, Cypros is required to amend its articles of incorporation. Cypros shareholders are requested to specifically approve the amendment of the Cypros articles of incorporation to:

    - change the name of Cypros to Questcor Pharmaceuticals, Inc.

    - increase the authorized shares of Cypros common stock to 75,000,000,

    - increase the authorized shares of Cypros preferred stock to 7,500,000,

    - designate the number of shares of, and the rights, preferences and privileges of Cypros Series A preferred stock, and

    - authorize the board of directors to designate the rights, preferences and privileges of additional shares of Cypros preferred stock.

CHANGE IN CYPROS' NAME

    Cypros shareholders are requested to specifically approve the amendment to Cypros' articles of incorporation to change the name of the company from Cypros to Questcor Pharmaceuticals, Inc.

    The Cypros board believes that the proposed new name of the company will better reflect the combined capabilities of Cypros and RiboGene, and will be an easily recognizable name for the combined company.

INCREASE IN AUTHORIZED COMMON STOCK AND PREFERRED STOCK AND BOARD AUTHORIZATION TO DESIGNATE RIGHTS OF AND ISSUE PREFERRED STOCK

    An increase in the authorized capital stock of Cypros is necessary to create a sufficient number of shares of Cypros common stock and Cypros Series A preferred stock for issuance in connection with the merger and for issuance of Cypros common stock upon exercise of RiboGene stock options and warrants assumed by Cypros in the merger. In addition, the additional authorized capital stock, including the ability to designate the rights, preferences and privileges of additional shares of Cypros preferred stock, will provide the board of directors with additional flexibility to use its capital stock for business and financial purposes in the future. The shares may be used, without further shareholder approval, for various purposes, including, without limitation, raising capital, providing equity incentives to employees, officers, directors and consultants, establishing strategic relationships with other companies and expanding the combined company's business through the acquisition of other businesses.

    Under the Cypros articles of incorporation, no shareholder is entitled to preemptive rights in respect of any future issuances of capital stock, and no preemptive rights are contemplated in the proposed amendment. Except for the issuance of shares of stock in connection with the merger and the amendment of its stock option plans, Cypros does not presently contemplate seeking shareholder

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approval for any future issuance of capital stock unless required to do so by an obligation imposed by applicable law, a regulatory authority or a third party.

    The additional shares of capital stock that would become available for issuance if the amendment of the Cypros articles of incorporation is approved could also be used by Cypros to oppose a hostile takeover attempt or delay or prevent changes in control or management. For example, without further shareholder approval, the board of directors could strategically sell shares of Cypros stock in a private transaction to purchasers who would oppose a takeover or favor then current board of directors. Although this proposal to increase the authorized capital stock has been prompted by the board's desire to consummate the merger and for other business and financial considerations, and not by the threat of any hostile takeover attempt (nor is the board currently aware of any such attempts directed at Cypros), nevertheless, shareholders should be aware that approval of this amendment could facilitate future efforts by Cypros to deter or prevent changes in control of Cypros, including transactions in which the shareholders might otherwise receive a premium for their shares over then current market prices.

    The additional Cypros common stock to be authorized by approval of the amendment would have rights identical to the currently outstanding Cypros common stock. The issuance of the Cypros common stock in connection with the merger would not affect the rights of the holders of currently outstanding Cypros common stock, except for effects incidental to increasing the number of shares of Cypros common stock outstanding, such as dilution of the earnings per share and voting rights of current shareholders. The shares of Cypros Series A preferred stock would have rights substantially identical to the rights of the RiboGene Series A preferred stock currently outstanding. The board would also have the authority to designate the relative rights of additional shares of Cypros preferred stock that may be issued other than in connection with the merger.

    The Cypros board of directors has reserved 2,766,288 and 350,000 shares of Cypros common stock for issuance upon exercise of options granted under its stock option plan and its directors' equity incentive plan, respectively. In addition, in connection with the merger, the board has reserved, subject to shareholder approval of the respective plan amendments, an additional 4,733,712 and 400,000 shares of Cypros common stock for issuance under the stock option plan and the directors' equity incentive plan, respectively. The board has also reserved shares of common stock for issuance upon exercise of RiboGene options and warrants assumed in connection with the merger, the number of which will be determined upon determination of the final exchange ratio.

DESIGNATION OF CYPROS SERIES A PREFERRED STOCK

    Newly designated Cypros Series A preferred stock will be issued to the holder of RiboGene Series A preferred stock in the merger. The number of shares of Cypros Series A preferred stock will be determined on the date before the Cypros shareholder meeting, based on the final exchange ratio. The issuance of the Cypros Series A preferred stock in the merger will affect the relative rights of the holders of Cypros common stock. The holders of Cypros Series A preferred stock will have priority distribution payment of $10 million in the event of any liquidation, dissolution or winding up of Cypros, any consolidation or merger in which Cypros' shareholders hold less than 50% of the voting stock of the surviving company or any sale of all or substantially all of Cypros' assets. After this priority distribution, all remaining assets will be distributed among the holders of Cypros common stock. Otherwise, the issuance of the Cypros Series A preferred stock will not affect the rights of the holders of currently outstanding Cypros common stock, except for effects incidental to increasing the number of outstanding shares of Cypros' voting stock, such as dilution of the earnings per share and voting rights of current shareholders. Each share of Cypros Series A preferred stock will entitle its holder to vote the number of shares of common into which the share of Cypros Series A preferred stock is convertible, which will initially be one, subject to proportional adjustments for stock splits, stock distributions and similar events.

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    The full text of the proposed amended and restated articles of incorporation is attached as Annex B to this prospectus/joint proxy statement.

    Approval of the amendment of the Cypros articles of incorporation will require the affirmative vote of the holders of a majority of the shares of outstanding Cypros common stock. As a result, abstentions and broker non-votes are equivalent to negative votes for purposes of approving this proposal.

    THE CYPROS BOARD BELIEVES THAT APPROVAL OF THE AMENDMENT OF THE CYPROS ARTICLES OF INCORPORATION IS IN THE BEST INTEREST OF CYPROS AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE CYPROS SHAREHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

                              AMENDMENT TO BYLAWS

    Cypros shareholders are requested to specifically approve the amendment of the Cypros bylaws to change the number of authorized members of the board of directors. The amendment of the bylaws, which is a condition to RiboGene's obligation to complete the merger, changes the size of the board of directors to permit the appointment of four new members of the board of directors upon consummation of the merger. The full text of the bylaw amendment is provided below. Cypros shareholders are urged to read the bylaw amendment in its entirety.

       "Section 2--Number and Qualification of Directors. The number of directors of the Corporation shall be not less than four (4) nor more than nine (9). The exact number of directors shall be nine (9) until changed, within the limits specified above, by a bylaw amending this
       Section 2, duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1)."

    Approval of the proposed amendment of the bylaws will require the affirmative vote of the holders of a majority of the shares of outstanding common stock of Cypros. As a result, abstentions and broker non-votes are equivalent to negative votes for purposes of approving this proposal.

    THE CYPROS BOARD BELIEVES THAT APPROVAL OF THE AMENDMENT OF THE CYPROS BYLAWS IS IN THE BEST INTERESTS OF CYPROS AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE CYPROS SHAREHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

                      AMENDMENT TO 1992 STOCK OPTION PLAN

    Cypros shareholders are requested to specifically approve the amendment of the Cypros stock option plan to increase the number of shares of common stock reserved for issuance under the stock option plan to 7,500,000. The increase in the number of shares reserved for issuance under the stock option plan, which is a condition precedent to RiboGene's obligation to complete the merger, will accommodate the RiboGene stock options being assumed in the merger and provide additional reserved shares for future issuance of the combined company.

    In August 1992, the Cypros board of directors and shareholders adopted the Cypros 1992 Stock Option Plan and reserved 500,000 shares of common stock for issuance under it. In January 1995, the shareholders approved an increase in the number of shares reserved under the plan to 1,000,000 and in May 1995, the number of shares reserved increased as a result of a 2.5:1.0 stock split. In November 1997 the Cypros board of directors adopted, and the Cypros shareholders later approved, an

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amendment to the stock option plan to increase the number of shares authorized for issuance it to 2,766,288 shares.

    The essential features of the stock option plan are outlined below:

GENERAL

    The stock option plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the stock option plan are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986. Nonstatutory stock options granted under the stock option plan are intended not to qualify as incentive stock options under the Internal Revenue Code. See "--Federal Income Tax Information" below for a discussion of the tax treatment of incentive and nonstatutory stock options. As of September 15, 1999, options to purchase an aggregate 1,993,479 shares were outstanding under the stock option plan, 130,122 shares had been issued upon exercise of options issued under the stock option plan and 272,539 shares remained available for future grants under the stock option plan. The essential features of the stock option plan are outlined below.

PURPOSE

    The stock option plan was adopted to provide a means by which selected officers and employees of and consultants to Cypros and its affiliates could be given an opportunity to purchase stock in Cypros, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of Cypros.

ADMINISTRATION

    The stock option plan is administered by Cypros' board of directors. The Cypros board has the power to construe and interpret the stock option plan and, subject to its provisions, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of the option may be exercised, the exercise price, the type of consideration and other terms of the option. The Cypros board of directors is authorized to delegate administration of the stock option plan to a committee composed of not fewer than two members of the Cypros board. The Cypros board has delegated administration of the stock option plan to the Stock Option Committee of the Cypros board, whose members are not eligible for options under the stock option plan. The Compensation Committee of the board, however, determines the number of stock options for each executive officer. In addition, the stock option plan contains a provision granting the Cypros board the power to limit the directors who may serve as members of the Compensation Committee and the Stock Option Committee to those who are outside directors under Section 162(m) of the Internal Revenue Code. As used in this prospectus/joint proxy statement with respect to the stock option plan, the board refers to the Stock Option Committee and the Compensation Committee, as applicable, as well as to the Cypros board of directors itself.

ELIGIBILITY

    Incentive stock options may be granted under the stock option plan only to employees (including directors if they are also key employees) of Cypros and its affiliates. Selected employees, directors and consultants are eligible to receive nonstatutory stock options under the stock option plan.

    No incentive stock option may be granted under the stock option plan to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the total combined voting power of Cypros or its affiliate, unless the option exercise price is at least 110% of the fair

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market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. For stock options granted under the stock option plan, the aggregate fair market value, determined at the time of grant, of the shares of Cypros common stock with respect to which the options are exercisable for the first time by an option holder during any calendar year (under all the plans of Cypros and its affiliates) may not exceed $100,000. In addition, the stock option plan contains a per-employee, per-calendar year limitation on the number of options that may be granted equal to 100,000. However, the Compensation Committee or the Stock Option Committee may determine in some future circumstances that it would be in the best interests of Cypros and its shareholders to grant options to purchase a greater number of shares to a single employee during a calendar year.

COMMON STOCK SUBJECT TO THE STOCK OPTION PLAN

    If options granted under the stock option plan expire or otherwise terminate without being exercised, the Cypros common stock not purchased under the options again becomes available for issuance under the stock option plan.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the stock option plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options under the stock option plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant. The exercise price of nonstatutory options under the stock option plan may not be less than 85% of the fair market value of the common stock subject to the option on the date of the option grant. In some cases, the exercise price of an option granted under the stock option plan may not be less than 110% of fair market value. At September 22, 1999, the closing price of Cypros' common stock as reported on the AMEX was $1.9375 per share.

    The exercise price of options granted under the stock option plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the board (1) by delivery of other common stock of Cypros, (2) pursuant to a deferred payment arrangement or (3) in any other form of legal consideration acceptable to the Cypros board.

    OPTION EXERCISE. Options granted under the stock option plan may become exercisable in cumulative increments, or vest, as determined by the Cypros board. Shares covered by currently outstanding options under the stock option plan typically vest monthly over a 48-month period during the option holder's employment or services as a consultant. Shares covered by options granted in the future under the stock option plan may be subject to different vesting terms. The Cypros board has the power to accelerate the time during which an option may be exercised. In addition, nonstatutory options granted under the stock option plan may permit exercise prior to vesting, but in the event the option holder may be required to enter into an early exercise stock purchase agreement that allows Cypros to repurchase shares not yet vested at their exercise price should the option holder leave the employ of Cypros before vesting. To the extent provided by the terms of an option, an option holder may satisfy any federal, state or local tax withholding obligation relating to the exercise of the option by a cash payment upon exercise by authorizing Cypros to withhold a portion of the stock otherwise issuable to the option holder, by delivering already-owned stock of Cypros or by a combination of these means.

    TERM. The maximum term of options under the stock option plan is ten years, except that in some cases the maximum term is five years. Options under the stock option plan terminate three

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months after the termination of the option holder's employment or relationship as a director or consultant of Cypros or its affiliate unless (a) the termination of employment is due to the person's permanent and total disability, as defined in the Internal Revenue Code, in which case the option may, but need not, provide that it may be exercised at any time within twelve months of the termination; (b) the option holder dies while employed by or serving as a consultant or director of Cypros or its affiliate, or within three months after termination of the relationship, in which case the option may, but need not, provide that it may be exercised, to the extent the option was exercisable at the time of the option holder's death, within 12 months of the option holder's death by the person or persons to whom the rights to the option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the stock option plan or subject to any option granted under it, including through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise, the stock option plan and options outstanding under the plan will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to the outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

    The stock option plan provides that, in the event of a dissolution or liquidation of Cypros, any outstanding options under the stock option plan will terminate if not exercised prior to the event. The stock option plan also provides that in the event of a specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the stock option plan or substitute similar options for those outstanding under the plan, or the outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the stock option plan, or to substitute similar options, then with respect to options held by persons then performing services for Cypros, the vesting of such options shall accelerate immediately before the event, but all the accelerated options and any other outstanding options will terminate if not exercised prior to the event.

DURATION, AMENDMENT AND TERMINATION

    The Cypros board may suspend or terminate the stock option plan without shareholder approval or ratification at any time or from time to time. Unless sooner terminated, the stock option plan will terminate in August 2002.

    The Cypros board may also amend the stock option plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders within twelve months before or after its adoption by the board if the amendment would;

    - modify the requirements as to eligibility for participation, to the extent the modification requires shareholder approval in order for the 1992 Plan to satisfy Section 422 of the Internal Revenue Code or Rule 16b-3 of the Exchange Act;

    - increase the number of shares reserved for issuance upon exercise of options; or

    - change any other provision of the stock option plan in any other way if the modification requires shareholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Internal Revenue Code.

RESTRICTIONS ON TRANSFER

    Under the stock option plan, an option may not be transferred by the option holder otherwise than by will or by the laws of descent and distribution, except that a nonstatutory stock option may be transferable upon the terms and conditions as the Cypros board determines in its discretion. During the lifetime of an option holder, an option may be exercised only by the option holder. In addition, shares subject to repurchase by Cypros under an early exercise stock purchase agreement may be subject to restrictions on transfer which the board deems appropriate.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the stock option plan are intended to be eligible for the favorable federal income tax treatment accorded incentive stock options under the Internal Revenue Code.

    There generally are no federal income tax consequences to the option holder or Cypros by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the option holder's alternative minimum tax liability, if any.

    If an option holder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the option holder upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the option holder disposes of the stock before the expiration of either of these holding periods, in which case the disposition is considered to be a disqualifying disposition, at the time of disposition, the option holder will realize taxable ordinary income equal to the lesser of (1) the excess of the stock's fair market value on the date of exercise over the exercise price, or (2) the option holder's actual gain, if any, on the purchase and sale. The option holder's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to option holders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    To the extent the option holder recognizes ordinary income by reason of a disqualifying disposition, Cypros will generally be entitled, subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code and the satisfaction of a tax reporting obligation, to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the stock option plan generally have the following federal income tax consequences:

    There are no tax consequences to the option holder or Cypros by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the option holder normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, Cypros is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Internal Revenue Code and the satisfaction of a tax reporting obligation, Cypros will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the option holder. Upon disposition of the stock, the option holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon exercise of the option. This gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules apply to option holders who acquire stock subject to repurchase options or who are subject to Section 16(b) of the Exchange Act.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered Cypros employee, may cause this limitation to be exceeded in any particular year.

    Some kinds of compensation, including qualified performance-based compensation, are disregarded for purposes of the deduction limitation. Under
Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of outside directors, and either: (1) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (2) the option is granted or exercisable only upon the achievement, as certified in writing by the compensation committee, of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by the shareholders.

    Approval of the proposed amendment of the stock option plan will require the affirmative vote of a majority of the shares present in person or represented by proxy at the Cypros special meeting. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this proposal is approved.

    THE CYPROS BOARD BELIEVES THAT APPROVAL OF THE AMENDMENT OF THE STOCK OPTION PLAN IS IN THE BEST INTERESTS OF CYPROS AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE CYPROS SHAREHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

                                  AMENDMENT TO
               1993 NON-EMPLOYEE DIRECTORS' EQUITY INCENTIVE PLAN

    Cypros shareholders are requested to specifically approve the amendment of the Cypros directors' equity incentive plan to increase the number of shares of common stock reserved for issuance under it to 750,000 and to modify the provisions relating to acceleration of vesting upon a change in control, to cause vesting of outstanding options to accelerate upon consummation of the merger. The amendment to increase the number of shares reserved for issuance under the directors' equity incentive plan, which is a condition precedent to RiboGene's obligation to complete the merger, will accommodate the RiboGene non-employee directors' stock options being assumed in the merger and to provide additional reserved shares for future issuance by Cypros.

    In June 1993, the Cypros board of directors adopted, and the Cypros shareholders later approved, the directors' equity incentive plan and reserved 100,000 shares of common stock for issuance under it. In May 1995, the number of shares reserved under the plan increased to 250,000 as a result of a 2.5 for 1 stock split of the Company's capital stock. In October 1998, the Cypros board adopted and the Cypros shareholders later approved an amendment to the plan to increase the aggregate number of shares authorized for issuance under the plan to 350,000 shares and, to provide for the automatic grant to non-employee directors of stock bonus awards comprised of $2,000 of common stock for each Cypros board meeting attended by such director on or after the annual meeting.

GENERAL

    The directors' equity incentive plan provides for the automatic grant of nonstatutory stock options to purchase shares of Cypros common stock to non-employee directors of Cypros. As of September 20, 1999, options to purchase an aggregate of 261,500 shares were outstanding under the directors' equity incentive plan, 23,130 shares had been issued as stock bonuses under the directors' equity incentive plan, no shares had been issued upon exercise of options issued under the directors' equity incentive plan and 65,370 shares remained available for future grants under the directors' equity incentive plan. The essential features of the directors' equity incentive plan are outlined below.

PURPOSE

    The purpose of the directors' equity incentive plan is to retain the services of persons now serving as non-employee directors of Cypros, to attract and to retain the services of persons capable of serving on the Cypros board of directors and to provide incentives for these persons to exert maximum efforts to promote the success of Cypros.

ADMINISTRATION

    The directors' equity incentive plan is administered by the Cypros board of directors. The Cypros board has the final authority to construe and interpret the directors' equity incentive plan and options and stock bonus awards granted under the directors' equity incentive plan, and to establish, amend and revoke rules and regulations for its administration. The board is authorized to delegate administration of the directors' equity incentive plan to a committee of not fewer than two members of the board.

ELIGIBILITY

    The directors' equity incentive plan provides that options and stock bonus awards may be granted only to non-employee directors. A non-employee director for purposes of the directors' equity incentive plan is defined in the plan as a director of Cypros and its affiliates who is not otherwise an employee of Cypros or any affiliate. Four of Cypros' five current directors are eligible to participate in the directors' equity incentive plan. No non-employee director who owns, directly or indirectly, shares representing 10% or more of the total outstanding shares of any class of stock of Cypros will be eligible for the grant of stock options under the directors' equity incentive plan, however, those directors will be eligible for the grant of stock bonus awards.

COMMON STOCK SUBJECT TO THE DIRECTORS' EQUITY INCENTIVE PLAN

    If options granted under the directors' equity incentive plan expire or otherwise terminate without being exercised, the common stock not purchased pursuant to such options again becomes available for issuance under the directors' equity incentive plan.

TERMS OF OPTIONS

    Each option under the directors' equity incentive plan is subject to the following terms and conditions:

    NON-DISCRETIONARY GRANTS. Option grants under the directors' equity incentive plan are non-discretionary. Currently, under the directors' equity incentive plan, each non-employee director will be automatically granted an option to purchase 25,000 shares of common stock upon becoming a member of the board of directors. After becoming a board member, so long as the director continues to serve on the board, on January 1 of each year, the director will be automatically granted an option to purchase 10,000 shares of Cypros common stock.

    OPTION EXERCISE. An option granted under the directors' equity incentive plan will vest in 48 equal monthly installments over a four-year period from the date of grant. The vesting is conditioned upon continued service as a director or employee of or consultant to Cypros or its affiliate.

    EXERCISE PRICE; PAYMENT. The exercise price of an option granted under the directors' equity incentive plan is equal to 85% of the fair market value of the Cypros common stock subject to the option on the date the option is granted.

    TRANSFERABILITY; TERM. Under the directors' equity incentive plan, an option may not be transferred by the option holder, except by will or the laws of descent and distribution. During the lifetime of an option holder, an option may be exercised only by the option holder. The term of each option commences on the date it is granted and, unless sooner terminated as described in this prospectus/joint proxy statement, expires on the date ten years from the date of grant. If the option holder's service as a non-employee director of Cypros terminates for any reason or for no reason, the option will terminate on the earlier of the expiration date under the directors' equity incentive plan, the date three months following the date of termination of service or the date seven months following the date of grant. However, if the termination of service is due to the option holder's death or permanent and total disability, the option will terminate on the earlier of the expiration date under the plan or 18 months following the date of the option holder's death or disability. In any and all circumstances, an option may be exercised following termination of the option holder's service as a non-employee director of Cypros only as to that number of shares as to which it was exercisable on the date of termination of the service.

    OTHER PROVISIONS. The option agreement may contain other terms, provisions and conditions not inconsistent with the directors' equity incentive plan as may be determined by the Cypros board.

TERMS OF STOCK BONUS AWARDS

    The directors' equity incentive plan provides that each non-employee director shall receive stock bonus awards comprised of $2,000 of Cypros common stock for each board meeting attended on or after the annual meeting. For purposes of these stock bonus awards, the fair market value of the Cypros common stock on the date of grant is determined by the 10-day average of the closing sales price for the common stock of Cypros as quoted on the AMEX for the 10 market trading days immediately preceding the date of the Cypros board meeting at which the stock bonus award will be granted. Stock bonus awards will be 100% vested on the date of grant.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the directors' plan or subject to any option or stock bonus award granted under the directors' equity incentive plan, including through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise, the directors' equity incentive plan and options and stock bonus awards outstanding under the directors' equity incentive plan will be appropriately adjusted as to the class and the maximum number of shares subject to the plan and the class, number of shares and price per share of stock subject to outstanding options and stock bonus awards.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of certain mergers, reverse mergers or consolidations of Cypros, the surviving corporation will be obligated to assume all options granted under the directors' equity incentive plan. Under the directors' equity incentive plan, as amended, upon the occurrence of certain additional change of control events such as:

    - a dissolution or liquidation of Cypros;

    - a sale of substantially all of the assets of Cypros;

    - an acquisition of a majority of the beneficial ownership of Cypros; and

    - a greater than 50% shift in the current board of directors without prior board approval, the surviving corporation shall similarly be obligated to assume all options granted under the directors' equity incentive plan.

    On August 4, 1999, the Cypros board approved, and Cypros shareholder approval is also being sought by this prospectus/joint proxy statement for an amendment to the directors' equity incentive plan under which the acquisition of at least 40% of the beneficial ownership of Cypros will also cause the vesting of all outstanding options under the directors' equity incentive plan to accelerate.

DURATION, AMENDMENT AND TERMINATION

    The Cypros board of directors may amend, suspend or terminate the directors' equity incentive plan at any time or from time to time. No amendment will be effective unless approved by the shareholders of Cypros within 12 months before or after its adoption by the Cypros board if the amendment would

    - increase the number of shares reserved for options and stock bonus awards under the directors' equity incentive plan;

    - modify the requirements as to eligibility for participation in the plan (to the extent the modification requires shareholder approval in order for the plan to comply with the requirements of Rule 16b-3 of the Exchange Act; or

    - modify the plan in any other way if the modification requires shareholder approval in order for the directors' equity incentive plan to meet the requirements of Rule 16b-3 of the Exchange Act.

FEDERAL INCOME TAX INFORMATION

    STOCK OPTIONS. Stock options granted under the directors' equity incentive plan are subject to federal income tax treatment under rules governing options that are not incentive stock options. The following is only a summary of the effect of federal income taxation upon the option holder and Cypros with respect to the grant and exercise of options under the directors' equity incentive plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an option holder may reside.

    Options granted under the directors' equity incentive plan are nonstatutory options. There are no tax consequences to the option holder or Cypros by reason of the grant of nonstatutory stock option. Upon exercise of a nonstatutory stock option, the option holder normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Upon disposition of the stock, the option holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon exercise of the option. The capital gain or loss will be long-term or short-term depending on the length of time the stock was held. Capital gain from the sale of assets that have a holding period of more than one year is subject to federal income tax at a maximum rate of 20%.

    STOCK BONUS AWARDS. Stock bonus awards granted under the directors' equity incentive plan generally have the following federal income tax consequences:

    Upon acquisition of stock under a stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock, if any, plus any amount recognized as ordinary income upon acquisition or vesting of the stock. The capital gain or loss will be long-term or short-term depending on the length of time the stock was held from the date ordinary income was measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture under Section 16(b) of the Exchange Act.

    Approval of the amendment of the directors' equity incentive plan vote of a majority of the shares present in person or represented by proxy at the Cypros special meeting. Abstentions and broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this proposal is approved.

    THE CYPROS BOARD BELIEVES THAT APPROVAL OF THE AMENDMENT OF THE DIRECTORS' EQUITY INCENTIVE PLAN IS IN THE BEST INTERESTS OF CYPROS AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE CYPROS SHAREHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

                                 LEGAL MATTERS

    The validity of the shares of Cypros common stock and Cypros Series A preferred stock to be issued in connection with the merger and the tax-free nature of the transaction will be passed upon for Cypros by Cooley Godward LLP, San Diego, California. Certain tax matters related to the merger will be passed upon for RiboGene by Latham & Watkins, San Diego, California.

                    REPRESENTATIVES OF INDEPENDENT AUDITORS

    Representatives of Ernst & Young LLP expect to be present at each of the Cypros special meeting and the RiboGene special meeting, and, while the representatives have stated that they do not plan to make a statement at the meetings, they will be available to respond to appropriate questions from stockholders in attendance.

                             SHAREHOLDER PROPOSALS

    Cypros shareholders who wish to submit proposals for Cypros' 2000 Annual Meeting of Shareholders must have submitted the proposal to Cypros, 2714 Loker Avenue West, Carlsbad, CA 92009, Attention: Secretary, in advance of August 20, 1999, for inclusion, if appropriate, in Cypros' proxy statement and form of proxy relating to its 2000 Annual Meeting. Unless a shareholder who wishes to bring a matter before the shareholders at Cypros' 2000 Annual Meeting of Shareholders notifies Cypros of the matter prior to November 4, 1999, management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter.

    The deadline for submitting a stockholder proposal for inclusion in RiboGene's proxy statement and form of proxy for RiboGene's 2000 annual meeting of stockholders is December 18, 1999. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such statement and proxy is not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. If the merger is completed, RiboGene will have only one stockholder (the combined company) and therefore will not conduct a 2000 annual meeting.

                                    EXPERTS

    The financial statements of Cypros Pharmaceutical Corporation as of July 31, 1999 and 1998 and for each of the three years in the period ended July 31, 1999 included in this prospectus/joint proxy statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere in this prospectus/joint proxy statement, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

    The financial statements of RiboGene, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus/joint proxy statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere in this prospectus/joint proxy statement, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS
                       CYPROS PHARMACEUTICAL CORPORATION

                                                                                                               PAGE
                                                                                                            -----------
Report of Ernst & Young LLP, Independent Auditors.........................................................         F-2

Balance Sheets as of July 31, 1999 and 1998...............................................................         F-3

Statements of Operations for the years ended July 31, 1999, 1998 and 1997.................................         F-4

Statements of Shareholders' Equity for the years ended July 31, 1999, 1998 and 1997.......................         F-5

Statements of Cash Flows for the years ended July 31, 1999, 1998 and 1997.................................         F-6

Notes to Financial Statements.............................................................................         F-7

                                                    RIBOGENE, INC.

Report of Ernst & Young LLP, Independent Auditors.........................................................        F-17

Balance Sheets as of December 31, 1998 and 1997...........................................................        F-18

Statements of Operations for the years ended December 31, 1998, 1997 and 1996.............................        F-19

Statements of Stockholders' Equity for the years ended December 31, 1998, 1997 and 1996...................        F-20

Statements of Cash Flows for the year ended December 31, 1998, 1997 and 1996..............................        F-21

Notes to Financial Statements.............................................................................        F-22

Unaudited Condensed Balance Sheets as of June 30, 1999 and December 31, 1998..............................        F-35

Unaudited Condensed Statements of Operations for the three months and six months ended June 30, 1999 and
  1998....................................................................................................        F-36

Unaudited Condensed Statements of Cash Flows for the six months ended June 30, 1999 and 1998..............        F-37

Notes to Financial Statements.............................................................................        F-38

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Cypros Pharmaceutical Corporation

    We have audited the accompanying balance sheets of Cypros Pharmaceutical Corporation as of July 31, 1999 and 1998, and the related statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cypros Pharmaceutical Corporation at July 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1999, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
August 23, 1999

                       CYPROS PHARMACEUTICAL CORPORATION

                                 BALANCE SHEETS

                                                                               JULY 31,
                                                                     -----------------------------
ASSETS                                                                   1999            1998
                                                                     -------------   -------------
Current assets:
  Cash and cash equivalents (NOTES 1 AND 3)........................  $   2,509,386   $   3,015,890
  Short-term investments, held to maturity (NOTES 1 AND 3).........      2,964,689      10,428,580
  Accounts receivable, less allowances of $15,000 at July 31, 1999
    and $0 at July 31, 1998........................................        391,888         516,886
  Inventories (NOTE 3).............................................        205,207          83,078
  Prepaid expenses and other current assets........................        112,540         214,765
                                                                     -------------   -------------
    Total current assets...........................................      6,183,710      14,259,199
Investment grade securities, non-current portion (NOTES 1 AND 3)...      1,788,749              --
Property, equipment and leasehold improvements, net (NOTES 3 AND
  4)...............................................................      1,471,565       1,063,566
Purchased technology, net of accumulated amortization of $3,015,613
  and $2,118,226 at July 31, 1999 and 1998 (NOTE 2)................      3,266,100       4,163,487
Licenses and patents, net of accumulated amortization of $193,082
  and $160,212 at July 31, 1999 and 1998, respectively (NOTE 1)....        158,215         176,927
Other assets.......................................................        270,525          72,461
                                                                     -------------   -------------
    Total assets...................................................  $  13,138,864   $  19,735,640
                                                                     -------------   -------------
                                                                     -------------   -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................  $     497,985   $     551,191
  Accrued compensation.............................................        201,024         125,434
  Other accrued liabilities........................................         63,565          15,641
  Current portion of long-term debt (NOTE 4).......................         53,616          97,477
  Current portion of capital lease obligations (NOTE 5)............        105,892          91,740
                                                                     -------------   -------------
    Total current liabilities......................................        922,082         881,483
Long-term debt, less current portion (NOTE 4)......................          6,541          59,408
Capital lease obligations, less current portion (NOTE 5)...........        140,380         157,656
Deferred rent......................................................        155,854         125,761
Shareholders' equity: (NOTE 6)
  Common stock, 30,000,000 shares authorized, 15,711,877 shares issued and outstanding as of July 31, 1999 and 1998,
    respectively...................................................     41,497,174      41,328,470
  Deferred compensation............................................        (69,441)        (87,334)
  Accumulated deficit..............................................    (29,513,726)    (22,729,804)
                                                                     -------------   -------------
    Total shareholders' equity.....................................     11,914,007      18,511,332
                                                                     -------------   -------------
    Total liabilities and shareholders' equity.....................  $  13,138,864   $  19,735,640
                                                                     -------------   -------------
                                                                     -------------   -------------

                            SEE ACCOMPANYING NOTES.

                       CYPROS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                                  YEARS ENDED JULY 31,
                                                                       -------------------------------------------
                                                                           1999           1998           1997
                                                                       -------------  -------------  -------------
Net sales............................................................  $   2,518,181  $   3,445,955  $   2,428,348
Cost of sales........................................................        771,099        770,437        538,725
                                                                       -------------  -------------  -------------
Gross profit.........................................................      1,747,082      2,675,518      1,889,623
Operating expenses:
  Sales and marketing................................................      1,702,754      1,309,963        993,765
  General and administrative.........................................      3,326,891      3,246,619      2,396,465
  Clinical testing and regulatory....................................      2,438,285      2,521,386      1,967,334
  Research and development...........................................        547,836        822,225      1,032,486
  Depreciation and amortization......................................      1,238,872      1,239,217      1,075,431
                                                                       -------------  -------------  -------------
Total operating expenses.............................................      9,254,638      9,139,410      7,465,481
                                                                       -------------  -------------  -------------
Loss from operations.................................................     (7,507,556)    (6,463,892)    (5,575,858)
Research grant income................................................         51,178        169,834         98,785
Interest and other income, net.......................................        589,739        809,254        662,421
Rental income, net...................................................         82,717        171,062             --
Amortization of discount and costs on mandatorily
  convertible notes..................................................             --       (259,127)    (1,860,051)
                                                                       -------------  -------------  -------------
Net loss.............................................................  $  (6,783,922) $  (5,572,869) $  (6,674,703)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Net loss per share:
Basic and diluted....................................................  $       (0.43) $       (0.37) $       (0.54)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Weighted average shares outstanding:
Basic and diluted....................................................     15,711,877     15,186,984     12,303,274
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                            SEE ACCOMPANYING NOTES.

                       CYPROS PHARMACEUTICAL CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                    YEARS ENDED JULY 31, 1999, 1998 AND 1997

                                              COMMON STOCK                                             TOTAL
                                       ---------------------------    DEFERRED      ACCUMULATED    SHAREHOLDERS'
                                          SHARES        AMOUNT      COMPENSATION      DEFICIT         EQUITY
                                       ------------  -------------  -------------  --------------  -------------
BALANCE AT JULY 31, 1996.............    11,613,748  $  23,421,428   $  (304,309)  $  (10,482,232) $  12,634,887
  Conversion of mandatorily
    convertible notes................       953,907      3,972,538            --               --      3,972,538
  Issuance of common stock, net of
    offering costs...................     1,075,000      4,714,507            --               --      4,714,507
  Exercise of stock options..........         7,750         21,963            --               --         21,963
  Forfeitures of stock options.......            --        (52,568)       52,568               --             --
  Deferred compensation related to
    grant of stock options...........            --        266,925      (266,925)              --             --
  Amortization of deferred
    compensation.....................            --             --       356,716               --        356,716
  Net loss...........................            --             --            --       (6,674,703)    (6,674,703)
                                       ------------  -------------  -------------  --------------  -------------
BALANCE AT JULY 31, 1997.............    13,650,405     32,344,793      (161,950)     (17,156,935)    15,025,908
  Conversion of mandatorily
    convertible notes................     1,205,446      4,025,588            --               --      4,025,588
  Issuance of B Warrants.............       856,026      4,707,576            --               --      4,707,576
  Deferred compensation related to
    grant of stock options...........            --        250,513      (250,513)              --             --
  Amortization of deferred
    compensation.....................            --             --       325,129               --        325,129
  Net loss...........................            --             --            --       (5,572,869)    (5,572,869)
                                       ------------  -------------  -------------  --------------  -------------
BALANCE AT JULY 31, 1998.............    15,711,877     41,328,470       (87,334)     (22,729,804)    18,511,332
  Deferred compensation related to
    grant of stock options...........            --        168,704      (168,704)              --             --
  Amortization of deferred
    compensation.....................            --             --       186,597               --        186,597
  Net loss...........................            --             --            --       (6,783,922)    (6,783,922)
                                       ------------  -------------  -------------  --------------  -------------
BALANCE AT JULY 31, 1999.............    15,711,877  $  41,497,174   $   (69,441)  $  (29,513,726) $  11,914,007
                                       ------------  -------------  -------------  --------------  -------------
                                       ------------  -------------  -------------  --------------  -------------

                            SEE ACCOMPANYING NOTES.

                       CYPROS PHARMACEUTICAL CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                        YEARS ENDED JULY 31,
                                                                              ----------------------------------------
                                                                                  1999          1998          1997
                                                                              ------------  ------------  ------------
OPERATING ACTIVITIES
Net loss....................................................................  $ (6,783,922) $ (5,572,869) $ (6,674,703)
Adjustments to reconcile net loss to net cash used in operating activities:
  Amortization of deferred compensation.....................................       186,597       325,129       356,716
  Depreciation and amortization.............................................     1,272,509     1,239,217     1,075,431
  Amortization of discount and costs on mandatorily convertible notes.......            --       259,127     1,860,051
  Deferred rent expense.....................................................        30,093        (3,404)      (16,215)
  Gain on the sale of equipment.............................................        (5,752)           --            --
  Write off of patent.......................................................            --        41,311            --
  Changes in operating assets and liabilities, net of effects from acquisitions:
      Accounts receivable...................................................       124,998      (161,461)     (205,799)
      Inventory.............................................................      (122,129)       10,099       (29,791)
      Prepaid expenses and other current assets.............................       102,225      (139,727)      (13,629)
      Accounts payable......................................................       (53,206)      185,805       246,294
      Other accrued liabilities.............................................       123,514       (87,361)      (56,948)
                                                                              ------------  ------------  ------------
Net cash flows used in operating activities.................................    (5,125,073)   (3,904,134)   (3,458,593)
INVESTING ACTIVITIES
Purchase of short-term investments..........................................    (1,147,531)  (12,481,352)  (18,980,414)
Proceeds from the maturity of short-term investments........................     6,822,673    11,518,333    16,443,288
Investment in purchased technology..........................................            --            --    (2,014,048)
Installment payment for purchased technology................................            --    (1,272,000)     (200,000)
Purchase of property, equipment and leasehold improvements..................      (651,468)     (587,265)     (239,941)
Proceeds from the sale of equipment.........................................        11,000            --            --
Increase in licenses and patents............................................       (14,159)      (97,482)      (82,460)
(Increase) decrease in deposits and other assets............................      (198,064)       23,064        21,375
                                                                              ------------  ------------  ------------
Net cash flows provided by (used in) investing activities...................     4,822,451    (2,896,702)   (5,052,200)
FINANCING ACTIVITIES
Issuance of common stock, net...............................................            --     4,707,576     4,736,470
Cash paid for repurchase of mandatorily convertible notes...................            --        (1,873)           --
Issuance of long-term debt..................................................            --       209,406            --
Repayment of long-term debt.................................................       (96,728)      (93,888)      (99,282)
Repayments of capital leases obligations....................................      (107,154)     (106,205)      (93,299)
                                                                              ------------  ------------  ------------
Net cash flows (used in) provided by financing activities...................      (203,882)    4,715,016     4,543,889
                                                                              ------------  ------------  ------------
Decrease in cash and cash equivalents.......................................      (506,504)   (2,085,820)   (3,966,904)
Cash and cash equivalents at beginning of year..............................     3,015,890     5,101,710     9,068,614
                                                                              ------------  ------------  ------------
Cash and cash equivalents at end of year....................................  $  2,509,386  $  3,015,890  $  5,101,710
                                                                              ------------  ------------  ------------
                                                                              ------------  ------------  ------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest......................................................  $     47,441  $    132,269  $    123,997
                                                                              ------------  ------------  ------------
                                                                              ------------  ------------  ------------
NONCASH INVESTING AND FINANCING ACTIVITIES:
Mandatorily convertible notes...............................................  $         --  $  4,025,588  $  3,972,538
                                                                              ------------  ------------  ------------
                                                                              ------------  ------------  ------------
Equipment financed under capital leases.....................................  $    104,030  $    100,608  $     79,992
                                                                              ------------  ------------  ------------
                                                                              ------------  ------------  ------------
Purchased asset obligation..................................................  $         --  $         --  $  1,200,000
                                                                              ------------  ------------  ------------
                                                                              ------------  ------------  ------------

                            SEE ACCOMPANYING NOTES.

                       CYPROS PHARMACEUTICAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                                 JULY 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

    Cypros Pharmaceutical Corporation (the "Company") was incorporated in San Diego, California on November 2, 1990. The Company develops and markets acute-care, hospital-based products. The Company is currently marketing three products, Ethamolin-Registered Trademark-, Glofil and Inulin, will be launching two burn/wound care products and is developing two drugs, Cordox-TM- and Ceresine-TM-. In addition, the Company is manufacturing and selling to NutraMax Products, Inc. ("NutraMax") its topical triple antibiotic wound product in rolled stock for conversion by NutraMax into finished adhesive strips and patches and distribution by NutraMax into the over-the-counter market. The Company's pre-clinical and clinical development programs focus on cytoprotective drugs designed to reduce ischemia (low blood flow) induced tissue damage in acute-care settings and Cordox-TM- is in late-stage clinical trial in sickle cell crisis.

CASH, CASH EQUIVALENTS AND INVESTMENTS

    The Company considers highly liquid investments with original maturities of three months or less when acquired to be cash equivalents. Investments consist of certificates of deposit, money market funds, U.S. government obligations and investment grade corporate debt securities. The Company has established guidelines relative to diversification and maturities that maintain safety and liquidity. The Company has not experienced any losses on its cash equivalents or investments. Management believes the credit risk associated with these investments is limited due to the nature of the investments.

    Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Company has the positive intent and the ability to hold the securities to maturity. Held-to-maturity securities are carried at cost, adjusted for amortization of premiums and accretion of discounts. Interest, dividends and amortization on the securities classified as held-to-maturity are included in interest income.

CONCENTRATION OF CREDIT RISK

    The Company extends credit to its customers, primarily hospitals and large pharmaceutical companies conducting clinical research, in connection with its product sales.

    The Company has not experienced significant credit losses on its customer accounts. Two customers individually accounted for 21% and 20% of current year sales.

INVENTORIES

    Inventories are stated at the lower of cost (first-in, first-out method) or market value.

DEPRECIATION AND AMORTIZATION

    Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (generally five years) using the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful lives (seven years) or the remaining term of the lease.

                       CYPROS PHARMACEUTICAL CORPORATION

                                 JULY 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PURCHASED TECHNOLOGY

    Purchased technology associated with the acquisitions of Glofil, Inulin and Ethamolin is stated at cost and amortized over the period estimated to be benefited (seven years).

LICENSE AND PATENT COSTS

    The Company capitalizes certain costs related to license rights and patent applications. Capitalized costs are amortized over the estimated economic lives of the license rights and patents (generally six years) commencing at the time the license rights are granted or the patents are issued.

ACCOUNTING STANDARD ON IMPAIRMENT OF LONG-LIVED ASSETS

    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Company regularly evaluates its long-lived assets for indicators of possible impairment. To date, no such indicators have been identified.

REVENUE RECOGNITION

    Revenues from product sales of Ethamolin and whole vials of Glofil and Inulin are recognized upon shipment. Revenues from Glofil unit dose sales are recognized upon receipt by the Company of monthly sales reports from its third-party distributor. The Company is not obligated to accept returns of products sold that have reached their expiration date.

    Revenues from Nutra Max Products are recorded at the time of shipment of product to NutraMax. The Company is obligated to accept a return of the triple antibiotic wound product in rolled stock within forty-eight hours of shipment.

NET LOSS PER SHARE

    Under SFAS No. 128, EARNINGS PER SHARE, basic and diluted loss per share is based on net loss for the relevant period, divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share gives effect to all potential dilutive common shares outstanding during the period such as options, warrants, and convertible securities, and contingently issuable shares. All potential dilutive common stock equivalents have been excluded from the calculation of diluted loss per share as their inclusion would have been antidilutive.

STOCK OPTIONS

    The Company has elected to follow Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                       CYPROS PHARMACEUTICAL CORPORATION

                                 JULY 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) RECENTLY ISSUED ACCOUNTING STANDARDS

COMPREHENSIVE INCOME

    Effective August 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME." SFAS 130 requires that all components of comprehensive income, including net income, be reported in the financial statements in the period in which they are recognized.

    "Comprehensive income" is defined as the change in equity during the period from transactions and other events and circumstances from non-owner sources. Net income and other comprehensive income, including unrealized gains and losses on investments, shall be reported, net of their related tax effect, to arrive at comprehensive income. The Company's comprehensive net loss and net loss are the same, and therefore, the adoption of SFAS 130 did not have an impact on the Company's financial statements.

SEGMENT INFORMATION

    Effective August 1, 1998, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS 131 redefines segments and requires companies to report financial and descriptive information about their operating segments. The Company has determined that it operates in one business segment and therefore the adoption of SFAS 131 does not affect the Company's financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

2. ACQUISITION

    On November 4, 1996, the Company acquired the New Drug Application, the U.S. trademark for Ethamolin Injection and the finished goods inventory on hand at closing from Schwarz Pharma, Inc., a Delaware corporation. The total purchase price was $3,286,642, of which the Company paid $2,086,642 in cash from its working capital and issued a $1,200,000 8% note which was paid in full during fiscal year 1998.

    The acquisition was accounted for using the purchase method and, accordingly, the financial statements include the operations of the acquired business from the date of acquisition. The following

                       CYPROS PHARMACEUTICAL CORPORATION

                                 JULY 31, 1999

2. ACQUISITION (CONTINUED)
unaudited pro forma data reflects the combined results of operations of the Company as if the Ethamolin acquisition had occurred on August 1, 1996:

                                                                                  YEAR ENDED
                                                                                 JULY 31, 1997
                                                                                 -------------
Net sales......................................................................  $   2,752,691
Net loss.......................................................................     (6,394,987)
Net loss per share.............................................................          (0.52)

3. FINANCIAL STATEMENT DETAILS

SHORT-TERM INVESTMENTS

    All short-term investments of the Company are classified as held-to-maturity. The following is a summary of held-to-maturity investments at amortized cost at July 31:

                                                                                           1999          1998
                                                                                       ------------  -------------
Corporate debt securities............................................................  $  4,753,438  $   9,933,424
Money market funds...................................................................     2,284,314      2,656,423
U.S. government obligations..........................................................            --        495,156
                                                                                       ------------  -------------
                                                                                          7,037,752     13,085,003

Less amounts classified as cash equivalents..........................................    (2,284,314)    (2,656,423)
Less investment grade securities, non-current........................................    (1,788,749)            --
                                                                                       ------------  -------------
Short-term investments...............................................................  $  2,964,689  $  10,428,580
                                                                                       ------------  -------------
                                                                                       ------------  -------------

    As of July 31, 1999 and 1998, the difference between cost and estimated fair value of the held-to-maturity investments was not significant. Of the above-referenced 1999 investments, $2,964,689 mature at various dates through July 31, 2000 and $1,788,749 will mature at various dates after July 31, 2000 through August 6, 2001.

INVENTORIES

    Inventories consist of the following at July 31:

                                                                                                1999       1998
                                                                                             ----------  ---------
Raw materials..............................................................................  $   68,808  $   2,087
Finished goods.............................................................................     156,399     80,991
Less reserves..............................................................................     (20,000)        --
                                                                                             ----------  ---------
                                                                                             $  205,207  $  83,078
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                       CYPROS PHARMACEUTICAL CORPORATION

                                 JULY 31, 1999

3. FINANCIAL STATEMENT DETAILS (CONTINUED)
PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Property, equipment and leasehold improvements consist of the following at July 31:

                                                                                            1999          1998
                                                                                        ------------  ------------
Laboratory equipment..................................................................  $  1,003,534  $    756,525
Office equipment, furniture and fixtures..............................................       753,501       783,446
Leasehold improvements................................................................       869,093       353,149
                                                                                        ------------  ------------
                                                                                           2,626,128     1,893,120
Less accumulated depreciation and amortization........................................    (1,154,563)     (829,554)
                                                                                        ------------  ------------
                                                                                        $  1,471,565  $  1,063,566
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Depreciation and amortization expense totaled $325,009, $299,993 and $252,453 for the years ended July 31, 1999, 1998 and 1997, respectively.

4. LONG-TERM DEBT

    Long-term debt consists of the following at July 31:

                                                                                               1999        1998
                                                                                             ---------  ----------
Note payable to a pharmaceutical company due November 1999, collateralized by certain purchased assets totaling $234,000, bearing interest at 8% until November 1998 and 4%
  thereafter, payable in three semiannual installments, starting November 1998, of $39,300,
  $46,200 and $48,500, plus interest.......................................................  $  49,250  $  142,025
Note payable to a leasing company due November 2001, collateralized by real property,
  bearing interest at 10%, payable in 53 monthly installments of $438 including interest...     10,907      14,860
                                                                                             ---------  ----------
                                                                                                60,157     156,885
Less current portion.......................................................................    (53,616)    (97,477)
                                                                                             ---------  ----------
Total......................................................................................  $   6,541  $   59,408
                                                                                             ---------  ----------
                                                                                             ---------  ----------

5. COMMITMENTS

LEASES

    The Company leases its office and research facilities under operating lease agreements and certain equipment under capital lease agreements.

                       CYPROS PHARMACEUTICAL CORPORATION

                                 JULY 31, 1999

5. COMMITMENTS (CONTINUED)
    Minimum future obligations under both operating and capital leases as of July 31, 1999 are as follows:

                                                                                          OPERATING      CAPITAL
                                                                                            LEASES       LEASES
                                                                                         ------------  -----------
2000...................................................................................  $    537,369  $   122,940
2001...................................................................................       655,982       68,255
2002...................................................................................       411,091       60,207
2003...................................................................................       282,760       26,307
2004...................................................................................       149,293           --
Thereafter.............................................................................        91,440           --
                                                                                         ------------  -----------
                                                                                         $  2,127,935      277,709
                                                                                         ------------
                                                                                         ------------
Less amounts representing interest.....................................................                    (31,437)
                                                                                                       -----------
Present value of net minimum lease payments............................................                    246,272
Current portion of capital lease obligations...........................................                   (105,892)
                                                                                                       -----------
Long-term capital lease obligations....................................................                $   140,380
                                                                                                       -----------
                                                                                                       -----------

    Rent expense totaled $509,188, $445,095 and $420,697 for the years ended July 31, 1999, 1998 and 1997, respectively. The net book value of the equipment acquired under capital leases totaled $215,140 and $224,601 (net of accumulated amortization of $402,223 and $288,732) at July 31, 1999 and 1998, respectively.

    Rent expense comprises the cost associated with three buildings leased by the Company: its current headquarters located at 2714 Loker Avenue West in Carlsbad, California, its former headquarters located at 2732 Loker Avenue West and a production facility located at 777 Northwest Blue Parkway in Lee's Summit, Missouri. In April 1996, the Company subleased its former headquarters for the remainder of the original lease term plus an additional 36 month option. Net sublease income totaled $82,717, $171,062 and $62,870 for the years ended July 31, 1999, 1998 and 1997, respectively. Scheduled aggregate future sublease income at July 31, 1999 is approximately $912,472.

MANDATORILY CONVERTIBLE NOTES

    During 1996, the Company issued $8 million in principal amount of non-interest bearing mandatorily convertible notes. The Notes were convertible at the option of the investors into shares of the Company's common stock at various dates from January 31, 1997 through July 31, 1999. The Notes were all converted at various dates through July 31, 1998, except for $1,873 which was paid in cash.

LICENSE AGREEMENTS

    The Company has licenses to various patents for Cordox and Ceresine, its two clinical development programs, for the remaining term of the patents. The license agreements require payments of cash, warrants or the issuance of stock options to the licensors upon accomplishment of various milestones and the payment of royalties to the licensors upon the commercial sale of products incorporating the licensed compound. The only remaining significant development milestone under

                       CYPROS PHARMACEUTICAL CORPORATION

                                 JULY 31, 1999

5. COMMITMENTS (CONTINUED)
these agreements is the requirement that the Company pay the licensor of Cordox $250,000 upon the filing of a New Drug Application with the Food and Drug Administration for the approval to market that compound. In the event milestone or royalty payments to the licensor of Cordox are not made by the Company within specified time periods, that licensor may elect to terminate the license agreement and all rights thereunder. Such a termination could have a significant adverse impact upon the Company.

6. SHAREHOLDERS' EQUITY

PREFERRED STOCK

    The Company has authorized 1,000,000 shares of convertible preferred stock. As of July 31, 1999 and 1998, no such shares were issued or outstanding.

WARRANTS

    As of July 31, 1997, 4,673,512 Redeemable Class B Warrants were outstanding. In November 1997, the Company received net proceeds of $4,707,576 from the exercise of 856,026 Redeemable Class B Warrants and the concurrent issuance of 856,026 shares of common stock. During fiscal year 1998, all Redeemable Class B Warrants expired and none are outstanding at July 31, 1999.

STOCK OPTION PLANS

    Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company has accounted for its employee stock options under the fair value method set forth in SFAS 123. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1999, 1998 and 1997: risk-free interest rates of 6.0%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 85% for 1999 and 79% for 1998 and 84% for 1997; and the weighted-average life of the options of eight years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a single reliable measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss for the years ended July 31, 1999, 1998 and 1997 is as follows:

                                                                           1999           1998           1997
                                                                       -------------  -------------  -------------
Pro forma net loss...................................................  $  10,477,490  $  (6,844,607) $  (7,658,837)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------
Pro forma net loss per share, basic and diluted......................  $       (0.67) $       (0.45) $       (0.62)
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

                       CYPROS PHARMACEUTICAL CORPORATION

                                 JULY 31, 1999

6. SHAREHOLDERS' EQUITY (CONTINUED)
    As of July 31, 1999, 2,766,288 shares of common stock were reserved for issuance under the stock option plan (the "1992 Plan"). The 1992 Plan provides for the grant of incentive and nonstatutory stock options with various vesting periods, generally four years, to employees, directors and consultants. The exercise price of incentive stock options must equal at least the fair market value on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair market value on the date of grant. The maximum term of options granted under the 1992 Plan is ten years.

    As of July 31, 1999, 350,000 shares of common stock were reserved for issuance under the directors' equity incentive plan (the "1993 Plan"). The 1993 Plan provides for the granting of 25,000 options to purchase common stock upon appointment as a non-employee director, an additional 10,000 options each January thereafter upon reappointment, and a bonus award of $2,000 in common stock (the "Stock Bonus") for each board meeting attended. Options vest over four years. The exercise price of the options is 85% of the fair market value on the date of grant. The maximum term of options granted under the 1993 Plan is ten years.

    The number of shares of common stock issued with each Stock Bonus is equal to $2,000 divided by the ten-day average of the closing sales price for the common stock as quoted on the American Stock Exchange, Inc. for the ten trading days immediately preceding the date of the board meeting at which the Stock Bonus is earned. Stock Bonuses are 100% vested on the date of the grant.

    The following table summarizes stock option activity under the 1992 and 1993
Plans:

                                                                                      OPTIONS    WEIGHTED AVERAGE
                                                                                    OUTSTANDING   EXERCISE PRICE
                                                                                    -----------  -----------------
Balance at July 31, 1996..........................................................   1,355,812       $    4.21
  Granted.........................................................................     309,499       $    4.33
  Exercised.......................................................................      (7,750)      $    2.83
  Canceled........................................................................    (219,125)      $    4.47
                                                                                    -----------
Balance at July 31, 1997..........................................................   1,438,436       $    4.25
  Granted.........................................................................     749,700       $    4.85
  Canceled........................................................................    (295,647)      $    5.08
                                                                                    -----------
Balance at July 31, 1998..........................................................   1,892,489       $    4.36
  Granted.........................................................................     570,550       $    2.78
  Canceled........................................................................    (194,353)      $    3.44
                                                                                    -----------
Balance at July 31, 1999..........................................................   2,268,686       $    3.94
                                                                                    -----------
                                                                                    -----------

    At July 31, 1999, options to purchase 1,427,110 shares of common stock were exercisable and there were 847,602 shares available for future grant.

    The weighted average grant-date fair value for the options granted during 1999, 1998 and 1997 were $2.14, $3.74 and $3.40, respectively.

                       CYPROS PHARMACEUTICAL CORPORATION

                                 JULY 31, 1999

6. SHAREHOLDERS' EQUITY (CONTINUED)
    Exercise prices and weighted average remaining contractual life for the options outstanding as of July 31, 1999 are as follows:

                            OPTIONS OUTSTANDING
---------------------------------------------------------------------------       OPTIONS EXERCISABLE
   RANGE OF                           WEIGHTED AVERAGE                       -----------------------------
   EXERCISE                               REMAINING       WEIGHTED AVERAGE     NUMBER    WEIGHTED AVERAGE
    PRICE       NUMBER OUTSTANDING    CONTRACTUAL LIFE     EXERCISE PRICE    EXERCISABLE  EXERCISE PRICE
--------------  -------------------  -------------------  -----------------  ----------  -----------------
$1.44                     97,500               3.05           $    1.44          97,500      $    1.44
$2.20--$2.46             302,050               7.63           $    2.36         130,614      $    2.28
$2.50--$2.88             193,000               9.30           $    2.69          21,373      $    2.74
$3.00--$4.06             710,229               6.15           $    3.58         523,626      $    3.58
$4.12--$4.93             202,200               5.99           $    4.53         185,353      $    4.53
$5.00--$5.62             689,750               6.77           $    5.27         394,792      $    5.27
$6.00--$6.80              42,499               3.38           $    6.36          42,290      $    6.23
$7.86--$7.88              31,458               6.07           $    7.87          31,562      $    7.87
                -------------------                                          ----------
                       2,268,686                              $    3.94       1,427,110
                -------------------                                          ----------
                -------------------                                          ----------

    The Company has recorded deferred compensation for the difference between the price of options granted and the fair value of the Company's common stock. Deferred compensation is amortized to expense during the vesting period of the related stock or options.

7. INCOME TAXES

    The Company accounts for income taxes using the liability method under Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    Significant components of the Company's deferred tax assets and liabilities as of July 31, 1999 and 1998 are as follows:

                                                                                          1999           1998
                                                                                     --------------  -------------
Deferred tax liabilities:
  Purchased technology.............................................................  $       54,000  $     267,000
                                                                                     --------------  -------------
Total deferred tax liabilities.....................................................          54,000        267,000
                                                                                     --------------  -------------
Deferred tax assets:
  Net operating loss carryforwards.................................................       8,351,000      6,439,000
  Capitalized research and development costs.......................................         735,000        569,000
  Research and development tax credit carryforwards................................       1,115,000        836,000
  Other--net.......................................................................          93,000         53,000
                                                                                     --------------  -------------
Total deferred tax assets..........................................................      10,294,000      7,897,000
Valuation allowance................................................................     (10,240,000)    (7,630,000)
                                                                                     --------------  -------------
Net deferred tax assets............................................................  $           --  $          --
                                                                                     --------------  -------------
                                                                                     --------------  -------------

                       CYPROS PHARMACEUTICAL CORPORATION

                                 JULY 31, 1999

7. INCOME TAXES (CONTINUED)
    At July 31, 1999, the Company has federal and California tax net operating loss carryforwards of approximately $23,052,000 and $4,926,000, respectively. The federal tax loss carryforwards will begin to expire in 2007, unless previously utilized. The California tax loss carryforwards will continue to expire in 2000, unless previously utilized (approximately $591,000 expired in 1999). The Company also has federal and California research and development tax credit carryforwards of approximately $901,000 and $329,000, respectively, which will begin expiring in 2007 unless previously utilized. The above carryforwards were determined as if the Company were filing a tax return at July 31, 1999; however, for tax return purposes the Company uses a calendar year end.

    In accordance with the Internal Revenue Code, the use of the Company's net operating loss and credit carryforwards may be limited upon cumulative changes in ownership of more than 50%.

    The valuation allowance increased $2,610,000 from July 31, 1998 to July 31, 1999 due principally to the increase in deferred tax assets resulting from the increase in tax net operating loss carryforwards. Realization of deferred tax assets is dependent on future earnings, the timing and amount of which will be dependent on scientific success, results of clinical trials and regulatory approval of the Company's products currently under development. Accordingly, the full valuation reserve has been established to reflect these uncertainties.

8. LEGAL PROCEEDINGS

    In July 1998, the Company was served with a complaint in the United States Bankruptcy Court for the Southern District of New York by the Trustee for the liquidation of the business of A. R. Baron & Co., Inc. ("A. R. Baron") and the Trustee of The Baron Group, Inc. (the "Baron Group"), the parent of A. R. Baron. The complaint alleges that A. R. Baron and the Baron Group made certain preferential or fraudulent transfers of funds to the Company prior to the commencement of bankruptcy proceedings involving A. R. Baron and the Baron Group. The Trustee is seeking return of the funds totaling $3.2 million. The Company believes that the Trustee's claims are unfounded and is contesting the allegations in the complaint vigorously. The Company contends that the transfers challenged by the Trustee related to (i) the exercise by A. R. Baron in 1995 of unit purchase options issued to it in 1992 as part of its negotiated compensation for underwriting the Company's initial public offering and (ii) the repayment by the Baron Group of the principal and interest (at 12% per annum) payments and certain loan extension fees related to certain collateralized loans made to it by the Company in 1995 and 1996.

9. SUBSEQUENT EVENT

    On August 4, 1999,the Company announced that it had entered into a definitive agreement to acquire all of the shares of RiboGene, Inc. in a stock-for-stock transaction. The agreement was approved by the Board of Directors of both companies. The consummation of the merger is expected to occur sometime during the fall of 1999, and is subject to various conditions, including, but not limited to approval by the stockholders of both companies. The acquisition is structured to be a tax-free reorganization and will be accounted for under the purchase method, whereby purchase price will be allocated to the underlying assets and liabilities based upon their estimated fair values.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
RiboGene, Inc.

    We have audited the accompanying balance sheets of RiboGene, Inc. as of December 31, 1998 and 1997, and the related statements of operations, cash flows and stockholders' equity (deficit) for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RiboGene, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Palo Alto, California
February 12, 1999

                                 RIBOGENE, INC.
                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1998        1997
                                                                                            ----------  ----------
Current assets:
  Cash and cash equivalents (Note 4)......................................................  $   12,815  $    2,045
  Short term investments..................................................................      16,703         122
  Prepaid expenses and other current assets...............................................          90          85
                                                                                            ----------  ----------
    Total current assets..................................................................      29,608       2,252
                                                                                            ----------  ----------
  Property and equipment, net.............................................................       1,389         471
  Deferred offering costs.................................................................          --       1,142
  Deferred financing costs................................................................         622         290
  Other assets............................................................................         201         157
                                                                                            ----------  ----------
                                                                                            $   31,820  $    4,312
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable........................................................................  $    1,456  $    1,402
  Accrued liabilities.....................................................................         206         478
  Deferred revenue--related parties.......................................................         167         556
  Accrued development cost--related party.................................................         400          --
  Other current liabilities...............................................................         845         469
  Current portion of capital lease obligations............................................         158         174
  Current portion of notes payable........................................................         115         918
                                                                                            ----------  ----------
    Total current liabilities.............................................................       3,347       3,997
                                                                                            ----------  ----------
  Long-term portion of capital lease obligations..........................................         224         289
  Long-term portion of notes payable......................................................       5,482          --
  Other noncurrent liabilities............................................................          12         188
  Commitments
  Stockholders' equity (deficit):
  Preferred stock, 5,000,000 shares, $0.001 par value and
    18,932,344 shares, no par value, authorized at December
    31, 1998 and 1997, respectively; issuable in series;
    1,428,572 and 14,377,595 shares issued and outstanding at
    December 31, 1998 and 1997, respectively (aggregate
    liquidation preference of $10,000,000 at December 31, 1998)...........................           1      33,533
  Common stock, 30,000,000 shares, $0.001 par value, and
    50,000,000 shares, no par value, authorized at December
    31, 1998 and 1997, respectively; 5,774,421 and 103,845
    shares issued and outstanding at December 31, 1998 and
    1997, respectively....................................................................           6       1,839
  Additional paid-in capital..............................................................      66,990       1,672
  Notes receivable from stockholders......................................................        (147)       (147)
  Accumulated other comprehensive loss....................................................         (26)         --
  Deferred compensation...................................................................      (1,811)     (1,362)
  Accumulated deficit.....................................................................     (42,258)    (35,697)
                                                                                            ----------  ----------
    Total stockholders' equity (deficit)..................................................      22,755        (162)
                                                                                            ----------  ----------
                                                                                            $   31,820  $    4,312
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                                 RIBOGENE, INC.
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                   --------------------------------
                                                                                      1998       1997       1996
                                                                                   ----------  ---------  ---------
Revenue:
  Contract research revenue from related parties.................................  $    2,569  $   1,668  $   1,112
  Grant revenue..................................................................         594      1,303        975
                                                                                   ----------  ---------  ---------
  Total revenue..................................................................       3,163      2,971      2,087
                                                                                   ----------  ---------  ---------
Operating expenses:
  Research and development.......................................................       7,296      4,130      4,296
  General and administrative.....................................................       3,033      1,551      1,372
  Financial advisory costs (Note 6)..............................................          --      1,396         --
                                                                                   ----------  ---------  ---------
  Total operating expenses.......................................................      10,329      7,077      5,668
                                                                                   ----------  ---------  ---------
  Loss from operations...........................................................      (7,166)    (4,106)    (3,581)
  Interest income (expense), net.................................................         605         (7)      (282)
                                                                                   ----------  ---------  ---------
  Net loss.......................................................................      (6,561)    (4,113)    (3,863)
  Deemed dividend upon conversion of preferred stock (Note 6)....................      (7,989)        --         --
                                                                                   ----------  ---------  ---------
Net loss attributable to common stockholders.....................................  $  (14,550) $  (4,113) $  (3,863)
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
Basic net loss per common share..................................................  $    (4.49) $  (41.13) $  (52.92)
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
Weighted average shares of common stock outstanding..............................       3,244        100         73
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------

                            See accompanying notes.

                                 RIBOGENE, INC
                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
               PERIOD FROM DECEMBER 31, 1995 TO DECEMBER 31, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                        PREFERRED STOCK           COMMON STOCK       ADDITIONAL
                                     ----------------------  ----------------------    PAID-IN
                                       SHARES      AMOUNT     SHARES      AMOUNT       CAPITAL
                                     -----------  ---------  ---------  -----------  -----------
Balances at December 31, 1995......    9,441,884  $  23,571     44,272   $     175    $      --
Exercise of common stock options
  and purchase rights..............           --         --     39,101         115           --
Issuance of Series E preferred
  stock at $2.25 per share for cash
  and the conversion of notes
  payable and accrued interest, net
  of issuance costs of $92.........    2,653,048      5,878         --          --           --
Net loss--year ended December 31,
  1996.............................           --         --         --          --           --
                                     -----------  ---------  ---------  -----------  -----------
Balances at December 31, 1996......   12,094,932     29,449     83,373         290           --
Exercise of common stock options
  and purchase rights, net of
  repurchases......................           --         --     20,472          69           --
Sale of Series F preferred stock
  and common stock warrants at
  $2.25 per unit, net of issuance
  costs of $1,052..................    2,282,663      4,084         --          --           --
Unit options and warrants issued...           --         --         --          --        1,672
Deferred compensation..............           --         --         --       1,480           --
Amortization of deferred
  compensation.....................           --         --         --          --           --
Net loss--year ended December 31,
  1997.............................           --         --         --          --           --
                                     -----------  ---------  ---------  -----------  -----------
Balances at December 31, 1997......   14,377,595     33,533    103,845       1,839        1,672
Sale of Series G preferred stock at
  $2.645 per share, net of issuance
  cost of $19......................      756,144      1,981         --          --           --
Deferred compensation..............           --         --         --          --          635
Amortization of deferred
  compensation.....................           --         --         --          --           --
Conversion of preferred stock to
  common stock upon closing of the
  initial public offering and
  reincorporation in Delaware in
  May 1998.........................  (15,133,739)   (35,514) 2,385,039      (1,836)      37,350
Issuance of common stock at $7.00
  per share upon initial public
  offering, net of issuance cost of
  $3,879...........................           --         --  2,871,429           3       16,218
Exercise of Placement Agent
  Options..........................           --         --     68,759          --           --
Sale of Series A non-voting,
  convertible preferred stock at
  $7.00 per share..................    1,428,572          1         --          --        9,999
Common Stock issued to
  collaboration partner............           --         --    230,000          --          747
Exercise of common stock options,
  purchase rights and grants of
  restricted stock.................           --         --    115,349          --          289
Warrants issued in connection with
  loan.............................           --         --         --          --           80
Comprehensive loss:
  Net loss-year ended December 31,
    1998...........................           --         --         --          --           --
  Net unrealized loss on
    investments....................           --         --         --          --           --
    Total comprehensive loss.......           --         --         --          --           --
                                     -----------  ---------  ---------  -----------  -----------
Balances at December 31, 1998......    1,428,572  $       1  5,774,421   $       6    $  66,990
                                     -----------  ---------  ---------  -----------  -----------
                                     -----------  ---------  ---------  -----------  -----------

                                         NOTES                                                                TOTAL
                                      RECEIVABLE                                                          STOCKHOLDERS
                                         FROM           DEFERRED       ACCUMULATED    ACCUMULATED OTHER      EQUITY
                                     SHAREHOLDERS     COMPENSATION       DEFICIT     COMPREHENSIVE LOSS     (DEFICIT)
                                     -------------   ---------------  -------------  -------------------  -------------
Balances at December 31, 1995......  $        (54)      $      --       $ (27,721)        $      --         $  (4,029)
Exercise of common stock options
  and purchase rights..............           (57)             --              --                --                58
Issuance of Series E preferred
  stock at $2.25 per share for cash
  and the conversion of notes
  payable and accrued interest, net
  of issuance costs of $92.........            --              --              --                --             5,878
Net loss--year ended December 31,
  1996.............................            --              --          (3,863)               --            (3,863)
                                           ------         -------     -------------           -----       -------------
Balances at December 31, 1996......          (111)             --         (31,584)               --            (1,956)
Exercise of common stock options
  and purchase rights, net of
  repurchases......................           (36)             --              --                --                33
Sale of Series F preferred stock
  and common stock warrants at
  $2.25 per unit, net of issuance
  costs of $1,052..................            --              --              --                --             4,084
Unit options and warrants issued...            --              --              --                --             1,672
Deferred compensation..............            --          (1,480)             --                --                --
Amortization of deferred
  compensation.....................            --             118              --                --               118
Net loss--year ended December 31,
  1997.............................            --              --          (4,113)               --            (4,113)
                                           ------         -------     -------------           -----       -------------
Balances at December 31, 1997......          (147)         (1,362)        (35,697)               --              (162)
Sale of Series G preferred stock at
  $2.645 per share, net of issuance
  cost of $19......................            --              --              --                --             1,981
Deferred compensation..............            --            (635)             --                --                --
Amortization of deferred
  compensation.....................            --             461              --                --               461
Conversion of preferred stock to
  common stock upon closing of the
  initial public offering and
  reincorporation in Delaware in
  May 1998.........................            --              --              --                --                --
Issuance of common stock at $7.00
  per share upon initial public
  offering, net of issuance cost of
  $3,879...........................            --              --              --                --            16,221
Exercise of Placement Agent
  Options..........................            --              --              --                --                --
Sale of Series A non-voting,
  convertible preferred stock at
  $7.00 per share..................            --              --              --                --            10,000
Common Stock issued to
  collaboration partner............            --              --              --                --               747
Exercise of common stock options,
  purchase rights and grants of
  restricted stock.................            --            (275)             --                --                14
Warrants issued in connection with
  loan.............................            --              --              --                --                80
Comprehensive loss:
  Net loss-year ended December 31,
    1998...........................            --              --          (6,561)               --            (6,561)
  Net unrealized loss on
    investments....................            --              --              --               (26)              (26)
                                                                                                          -------------
    Total comprehensive loss.......            --              --              --                --            (6,587)
                                           ------         -------     -------------           -----       -------------
Balances at December 31, 1998......  $       (147)      $  (1,811)      $ (42,258)        $     (26)        $  22,755
                                           ------         -------     -------------           -----       -------------
                                           ------         -------     -------------           -----       -------------

                            See accompanying notes.

                                 RIBOGENE, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       YEARS ENDED DECEMBER 31,
                                                                                   --------------------------------
                                                                                      1998       1997       1996
                                                                                   ----------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.......................................................................  $   (6,561) $  (4,113) $  (3,863)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation...................................................................         251        140        168
  Amortization of warrants and deferred compensation.............................         509        118         --
  Accrued interest on bridge notes converted to preferred stock..................          --         --         44
  Issuance of common stock to collaboration partner..............................         747         --         --
  Non-cash financial advisory costs..............................................          --      1,300         --
Changes in assets and liabilities:
  Prepaid expenses and other current assets......................................          (5)       (23)       (66)
  Other assets...................................................................         (44)        50       (162)
  Accounts payable...............................................................          54        903        205
  Deferred revenue--related party................................................        (389)        --        556
  Accrued expenses and other current and noncurrent liabilities..................         328       (180)       (25)
                                                                                   ----------  ---------  ---------
Net cash used in operating activities............................................      (5,110)    (1,805)    (3,143)
                                                                                   ----------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............................................      (1,079)        --        (14)
  Purchases of short-term investments............................................     (18,857)    (4,577)        --
  Maturities of short-term investments...........................................       2,250      4,577         --
                                                                                   ----------  ---------  ---------
Net cash provided by (used in) investing activities..............................     (17,686)        --        (14)
                                                                                   ----------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short-term debt..................................................          --         --      1,893
  Proceeds from long-term debt...................................................       5,632         --         --
  Repayment of short-term debt...................................................          --         --     (1,500)
  Repayment of notes payable.....................................................        (953)    (1,000)    (1,000)
  Principal payments on capital lease obligations................................        (171)      (106)      (151)
  Deferred offering costs........................................................       1,142     (1,142)        --
  Deferred financing costs.......................................................        (300)        --         --
  Proceeds from issuances of common stock and warrants, net of repurchases and
    repayment of stockholder notes and issuances costs...........................      16,235         33         58
  Net proceeds from issuances of convertible preferred stock and warrants........      11,981      4,084      3,941
                                                                                   ----------  ---------  ---------
Net cash provided by financing activities........................................      33,566      1,869      3,241
                                                                                   ----------  ---------  ---------
Net increase in cash and cash equivalents........................................      10,770         64         84
Cash and cash equivalents at beginning of period.................................       2,045      1,981      1,897
                                                                                   ----------  ---------  ---------
Cash and cash equivalents at end of period.......................................  $   12,815  $   2,045  $   1,981
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest...........................................................  $      346  $     210  $     335
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Equipment purchased under capital leases.........................................  $       91  $     326  $      95
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
Conversion of debt obligations and accrued interest to preferred stock...........  $       --  $      --  $   1,937
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
Deferred compensation related to stock option grants.............................  $      635  $   1,480  $      --
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
Warrants issued in connection with lease and borrowing transactions..............  $       80  $     372  $      --
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------

                            See accompanying notes.

                                 RIBOGENE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

    RiboGene, Inc. (the "Company") was incorporated in the State of California on May 5, 1989. The Company was originally founded to develop laboratory equipment for cell-free protein synthesis. In January 1993, the Company discontinued development of the lab equipment and began to focus its research and development efforts on the identification of novel leads and the development of potential drug candidates for the treatment of infectious diseases. The Company's research effort initially focused on infections caused by fungi and viruses. In 1996, the Company expanded its research efforts to include infections caused by bacteria. During 1998, the Company was reincorporated in the State of Delaware and completed an initial public offering (see Note 6). Also during 1998, the Company significantly expanded its chemistry operations and established new collaborations. Accordingly, the Company is no longer classified as a development stage company.

    The Company has sustained operating losses since inception and expects such losses to continue as it furthers its research and development programs. From inception to December 31, 1998, the Company incurred cumulative net losses of approximately $42,258,000. The Company will need to obtain additional funds from outside sources to continue its research and development activities, fund operating expenses and pursue regulatory approvals for its products under development. Management believes that sufficient funds are available to support planned operations through at least mid-2001. The Company may seek to fund its operations thereafter through collaborative arrangements and through public or private financings, including debt or equity financings.

    All common stock and common per share amounts have been retroactively restated to reflect a one-for - 14 reverse stock split which was effected in May 1998 (see Note 6). All references to the numbers of shares and share prices retroactively reflect post-split activity.

USE OF ESTIMATES

    The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS AND SHORT TERM INVESTMENTS

    The Company considers all highly liquid investments with a maturity from the date of purchase of three months or less to be cash equivalents.

    The Company classifies its investments as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, if any, reported in a separate component of stockholders' equity. As of December 31, 1998, the amortized cost of the Company's investments approximated their fair value. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in income. The Company has not experienced any realized gains or losses on its cash equivalents. The cost of securities sold is based on the specific

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) identification method. Cash and cash equivalents and short-term investments at December 31, 1998 and 1997 consists of the following (in thousands):

                                                                     DECEMBER 31,
                                                                 --------------------
                                                                   1998       1997
                                                                 ---------  ---------
Demand deposits with banks and money market funds..............  $  12,815  $   2,045
Corporate debt securities and instruments
  - Maturing 1999..............................................     13,133         --
  - Maturing 2000..............................................      3,570         --
                                                                 ---------  ---------
                                                                 $  29,518  $   2,045
                                                                 ---------  ---------
                                                                 ---------  ---------

DEFERRED OFFERING COSTS

    Costs related to offering of the Company's stock were deferred until the completion of the offering and were offset against proceeds from the offering.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets which range from four to five years. Assets recorded under capital leases are amortized using the straight-line method over the shorter of the useful life or the lease term.

REVENUE RECOGNITION

    Revenue earned under collaborative research agreements is recognized as the related services are performed and research expenses are incurred. Amounts received in advance of services to be performed are recorded as deferred revenue until the related expenses are incurred. Non-refundable milestone payments, which do not require the Company to perform additional services, are recognized as revenue in the period earned. The Company has not received nor recognized as revenue any milestone payments to date.

    The Company has received government grants which support the Company's research effort in specific research projects. These grants generally provide for reimbursement of approved costs incurred as defined in the various awards.

NET LOSS PER SHARE

    Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128") and the provisions of Securities and Exchange Commission Staff Accounting Bulletin No.
98. SFAS 128 requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share, if more dilutive, for all periods presented.

    In accordance with SFAS 128, basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period.

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table sets forth the calculation of basic net loss per share (in thousands, except per share amounts):

                                                        YEARS ENDED DECEMBER 31,
                                                    --------------------------------
                                                       1998       1997       1996
                                                    ----------  ---------  ---------
Net loss attributable to common stockholders......  $  (14,550) $  (4,113) $  (3,863)
                                                    ----------  ---------  ---------
                                                    ----------  ---------  ---------
Weighted average shares of common stock
  outstanding.....................................       3,244        100         73
                                                    ----------  ---------  ---------
Basic net loss per common share                     $    (4.49) $  (41.13) $  (52.92)
                                                    ----------  ---------  ---------
                                                    ----------  ---------  ---------

    Pro forma net loss per share has been computed as described above and also gives effect to the conversion of the convertible preferred stock that automatically converted upon completion of the Company's initial public offering (using the as-if converted method) from the original date of issuance. Pro forma net loss per share for the year ended December 31, 1998 and 1997 was $3.43 and $1.95, respectively. Shares used in computing the pro forma net loss per share were 4,248,000 and 2,109,000 for the years ended December 31, 1998 and 1997, respectively.

    Diluted net loss per share has not been presented separately as, due to the Company's net loss position, it is anti-dilutive. Had the Company been in a net income position at December 31, 1998 and 1997, shares used in calculating diluted earnings per share would have included the effect of an additional 2,410,000 and 1,290,000 shares related to the Company's outstanding stock options and warrants (prior to the application of the treasury stock method), respectively.

ACCOUNTING FOR STOCK OPTIONS AND WARRANTS

    As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to account for stock options and purchase rights granted to employees using the intrinsic value method and, accordingly, does not recognize compensation expense for options and purchase rights granted to employees with exercise prices which are not less than fair value of the underlying common stock.

    For equity awards to non-employees, including lenders and lessors, the Company applies the Black-Scholes method to determine the fair value of such instruments. The value is recognized as expense over the period of services received or the term of the related financing.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 130 establishes standards for reporting comprehensive income and was adopted by the Company during 1998. The Company has determined that it operates in a single segment and the impact of adopting SFAS 131 on its financial statement disclosures was not material.

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SFAS 131 establishes standards for annual and interim disclosures of operating segments, product and services, geographic areas and major customers.

2. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                                DECEMBER 31,
                                                         ---------------------------
                                                             1998           1997
                                                         -------------  ------------
Laboratory equipment...................................  $   1,538,000  $    734,000
Office and computer equipment..........................        615,000       352,000
Furniture and fixtures.................................        312,000       231,000
Leasehold improvements.................................         47,000        52,000
                                                         -------------  ------------
                                                             2,512,000     1,369,000
Less accumulated depreciation and amortization.........     (1,123,000)     (898,000)
                                                         -------------  ------------
Property and equipment, net............................  $   1,389,000  $    471,000
                                                         -------------  ------------
                                                         -------------  ------------

    Property and equipment includes approximately $2,124,000 and $781,000 of equipment under capital leases and loans to finance capital purchases for the years ended December 31, 1998 and 1997, respectively, that are pledged as security for the related lease obligations. Accumulated amortization related to financed assets totaled $549,000 and $338,000 for the years ended December 31, 1998 and 1997, respectively.

3. DEVELOPMENT AND COLLABORATION AGREEMENTS

    In January 1998, the Company entered into a collaboration with Dainippon for two of its targets in the antibacterial program. As part of the Dainippon Collaboration, Dainippon has agreed to provide the Company with research support payments over three years, and fund additional research and development at Dainippon. In February 1998, Dainippon made a payment of $2,000,000, of which $1,833,000 was recognized by the Company as revenue through December 31, 1998, based on costs incurred during the period. Collaborative research payments from Dainippon are non-refundable. The Company may also be entitled to receive milestone payments upon the achievement of mostly late-stage clinical and regulatory milestones in the amount of up to $10,000,000, consisting of up to $5,000,000 in milestones through approval in Japan and an additional $5,000,000 through approval in one other major market territory, for each product developed through the collaboration. RiboGene also has the right to co-promote, in Europe and the U.S., any products resulting from the collaboration. In connection with this agreement, Dainippon also purchased 756,144 shares of Series G preferred stock, which converted to common stock upon the Company's initial public offering (see Note 6).

    In September, 1998, the Company issued Dainippon 230,000 shares of common stock in exchange for an increased royalty interest in the sales from future products, as defined in the collaboration agreement between the Company and Dainippon. As a result of this transaction, the Company recognized a $747,000 one-time non-cash charge to research and development expense during 1998, representing the fair market value of the common stock at the date of issuance.

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

3. DEVELOPMENT AND COLLABORATION AGREEMENTS (CONTINUED)
    In July, 1998, the Company entered into an option and license agreement with Roberts Pharmaceutical Corporation ("Roberts") for the development of Emitasol, an intranasally administered drug being developed for the treatment of diabetic gastroparesis and for the prevention of delayed onset emesis. Roberts also made a $10,000,000 equity investment in RiboGene by purchasing 1,428,572 shares of Series A non-voting convertible preferred stock (the "Series A preferred stock") at $7.00 per share. Holders of the Series A preferred stock are entitled to non-cumulative dividends, when and if declared by the Board of Directors, and have a liquidation preference, prior to any declared dividends, equal to the original issue price of $7.00 per share. The Series A preferred stock is convertible into common stock on a one-for-one basis, provided, however, that on or following each of the first three annual anniversary dates of the stock issuance, the holders of the Series A preferred stock can only convert up to 33%, 50% and 100% of their shares, respectively. Additionally, holders of the Series A preferred stock may request that the Company register up to 20% of the converted shares in any twelve-month period.

    Under the terms of the option and license agreement, Roberts will conduct clinical trials using Emitasol and, if those are successful, submit a New Drug Application ("NDA") for Emitasol. If FDA regulatory approval is obtained, Roberts will have 60 days to exercise an exclusive option for a license to market Emitasol in North America. Roberts has agreed to make a payment to RiboGene of up to $10,000,000 upon the exercise of the option and to pay a royalty on product sales. RiboGene will provide up to $7,000,000 in funding for the development of Emitasol through completion of Phase III trials and the submission of an NDA, with the balance, if any, provided by Roberts. As of December 31, 1998, the Company had recognized approximately $400,000 of development expenses for costs incurred by Roberts through that date.

    In July, 1998, the Company entered into a material transfer, screening and collaboration agreement with EnzyMed to screen and test compounds provided by EnzyMed. The Company and EnzyMed will develop a mutually agreed upon plan for the development of compounds that meet certain criteria. Future revenues, if any, resulting from the sale of any compound discovered as part of this collaboration will be shared by each party by a predetermined formula based on a percentage of risk taken by each party. The agreement may be terminated at any time upon written notice which would be effective 30 days after the end of any current four-month screening period.

    In September 1997, the Company entered into a material transfer and screening agreement with ArQule, Inc. ("ArQule") a combinatorial chemistry company which grants the Company access to ArQule's proprietary combinatorial chemistry libraries. The Company is actively screening compounds supplied by ArQule in certain of its assays. If the Company detects activity with one of these compounds, the Company will have an opportunity to enter into a collaboration agreement for such compounds. This agreement can be terminated by the Company upon 30 days notice without any further obligation.

    In April 1996, the Company entered into collaborative research and license agreements with Abbott Laboratories ("Abbott") to discover and develop antifungal products identified using the Company's drug discovery technology. This agreement granted Abbott the exclusive worldwide right to develop and market antifungal products discovered with the Company. Abbott agreed to make contract research payments of up to $5,000,000 for the Company's antifungal research activity over a three-year period. Specifically, the Company's activities included screening compound samples, the identification

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

3. DEVELOPMENT AND COLLABORATION AGREEMENTS (CONTINUED) of new targets and the design and implementation of assays incorporating these targets. The Company had no obligation to incur expenses in excess of the funds provided by Abbott. During 1996 and 1997, Abbott made payments of $1,668,000 in each year pursuant to this agreement, of which $1,112,000 and $1,668,000, respectively, was recognized as revenue based on costs incurred during the period. Collaborative research payments from Abbott were non-refundable. On February 6, 1998, Abbott notified the Company of its intent to end its research collaboration with the Company effective April 8, 1998. During 1998, the Company recognized $736,000 in revenue from Abbott, consisting of $556,000 which had been deferred at December 31, 1997 and a final additional payment of $180,000. There are no future performance obligations of either the Company or Abbott.

    In April 1997, the Company entered into an agreement with the University of Washington, which was amended in October 1997, pursuant to which RiboGene received an exclusive worldwide license to certain patent rights and technology. Under the agreement, the Company paid an upfront license fee and has agreed to pay a minimal quarterly license maintenance fee and a milestone payment of $250,000 upon the approval of an NDA for a compound developed using the licensed patent rights. Once a compound is selected for development, the Company will be obligated to complete certain development milestones at its own expense. To date, no compound has been selected for development.

4. NOTES PAYABLE

    In December 1998, the Company received $5,000,000 in proceeds from the issuance of a long-term note payable to a bank. The note requires monthly interest only payments at prime plus 1.0%. The rate at December 31, 1998 was 8.75%. The principal is due at the end of the three-year term. The loan is collateralized by a perfected security interest in all the unencumbered assets of the Company and requires that the Company maintain its depository accounts with the bank with a minimum of $5,000,000 in aggregate cash and depository balances. The Company is also required to comply with financial covenants based on certain ratios. At December 31, 1998, the Company was in compliance with all required covenants. In connection with this financing arrangement, the Company issued to the placement agent a warrant to purchase 50,000 shares of common stock at an exercise price of $2.50 per share. The warrant expires in December 2003. The warrant has been assigned a value of $80,000, which is being amortized over the term of the loan along with an additional $300,000 in placement and bank fees paid by the Company. The valuation of the warrant was determined using the Black-Scholes method with the following assumptions: an expected life of 5 years; an expected volatility factor of 0.7; risk free interest rate of 5%; a dividend yield of 0%; and an estimated fair value of the underlying common stock at the date of grant of $2.94.

    In September 1998, the Company entered into a $2,000,000 arrangement for financing capital purchases. The loan is collateralized by the underlying equipment, payable over a four-year term at an interest rate of 7.2% plus an index rate based on U.S. Treasury Notes. At December 31, 1998, $620,000 was outstanding under notes from this arrangement at an interest rate of 12.72%.

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

5. COMMITMENTS

    The Company leases certain facilities and laboratory and office equipment. Future minimum lease payments under such noncancelable leases at December 31, 1998 are as follows:

                                                            YEAR ENDED DECEMBER 31
                                                          --------------------------
                                                            CAPITAL      OPERATING
                                                            LEASES        LEASES
                                                          -----------  -------------
1999....................................................  $   207,000  $     630,000
2000....................................................      226,000        617,000
2001....................................................       33,000        630,000
2002....................................................           --        654,000
2003....................................................           --        672,000
Thereafter..............................................           --      7,211,000
                                                          -----------  -------------
  Total minimum payments required.......................      466,000  $  10,414,000
                                                                       -------------
                                                                       -------------
Less amount representing interest.......................      (84,000)
Present value of future lease payments..................      382,000
Less current portion....................................     (158,000)
                                                          -----------
Long-term portion.......................................  $   224,000
                                                          -----------
                                                          -----------

    Rent expense for operating leases was approximately $891,000, $347,000 and $213,000 in the years ended December 31, 1998, 1997 and 1996, respectively. In 1997, the Company entered into a facility lease which provides for scheduled rent increases annually over the 15-year term. The rent is being recognized as expense on a straight-line basis and the actual cash flow is included in the future minimum lease payment schedule above. In connection with the facility lease, the Company issued to the landlord a six year warrant to purchase 17,850 shares of common stock at $31.51 per share. The warrant was assigned a value of $290,000 which is being amortized over the vesting period of the warrant. Such valuation was determined using the Black-Scholes method with the following assumptions: an expected life of six years; an expected volatility factor of 0.7; a risk-free interest rate of 6%; a dividend yield of 0%; and an estimated fair value of the underlying common stock of $30.00.

    In January 1994, the Company entered into a five-year consulting agreement that provides for payments of $50,000 per quarter from January 1995 through December 1999. In 1995, the Company determined it would no longer require the services of the consultant at a level commensurate with the amounts payable in 1996 through 1999, and therefore the remaining present value of the unpaid balance (discounted at 10.5%) amounting to $646,000 was recognized as expense in the accompanying statement of operations.

6. STOCKHOLDERS' EQUITY

INITIAL PUBLIC OFFERING

    In June 1998, the Company consummated an initial public offering (the "Offering") with the issuance of 2,300,000 shares of common stock at a price of $7.00 per share. Concurrently with the closing of the Offering, the Company sold 571,429 additional shares of common stock at $7.00 per

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

6. STOCKHOLDERS' EQUITY (CONTINUED)
share to Abbott in a private placement. Proceeds from the Offering and private placement net of issuance costs were $16,221,000.

    The Company filed a Certificate of Amendment in the State of Delaware to effect a one-for-14 reverse stock split of all outstanding shares of common stock, and common stock options and warrants in May 1998. As a result of the reverse stock split, each share of Series A through E and G preferred stock converted into 0.0714 of a share of common stock. Each share of Series F preferred stock converted into 0.6429 of a share of common stock. The Series F preferred stock contained certain antidilution provisions that resulted in the Series F preferred stock holders receiving an additional 1,141,317 shares of common stock upon conversion. The value of this additional common stock, $7,989,000, has been deemed to be equivalent of a preferred stock dividend. The Company recorded the deemed dividend at the time of conversion by offsetting charges and credits to additional paid in capital, without any effect on total stockholders' equity. The amount increased the loss allocable to common stockholders, in the calculation of basic net loss per share for the year ended December 31, 1998. Following the Offering, the Company filed a Restated Certificate of Incorporation to reduce the authorized stock of the Company such that the Company is authorized to issue 5,000,000 shares of $0.001 par value preferred stock, and 30,000,000 shares of $0.001 par value common stock.

PREFERRED STOCK

    At December 31, 1998, 1,428,572 shares of Series A non-voting convertible preferred stock were issued and outstanding, pursuant to a stock purchase agreement with Roberts Pharmaceutical Corporation (see Note 3).

PLACEMENT AGENT UNIT OPTIONS

    In connection with the sale of Series F preferred stock in 1997, the Company issued the placement agent an option to purchase units (the "Placement Agent Units") that consisted of one share of Series F preferred stock and one Class A common stock warrant. In addition, the Company entered into a two-year Financial Advisory Agreement with the placement agent pursuant to which the Company issued the placement agent options to purchase additional Placement Agent Units. As a result of certain anti-dilution provisions upon the closing of the Company's initial public offering, options to acquire a total of 733,755 shares of common stock and 40,739 Class A Warrants with an aggregate option exercise price of approximately $708,000 became exercisable. The options to acquire Placement Agent Units issued pursuant to the Financial Advisory Agreement have been assigned a value of $1,300,000 which has been expensed and included in the loss from operations for the year ended December 31, 1997, as the Company did not believe it would receive future services commensurate with this amount. The value of the Placement Agent Units was determined at the date of issuance using the Black-Scholes method with valuation assumptions as follows: expected life of 10 years; risk free interest rate of 6%; an expected volatility factor of .5; a dividend yield of 0%; and a fair value of the underlying units of $4.34. The fair value of the underlying units was determined by reference to the price paid by investors in the Series F preferred stock financing, giving consideration to the fact that each Placement Agent Unit consisted of two shares of Series F preferred stock and one Class A warrant. The Company also accrued an additional $96,000 of fees due to the placement agent.

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

6. STOCKHOLDERS' EQUITY (CONTINUED)
WARRANTS

    From time to time, the Company issued warrants in connection with equity, financing, debt, and lease arrangements. The Company had outstanding warrants at December 31, 1998 as follows:

                                                        WEIGHTED AVERAGE     WEIGHTED AVERAGE
                                                         EXERCISE PRICE          REMAINING
                                                          PER SHARE OF       CONTRACTUAL LIFE
CLASS OF STOCK                                SHARES      COMMON STOCK          (IN YEARS)
-------------------------------------------  ---------  -----------------  ---------------------
Class A common stock warrants..............    162,967      $    7.00                  4.5
Other common stock warrants................    200,157      $   14.44                  2.1
                                             ---------
    Total..................................    363,124      $   11.10                  3.2
                                             ---------
                                             ---------

    At December 31, 1997 and 1996, there were outstanding warrants to acquire, 328,224 and 108,348 shares of common stock (on an as-converted to common stock basis), respectively, at weighted average exercise prices per common share of $12.22 and $14.64 respectively. During 1998, 15,100 warrants expired, and no warrants were exercised, cancelled or forfeited in 1996, 1997 or 1998. All warrants were fully exercisable upon issuance.

STOCK OPTION PLANS

    For employees and consultants, the Company has three stock option plans (the "Plans"), the 1993 Stock Plan, the 1997 Equity Incentive Plan and the 1998 Non-Officer Employee Stock Option Plan. Under the terms of the Plans, the Board of Directors may grant stock purchase rights and stock options. Stock purchase rights may not be issued at less than 85% of the fair value of the common stock at the date of grant and generally provide the Company with a repurchase right in the event of termination of employment which lapses over periods specified by the Board of Directors. Options granted pursuant to the Plans may be either incentive stock options or nonstatutory stock options, at the discretion of the Board of Directors. Incentive stock options may be granted to employees with exercise prices of no less than the fair market value and nonstatutory options may be granted to employees or consultants at exercise prices of no less than 85% of the fair value of the common stock on the grant date, as determined by the Board of Directors. If, at the time the Company grants an option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair market value and the option shall not be exercised more than five years after the date of grant. Except as noted above, options expire no more than 10 years after the date of grant or earlier if employment is terminated. Options become exercisable as determined by the Board of Directors, generally over a period of four years. Through December 31, 1998, a total of 1,695,357 shares have been reserved for issuance under the Plans.

    Additionally, the Company has a stock option plan for its Board of Directors, the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for automatic grants of options to purchase shares of common stock to non-employee directors of the Company. There are 80,000 shares of common stock reserved for issuance under the Directors' Plan.

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

6. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes option activity under the Plans and the Directors' Plan:

                                                                  WEIGHTED-
                                                                   AVERAGE
                                                                  EXERCISE
                                                    NUMBER OF       PRICE
                                                     OPTIONS      PER SHARE
                                                    ----------  -------------
Balance at December 31, 1995......................     157,488    $    3.22
Granted with exercise prices equal to fair
  value...........................................      11,127    $    3.22
Granted with exercise prices greater than fair
  value...........................................       2,142    $   31.51
Exercised.........................................     (20,823)   $    2.66
Canceled..........................................     (20,868)   $    3.36
                                                    ----------
Balance at December 31, 1996......................     129,066    $    3.78
Granted with exercise prices equal to fair
  value...........................................      73,824    $    3.15
Exercised.........................................      (6,850)   $    3.75
Canceled..........................................      (9,540)   $    3.16
                                                    ----------
Balance at December 31, 1997......................     186,500    $    3.57
Granted with exercise prices equal to fair
  value...........................................     864,259    $    2.58
Granted with exercise price below fair value......     579,000    $    5.56
Exercised.........................................    (115,355)   $    2.54
Canceled..........................................    (240,668)   $    5.46
                                                    ----------
Balance at December 31, 1998......................   1,273,736    $    3.54
                                                    ----------
                                                    ----------

    In December 1998, the Board of Directors authorized the cancellation and regrant of employee options to purchase 206,900 shares of common stock effective as of the close of business on December 11, 1998 at an exercise price equal to the then fair value of the Company's common stock of $2.375 per share. Under the terms of the option exchange, the new options maintain the same vesting and expiration terms. The Company's officers did not participate in the option exchange.

    Through December 31, 1998, the Board of Directors granted 56,007 common stock purchase rights under the Plans, all of which have been exercised for cash and promissory notes. Of this amount, 5,146 shares have been repurchased through December 31, 1998 and 14,288 shares are subject to the Company's repurchase right or vesting at December 31, 1998 which generally lapses over four years. The promissory notes bear interest at 5.29% to 6.73%. At December 31, 1998, 303,660 shares were available for future grant or sale.

    During 1998, the Board of Directors granted the Company's officers, 110,000 shares of restricted stock and 430,000 shares of incentive stock options out of the 1997 Equity Incentive Plan. 129,000 of such options are subject to stockholder approval. The incentive stock options have an exercise price equal to the grant date fair value of the Company's common stock of $2.50 per share. The restricted stock and the incentive stock options are subject to vesting based on the performance of the Company's

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

6. STOCKHOLDERS' EQUITY (CONTINUED)
common stock, such that the initial 25% is vested when the target stock price of $5.00 is attained as measured by a 90 day trailing period, and then for each $1.00 further increase in stock price, an additional 25% of the shares shall vest. The restricted stock and incentive options will automatically vest after seven years. The Company will record compensation expense for the restricted stock as the shares vest. All of the restricted stock is subject to the Company's repurchase right, which lapses over the vesting period.

    The following table summarizes information about options outstanding at December 31, 1998:

                           OPTIONS OUTSTANDING
                 ----------------------------------------
                                             WEIGHTED-      OPTIONS EXERCISABLE
                                              AVERAGE      ----------------------
                              WEIGHTED-      REMAINING                 WEIGHTED-
                               AVERAGE      CONTRACTUAL                 AVERAGE
   EXERCISE                   EXERCISE         LIFE                    EXERCISE
     PRICE         NUMBER       PRICE       (IN YEARS)      NUMBER       PRICE
---------------  ----------  -----------  ---------------  ---------  -----------
$ 2.10--$2.80       732,890   $    2.38           8.34       418,174   $    2.30
$ 3.00--$3.38       127,908   $    3.16           8.18        62,723   $    3.15
$ 4.20--$5.63       410,795   $    5.12           8.61        73,546   $    3.27
$31.51                2,143   $   31.51           7.72         2,143   $   31.51
                 ----------                                ---------
                  1,273,736   $    3.39           8.41       556,586   $    2.64
                 ----------                                ---------
                 ----------                                ---------

    At December 31, 1997, 94,916 options were exercisable.

    For certain options granted in 1997 and 1998, the Company has recognized deferred compensation expense of approximately $1,480,000 and $635,000, respectively. These amounts are being amortized to expense over the vesting period of the options. A total of $118,000 and $461,000 was amortized to compensation expense in 1997 and 1998, respectively.

    During 1996, the Company adopted SFAS 123. Using the Black-Scholes method to value options and stock purchase rights granted to employees subsequent to its initial public offering and the minimum value method prior to the offering resulted in a pro forma net loss of $14,930,000 and $4,175,000 and a pro forma net loss per share of $4.60 and $41.75 for the year ended December 31, 1998 and 1997, respectively. The effect on historical net loss and net loss per share amounts in 1996 was immaterial and has not be presented. In future years, the applications of SFAS 123 may result in a pro forma net loss which is materially different from actual reported results. The valuation methods were applied using the following weighted average assumptions for 1995, 1996, 1997, and 1998 respectively; risk free interest rates of 6.34%, 6.35%, 6.0% and 5.0%, an expected option life of 5 years and no annual dividends. Since newly public companies do not have a statistical measure of historical volatility, an expected volatility factor of 0.7 was used in 1998, which is comparable to similarly situated companies in the biotechnology industry. The weighted-average fair value of options and stock purchase rights granted with exercise prices equal to the fair value of the Company's stock on the date of grant during 1995, 1996, 1997 and 1998 was $0.85, $0.85, $0.80 and $2.58, respectively.

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

6. STOCKHOLDERS' EQUITY (CONTINUED)
EMPLOYEE STOCK PURCHASE PLAN

    In March 1998, the Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 600,000 shares of common stock. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a price equal to the lower of 85% of the fair market value at the beginning or end of the applicable offering period. No shares were issued under the Purchase Plan through December 31, 1998.

RESERVED SHARES

    The Company has reserved shares of common stock for future issuance as follows:

                                                                              DECEMBER 31,
                                                                                  1998
                                                                              ------------
Stock option and purchase plans:
Outstanding options.........................................................    1,273,736
Employee Stock Purchase Plan................................................      600,000
Convertible preferred stock issued and outstanding..........................    1,428,572
Upon exercise of Placement Agent Unit Options...............................      733,755
Class A warrants (including Class A warrants underlying Placement Agent Unit
  Options)..................................................................      203,706
Common stock warrants.......................................................      200,157
Reserved for future grant or sale...........................................      303,660
                                                                              ------------
                                                                                4,743,586
                                                                              ------------
                                                                              ------------

7.  INCOME TAXES

    Significant components of the Company's deferred tax assets are as follows:

                                                                     DECEMBER 31
                                                            ------------------------------
                                                                 1998            1997
                                                            --------------  --------------
Net operating loss carryforward...........................  $   12,100,000  $   10,430,000
Research and development credit carryforward..............       1,100,000         950,000
Capitalized research and development......................         600,000       1,050,000
Acquired research and development.........................       1,300,000       1,400,000
Other.....................................................         600,000         486,000
                                                            --------------  --------------
Gross deferred tax assets.................................      15,700,000      14,316,000
Valuation allowance.......................................     (15,700,000)    (14,316,000)
                                                            --------------  --------------
Net Deferred tax assets...................................  $           --  $           --
                                                            --------------  --------------
                                                            --------------  --------------

    The valuation allowance increased by $1,436,000 and $1,500,000 for the years ended December 31, 1996 and 1997, respectively.

                                 RIBOGENE, INC.

                               DECEMBER 31, 1998

7.  INCOME TAXES (CONTINUED)
    As of December 31, 1998, the Company had federal net operating loss carryforwards of approximately $34,800,000. The Company also had federal and state research and development tax credit carryforwards of approximately $700,000 and $500,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning on 2004 through 2018, if not utilized.

    The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carryforwards if there has been a "change of ownership" as described in Section 382 of the Internal Revenue Code may limit the Company's utilization of its net operating loss and tax credit carryforwards.

8.  SUBSEQUENT EVENTS

WARRANTS

    In January 1999, the Company entered into an arrangement for services with a consultant. In connection with this arrangement, the Company agreed to issue warrants to purchase 125,000 shares of common stock at prices ranging from $3.00 to $4.20 per share based on the completion of certain contractual milestones. The warrants will generally vest fully six months after the date of grant and be exercisable for a period of five years from grant date. The Company will record compensation expense as the services are provided.

                                 RIBOGENE, INC.

                            CONDENSED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1999          1998
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)    (NOTE 1)
Current assets:
  Cash and cash equivalents...........................................................   $  10,214    $   12,815
  Short-term investments..............................................................      15,479        16,703
  Prepaid expenses and other current assets...........................................         145            90
                                                                                        -----------  ------------
    Total current assets..............................................................      25,838        29,608
Property and equipment, net...........................................................       1,699         1,389
Deferred financing costs..............................................................         534           622
Other assets..........................................................................         185           201
                                                                                        -----------  ------------
                                                                                         $  28,256    $   31,820
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                                       LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................................   $     753    $    1,456
  Accrued development costs--related party............................................       1,285           400
  Accrued liabilities.................................................................         301           206
  Deferred revenue--related party.....................................................       1,167           167
  Other current liabilities...........................................................         952           845
  Current portion of capital lease obligations........................................         159           158
  Current portion of notes payable....................................................         310           115
                                                                                        -----------  ------------
    Total current liabilities.........................................................       4,927         3,347
                                                                                        -----------  ------------
Long-term portion of capital lease obligations........................................         144           224
Long-term portion of notes payable....................................................       6,042         5,482
Other noncurrent liabilities..........................................................          12            12
Stockholders' equity:
  Preferred Stock, 5,000,000 shares, $0.001 par value, authorized at June 30, 1999 and
    December 31, 1998, issuable in series; 1,428,572 shares issued and outstanding at
    June 30, 1999 and December 31, 1998 (aggregate liquidation preference of
    $10,000,000 at June 30, 1999 and December 31, 1998)...............................           1             1
  Common stock, 30,000,000 shares, $0.001 par value, authorized at June 30, 1999 and
    December 31, 1998; 5,783,956 and 5,774,421 shares issued and outstanding at June
    30, 1999 and December 31, 1998, respectively......................................           6             6
Additional paid-in capital............................................................      67,139        66,990
Notes receivable from stockholders....................................................          (1)         (147)
Deferred compensation.................................................................      (1,491)       (1,811)
Accumulated deficit...................................................................     (48,435)      (42,258)
Accumulated other comprehensive loss..................................................         (88)          (26)
                                                                                        -----------  ------------
    Total stockholders' equity........................................................      17,131        22,755
                                                                                        -----------  ------------
                                                                                         $  28,256    $   31,820
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                            See accompanying notes.

                                 RIBOGENE, INC.

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                               JUNE 30,              JUNE 30,
                                                                         --------------------  --------------------
                                                                           1999       1998       1999       1998
                                                                         ---------  ---------  ---------  ---------
Revenue:
  Contract research revenue from related parties.......................  $     503  $     639  $   1,003  $   1,388
  Grant revenue........................................................         --        146         --        403
  Royalty revenue......................................................          4         --          4         --
                                                                         ---------  ---------  ---------  ---------
    Total revenue......................................................        507        785      1,007      1,791
                                                                         ---------  ---------  ---------  ---------

Operating expenses:
  Research and development.............................................      2,454      1,428      5,165      2,604
  General and administrative...........................................      1,237        550      2,399      1,011
                                                                         ---------  ---------  ---------  ---------
    Total operating expenses...........................................      3,691      1,978      7,564      3,615
                                                                         ---------  ---------  ---------  ---------
Loss from operations...................................................     (3,184)    (1,193)    (6,557)    (1,824)
Interest income (expense), net.........................................        155         34        380        (35)
                                                                         ---------  ---------  ---------  ---------
Net loss...............................................................     (3,029)    (1,159)    (6,177)    (1,859)
Deemed dividend upon conversion of preferred stock.....................         --     (7,989)        --     (7,989)
                                                                         ---------  ---------  ---------  ---------
Net loss attributable to common stockholders...........................  $  (3,029) $  (9,148) $  (6,177)    (9,848)
                                                                         ---------  ---------  ---------  ---------
Basic net loss per common share........................................  $   (0.54) $   (5.24) $   (1.09) $  (10.59)
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------
Weighted average shares of common stock outstanding....................      5,661      1,746      5,660        930
                                                                         ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------

                            See accompanying notes.

                                 RIBOGENE, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS
                           (UNAUDITED, IN THOUSANDS)

                                                                                               SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                             ---------------------
                                                                                               1999        1998
                                                                                             ---------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss...................................................................................  $  (6,177) $   (1,859)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization............................................................        236         111
  Amortization of warrants and deferred compensation.......................................        538         304
  Forgiveness of stockholder notes.........................................................        146          --
  Other....................................................................................         --          10

Changes in assets and liabilities:
  Prepaid expenses and other current assets................................................        (55)       (119)
  Other assets.............................................................................         16         (28)
  Accounts payable.........................................................................       (703)       (472)
  Deferred revenue--related parties........................................................      1,000         611
  Accrued expenses and other liabilities...................................................      1,087        (131)
                                                                                             ---------  ----------
  Net cash used in operating activities....................................................     (3,912)     (1,573)
                                                                                             ---------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment........................................................       (546)       (206)
Purchases of short-term investments........................................................     (6,233)    (10,586)
Maturities of short-term investments.......................................................      7,395          --
                                                                                             ---------  ----------
Net cash used in investing activities......................................................        616     (10,792)
                                                                                             ---------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt...............................................................        881          --
Repayment of notes payable.................................................................       (126)     (1,000)
Principal payments on capital lease obligations............................................        (79)       (108)
Deferred offering costs....................................................................         --       1,142
Proceeds from issuances of common stock and warrants, net of issuance costs, repurchases
  and repayment of stockholder notes.......................................................         19      16,444
Net proceeds from issuance of convertible preferred stock and warrants.....................         --       1,978
                                                                                             ---------  ----------
Net cash provided by financing activities..................................................        695      18,456
                                                                                             ---------  ----------
Net increase in cash and cash equivalents..................................................     (2,601)      6,091
Cash and cash equivalents at beginning period..............................................     12,815       2,045
                                                                                             ---------  ----------
Cash and cash equivalents at end of period.................................................  $  10,214  $    8,136
                                                                                             ---------  ----------
                                                                                             ---------  ----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest.....................................................................  $     496  $      285
                                                                                             ---------  ----------
                                                                                             ---------  ----------

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Equipment purchased under capital leases...................................................  $      --  $       81
                                                                                             ---------  ----------
                                                                                             ---------  ----------
Deferred compensation related to stock option grants.......................................  $      --  $      635
                                                                                             ---------  ----------
                                                                                             ---------  ----------

                            See accompanying notes.

                                 RIBOGENE, INC.

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1.  BASIS OF PRESENTATION

    The accompanying unaudited condensed financial statements of RiboGene, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles and applicable Securities and Exchange Commission regulations for interim financial information. These financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The unaudited financial statements are intended to be read in conjunction with the audited financial statements and footnotes thereto for the year ended December 31, 1998, contained in the Company's Annual Report filed on Form 10-K with the Securities and Exchange Commission on March 31, 1999. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair presentation of interim financial information have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

2.  CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    The Company considers all highly liquid investments with a maturity from the date of purchase of three months or less to be cash equivalents.

    The Company classifies its investments as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, if any, reported in accumulated other comprehensive loss. As June 30, 1999, the amortized cost of the Company's investments approximated their fair value. The Company's comprehensive loss for the six month period ended June 30, 1999 and 1998, approximated the Company's net loss. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in income. The Company has not experienced any realized gains or losses on its cash equivalents. The cost of securities sold is based on the specific identification method. Cash and cash equivalents and short-term investments at June 30, 1999 and December 31, 1998, consist of the following (in thousands) at fair value:

                                                                   JUNE 30,   DECEMBER 31,
                                                                     1999         1998
                                                                   ---------  ------------
Demand deposits with banks and investment in money market
  funds..........................................................  $  10,214   $   12,815
Corporate debt securities, including accrued interest
    Maturing 1999................................................      6,830       13,133
    Maturing 2000................................................      8,649        3,570
                                                                   ---------  ------------
                                                                   $  25,693   $   29,518
                                                                   ---------  ------------
                                                                   ---------  ------------

3.  NOTES PAYABLE

    In December 1998, the Company received $5,000,000 in proceeds from the issuance of a long-term note payable to a bank. The note required monthly interest only payments at prime plus 1%. The rate at June 30, 1999 was 8.75%. The principal is due at the end of the three-year term. The loan is collateralized by a perfected security interest in all the unencumbered assets of the Company and requires that the Company maintain its depository accounts with the bank with a minimum of $5,000,000 in aggregate cash and depository balances. The Company is also required to comply with

                                 RIBOGENE, INC.

                                  (UNAUDITED)

3.  NOTES PAYABLE (CONTINUED)
financial covenants based on certain ratios. At June 30, 1999, the Company was in compliance with all required covenants.

4.  NET LOSS PER SHARE

    In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, excluding certain shares which are subject to the Company's contractual right of repurchase.

    Pro forma net loss per share giving effect to the conversion of the convertible preferred stock that automatically converted upon completion of the Company's initial public offering (using the as-if converted method) from the original date of issuance for the three and six months ended June 30, 1998 was $2.69 and $3.35, respectively. Shares used in computing the pro forma net loss per share were 3,397,000 and 2,936,000 for the three and six months ended June 30, 1998.

    Diluted net loss per share has not been presented separately as, due to the Company's net loss position, it is antidilutive. Had the Company been in a net income position at June 30, 1999, shares used in calculating diluted earnings per share may have included the effect of up to an additional 2,435,457 total shares related to outstanding stock options and warrants (prior to the application of the treasury stock method), and 1,428,572 shares related to convertible preferred stock.

5.  STOCK OPTIONS AND WARRANTS

    As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to account for stock options and purchase rights granted to employees using the intrinsic value method and, accordingly, does not recognize compensation expense for options and purchase rights granted to employees with exercise prices which are not less than fair value of the underlying common stock.

    For equity awards to non-employees, including lenders and lessors, the Company applies the Black-Scholes method to determine the fair value of such instruments. The value is recognized as expense over the period of services received or the term of the related financing.

6.  SUBSEQUENT EVENT

    On August 5, 1999, the Company signed a definitive merger agreement to form a fully integrated pharmaceutical marketing and late stage product development company with Cypros Pharmaceutical Corporation ("Cypros"). Structurally, the Company will be merged with a subsidiary of Cypros and become a wholly owned subsidiary of Cypros. As a result of their merger, each outstanding share of RiboGene common stock will be converted into the right to receive approximately
1.494 shares of Cypros common stock based on the fully diluted capitalization of both companies as of the signing of the agreement. The exchange ratio is subject to adjustment if the market price of Cypros common stock is more than $2.47 or less than $1.46 as of the closing. The final exchange ratio would also reflect changes in the fully diluted capitalization of the two companies through closing. The transaction is structured to be a tax-free reorganization and will be accounted for as a purchase. The merger is subject to customary closing conditions and shareholder approval and is expected to close in late 1999. For a further discussion of the proposed merger, see Item 5 herein.

                                    ANNEX A
                       AGREEMENT AND PLAN REORGANIZATION
                                     AMONG:
                       CYPROS PHARMACEUTICAL CORPORATION
                           A CALIFORNIA CORPORATION;
                        CYPROS ACQUISITION CORPORATION,
                            A DELAWARE CORPORATION;
                                      AND
                                RIBOGENE, INC.,
                            A DELAWARE CORPORATION;
                           DATED AS OF AUGUST 4, 1999

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                  -----------
       1.  DESCRIPTION OF TRANSACTION...........................................................................         A-1

           1.1 Merger of Merger Sub into the Company............................................................         A-1

           1.2 Effect of the Merger.............................................................................         A-1

           1.3 Closing; Effective Time..........................................................................         A-1

           1.4 Charters and Bylaws; Directors and Officers......................................................         A-2

           1.5 Conversion of Securities.........................................................................         A-2

           1.6 Company Warrants.................................................................................         A-4

           1.7 Employee Stock Purchase Plan.....................................................................         A-4

           1.8 Closing of the Company's Transfer Books..........................................................         A-4

           1.9 Exchange of Certificates.........................................................................         A-5

           1.10 Tax Consequences................................................................................         A-6

           1.11 Accounting Consequences.........................................................................         A-6

           1.12 Further Action..................................................................................         A-6

       2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................         A-6

           2.1 Due Organization; Subsidiaries; Etc..............................................................         A-6

           2.2 Certificate of Incorporation and Bylaws..........................................................         A-7

           2.3 Capitalization, Etc..............................................................................         A-7

           2.4 SEC Filings; Financial Statements; Accounting Controls...........................................         A-8

           2.5 Absence of Certain Changes or Events.............................................................         A-9

           2.6 Title to Assets..................................................................................         A-9

           2.7 Proprietary Assets...............................................................................         A-9

           2.8 Contracts........................................................................................        A-10

           2.9 Permits; Compliance with Legal Requirements......................................................        A-12

           2.10 Certain Business Practices......................................................................        A-12

           2.11 Tax Matters.....................................................................................        A-12

           2.12 Employee Benefit Plans..........................................................................        A-13

           2.13 Insurance.......................................................................................        A-14

           2.14 Transactions with Affiliates....................................................................        A-14

           2.15 Litigation......................................................................................        A-14

           2.16 Properties......................................................................................        A-14

           2.17 Environmental Matters...........................................................................        A-15

                               TABLE OF CONTENTS

                                  (CONTINUED)

                                                                                                                     PAGE
                                                                                                                  -----------
           2.18 Company Action..................................................................................        A-15

           2.19 Enforceability..................................................................................        A-15

           2.20 Governmental Consents; No Conflicts.............................................................        A-15

           2.21 Year 2000 Preparedness..........................................................................        A-16

           2.22 Regulatory Matters..............................................................................        A-16

           2.23 Certain Collaboration Agreements................................................................        A-17

           2.24 Vote Required...................................................................................        A-17

           2.25 Fairness Opinion................................................................................        A-17

           2.26 Financial Advisor...............................................................................        A-17

           2.27 Voting Agreements; Preferred Stock Waiver.......................................................        A-17

           2.28 Disclosure......................................................................................        A-18

           2.29 Company Rights Plan.............................................................................        A-18

       3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..............................................        A-19

           3.1 Due Organization; Subsidiaries; Etc..............................................................        A-19

           3.2 Articles of Incorporation and Bylaws.............................................................        A-19

           3.3 Capitalization, Etc..............................................................................        A-19

           3.4 SEC Filings; Financial Statements; Accounting Controls...........................................        A-20

           3.5 Absence of Certain Changes or Events.............................................................        A-21

           3.6 Title to Assets..................................................................................        A-21

           3.7 Proprietary Assets...............................................................................        A-21

           3.8 Contracts........................................................................................        A-22

           3.9 Permits; Compliance with Legal Requirements......................................................        A-23

           3.10 Certain Business Practices......................................................................        A-24

           3.11 Tax Matters.....................................................................................        A-24

           3.12 Employee Benefit Plans..........................................................................        A-25

           3.13 Insurance.......................................................................................        A-25

           3.14 Transactions with Affiliates....................................................................        A-26

           3.15 Litigation......................................................................................        A-26

           3.16 Properties......................................................................................        A-26

           3.17 Environmental Matters...........................................................................        A-26

           3.18 Parent Action...................................................................................        A-27

                               TABLE OF CONTENTS

                                  (CONTINUED)

                                                                                                                     PAGE
                                                                                                                  -----------
           3.19 Enforceability..................................................................................        A-27

           3.20 Governmental Consents; No Conflicts.............................................................        A-27

           3.21 Year 2000 Preparedness..........................................................................        A-27

           3.22 Regulatory Matters..............................................................................        A-28

           3.23 Vote Required...................................................................................        A-28

           3.24 Fairness Opinion................................................................................        A-28

           3.25 Financial Advisor...............................................................................        A-28

           3.26 Voting Agreements...............................................................................        A-29

           3.27 Disclosure......................................................................................        A-29

           3.28 Interim Operations of Merger Sub................................................................        A-29

       4.  CERTAIN COVENANTS OF PARENT, MERGER SUB AND THE COMPANY..............................................        A-29

           4.1 Company Access and Investigation.................................................................        A-29

           4.2 Operation of the Company's Business..............................................................        A-30

           4.3 No Solicitation..................................................................................        A-32

           4.4 Parent Access and Investigation..................................................................        A-33

           4.5 Operation of Parent's Business...................................................................        A-34

           4.6 No Solicitation..................................................................................        A-36

       5.  ADDITIONAL COVENANTS OF THE PARTIES..................................................................        A-37

           5.1 Registration Statement; Prospectus/Proxy Statement...............................................        A-37

           5.2 Company Stockholders' Meeting....................................................................        A-37

           5.3 Parent Shareholders' Meeting.....................................................................        A-38

           5.4 Regulatory Approvals.............................................................................        A-39

           5.5 Stock Options....................................................................................        A-40

           5.6 Employee Benefits................................................................................        A-40

           5.7 Indemnification of Officers and Directors........................................................        A-40

           5.8 Additional Agreements............................................................................        A-41

           5.9 Disclosure.......................................................................................        A-41

           5.10 Affiliate Agreements............................................................................        A-41

           5.11 Tax Matters.....................................................................................        A-41

           5.12 Listing.........................................................................................        A-42

                               TABLE OF CONTENTS

                                  (CONTINUED)

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
           5.13 Certain Parent Regulatory Matters...............................................................        A-42

       6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB.........................................        A-42

           6.1 Accuracy of Representations......................................................................        A-42

           6.2 Performance of Covenants.........................................................................        A-43

           6.3 Effectiveness of Registration Statement..........................................................        A-43

           6.4 Stockholder Approval.............................................................................        A-43

           6.5 Consents.........................................................................................        A-43

           6.6 Agreements and Documents.........................................................................        A-43

           6.7 Company Rights Plan..............................................................................        A-44

           6.8 Directors and Officers...........................................................................        A-44

           6.9 Listing..........................................................................................        A-44

           6.10 No Restraints...................................................................................        A-44

           6.11 No Governmental Litigation......................................................................        A-44

       7.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY....................................................        A-44

           7.1 Accuracy of Representations......................................................................        A-44

           7.2 Performance of Covenants.........................................................................        A-45

           7.3 Effectiveness of Registration Statement..........................................................        A-45

           7.4 Stockholder Approval.............................................................................        A-45

           7.5 Consents.........................................................................................        A-45

           7.6 Agreements and Documents.........................................................................        A-45

           7.7 Listing..........................................................................................        A-46

           7.8 No Restraints....................................................................................        A-46

           7.9 No Governmental Litigation.......................................................................        A-46

       8.  TERMINATION..........................................................................................        A-46

           8.1 Termination......................................................................................        A-46

           8.2 Effect of Termination............................................................................        A-47

           8.3 Expenses; Termination Fees.......................................................................        A-47

       9.  MISCELLANEOUS PROVISIONS.............................................................................        A-48

           9.1 Amendment........................................................................................        A-48

           9.2 Waiver...........................................................................................        A-48

                               TABLE OF CONTENTS

                                  (CONTINUED)

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
           9.3 No Survival of Representations and Warranties....................................................        A-49

           9.4 Entire Agreement; Counterparts...................................................................        A-49

           9.5 Applicable Law; Jurisdiction.....................................................................        A-49

           9.6 Disclosure Schedules.............................................................................        A-49

           9.7 Attorneys' Fees..................................................................................        A-49

           9.8 Assignability....................................................................................        A-49

           9.9 Notices..........................................................................................        A-50

           9.10 Severability....................................................................................        A-50

           9.11 Cooperation.....................................................................................        A-50

           9.12 Construction....................................................................................        A-51

                      AGREEMENT AND PLAN OF REORGANIZATION

    THIS AGREEMENT AND PLAN OF REORGANIZATION ("Agreement") is made and entered into as of August 4, 1999, by and among: CYPROS PHARMACEUTICAL CORPORATION, a California corporation ("Parent"); CYPROS ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and RIBOGENE, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

    B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. For financial reporting purposes, it is intended that the Merger be accounted for as a "purchase."

    C. The respective boards of directors of Parent, Merger Sub and the Company have approved and adopted this Agreement and approved the Merger.

    D. In order to induce Parent and the Company to enter into this Agreement and to consummate the Merger, certain shareholders of Parent and stockholders the Company are entering into Voting Agreements pursuant to which they are agreeing to vote in favor of the adoption and approval of this Agreement and the approval of the Merger.

                                   AGREEMENT

    The parties to this Agreement, intending to be legally bound, agree as follows:

1.  DESCRIPTION OF TRANSACTION

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward llp, located at 4365 Executive Drive, Suite 1100, San Diego, California, at 10:00 a.m. on a date to be mutually agreed by the parties (the "Closing Date"), which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Sections 6 and 7. Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as may be specified in the Certificate of Merger (the "Effective Time").

    1.4 CHARTERS AND BYLAWS; DIRECTORS AND OFFICERS. Unless otherwise determined by Parent and the Company prior to the Effective Time:

    (A) Parent shall take all necessary actions, including expanding the size of its board of directors, such that the directors and officers of Parent immediately after the Effective Time shall be the individuals identified on Exhibit B;

    (B) the Articles of Incorporation of Parent shall be amended and restated as of the Effective Time to (i) increase the authorized common stock and preferred stock of Parent, (ii) establish blank check preferred stock, (iii) designate the rights, preferences and privileges of the Parent Preferred Stock, and (iv) effect such other amendments as are set forth in the form of Amended and Restated Articles of Incorporation attached hereto as Exhibit C (the "Amended Articles"), and the Bylaws of Parent shall be amended and restated as of the Effective Time to increase the authorized number of directors on the Board of Directors;

    (C) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time;

    (D) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

    (E) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals identified in Exhibit B.

    1.5 CONVERSION OF SECURITIES.

    (A) Subject to Sections 1.5(b) through (e), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

        (I) any shares of Company Common Stock then held by the Company or any Subsidiary of the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor;

        (II) any shares of Company Common Stock then held by Parent, Merger Sub or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor;

        (III) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation;

        (IV) except as provided in clauses "(i)" and "(ii)" of this sentence, each share of Company Common Stock then outstanding shall be converted into the right to receive (A) one share of Parent Common Stock multiplied by (B) the Exchange Ratio (as defined in Section 1.5(b)(ii) (Parent and the Company agree that as of the date of this Agreement (without taking into account any of the potential adjustments provided in this Agreement), the Exchange Ratio would be 1.494).

        (V) each share of Company Preferred Stock then outstanding shall be converted into the right to receive (A) one share of Parent Preferred Stock multiplied by (B) the Exchange Ratio.

    (B)  For purposes of this Agreement:

        (I) The term "Company Outstanding Shares" shall mean, as of the close of business on the day immediately preceding the date of the Company Stockholders' Meeting, the sum of (A) the total number of outstanding shares of Company Common Stock, (B) the total number of shares of

    Company Common Stock into which all outstanding Company Preferred Stock is then convertible in accordance with the Company Certificate of Incorporation, (C) the total number of shares of Company Common Stock which are issuable upon exercise of all outstanding Company Options, and (D) the total number of shares of Company Common Stock issuable upon exercise of all outstanding Company Warrants.

        (II) The term "Exchange Ratio" shall mean a fraction equal to (A) the Merger Shares divided by (B) the Company Outstanding Shares.

        (III) The term "Merger Shares" shall mean the total number of Parent Outstanding Shares multiplied by a fraction, the numerator of which is 45 and the denominator of which is 55; PROVIDED, HOWEVER, that (I) in the event the average closing price of Parent's Common Stock as reported on the American Stock Exchange, Inc. ("AMEX") for the twenty (20) trading days (whether or not such stock is actually traded on any such day) ending the day immediately preceding the date of the Parent Shareholders' Meeting (the "Parent Closing Price") exceeds the closing price per share of Parent's Common Stock as reported on AMEX on the date this Agreement is executed (the "Signing Date Closing Price") by more than twenty percent (20%) of the Signing Date Closing Price, then the total Merger Shares shall equal $36,921,567 divided by the Parent Closing Price; (II) in the event the Parent Closing Price is less than the Signing Date Closing Price by an amount equal to more than twenty-nine percent (29%) of the Signing Date Closing Price, then the total Merger Shares shall equal $21,839,666 divided by the Parent Closing Price and (III) the total Merger Shares shall be reduced by 403,549 shares.

        (IV) The term "Parent Outstanding Shares" shall mean, as of the close of business on the day immediately preceding the date of the Parent Shareholders' Meeting, the sum of (A) the total number of outstanding shares of Parent Common Stock, (B) the total number of shares of Parent Common Stock which are issuable upon exercise of all outstanding Parent Options, and (C) the total number of shares of Parent Common Stock issuable upon exercise of all Outstanding Parent Warrants.

    (C) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are subject to vesting conditions, a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights (as in effect immediately prior to the Effective Time), then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will be subject to the same vesting conditions, repurchase option, risk of forfeiture or other terms and conditions in accordance with such applicable restricted stock purchase agreement or other agreement with the Company, and the certificates representing such shares of Parent Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

    (D) No fractional shares of Parent Common Stock or Parent Preferred Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock or Company Preferred Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock or Parent Preferred Stock (after aggregating all fractional shares of Parent Common Stock or Parent Preferred Stock issuable to such holder, as applicable) shall, in lieu of such fraction of a share and upon surrender of such holder's Company Stock Certificate(s) (as defined in Section 1.8), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Parent Closing Price.

    (E) All rights with respect to Company Common Stock under Company Options outstanding immediately prior to the Effective Time, if any, shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each Company Option in accordance with the terms (as in effect immediately prior to the Effective Time) of the Company's 1993 Stock Plan, 1997 Equity Incentive Plan, 1998 Non-Officer Equity Incentive Plan and 1997 Non-Employee Directors' Stock Option Plan and the stock option agreements by which such options are evidenced, other than provisions contained in such plans and agreements which grant the plan administrator discretion with respect to the terms and provisions of such plans and agreements. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding to the nearest whole share,
(iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio and rounding to the nearest cent and (iv) the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged.

    1.6 COMPANY WARRANTS. At the Effective Time, Parent shall assume each Company Warrant in accordance with the terms (as in effect as of the date hereof) of such Company Warrant (except to the extent that a holder of a Company Warrant has elected to require the Company to repurchase such Common Warrant in accordance with its terms). From and after the Effective Time, (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounding to the nearest whole share, (iii) the per share exercise price under each such Company Warrant shall be equal to the per share exercise price under such Company Warrant divided by the Exchange Ratio, rounding to the nearest cent and (iv) any restriction on the exercise of any Company Warrant shall continue in full force and effect and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged. The Company shall take all action that may be necessary (under the Company Warrants and otherwise) to effectuate the provisions of this Section
1.6 and to ensure that, from and after the Effective Time, holders of Company Warrants have no rights with respect thereto other than those specifically provided herein.

    1.7 EMPLOYEE STOCK PURCHASE PLAN. As of the Effective Time, the Company's 1997 Employee Stock Purchase Plan ("ESPP") shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the reduced offering period but otherwise treating such offering period as a fully effective and completed offering period for all purposes of such Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 1.7.

    1.8 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock and Company Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock or Company Preferred Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.9) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

    1.9 EXCHANGE OF CERTIFICATES.

    (A) American Securities Transfer & Trust, Inc. or such other reputable bank or trust company selected by Parent (and reasonably acceptable to the Company) prior to the Closing Date shall act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1, (ii) the certificates representing the shares of Parent Preferred Stock issuable pursuant to this Section 1, and
(iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

    (B) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock or Parent Preferred Stock (as the case may be). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock or Parent Preferred Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock or Parent Preferred Stock), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.9(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) or Parent Preferred Stock (and cash in lieu of any fractional share of Parent Preferred Stock), as the case may be, as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock or Parent Preferred Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

    (C) No dividends or other distributions declared or made with respect to Parent Common Stock or Parent Preferred Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock or Parent Preferred Stock which such holder has the right to receive upon surrender thereof until such holder surrenders such Company Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

    (D) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock or Parent Preferred Stock, cash in lieu of fractional shares of Parent Common or Parent Preferred Stock and any dividends or distributions with respect to Parent Common Stock or Parent Preferred Stock.

    (E) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Preferred Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

    (F) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or Company Preferred Stock or to any other Person with respect to any shares of Parent Common Stock or Parent Preferred Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

    1.10 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.11 ACCOUNTING CONSEQUENCES. For financial reporting purposes, the Merger is intended to be accounted for as a "purchase."

    1.12 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub, except as set forth in the Company Disclosure Schedule, as follows:

    2.1 DUE ORGANIZATION; SUBSIDIARIES; ETC.

    (A) The Company and each of its Subsidiaries ("Company Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company and each Company Subsidiary has all necessary power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and
(iii) perform its obligations under all Contracts by which it is bound. There are no Company Subsidiaries other than RiboGene AG. The Company does not own or hold directly or indirectly, any debt or equity securities of, or have any other interest in any Entity other than RiboGene AG and the Company has not entered into any contract or otherwise become obligated to acquire any such interest.

    (B) The Company does not own directly or indirectly, through any Company Subsidiary or otherwise, any Parent Stock.

    (C) The Company and each Company Subsidiary is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on the Company.

    (D) The Company owns all of the outstanding equity interests in RiboGene AG, a German company, which has been funded by the Company as set forth on
Schedule 2.1(d). RiboGene AG has not begun any business operations.

    2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Complete and accurate copies of the Company's Certificate of Incorporation, including any Certificate of Designation, and Bylaws (or comparable charter documents), each as amended to date, of the Company are filed as exhibits to the Company SEC Documents. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each Company Subsidiary, including all amendments thereto.

    2.3 CAPITALIZATION, ETC.

    (A) The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock, $.001 par value per share, of which 5,788,642 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Preferred Stock, $.001 par value per share, of which 1,428,572 shares have been issued and are outstanding. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Schedule 2.3(a) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or Company Preferred Stock. The Company is the sole owner of each outstanding share of capital stock and/or other equity interests in each Company Subsidiary. The exercise prices of all of the Company Warrants exceed the Signing Date Closing Price.

    (B) As of the date of this Agreement: 1,191,489 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock. (Stock options granted by the Company pursuant to the Company's stock option plans and otherwise are referred to in this Agreement as "Company Options."). The Company has made available to Parent (A) accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options, and the forms of all stock option agreements evidencing such options and (B) a list detailing (i) each Company Option outstanding as of the date of this Agreement; (ii) the particular plan (if any) pursuant to which such Company Option was granted; (iii) the name of the optionee; (iv) the number of shares of Company Common Stock subject to such Company Option; (v) the exercise price of such Company Option; (vi) the date on which such Company Option was granted; (vii) the applicable vesting schedules, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option expires. As of the date of this Agreement, 585,818 shares of Company Common Stock are reserved for future issuance pursuant to the Company's 1997 Employee Stock Purchase Plan (the "ESPP").

    (C) Except as set forth in Schedule 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option (other than Company Options described under Section 2.3(b)), call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any Company Subsidiary;
(ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Company Subsidiary; (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company or any Company Subsidiary is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or
(iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any Company Subsidiary.

    (D) All outstanding shares of Company Common Stock and all outstanding shares of Company Preferred Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

    2.4 SEC FILINGS; FINANCIAL STATEMENTS; ACCOUNTING CONTROLS.

    (A) The Company has delivered or made available (including through the SEC EDGAR system) to Parent accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by the Company with the SEC or AMEX since December 31, 1996, and all amendments thereto (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC or AMEX have been so filed and were prepared and timely filed and complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and all other applicable laws and regulations. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (B) The financial statements (including any related notes) contained in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.

    (C) The Company has delivered to Parent an unaudited consolidated balance sheet of the Company and its subsidiaries as of June 30, 1999 (the "Company Unaudited Interim Balance Sheet"), and the related unaudited consolidated statement of operations, statement of stockholders' equity and statement of cash flows of the Company and its subsidiaries for the six (6) months then ended. The financial statements referred to in this Section 2.4(c): (i) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the basis on which the financial statements referred to in
Section 2.4(b) were prepared (except that such financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and
(ii) fairly present the consolidated
financial position of the Company and its subsidiaries as of June 30, 1999 and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.

    (D) The Company and each Company Subsidiary maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

    2.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1999, there has not been (a) any change, or any development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect on the Company, (b) any damage, destruction or loss of any of the assets of the Company, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on the Company, or (c) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which would be prohibited by Section 4.2 if it were to occur or be effected between the date of this Agreement and the Effective Time.

    2.6 TITLE TO ASSETS. The Company owns, and has good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in, all assets reflected on the Company Unaudited Interim Balance Sheet. All of said assets are owned or leased by the Company free and clear of any material Encumbrances, except for (1) any lien for current taxes not yet due and payable,
(2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and
(3) liens described in Schedule 2.6 of the Company Disclosure Schedule.

    2.7  PROPRIETARY ASSETS.

    (A) The Company owns, licenses or otherwise possess legally enforceable rights to use and exploit all Proprietary Assets that are owned by or licensed to the Company or any Company Subsidiary or used in or necessary for the operation of the Company's or any Company Subsidiary's respective businesses as currently conducted (the "Company Proprietary Assets"), except to the extent that the failure to have such rights has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

    (B) The Company has delivered to Parent a list of all patents and patent applications and all registered and unregistered trademarks, trade names, service marks and copyrights, and all applications with respect therefor, included in the Company Proprietary Assets, including the jurisdictions in which each such Company Proprietary Asset has been issued or registered or in which any application for such issuance and registration has been filed, and has made available to Parent all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which any Person is authorized to use any Company Proprietary Asset, and all licenses, sublicenses and other agreements to which the Company is a party and pursuant to which it is authorized to use any Proprietary Asset held or used by a third party (other than "shrink wrap" licenses with respect to commercially available software programs costing less than $10,000) ("Third Party Proprietary Assets").

    (C) To the Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Proprietary Asset, or any Third Party Proprietary Asset to the extent licensed by or through the Company by any third party, including any employee or former employee of the Company, except such as would not have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Company Proprietary Asset.

    (D) Neither the Company nor any Company Subsidiary is, or will as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement be, in breach of any license, sublicense or other agreement relating to any Company Proprietary Asset or Third Party Proprietary Asset, except for such breaches that would not have a Material Adverse Effect on the Company.

    (E) All patents, registered trademarks, registered service marks or copyright registrations owned by the Company or any Company Subsidiary are valid and subsisting. Except for actions which would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any Company Subsidiary (i) is a party to any Legal Proceeding which involves a claim of infringement of any Third Party Proprietary Asset or (ii) has brought any Legal Proceeding for infringement of any Company Proprietary Asset or breach of any license or agreement involving a Company Proprietary Asset against any third party, which action is continuing. To the Company's knowledge, the manufacture, marketing, licensing or sale of any Company Proprietary Asset or products does not infringe any Third Party Proprietary Asset.

    (F) The Company has secured agreements with all consultants and employees who prior to the date of this Agreement contributed to the creation or development of any Company Proprietary Asset regarding the rights to such contributions that the Company does not already own by operation of law in the form substantially identical to the form of Proprietary Information and Inventions Agreement previously made available to Parent.

    (G) The Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Company Proprietary Assets not otherwise protected by patents, patent applications or copyrights ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company by or to any third party has been pursuant to the terms of a written agreement between the Company and such third party, and all use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

    2.8  CONTRACTS.

    (A) Except as identified as an exhibit to a Company SEC Document, neither the Company nor any Company Subsidiary is a party to, or bound by, any Material Company Contract. For purposes of this Agreement, a "Material Company Contract" shall be deemed to be any Contract filed or required to be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 or as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and any Contract:

        (I) relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor in excess of $100,000 per year;

        (II) restricting in any manner the Company's or any Company Subsidiary's right or ability to (A) compete with any other Person, (B) acquire or transfer any product, technology or other asset from or to any other Person, or (C) develop or distribute any Company Proprietary Asset;

        (III) that (A) provides for the receipt or expenditure by the Company or any Company Subsidiary of cash or other consideration in excess of $100,000; (B) relates to the performance of services by or on behalf of the Company or any Company Subsidiary having a value in excess of $100,000; (C) was entered into outside the ordinary course of business; or (D) is material and cannot be terminated by the Company without penalty with 30 days notice or less;

        (IV) relating to the acquisition, issuance or transfer of any securities;

        (V) creating or relating to the creation of any Encumbrance with respect to any of the Company Proprietary Assets or other assets having a value in excess of $100,000;

        (VI) involving or incorporating any guaranty, pledge, performance, completion bond, indemnity or contribution or surety arrangement; or

        (VII) creating or relating to any partnership, joint venture, research or development collaboration, license agreement, or any other Contract by which the Company or any Company Subsidiary is obligated or has the right to share any revenues, profits, losses, costs or Liabilities.

    (B) Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, all Material Company Contracts are in full force and effect and are enforceable against the Company and, to the Company's knowledge, are enforceable against the other parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws. Neither the Company nor any Company Subsidiary has breached, or received in writing any claim or threat that it has breached, in any material respect, and no default has occurred under, any of the Material Company Contracts and, to the Company's knowledge,
(i) none of the other contracting parties has violated or breached, and no default has occurred under any of the Material Company Contracts, and (ii) other than the transactions contemplated hereby, no event has occurred, and no circumstance or condition exists which with the giving of notice or the lapse of time, or both, will, or could reasonably be expected to, result in a violation, breach or default under any Material Company Contract or give any Person the right to cancel, terminate or modify any Material Company Contract. To the Company's knowledge, no party to a Material Company Contract currently in effect has given notice to the Company or any Company Subsidiary of intent to terminate such Material Company Contract in a way that would have a Material Adverse Effect on the Company. The Company has provided Parent or Parent's counsel with access to true and complete copies of each of the Material Company Contracts. Consummation of the transactions contemplated by this Agreement and each other agreement to be entered into by the Company in connection herewith will not (and will not give any Person a right to) cancel, terminate or modify any material rights of, or accelerate or increase any material obligation of, the Company under any Material Company Contract.

    (C) The Company and each Company Subsidiary possess all material Governmental Authorizations which are required in order to operate their respective businesses as presently conducted, and the Company and each Company Subsidiary is in compliance in all material respects with all such Governmental Authorizations. Each such Governmental Authorization is identified in Schedule 2.8(c) of the Company Disclosure Schedule. Each such Governmental Authorization is valid and in full force and effect and will remain so until consummation of the transactions contemplated by this Agreement, except where the failure to comply would not have a Material Adverse Effect on the Company.

    (D) Except as set forth in Schedule 2.8(d) of the Company Disclosure Schedule, there are no claims made or, to the Company's knowledge, threatened against the Company or any Company Subsidiary under each Material Company Contract presently or heretofore in effect to the extent such claims, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company.

    2.9 PERMITS; COMPLIANCE WITH LEGAL REQUIREMENTS. The Company and each Company Subsidiary holds all permits, licenses, vacancies, order and appeals which are material to the operation of the Company and the Company Subsidiaries. The Company and each Company Subsidiary is, and has at all times since January 1, 1997 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Since January 1, 1997, neither the Company nor any Company Subsidiary has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    2.10 CERTAIN BUSINESS PRACTICES. Neither the Company nor any Company Subsidiary nor (to the best of the knowledge of the Company) any director, officer, agent or employee of the Company or any Company Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    2.11  TAX MATTERS.

    (A) Each Tax Return required to be filed by or on behalf of the Company and each Company Subsidiary with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) has been or will be filed on or before the applicable due date, and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

    (B) The Company Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through December 31, 1998 in accordance with generally accepted accounting principles. The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from December 31, 1998 through the Closing Date, and will disclose the amount of such reserves to Parent no later than 10 business days prior to the Closing Date. Since December 31, 1998, the Company has not incurred any Liability for any Tax other than in the ordinary course of its business.

    (C) No Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

    (D) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Company Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). The Company has not been and it will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

    (E) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision under state or foreign Tax laws). The Company is not, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

    2.12  EMPLOYEE BENEFIT PLANS.

    (A) Schedule 2.12(a) of the Company Disclosure Schedule identifies each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, medical, life, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement sponsored, maintained, contributed to or required to be contributed to by the Company and/or each Company Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Company Subsidiary (other than those plans, programs and agreements disclosed in the Company SEC Documents).

    (B) Except as set forth in Schedule 2.12(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary maintains, sponsors or contributes to, nor has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of the Company or any Company Subsidiary. Except as set forth in Schedule 2.12(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary maintains, sponsors or contributes to, nor has at any time in the past maintained, sponsored or contributed to, nor has any obligation or liability (whether accrued, contingent or otherwise) with respect to, any employee benefit plan (as defined in Section 3(3) of ERISA) or any other plan, policy, program, arrangement or agreement that is: (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multi employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), or (iii) provides welfare benefits to employees or former employees (or their dependents) of the Company or any Company Subsidiary following retirement or other termination of employment (except as required by Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA).

    (C) Each of the plans identified in Schedule 2.12(a) of the Company Disclosure Schedule intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked. Each of the plans, programs and agreements identified in Schedule 2.12(a) of the Company Disclosure Schedule has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including without limitation, ERISA and the Code. The Company has delivered to Parent, with respect to each plan, program or agreement identified in Schedule 2.12(a) of the Company Disclosure Schedule, a copy of:
(i) the document under which such plan, program or agreement is maintained and all amendments thereto (and all related funding instruments), (ii) the most recent determination letter issued by the Internal Revenue Service (if applicable) and (iii) the most recent Form 5500 filed with the Internal Revenue Service with respect to such plan, program or agreement (if applicable).

    (D) Except as disclosed in Schedule 2.12(d) of the Company Disclosure Schedule or in the Company SEC Documents, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of the Company (whether or not under any plan), or materially increase the benefits payable under any plan, or result in any acceleration of the time of payment or vesting of any such benefits.

    (E) The Company and each Company Subsidiary is in compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters, except where the failure to be in compliance would not have a Material Adverse Effect on the Company.

    2.13 INSURANCE. The Company has made available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and each Company Subsidiary. Each of such insurance policies is in full force and effect. Since January 1, 1997, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Schedule 2.13 of the Company Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of the Company or any Company Subsidiary.

    2.14 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Company SEC Documents or as contemplated by this Agreement, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Schedule 2.14 of the Company Disclosure Schedule identifies each person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

    2.15 LITIGATION. There is no Legal Proceeding pending or, to the Company's knowledge, threatened by or before any court or Governmental Authority that involves the Company or any Company Subsidiary or any of the assets owned or used by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to any decree, order, writ, injunction, judgment or arbitration award (or agreement entered into in any Legal Proceeding) with respect to its properties, assets, personnel or business activities.

    2.16 PROPERTIES. Schedule 2.16 of the Company Disclosure Schedule sets forth each lease of real and personal property to which the Company and each Company Subsidiary is a party (the "Company Leases"). The Company has previously made available to Parent complete and accurate copies of all the Company Leases. Each of the Company Leases is valid, binding and enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws. Neither the Company nor any Company Subsidiary has breached, nor received in writing any claim or threat that it has breached, in any material respect, and no default has occurred under any of the Company Leases and, to the Company's knowledge, (i) none of the other contracting parties has violated or breached, and no default has occurred under any of the Company Leases, and (ii) other than the transactions contemplated hereby, no event has occurred, and no circumstance or condition exists which with the giving of notice or the lapse of time, or both, will, or could reasonably be expected to, result in a violation, breach or default under any of the Company Leases or give any Person the right to cancel, terminate or modify any of the Company Leases. Neither the Company nor any Company Subsidiary owns any real property.

    2.17 ENVIRONMENTAL MATTERS. To the knowledge of the Company, no current owner of any property leased or controlled by the Company or any Company Subsidiary has received any notice (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any Company Subsidiary is not in compliance with any Environmental Law. The Company has not received any notice or information that any property that is leased to, controlled by or used by the Company or any Company Subsidiary, or any surface water, groundwater and soil associated with or adjacent to such property, is not in clean and healthful condition or that it is not free of any material environmental contamination. For purposes of this Section 2.17: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

    2.18 COMPANY ACTION. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is in the best interests of the Company and its stockholders, (b) unanimously approved this Agreement and the Merger in accordance with the provisions of Section 251 of the DGCL, (c) unanimously recommended the adoption and approval of this Agreement and the Merger by the stockholders of the Company and directed that the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting, (d) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger and the other transactions contemplated by this Agreement and (e) adopted a resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the other transactions contemplated by this Agreement.

    2.19 ENFORCEABILITY. The Company has all requisite corporate power and authority to execute, deliver and, subject to obtaining requisite stockholder approval, to perform its obligations under this Agreement and all other agreements, documents and instruments contemplated hereby to which it is or will become a party. The execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary for the Company to authorize any of such agreements, documents or instruments and no such corporate proceedings (other than the approval of the Company Stockholders) are necessary to enable the Company to consummate the Merger or any of the other transactions contemplated by this Agreement. All agreements, documents and instruments to be executed in connection with the Merger (a) have been (or will be) duly executed and delivered by duly authorized officers of the Company and
(b) constitute (or, when executed by the Company, will constitute) legal, valid and binding obligations of the Company enforceable against it in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

    2.20 GOVERNMENTAL CONSENTS; NO CONFLICTS. Except as may be required by the Exchange Act, the Securities Act, state securities or blue sky laws, the DGCL, the NASD bylaws and the rules and regulations of AMEX (as they relate to the S-4 Registration Statement and the prospectus/joint proxy statement) (collectively, the "Applicable Regulatory Requirements"), there is no requirement applicable to the Company or any Company Subsidiary to make any filing with, or to obtain any permit, authorization, or Consent of, any Governmental Authority as a condition to the consummation of the Merger or any of the other transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby by the Company nor the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement will (a) violate the Certificate of Incorporation or Bylaws of the Company, (b) result in a default (or with notice or lapse of time or both would result in a default) under, or materially impair the rights of the Company or any Company Subsidiary or materially alter the rights or obligations of any third party under, or require the Company or any Company Subsidiary to make any material payment or become subject to any material liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any Material Company Contract, (c) result in the creation of any material (individually or in the aggregate) Encumbrance on any of the assets of the Company or any Company Subsidiary or (d) conflict with or violate any law, statute, rule, regulation, judgment, order, writ, injunction, decree or arbitration award applicable to the Company or any Company Subsidiary or any of their assets, which conflict or violation has had or would reasonably be expected to have a Material Adverse Effect on the Company.

    2.21 YEAR 2000 PREPAREDNESS. There are no issues related to the Company's or any Company Subsidiary's preparedness for the Year 2000 (including, without limitation, any issues relating to the Company's or Company Subsidiary's internal computer systems and each Constituent Component of those systems and all computer related products and each Constituent Component of such products) that are of a character required to be described or referred to in the Company SEC Documents by the Securities Act or by the Exchange Act which have not been accurately described in the Company SEC Documents. "Constituent Component" means all software (including operating systems, programs, packages and utilities), firmware, hardware, networking components, and peripherals provided as part of the configuration. Except as otherwise disclosed in the Company SEC Documents, the Company has inquired of material vendors as to their preparedness for the Year 2000 and has disclosed in the Company Disclosure Schedule or Company SEC Documents any issues that might reasonably be expected to result in any Material Adverse Effect on the Company.

    2.22  REGULATORY MATTERS.

    (A) Except as disclosed on Schedule 2.22(a) of the Company Disclosure Schedule, the Company has obtained and is in compliance in all material respects with all certifications, approvals and clearances from the United States Food and Drug Administration (the "FDA") and all state, local and foreign equivalents (collectively, the "FDA, etc.") necessary in order to carry out its business and the businesses of each Company Subsidiary as currently conducted, including without limitation to develop pharmaceutical products in any and all geographic areas in which the Company or any Company Subsidiary is currently, or has previously, developed pharmaceutical products.

    (B) All nonclinical laboratory studies of pharmaceutical products have been and are being conducted in all material respects in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, without limitation, any reporting requirements thereof) and with accepted standards of good laboratory practice. All clinical trials of pharmaceutical products have been and are being conducted in all material respects in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, without limitation, any reporting requirements thereof) and with accepted standards of good clinical practice.

    (C) Neither the Company nor any Company Subsidiary, nor any officer, employee or agent of the Company or any Company Subsidiary has made any untrue statement of a material fact or fraudulent statement to the FDA, etc. or failed to disclose a material fact required to be disclosed to the FDA, etc. The Company has provided Parent with copies of any and all notice of inspectional observations, establishment inspection reports and any other documents received from the FDA, etc. that indicate or suggest material lack of compliance with the regulatory requirements of the FDA, etc. The Company has made available to Parent for review all correspondence to or from the FDA, etc., minutes of meetings with the FDA, etc., written reports of phone conversations, visits or other contact with the FDA, etc., notices of inspectional observations, establishment inspection reports, and all other documents in its possession concerning communications to or from the FDA, etc., or prepared by the FDA, etc., which bear in any way on the Company's or its Subsidiaries' compliance with regulatory requirements of the FDA, etc. or on the likelihood of timing of approval of any pharmaceutical products.

    2.23 CERTAIN COLLABORATION AGREEMENTS. The Company has not received any notice of nor is the Company aware that, since December 31, 1998, there has been any material adverse change or event with respect to any of the Company's or any Company Subsidiary's research programs, including with respect to either of the Company's collaboration arrangements with Dainippon Pharmaceutical Co., Ltd. ("Dainippon") and/or Roberts Pharmaceutical Co. ("Roberts") (together, the "Collaboration Agreements"). Each of the Collaboration Agreements is in full force and effect and the Company is not aware that either Dainippon or Roberts (or Shire Pharmaceuticals Group Plc as the prospective successor in interest to Roberts) intends to terminate its Collaboration Agreement with the Company within 12 months of the date of this Agreement and relations between the Company and such parties are good.

    2.24 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and consummate this Agreement, the Merger and the other transactions contemplated by this Agreement.

    2.25 FAIRNESS OPINION. The Company's board of directors has received the written opinion of Rabobank International, financial advisor to the Company, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view. The Company has furnished an accurate and complete copy of said written opinion to Parent.

    2.26 FINANCIAL ADVISOR. Except for Rabobank International, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Rabobank International.

    2.27 VOTING AGREEMENTS; PREFERRED STOCK WAIVER. Each member of the board of directors and each executive officer of the Company has agreed on behalf of himself and his affiliates to vote in favor of the Merger at the Company Stockholders' Meeting and has executed and delivered to Parent a Voting Agreement substantially in the form attached hereto as Exhibit E-1. The holder of the Company Preferred Stock has, on behalf of itself and its affiliates, waived its right to receive a distribution pursuant to its liquidation preference in connection with the transactions contemplated under this Agreement and has executed and delivered to Parent a Waiver and Voting Agreement in substantially the form attached hereto as Exhibit E-2.

    2.28  DISCLOSURE.

    (A) The copies of all documents furnished by the Company pursuant to the terms of this Agreement are complete and accurate copies of the original, as such documents may have been amended to date.

    (B)  None of the representations and warranties of the Company contained in
Section 2 of this Agreement or in any other Section of this Agreement or the information disclosed in the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (C) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 registration statement to be filed with the SEC by Parent in connection with the issuance of the Merger Shares (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement is filed with the SEC or at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the prospectus/joint proxy statement, will, at the time the prospectus/joint proxy statement is mailed to the stockholders of the Company or the shareholders of Parent, at the time of the Company Stockholders' Meeting or the Parent Shareholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made about the Parent or Merger Sub or based on information supplied by Parent or Merger Sub or any of their representatives which is contained in the S-4 Registration Statement or the prospectus/joint proxy statement. The prospectus/joint proxy statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

    2.29 COMPANY RIGHTS PLAN. The execution, delivery and performance of this Agreement and the consummation of the Merger will not cause any change, effect or result under the Company Rights Plan which is adverse to the interests of Parent. Without limiting the generality of the foregoing, the Company has taken all necessary actions to (i) render the Company Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement, including the Company Affiliate Agreements and/or the Voting Agreements, (ii) ensure that (y) neither Parent nor Merger Sub, nor any of their affiliates shall be deemed to have become an Acquiring Person or a Transaction Person (as such terms are defined in the Company Rights Plan) pursuant to the Company Rights Plan by virtue of the execution of this Agreement, the Company Affiliate Agreements and/or the Voting Agreements, the consummation of the Merger or the consummation of the other transactions contemplated hereby and (z) a Distribution Date, or a Transaction (as such terms are defined in the Company Rights Plan) or similar event does not occur by reason of the execution of this Agreement, the Company Affiliate Agreements and the Voting Agreements, the consummation of the Merger, or the consummation of the other transactions contemplated hereby and (iii) provide that the Final Expiration Date (as defined in the Company Rights Plan) shall be immediately prior to the Effective Time. The Company hereby covenants and agrees that it will take all necessary action to cause this representation to remain true.

3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company, except as set forth in the Parent Disclosure Schedule, as follows:

    3.1  DUE ORGANIZATION; SUBSIDIARIES; ETC.

    (A) Parent and each of its Subsidiaries ("Parent Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Parent and each Parent Subsidiary has all necessary power and authority to: (i) conduct its business in the manner in which its business is currently being conducted; (ii) own and use its assets in the manner in which its assets are currently owned and used; and (iii) perform its obligations under all Contracts by which it is bound. There are no Parent Subsidiaries other than Merger Sub. Parent does not own or hold directly or indirectly, any debt or equity securities of, or have any other interest in any Entity other than Merger Sub and Parent has not entered into any contract or otherwise become obligated to acquire any such interest.

    (B) Parent does not own directly or indirectly, through any Parent Subsidiary or otherwise, any Company Stock.

    (C) Parent and each Parent Subsidiary is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Parent.

    3.2 ARTICLES OF INCORPORATION AND BYLAWS. Complete and accurate copies of the Parent's Restated Articles of Incorporation, including any Certificate of Designation, and Bylaws (or comparable charter documents), each as amended to date, of the Parent are filed as exhibits to the Parent SEC Documents. Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Parent and each Parent Subsidiary, including all amendments thereto.

    3.3  CAPITALIZATION, ETC.

    (A) The authorized capital stock of the Parent consists of: (i) 30,000,000 shares of Parent Common Stock of no par value per share, of which 15,711,877 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 1,000,000 shares of Preferred Stock, no par value per share, of which no shares are issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Schedule 3.3(a) of the Parent Disclosure Schedule: (i) none of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of the Parent; and (iii) there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock or Parent Preferred Stock. Parent is not under any obligation or bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock. Parent is the sole owner of each outstanding share of capital stock and/or other equity interests in each Parent Subsidiary.

    (B) As of the date of this Agreement, 2,268,686 shares of Parent Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Parent Common Stock. (Stock options granted by Parent pursuant to Parent's stock option plans and otherwise are referred to in this Agreement as "Parent Options."). Parent has made available to the Company (A) accurate and complete copies of all stock option plans pursuant to which Parent has ever granted stock options, and the forms of all stock option agreements evidencing such options and (B) a list detailing (i) each Parent

Option outstanding as of the date of this Agreement; (ii) the particular plan (if any) pursuant to which such Parent Option was granted; (iii) the name of the optionee; (iv) the number of shares of Parent Common Stock subject to such Parent Option; (v) the exercise price of such Parent Option; (vi) the date on which such Parent Option was granted; (vii) the applicable vesting schedules, and the extent to which such Parent Option is vested and exercisable as of the date of this Agreement; and (viii) the date on which such Parent Option expires.

    (C) Except as set forth in Schedule 3.3(c) of the Parent Disclosure Schedule, there is no: (i) outstanding subscription, option (other than Parent Options described under Section 3.3(b)), call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; (iii) shareholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of Parent, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent or any Parent Subsidiary.

    (D) All outstanding shares of Parent Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

    3.4  SEC FILINGS; FINANCIAL STATEMENTS; ACCOUNTING CONTROLS.

    (A) Parent has delivered or made available (including through the SEC EDGAR system) to the Company accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed by Parent with the SEC, Nasdaq or AMEX since December 31, 1996, and all amendments thereto (the "Parent SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC, Nasdaq or AMEX have been so filed and were prepared and timely filed and complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and all other applicable laws and regulations. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (B) The financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and (iii) fairly present the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby.

    (C) Parent has delivered to the Company an unaudited consolidated balance sheet of Parent and its subsidiaries as of April 30, 1999 (the "Parent Unaudited Interim Balance Sheet"), and the related unaudited consolidated statement of operations, statement of shareholders' equity and statement of cash flows of Parent and its subsidiaries for the nine (9) months then ended. The financial statements referred to in this Section 3.4(c): (i) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the basis on which the financial statements referred to in
Section 3.4(b) were prepared (except that such financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount), and
(ii) fairly present the consolidated financial position of Parent and its subsidiaries as of April 30, 1999 and the consolidated results of operations and cash flows of Parent and its subsidiaries for the periods covered thereby.

    (D) Parent and each Parent Subsidiary maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

    3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since April 30, 1999, there has not been (a) any change, or any development or combination of changes or developments that has had or would reasonably be expected to have a Material Adverse Effect on Parent, (b) any damage, destruction or loss of any of the assets of Parent, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect on Parent, or (c) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which would be prohibited by Section 4.5 if it were to occur or be effected between the date of this Agreement and the Effective Time.

    3.6 TITLE TO ASSETS. Parent owns, and has good, valid and marketable title to, or, in the case of leased assets, valid leasehold interests in, all assets reflected on the Parent Unaudited Interim Balance Sheet. All of said assets are owned or leased by Parent free and clear of any material Encumbrances, except for (1) any lien for current taxes not yet due and payable, (2) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Parent, and (3) liens described in Schedule 3.6 of the Parent Disclosure Schedule.

    3.7  PROPRIETARY ASSETS.

    (A) Parent owns, licenses or otherwise possess legally enforceable rights to use and exploit all Proprietary Assets that are owned or licensed to Parent or any Parent Subsidiary or used in or necessary for the operation of Parent's or any Parent Subsidiary's respective businesses as currently conducted (the "Parent Proprietary Assets"), except to the extent that the failure to have such rights has not had, and would not reasonably be expected to have, a Material Adverse Effect on Parent.

    (B) Parent has delivered to the Company a list of all patents and patent applications and all registered and unregistered trademarks, trade names, service marks and copyrights, and all applications with respect therefor, included in the Parent Proprietary Assets, including the jurisdictions in which each such Parent Proprietary Asset has been issued or registered or in which any application for such issuance and registration has been filed, and has made available to the Company all licenses, sublicenses and other agreements to which Parent is a party and pursuant to which any Person is authorized to use any Parent Proprietary Asset, and all licenses, sublicenses and other agreements to which Parent is a party and pursuant to which it is authorized to use any Third Party Proprietary Assets.

    (C) To Parent's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Parent Proprietary Asset, or any Third Party Proprietary Asset to the extent licensed by or through Parent by any third party, including any employee or former employee of Parent, except such as would not have a Material Adverse Effect on Parent. Neither Parent nor any Parent Subsidiary has entered into any agreement to indemnify any other Person against any charge of infringement of any Parent Proprietary Asset.

    (D) Neither Parent nor any Parent Subsidiary is, or will as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement be, in breach of any license, sublicense or other agreement relating to any Parent Proprietary Asset or Third Party Proprietary Asset, except for such breaches that would not have a Material Adverse Effect on Parent.

    (E) All patents, registered trademarks, registered service marks or copyright registrations owned by Parent or any Parent Subsidiary are valid and subsisting. Except for actions which would not reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any Parent Subsidiary (i) is a party to any Legal Proceeding which involves a claim of infringement of any Third Party Proprietary Asset or (ii) has brought any Legal Proceeding for infringement of any Parent Proprietary Asset or breach of any license or agreement involving a Parent Proprietary Asset against any third party, which action is continuing. To Parent's knowledge, the manufacture, marketing, licensing or sale of any Parent Proprietary Asset or products does not infringe any Third Party Proprietary Asset.

    (F) Parent has secured agreements with all consultants and employees who prior to the date of this Agreement contributed to the creation or development of any Parent Proprietary Asset regarding the rights to such contributions that Parent does not already own by operation of law in the form substantially identical to the form of Proprietary Information and Inventions Agreement previously made available to the Company.

    (G) Parent has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Parent Proprietary Assets not otherwise protected by patents, patent applications or copyrights ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Parent by or to any third party has been pursuant to the terms of a written agreement between Parent and such third party, and all use, disclosure or appropriation of Confidential Information not owned by Parent has been pursuant to the terms of a written agreement between Parent and the owner of such Confidential Information, or is otherwise lawful.

    3.8  CONTRACTS.

    (A) Except as identified as an exhibit to a Parent SEC Document, neither Parent nor any Parent Subsidiary is a party to, or bound by, any Material Parent Contract. For purposes of this Agreement, a "Material Parent Contract" shall be deemed to be any Contract filed or required to be filed as an exhibit to Parent's Annual Report on Form 10-K for the year ended July 31, 1998 or as an exhibit to Parent's Quarterly Reports on Form 10-Q for the quarters ended October 31, 1998, January 31, 1999 and April 30, 1999, and any Contract:

        (I) relating to the employment or engagement of, or the performance of services by, any employee, consultant or independent contractor in excess of $100,000 per year;

        (II) restricting in any manner Parent's or any Parent Subsidiary's right or ability to (A) compete with any other Person, (B) acquire or transfer any product, technology or other asset from or to any other Person, or (C) develop or distribute any Parent Proprietary Asset;

        (III) that (A) provides for the receipt or expenditure by Parent or any Parent Subsidiary of cash or other consideration in excess of $100,000; (B) relates to the performance of services by or on behalf of Parent or any Parent Subsidiary having a value in excess of $100,000; (C) was entered into outside the ordinary course of business; or (D) is material and cannot be terminated by Parent without penalty with 30 days notice or less;

        (IV) relating to the acquisition, issuance or transfer of any securities;

        (V) creating or relating to the creation of any Encumbrance with respect to any of the Parent Proprietary Assets or other assets having a value in excess of $100,000;

        (VI) involving or incorporating any guaranty, pledge, performance, completion bond, indemnity or contribution or surety arrangement; or

        (VII) creating or relating to any partnership, joint venture, research or development collaboration, license agreement, or any other Contract by which Parent or any Parent Subsidiary is obligated or has the right to share any revenues, profits, losses, costs or Liabilities.

    (B) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, all Material Parent Contracts are in full force and effect and are enforceable against Parent and, to Parent's knowledge, are enforceable against the other parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws. Neither Parent nor any Parent Subsidiary has breached, or received in writing any claim or threat that it has breached, in any material respect, and no default has occurred under, any of the Material Parent Contracts and, to Parent's knowledge, (i) none of the other contracting parties has violated or breached, and no default has occurred under any of the Material Parent Contracts, and (ii) other than the transactions contemplated hereby, no event has occurred, and no circumstance or condition exists which with the giving of notice or the lapse of time, or both, will, or could reasonably be expected to, result in a violation, breach or default under any Material Parent Contract or give any Person the right to cancel, terminate or modify any Material Parent Contract. To Parent's knowledge, no party to a Material Parent Contract currently in effect has given notice to Parent or any Parent Subsidiary of intent to terminate such Material Parent Contract in a way that would have a Material Adverse Effect on Parent. Parent has provided the Company or the Company's counsel with access to true and complete copies of each of the Material Parent Contracts. Consummation of the transactions contemplated by this Agreement and each other agreement to be entered into by Parent in connection herewith will not (and will not give any Person a right to) cancel, terminate or modify any material rights of, or accelerate or increase any material obligation of, Parent under any Material Parent Contract.

    (C) Parent and each Parent Subsidiary possess all material Governmental Authorizations which are required in order to operate their respective businesses as presently conducted, and Parent and each Parent Subsidiary is in compliance in all material respects with all such Governmental Authorizations. Each such Governmental Authorization is identified in Schedule 3.8(c) of the Parent Disclosure Schedule. Each such Governmental Authorization is valid and in full force and effect and will remain so until consummation of the transactions contemplated by this Agreement, except where the failure to comply would not have a Material Adverse Effect on Parent.

    (D) Except as set forth in Schedule 3.8(d) of the Parent Disclosure Schedule, there are no claims made or, to Parent's knowledge, threatened against Parent or any Parent Subsidiary under each Material Parent Contract presently or heretofore in effect to the extent such claims, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent.

    3.9 PERMITS; COMPLIANCE WITH LEGAL REQUIREMENTS. Parent and each Parent Subsidiary holds all permits, licenses, vacancies, order and appeals which are material to the operation of Parent and the Parent Subsidiaries. Parent and each Parent Subsidiary is, and has at all times since January 1, 1997 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and would not reasonably be expected to have a Material

Adverse Effect on Parent. Since January 1, 1997, neither Parent nor any Parent Subsidiary has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    3.10 CERTAIN BUSINESS PRACTICES. Neither Parent nor any Parent Subsidiary nor (to the best of the knowledge of Parent) any director, officer, agent or employee of Parent or any Parent Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    3.11  TAX MATTERS.

    (A) Each Tax Return required to be filed by or on behalf of Parent and each Parent Subsidiary with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Parent Returns") (i) has been or will be filed on or before the applicable due date, and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Parent Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

    (B) The Parent Unaudited Interim Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through December 31, 1998 in accordance with generally accepted accounting principles. Parent will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from December 31, 1998 through the Closing Date, and will disclose the amount of such reserves to the Company no later than 10 business days prior to the Closing Date. Since December 31, 1998, Parent has not incurred any Liability for any Tax other than in the ordinary course of its business.

    (C) No Parent Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Parent Returns has been granted (by Parent or any other Person), and no such extension or waiver has been requested from Parent.

    (D) No claim or Legal Proceeding is pending or, to the best of the knowledge of Parent, has been threatened against or with respect to Parent in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Parent with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by Parent and with respect to which adequate reserves for payment have been established on the Parent Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of Parent except liens for current Taxes not yet due and payable. Parent has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). Parent has not been and it will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to
Section 481 or 263A of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

    (E) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Parent that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision under state or foreign Tax laws). Parent is not, nor has it ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

    3.12  EMPLOYEE BENEFIT PLANS.

    (A) Schedule 3.12(a) of the Parent Disclosure Schedule identifies each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, medical, life, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement sponsored, maintained, contributed to or required to be contributed to by Parent and/or each Parent Subsidiary for the benefit of any current or former employee, consultant, officer or director of Parent or any Parent Subsidiary (other than those plans, programs and agreements disclosed in the Parent SEC Documents).

    (B) Except as set forth in Schedule 3.12(b) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary maintains, sponsors or contributes to, nor has at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees or former employees of Parent or any Parent Subsidiary. Except as set forth in Schedule 3.12(b) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary maintains, sponsors or contributes to, nor has at any time in the past maintained, sponsored or contributed to, nor has any obligation or liability (whether accrued, contingent or otherwise) with respect to, any employee benefit plan (as defined in Schedule 3(3) of ERISA) or any other plan, policy, program, arrangement or agreement that is: (i) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multi employer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA), or (iii) provides welfare benefits to employees or former employees (or their dependents) of Parent or any Parent Subsidiary following retirement or other termination of employment (except as required by Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA).

    (C) Each of the plans identified in Schedule 3.12(a) of the Parent Disclosure Schedule intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service, and Parent is not aware of any reason why any such determination letter should be revoked. Each of the plans, programs and agreements identified in Schedule 3.12(a) of the Parent Disclosure Schedule has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including without limitation, ERISA and the Code. Parent has delivered to the Company with respect to each plan, program or agreement identified in Schedule 3.12(a) of the Parent Disclosure Schedule, a copy of: (i) the document under which such plan, program or agreement is maintained and all amendments thereto (and all related funding instruments), (ii) the most recent determination letter issued by the Internal Revenue Service (if applicable) and
(iii) the most recent Form 5500 filed with respect to such plan, program or agreement (if applicable).

    (D) Except as disclosed in Schedule 3.12(d) of the Parent Disclosure Schedule or in the Parent SEC Documents, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any current or former employee or director of Parent (whether or not under any plan), or materially increase the benefits payable under any plan, or result in any acceleration of the time of payment or vesting of any such benefits.

    (E) Parent and each Parent Subsidiary is in compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee compensation matters, except where the failure to be in compliance would not have a Material Adverse Effect on Parent.

    3.13 INSURANCE. Parent has made available to the Company a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of Parent and each Parent Subsidiary. Each of such insurance policies is in full force and effect. Since January 1, 1997, Parent has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Schedule 3.13 of the Parent Disclosure Schedule, there is no pending workers' compensation or other claim under or based upon any insurance policy of Parent or any Parent Subsidiary.

    3.14 TRANSACTIONS WITH AFFILIATES. Except as set forth in Schedule 3.14 of the Parent Disclosure Schedule or the Parent SEC Documents or as contemplated by this Agreement, since the date of Parent's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Schedule 3.14 of the Parent Disclosure Schedule identifies each person who is (or who may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of Parent as of the date of this Agreement.

    3.15 LITIGATION. Except as disclosed in Parent SEC Documents, there is no Legal Proceeding pending or, to Parent's knowledge, threatened by or before any court or Governmental Authority that involves Parent or any Parent Subsidiary or any of the assets owned or used by Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary is a party to any decree, order, writ, injunction, judgment or arbitration award (or agreement entered into in any Legal Proceeding) with respect to its properties, assets, personnel or business activities.

    3.16 PROPERTIES. Schedule 3.16 of the Parent Disclosure Schedule sets forth each lease of real and personal property to which Parent and each Parent Subsidiary is a party (the "Parent Leases"). Parent has previously made available to the Company complete and accurate copies of all the Parent Leases. Each of the Parent Leases is valid, binding and enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws. Neither Parent nor any Parent Subsidiary has breached, nor received in writing any claim or threat that it has breached, in any material respect, and no default has occurred under any of the Parent Leases and, to Parent's knowledge, (i) none of the other contracting parties has violated or breached, and no default has occurred under any of the Parent Leases, and (ii) other than the transactions contemplated hereby, no event has occurred, and no circumstance or condition exists which with the giving of notice or the lapse of time, or both, will, or could reasonably be expected to, result in a violation, breach or default under any of the Parent Leases or give any Person the right to cancel, terminate or modify any of the Parent Leases. Neither Parent nor any Parent Subsidiary owns any real property.

    3.17 ENVIRONMENTAL MATTERS. To the knowledge of Parent, no current owner of any property leased or controlled by the Parent or any Parent Subsidiary has received any notice (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent or any Parent Subsidiary is not in compliance with any Environmental Law. Parent has not received any notice or information that any property that is leased to, controlled by or used by Parent or any Parent Subsidiary, or any surface water, groundwater and soil associated with or adjacent to such property, is not in clean and healthful condition or that it is not free of any material environmental contamination. For purposes of this
Section 3.17: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

    3.18 PARENT ACTION. The board of directors of Parent (at a meeting duly called and held) has (a) unanimously determined that the Merger is in the best interests of Parent and its shareholders, (b) unanimously approved this Agreement and the Merger in accordance with the provisions of Section 1200 of the CCC, (c) unanimously recommended the adoption and approval of this Agreement and the Merger by the shareholders of Parent and directed that the Merger be submitted for consideration by Parent's shareholders at the Parent Shareholders' Meeting, and (d) adopted a resolution having the effect of causing Parent not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the other transactions contemplated by this Agreement.

    3.19 ENFORCEABILITY. Parent has all requisite corporate power and authority to execute, deliver and, subject to obtaining requisite shareholder approval, to perform its obligations under this Agreement and all other agreements, documents and instruments contemplated hereby to which it is or will become a party. The execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby have been duly and validly authorized by the board of directors of Parent, and no other corporate proceedings on the part of Parent are necessary for Parent to authorize any of such agreements, documents or instruments and no such corporate proceedings (other than the approval of the Parent Shareholders) are necessary to enable Parent to consummate the Merger or any of the other transactions contemplated by this Agreement. All agreements, documents and instruments to be executed in connection with the Merger (a) have been (or will be) duly executed and delivered by duly authorized officers of Parent and (b) constitute (or, when executed by Parent, will constitute) legal, valid and binding obligations of Parent enforceable against it in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or by general equitable principles, and to the extent any indemnification or contribution provisions thereof may be limited by applicable federal or state securities laws.

    3.20 GOVERNMENTAL CONSENTS; NO CONFLICTS. Except as may be required under the Applicable Regulatory Requirements, there is no requirement applicable to Parent or any Parent Subsidiary to make any filing with, or to obtain any permit, authorization, or Consent of, any Governmental Authority as a condition to the consummation of the Merger or any of the other transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement and the other agreements, documents and instruments contemplated hereby by Parent nor the consummation by Parent of the Merger or any of the other transactions contemplated by this Agreement will (a) violate the Articles of Incorporation or Bylaws of Parent, (b) result in a default (or with notice or lapse of time or both would result in a default) under, or materially impair the rights of Parent or any Parent Subsidiary or materially alter the rights or obligations of any third party under, or require Parent or any Parent Subsidiary to make any material payment or become subject to any material liability to any third party under, or give rise to any right of termination, amendment, cancellation, acceleration, repurchase, put or call under, any of the terms, conditions or provisions of any Material Parent Contract, (c) result in the creation of any material (individually or in the aggregate) Encumbrance on any of the assets of Parent or any Parent Subsidiary or (d) conflict with or violate any law, statute, rule, regulation, judgment, order, writ, injunction, decree or arbitration award applicable to Parent or any Parent Subsidiary or any of their assets, which conflict or violation has had or would reasonably be expected to have a Material Adverse Effect on Parent.

    3.21 YEAR 2000 PREPAREDNESS. There are no issues related to Parent's or any Parent Subsidiary's preparedness for the Year 2000 (including, without limitation, any issues relating to Parent's or Parent Subsidiary's internal computer systems and each Constituent Component of those systems and all computer related products and each Constituent Component of such products) that are of a character required to be described or referred to in the Parent SEC Documents by the Securities Act or by the Exchange Act which have not been accurately described in the Parent SEC Documents. Except as otherwise disclosed in the Parent SEC Documents, Parent has inquired of material vendors as to their preparedness for the Year 2000 and has disclosed in the Parent Disclosure Schedule or Parent SEC Documents any issues that might reasonably be expected to result in any Material Adverse Effect on Parent.

    3.22  REGULATORY MATTERS.

    (A) Except as disclosed on Schedule 3.22(a) of the Parent Disclosure Schedule, Parent has obtained and is in compliance in all material respects with all certifications, approvals and clearances from the FDA, etc. necessary in order to carry out its business and the businesses of each Parent Subsidiary as currently conducted, including without limitation developing pharmaceutical products in any and all geographic areas in which Parent or any Parent Subsidiary is currently, or have previously, developed pharmaceutical products.

    (B) All nonclinical laboratory studies of pharmaceutical products have been and are being conducted in all material respects in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, without limitation, any reporting requirements thereof) and with accepted standards of good laboratory practice. All clinical trials of pharmaceutical products have been and are being conducted in all material respects in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, without limitation, any reporting requirements thereof) and with accepted standards of good clinical practice.

    (C) Neither Parent nor any Parent Subsidiary nor any officer, employee or agent of Parent or any Parent Subsidiary has made any untrue statement of a material fact or fraudulent statement to the FDA, etc. or failed to disclose a material fact required to be disclosed to the FDA, etc. Parent has provided the Company with copies of any and all notice of inspectional observations, establishment inspection reports and any other documents received from the FDA, etc. that indicate or suggest material lack of compliance with the regulatory requirements of the FDA, etc. Parent has made available to the Company for review all correspondence to or from the FDA, etc., minutes of meetings with the FDA, etc., written reports of phone conversations, visits or other contact with the FDA, etc., notices of inspectional observations, establishment inspection reports, and all other documents in its possession concerning communications to or from the FDA, etc., or prepared by the FDA, etc., which bear in any way on Parent's or any Parent Subsidiary's compliance with regulatory requirements of the FDA, etc. or on the likelihood of timing of approval of any pharmaceutical product.

    3.23 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding on the record date for the Parent Shareholders' Meeting (the "Required Parent Shareholder Vote") is the only vote of the holders of any class or series of Parent's capital stock necessary to approve and consummate this Agreement, the Merger and the other transactions contemplated by this Agreement.

    3.24 FAIRNESS OPINION. Parent's board of directors has received the written opinion of EVEREN Securities, Inc., financial advisor to Parent, dated the date of this Agreement, to the effect that the Merger is fair to the shareholders of Parent from a financial point of view. Parent has furnished an accurate and complete copy of said written opinion to the Company.

    3.25 FINANCIAL ADVISOR. Except for EVEREN Securities, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has furnished to the Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of EVEREN Securities, Inc.

    3.26 VOTING AGREEMENTS. Each member of the board of directors and each executive officer of Parent has agreed on behalf of himself and his affiliates to vote in favor of the Merger at the Parent Shareholders' Meeting and has executed and delivered to the Company a Voting Agreement substantially in the form attached hereto as Exhibit E-3.

    3.27  DISCLOSURE.

    (A) The copies of all documents furnished by Parent pursuant to the terms of this Agreement are complete and accurate copies of the original, as such documents may have been amended to date.

    (B)  None of the representations and warranties of Parent contained in
Section 3 of this Agreement or in any other Section of this Agreement or the information disclosed in the Parent Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (C) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 registration statement to be filed with the SEC by the Company in connection with the issuance of the Merger Shares (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement is filed with the SEC or at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the prospectus/joint proxy statement, will, at the time the prospectus/joint proxy statement is mailed to the shareholders of Parent or the stockholders of the Company, at the time of the Parent Shareholders' Meeting or the Company Shareholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made about the Company or Merger Sub or based on information supplied by the Company or Merger Sub or any of their representatives which is contained in the S-4 Registration Statement or the prospectus/joint proxy statement. The prospectus/joint proxy statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

    3.28 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

    4.  CERTAIN COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

    4.1 Company Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Company to:
(a) provide Parent and Parent's Representatives with reasonable access to the Company's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

        (I) all material operating and financial reports prepared by the Company and each Company Subsidiary for the Company's senior management, including (A) copies of the unaudited monthly consolidated balance sheets of the Company and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company's senior management;

        (II) any written materials or communications sent by or on behalf of the Company to its stockholders;

        (III) any material notice, document or other communication sent by or on behalf of the Company or any Company Subsidiary to any party to any Company Contract or sent to the Company or any Company Subsidiary by any party to any Company Contract (other than any communication that relates solely to routine commercial transactions between the Company and the other party to any such Company Contract and that is of the type sent in the ordinary course of business and consistent with past practices); and

        (IV) any notice, report or other document received by the Company or any Company Subsidiary from, or filed with or sent by the Company or any Company Subsidiary to any Governmental Body.

    4.2 OPERATION OF THE COMPANY'S BUSINESS.

    (A) During the Pre-Closing Period: (i) the Company shall ensure that the Company and each Company Subsidiary conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Company Contracts; (ii) the Company shall use all reasonable efforts to ensure that the Company and each Company Subsidiary preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, consultants and other Persons having business relationships with the Company or a Company Subsidiary; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.13; and (iv) the Company shall (to the extent requested by Parent) cause its officers and the officers of each Company Subsidiary to report regularly to Parent concerning the status of the Company's and each Company Subsidiary's business.

    (B) During the Pre-Closing Period, the Company shall not, except as set forth on Schedule 4.2(b), (without the prior written consent of Parent), and shall not permit any Company Subsidiary to:

        (I) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for any repurchase of Company Warrants in accordance with their existing terms);

        (II) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares and grant options to purchase shares of Company Common Stock under stock option plans approved by its board of directors and stockholders totaling up to 100,000 shares and issue shares of Company Common Stock (w) upon the valid exercise of Company Options outstanding as of the date of this Agreement or such additional options, (x) pursuant to the ESPP, (y) upon the exercise of Company Warrants outstanding as of the date of this Agreement and (z) upon the conversion of Company Preferred Stock outstanding as of the date of this Agreement);

        (III) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, other than pursuant to agreements in existence on the date hereof, copies of which have been provided to the other parties hereto, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

        (IV) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, adopt any shareholder rights plan ("poison pill") or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

        (V) form any Subsidiary or acquire any equity interest or other interest in any other Entity or any other business;

        (VI)  make any capital expenditure in excess of $100,000;

        (VII) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Collaboration Agreement or any Material Company Contract, or amend or terminate, or waive or exercise any Company Collaboration Agreement or any material right or remedy under, any Material Company Contract, other than in the ordinary course of business consistent with past practices;

        (VIII) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets (other than Company Proprietary Assets) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

        (IX)  lend money to any Person, or incur or guarantee any indebtedness;

        (X) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

        (XI) prepay any material claim, Liability or obligation, or pay, discharge or satisfy any material unliquidated or contingent Liability;

        (XII) enter into or amend any employment agreement, severance agreement, special pay arrangement with respect to termination of employment or other similar arrangement or agreement with any director, officer or employee of the Company,

        (XIII) make or fail to make any material election concerning the term, scope or termination of any real property lease, or waive any material provision of any such lease or enter into any new real property lease;

        (XIV) engage in any transaction with any stockholder, director, officer or employee other than in the ordinary course of business consistent with past practice;

        (XV)  make any Tax election;

        (XVI)  commence or settle any Legal Proceeding;

        (XVII) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

        (XVIII) agree or commit to take any of the actions described in clauses"(i)" through "(xviii)" of this Section 4.2(b).

    (C) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Company or any Company Subsidiary. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or other claim threatened, commenced or asserted against or with respect to the Company or any Company Subsidiary. No notification given to Parent pursuant to this Section 4.2(c) shall limit, modify, amend or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

    4.3 NO SOLICITATION.

    (A) The Company shall not directly or indirectly, and shall not authorize or permit any Representative of the Company directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Company Acquisition Proposal or take any action that could reasonably be expected to lead to any inquiries related to or the making of a Company Acquisition Proposal, (ii) furnish any information regarding the Company or any Company Subsidiary to any Person in connection with or in response to any inquiry relating to a Company Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or
(v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction; PROVIDED, HOWEVER, that prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote, the Company shall not be prohibited by this Section 4.3(a) from (A) furnishing nonpublic information regarding the Company or any Company Subsidiary to, or entering into discussions with, any Person in response to a Company Superior Offer that is submitted by such Person (and not withdrawn) relating to a Company Acquisition Transaction if (1) neither the Company nor any Representative of the Company shall have violated any of the restrictions set forth in this Section 4.3, (2) the board of directors of the Company concludes in good faith, based upon the advice of its outside legal counsel, that the failure to provide information in response to a written request by a Person making a Company Acquisition Proposal and the failure to consider the Company Acquisition Proposal would be reasonably likely to constitute a breach of its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person, the terms and conditions of such Company Superior Offer and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such Person, and it receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and (4) prior to furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to

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
Parent), (B) withdrawing or modifying its unanimous recommendation referred to in Section 5.2(b) following receipt of a Company Superior Offer if after duly considering the advice of outside counsel to the Company, the board of directors of the Company determines in good faith that failure to do so would be reasonably likely to constitute a breach of its fiduciary obligations to the Company's stockholders under applicable law, or (C) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Transaction. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any of its Representatives, whether or not such Representative is purporting to act on behalf of the Company, shall be deemed to constitute a breach of this Section 4.3 by the Company. Nothing contained in this Section 4.3 shall limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with Section 5.2.

    (B) The Company shall promptly advise Parent orally and in writing of any Company Acquisition Proposal (including the identity of the Person making or submitting such Company Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period regardless of whether the Company intends to furnish any information to the Person making any such Company Acquisition Proposal. The Company shall keep Parent fully informed with respect to the status of any such Company Acquisition Proposal and any modification or proposed modification thereto. Prior to entering into any agreement or Contract with any Person in response to a Company Superior Offer, the Company shall give Parent the opportunity to match such Company Superior Offer by providing Parent with the terms of such Company Superior Offer in writing and allowing Parent three (3) business days to respond with a new offer. Each amendment or modification to any proposed Company Acquisition Transaction or Company Superior Offer shall be considered a new and separate proposal for a Company Acquisition Transaction or Company Superior Offer for the purposes of this Agreement.

    (C) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Company Acquisition Proposal.

    4.4 PARENT ACCESS AND INVESTIGATION. During the Pre-Closing Period, Parent shall, and shall cause the respective Representatives of Parent to: (a) provide the Company and the Company's Representatives with reasonable access to Parent's Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent; and
(b) provide the Company and the Company's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent, and with such additional financial, operating and other data and information regarding Parent, as the Company may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, Parent shall promptly provide the Company with copies of:

        (I) all material operating and financial reports prepared by Parent and each Parent Subsidiary for Parent's senior management, including (A) copies of the unaudited monthly consolidated balance sheets of Parent and the related unaudited monthly consolidated statements of operations, statements of shareholders' equity and statements of cash flows and (B) copies of any sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for Parent's senior management;

        (II) any written materials or communications sent by or on behalf of Parent to its shareholders;

        (III) any material notice, document or other communication sent by or on behalf of Parent or any Parent Subsidiary to any party to any Parent Contract or sent to Parent or any Parent Subsidiary by any party to any Parent Contract (other than any communication that relates solely to routine commercial transactions between Parent and the other party to any such Parent

    Contract and that is of the type sent in the ordinary course of business and consistent with past practices); and

        (IV) any notice, report or other document received by Parent or any Parent Subsidiary from, or filed with or sent by Parent or any Parent Subsidiary to any Governmental Body.

    4.5  OPERATION OF PARENT'S BUSINESS.

    (A) During the Pre-Closing Period: (i) Parent shall ensure that Parent and each Parent Subsidiary conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Parent Contracts that constitute Material Parent Contracts; (ii) Parent shall use all reasonable efforts to ensure that Parent and each Parent Subsidiary preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, consultants and other Persons having business relationships with Parent or a Parent Subsidiary; (iii) Parent shall keep in full force all insurance policies referred to in Section 3.13; and (iv) Parent shall (to the extent requested by the Company) cause its officers and the officers of each Parent Subsidiary to report regularly to the Company concerning the status of Parent's and each Parent's and each Parent Subsidiary's business.

    (B)  During the Pre-Closing Period, Parent shall not, except as set forth in
Schedule 4.5(b) (without the prior written consent of the Company), and shall not permit any Parent Subsidiary to:

        (I) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

        (II) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that Parent may issue shares and grant options to purchase shares of Parent Common Stock under stock option plans approved by its board of directors and shareholders totaling up to 100,000 and issue shares of Parent Common Stock (x) upon the valid exercise of Parent Options outstanding as of the date of this Agreement or such additional options, and (y) upon the exercise of Parent Warrants outstanding as of the date of this Agreement), and except that Parent may amend its stock option plan(s) to authorize additional shares of Parent Common Stock for issuance thereunder in connection with the conversion of the Company Options at the Effective Time ("Parent Option Plan Amendments");

        (III) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of Parent's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, other than pursuant to agreements in existence on the date hereof, copies of which have been provided to the other parties hereto, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

        (IV) amend or permit the adoption of any amendment to its articles of incorporation (other than the Amended Articles) or bylaws or other charter or organizational documents, adopt any shareholder rights plan ("poison pill") or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

        (V) form any Subsidiary or acquire any equity interest or other interest in any other Entity or any other business;

        (VI)  make any capital expenditure in excess of $100,000;

        (VII) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Parent Collaboration Agreement or any Material Parent Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Parent Collaboration Agreement or any Material Parent Contract, other than in the ordinary course of business consistent with past practices;

        (VIII) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets (other than Parent Proprietary Assets) acquired, leased, licensed or disposed of by Parent in the ordinary course of business and consistent with past practices), or waive or relinquish any material right;

        (IX)  lend money to any Person, or incur or guarantee any indebtedness;

        (X) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

        (XI) prepay any material claim, Liability or obligation, or pay, discharge or satisfy any material unliquidated or contingent Liability;

        (XII) enter into or amend any employment agreement, severance agreement, special pay arrangement with respect to termination of employment or other similar arrangement or agreement with any director, officer or employee of Parent,

        (XIII) make or fail to make any material election concerning the term, scope or termination of any real property lease, or waive any material provision of any such lease or enter into any new real property lease;

        (XIV) engage in any transaction with any shareholder, director, officer or employee other than in the ordinary course of business consistent with past practice;

        (XV)  make any Tax election;

        (XVI)  commence or settle any Legal Proceeding;

        (XVII) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

        (XVIII) agree or commit to take any of the actions described in clauses "(i)" through "(xviii)" of this Section 4.5(b).

    (C) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or
Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Parent or any Parent Subsidiary. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing of any Legal Proceeding or other claim threatened, commenced or asserted against or with respect to Parent or any Parent Subsidiary. No notification given to the Company pursuant to this Section 4.5(c) shall limit, modify, amend or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

    4.6 NO SOLICITATION.

    (A) Parent shall not directly or indirectly, and shall not authorize or permit any Representative of Parent directly or indirectly to, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Parent Acquisition Proposal or take any action that could reasonably be expected to lead to any inquiries related to or the making of a Parent Acquisition Proposal, (ii) furnish any information regarding Parent or any Parent Subsidiary to any Person in connection with or in response to any inquiry relating to a Parent Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction; PROVIDED, HOWEVER, that prior to the adoption and approval of this Agreement by the Required Parent Shareholder Vote, Parent shall not be prohibited by this Section 4.6(a) from (A) furnishing nonpublic information regarding Parent or any Parent Subsidiary to, or entering into discussions with, any Person in response to a Parent Superior Offer that is submitted by such Person (and not withdrawn) relating to a Parent Acquisition Transaction if (1) neither Parent nor any Representative of Parent shall have violated any of the restrictions set forth in this Section 4.6, (2) the board of directors of Parent concludes in good faith, based upon the advice of its outside legal counsel, that the failure to provide information in response to a written request by a Person making a Parent Acquisition Proposal and the failure to consider the Parent Acquisition Proposal would be reasonably likely to constitute a breach of its fiduciary obligations to Parent's shareholders under applicable law, (3) at least five (5) business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, Parent gives the Company written notice of the identity of such Person, the terms and conditions of such Parent Superior Offer and of Parent's intention to furnish nonpublic information to, or enter into discussions with, such Person, and it receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of Parent and (4) prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such nonpublic information has not been previously furnished by Parent to the Company), (B) withdrawing or modifying its unanimous recommendation referred to in Section 5.3(b) following receipt of a Parent Superior Offer if after duly considering the advice of outside counsel to Parent, the board of directors of Parent determines in good faith that failure to do so would be reasonably likely to constitute a breach of its fiduciary obligations to Parent's shareholders under applicable law, or (C) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Parent Acquisition Transaction. Without limiting the generality of the foregoing, Parent acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any of its Representatives, whether or not such Representative is purporting to act on behalf of Parent, shall be deemed to constitute a breach of this Section 4.6 by Parent. Nothing contained in this Section 4.6 shall limit Parent's obligation to call, give notice of, convene and hold the Parent Shareholders' Meeting in accordance with Section 5.3.

    (B) Parent shall promptly advise the Company orally and in writing of any Parent Acquisition Proposal (including the identity of the Person making or submitting such Parent Acquisition Proposal and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period regardless of whether Parent intends to furnish any information to the Person making any such Parent

Acquisition Proposal. Parent shall keep the Company fully informed with respect to the status of any such Parent Acquisition Proposal and any modification or proposed modification thereto. Prior to entering into any agreement or Contract with any Person in response to a Parent Superior Offer, Parent shall give the Company the opportunity to match such Parent Superior Offer by providing the Company with the terms of such Parent Superior Offer in writing and allowing the Company five (5) business days to respond with a new offer. Each amendment or modification to any proposed Parent Acquisition Transaction or Parent Superior Offer shall be considered a new and separate proposal for a Parent Acquisition Transaction or Parent Superior Offer for the purposes of this Agreement.

    (C) Parent shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Parent Acquisition Proposal.

5.  ADDITIONAL COVENANTS OF THE PARTIES

    5.1 REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

    (A) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Company and Parent will use all reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent and the Company shall promptly furnish to the other party all information concerning it and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to the Company or Parent occurs, or if the Company or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company or Parent, as the case may be, shall promptly inform the other party thereof and shall cooperate with such party in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company and Parent.

    (B) Prior to the Effective Time, Parent shall use all reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders' Meeting; PROVIDED, HOWEVER, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

    5.2 COMPANY STOCKHOLDERS' MEETING.

    (A) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and duly hold a meeting of the holders of Company capital stock entitled to vote on the Merger to consider, act upon and vote upon the adoption and approval of this Agreement and the approval of the Merger and the transactions contemplated hereby to the extent stockholder approval is required under applicable law or by contractual arrangement (the "Company Stockholders'

Meeting"). The Company Stockholders' Meeting will be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements. The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Company Superior Offer or other Company Acquisition Proposal, or by any withdrawal, amendment or modification of the unanimous recommendation of the board of directors of the Company with respect to the Merger.

    (B) Subject to Section 5.2(c): (i) the board of directors of the Company shall unanimously recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company has unanimously recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger at the Company Stockholders' Meeting; and (iii) neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and approve the Merger. For the purposes of this Agreement, said unanimous recommendation of the board of directors of the Company shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

    (C) Nothing in Section 5.2(b) shall prevent the board of directors of the Company from withdrawing, amending or modifying its recommendation in favor of the Merger at any time prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote if (i) a Company Superior Offer is made to the Company and is not withdrawn, (ii) neither the Company nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.3, (iii) the board of directors of the Company concludes in good faith, based upon the advice of its outside counsel, that the failure to withdraw, amend or modify such unanimous recommendation would reasonably be likely to constitute a breach of the board of directors' fiduciary obligations to the Company's stockholders under applicable law. Nothing contained in Section 4.3 or this
Section 5.2 shall limit the Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of the Company shall have been withdrawn, amended or modified) provided that nothing contained in this
Section 5.2 shall require the Company to call, give notice of, convene or hold the Company Stockholders' Meeting in the event this Agreement is terminated pursuant to Section 8.1.

    5.3 PARENT SHAREHOLDERS' MEETING.

    (A) Parent shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Parent Common Stock (the "Parent Shareholders' Meeting") to consider, act upon and vote upon (i) the adoption and approval of this Agreement and the approval of the Merger, (ii) the amendment and restatement of Parent's Articles of Incorporation as provided in Section 1.4, (iii) an amendment of Parent's Bylaws to increase the authorized number of directors of Parent to not less than four (4) nor more than nine (9), (iv) an increase of the number of shares reserved for issuance under Parent's stock option plan and directors' equity incentive plan to 7,500,000 and 750,000, respectively, and (v) the other matters contemplated by this Agreement (collectively, the "Parent Proposals"). The Parent Shareholders' Meeting will be held as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Parent shall ensure that the Parent Shareholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Parent

Shareholders' Meeting are solicited, in compliance with all applicable Legal Requirements. Parent's obligation to call, give notice of, convene and hold the Parent Shareholders' Meeting in accordance with this Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Parent Superior Offer or other Parent Acquisition Proposal, or by any withdrawal, amendment or modification of the unanimous recommendation of the board of directors of the Parent with respect to the Merger.

    (B) Subject to Section 5.3(c): (i) the board of directors of Parent shall unanimously recommend that Parent's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger and the other matters contemplated by this Agreement, including, but not limited to, the Parent Proposals at the Parent Shareholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Parent has unanimously recommended that the Parent's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger and the Parent Proposals at the Parent Shareholders' Meeting; and (iii) neither the board of directors of the Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the unanimous recommendation of the board of directors of the Parent that the Parent's shareholders vote in favor of and adopt and approve this Agreement and approve the Merger and the Parent Proposals. For the purposes of this Agreement, said unanimous recommendation shall be deemed to have been modified in a manner adverse to the Company if said recommendation shall no longer be unanimous.

    (C) Nothing in Section 5.3(b) shall prevent the board of directors of Parent from withdrawing, amending or modifying its recommendation in favor of the Merger at any time prior to the adoption and approval of this Agreement by the Required Parent Shareholder Vote if (i) a Parent Superior Offer is made to the Parent and is not withdrawn, (ii) neither Parent nor any of its Representatives shall have violated any of the restrictions set forth in Section 4.6, (iii) the board of directors of the Parent concludes in good faith, based upon the advice of its outside counsel, that the failure to withdraw, amend or modify such unanimous recommendation would reasonably be likely to constitute a breach of the board of directors' fiduciary obligations to Parent's shareholders under applicable law. Nothing contained in Section 4.6 or this Section 5.3 shall limit Parent's obligation to call, give notice of, convene and hold the Parent Shareholders' Meeting (regardless of whether the unanimous recommendation of the board of directors of Parent shall have been withdrawn, amended or modified) provided that nothing contained in this Section 5.3 shall require Parent to call, give notice of, convene or hold the Parent Shareholders' Meeting in the event this Agreement is terminated pursuant to Section 8.1.

    5.4 REGULATORY APPROVALS. Each party shall use all reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any state attorney general or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding, and (3) promptly inform the other party of any communication to or from any Governmental Body regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the any federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to any federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

    5.5  STOCK OPTIONS.

    (A) Parent shall file with the SEC, within 30 days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with Section 1.5(e).

    (B) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of Section 1.5(e) and this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in Section 1.5(e).

    5.6 EMPLOYEE BENEFITS. Parent shall, and shall cause the Surviving Corporation to, from and after the Effective Time, (i) comply with the health, vacation and other employee benefit plans of the Company and any Company Subsidiary in accordance with their terms, (ii) provide employees of the Company and any Company Subsidiary prior to the Effective Time who remain as employees of the Surviving Corporation (or any subsidiary thereof) or Parent with employee benefit plans no less favorable in the aggregate than those provided to similarly situated employees of Parent, (iii) provide employees of the Company and any Company Subsidiary prior to the Effective Time who remain as employees of the Surviving Corporation or Parent credit for years of service with the Company or any Company Subsidiary prior to the Effective Time for (A) the purpose of eligibility and vesting but not benefit accrual under the Parent's health, pension, vacation and other employee benefit plans, and (B) any and all pre-existing condition limitations and eligibility waiting periods under health and other employee benefit plans of Parent, and (iv) cause to be credited to any deductible out-of-pocket expense under any health and other employee benefit plans of Parent any deductibles or out-of-pocket expenses incurred by employees of the Company and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the health and other employee benefit plans of Parent. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms, all health, pension, vacation and other employee benefit plans of the Company and any Company Subsidiary (subject to compliance and conformity with employee benefit plans of Parent), vested or accrued benefit obligations to, and contractual rights of, current and former employees of the Company and the Company Subsidiaries.

5.7 INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    (A) All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available under Delaware law for a period of six years from the Effective Time.

    (B) From the Effective Time until the fifth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); PROVIDED, HOWEVER, that (i) the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable coverage, and (ii) the Surviving Corporation shall not be required to pay an annual premium for the Existing Policy (or for any substitute policies) in excess of 200% of the current premium. In the event any future annual premium for the Existing Policy (or any substitute policies) exceeds such limit, the Surviving Corporation shall reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium that exceeds such limits.

    5.8 ADDITIONAL AGREEMENTS. Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each party to this Agreement
(i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Parent and the Company shall promptly deliver to the other party a copy of each such filing made, each such notice given and each such Consent obtained by the Parent or Company, as the case may be, during the Pre-Closing Period.

    5.9 DISCLOSURE.   Parent and the Company shall consult with each other
before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither shall permit any Subsidiary or Representative to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure or (b) the disclosing party shall have been advised in writing by its outside legal counsel that such disclosure is required by applicable law.

    5.10 AFFILIATE AGREEMENTS.   The Company shall cause each Person who is or
becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement to the Company's stockholders, an Affiliate Agreement in the form of Exhibit F.

    5.11 TAX MATTERS. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward llp and to Latham & Watkins tax representation letters in customary form. Parent, Merger Sub and the Company shall each confirm to Cooley Godward llp and to Latham & Watkins the accuracy and completeness as of the Effective Time of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under
Section 368(a)(1) of the Code. Following delivery of the tax representations letters pursuant to the first sentence of this Section 5.11, each of Parent and the Company shall use its reasonable efforts to cause Cooley Godward llp and Latham & Watkins, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.11.

    5.12 LISTING. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on AMEX.

    5.13 CERTAIN PARENT REGULATORY MATTERS.

    (A) Parent will by August 31, 1999 take all steps necessary to complete Parent's Lee's Summit, Kansas manufacturing facility for Sildaflo and to validate the facility, equipment and cleaning methods in material compliance with "current good manufacturing practices" (cGMPs), as defined in Parts 210 and 211 of Title 21 of the Code of Federal Regulations (1998), and any guidance documents issued by the agency that purport to interpret these regulations, and in accordance with any requirement set forth in the approved new drug application (NDA) for Sildaflo. Parent will consult with the Company and its advisors on a regular basis regarding the foregoing manufacturing facility and, if requested by the Company, will engage a drug GMP consultant of the Company's choice at the Company's expense to evaluate the facility for compliance with federal, state and local drug manufacturing standards. Any request by the Company or any consultant of the Company that results in any delay shall cause the August 31 date to be extended by the length of the delay.

    (B) Parent will have the manufacturing processes for Sildaflo and the related analytical methods validated by November 30, 1999 and will file with the FDA all necessary application(s) for approvals from the FDA to manufacture, test and label Sildaflo by that date. Parent will consult with the Company and its advisors on a regular basis regarding such applications and approvals and will permit the Company's FDA counsel to review and comment on any and all FDA applications prior to submitting them to the FDA. The Company acknowledges that on that date, Parent will have only three (3) months stability data on Sildaflo.

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    6.1 ACCURACY OF REPRESENTATIONS.

    (A) Without limiting the effect or independence of the condition set forth in Section 6.1(b), the representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement (except to the extent such representations and warranties which are expressly stated to be made as of an earlier date, which shall be true and correct in all respects as of such date), it being understood that for the purposes of determining the accuracy of such representations and warranties each of the following shall be disregarded: (i) any "Material Adverse Effect" qualification or any other materiality qualifications contained in such representations and warranties, (ii) any inaccuracy that does not, together will all other inaccuracies, have a Company Material Adverse Effect, (iii) any inaccuracy that results from general business or economic conditions,
       (iv) any inaccuracy that results from conditions generally affecting the industry in which the Company or the Company's Subsidiaries competes, (v) any inaccuracy that results from the announcement or pendency of the Merger or any of the transactions contemplated hereby, and (vi) any inaccuracy that results from or relates to the taking of any action contemplated by this Agreement.

    (B) Without limiting the effect or independence of the condition set forth in Section 6.1(a), the representations and warranties of the Company contained in this Agreement (except to the extent such representations and warranties which are expressly stated to be made as of an earlier date, which shall be true and correct in all respects as of such date) shall be accurate in all respects as of the Closing Date, it being understood that for the purposes of determining the accuracy of such representations and warranties each of the following shall be disregarded: (i) any "Material Adverse Effect" qualification or any other materiality qualifications contained in such representations and warranties, (ii) any inaccuracy that does not, together with all other inaccuracies, have a Company Material Adverse Effect, (iii) any inaccuracy that results from general business or economic conditions, (iv) any inaccuracy that results from conditions generally affecting the industry in which the Company or the Company's Subsidiaries competes, (v) any inaccuracy that results from the announcement or pendency of the Merger or any of the transactions contemplated hereby, and (vi) any inaccuracy that results from the taking of any action contemplated by this Agreement.

    6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Company or Parent.

    6.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

    6.4 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote and by the Required Parent Shareholder Vote and the Parent Proposals shall have been approved as required by applicable law.

    6.5 CONSENTS. All Consents required to be obtained by the Company that are specifically set forth on Exhibit G attached hereto shall have been obtained and shall be in full force and effect.

    6.6 AGREEMENTS AND DOCUMENTS. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

    (A) an employment agreement in substantially the form attached hereto as Exhibit H which shall have been executed and delivered by Parent and Charles J. Casamento, and such agreement shall become effective as of the Closing Date;

    (B) a separation and consulting agreement in substantially the form attached hereto as Exhibit I-1 which shall have been executed and delivered by Parent and Paul J. Marangos and such agreement shall become effective as of the Closing Date, and an executive severance benefits agreement shall have been executed and delivered by Parent and Dr. Marangos in substantially the form attached hereto as Exhibit I-2 (or a similar agreement which provides Dr. Marangos with an equivalent economic benefit as reflected therein) and such agreement shall become effective as of or prior to the Closing Date;

    (C) a legal opinion of Cooley Godward llp dated as of the Closing Date and addressed to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward llp may rely upon the tax representation letters referred to in Section 5.11); PROVIDED, HOWEVER, that if Cooley Godward llp does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Latham & Watkins, counsel to the Company, renders such opinion to Parent.

    (D) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.5 and 6.7, have been duly satisfied; and

    (E) except as set forth on Exhibit B, the written resignations of all officers and directors of the Company, effective as of the Effective Time.

    6.7 COMPANY RIGHTS PLAN. All necessary actions shall have been taken to extinguish and cancel all outstanding Rights under the Company Rights Plan or render such Company Rights Plan inapplicable to the Merger and the other transactions contemplated by this Agreement.

    6.8 DIRECTORS AND OFFICERS. All of the persons listed in Exhibit B shall have been duly appointed as directors and officers of Parent and Merger Sub, as applicable.

    6.9 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on AMEX.

    6.10 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement applicable to the Merger that makes consummation of the Merger illegal.

    6.11 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, any damages or other relief that may be material to Parent and the Company, taken as a whole, following the Merger; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (d) which would materially and adversely affect the right of Parent or the Company to own the assets or operate the business of the Company following the Merger.

7.  CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

    The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

    7.1 ACCURACY OF REPRESENTATIONS.

    (A) Without limiting the effect or independence of the condition set forth in Section 7.1(b), the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement (except to the extent such representations and warranties which are expressly stated to be made as of an earlier date, which shall be true and correct in all respects as of such date), it being understood that for the purposes of determining the accuracy of such representations and warranties each of the following shall be disregarded: (i) any "Material Adverse Effect" qualification or any other materiality qualifications contained in such representations and warranties, (ii) any inaccuracy that does not, together will all other inaccuracies, have a Parent Material Adverse Effect, (iii) any inaccuracy that results from general business or economic conditions,
       (iv) any inaccuracy that results from conditions generally affecting the industry in which Parent or Parent's Subsidiaries competes, (v) any inaccuracy that results from the announcement or pendency of the Merger or any of the transactions contemplated hereby, and (vi) any inaccuracy that results from or relates to the taking of any action contemplated by this Agreement.

    (B) Without limiting the effect or independence of the condition set forth in Section 7.1(a), the representations and warranties of Parent and Merger Sub contained in this Agreement (except to the extent such representations and warranties which are expressly stated to be made as of an earlier date, which shall be true and correct in all respects as of such date) shall be accurate in all respects as of the Closing Date, it being understood that for the purposes of determining the accuracy of such representations and warranties each of the following shall be disregarded: (i) any "Material Adverse Effect" qualification or any other materiality qualifications contained in such representations and warranties, (ii) any inaccuracy that does not, together with all other inaccuracies, have a Parent Material Adverse Effect, (iii) any inaccuracy that results from general business or economic conditions, (iv) any inaccuracy that results from conditions generally affecting the industry in which Parent or Parent's Subsidiaries competes, (v) any inaccuracy that results from the announcement or pendency of the Merger or any of the transactions contemplated hereby, and (vi) any inaccuracy that results from the taking of any action contemplated by this Agreement.

    7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed, except where the failure to perform such covenants or obligations would not have a Material Adverse Effect on the Company or Parent.

    7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the Form S-4 Registration Statement.

    7.4 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been duly adopted and approved, and the Merger shall have been duly approved, by the Required Company Stockholder Vote and by the Required Parent Shareholder Vote and the Parent Proposals shall have been approved as required by applicable law.

    7.5 CONSENTS. All Consents required to be obtained by Parent that are specifically set forth on Exhibit J attached hereto shall have been obtained and shall be in full force and effect.

    7.6 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

    (a) an employment agreement in substantially the form attached hereto as Exhibit H which shall have been executed and delivered by Parent and Charles J. Casamento, and such agreement shall become effective as of the Closing Date;

    (b) a separation and consulting agreement in substantially the form attached hereto as Exhibit I-1 which shall have been executed and delivered by Parent and Paul J. Marangos and such agreement shall become effective as of the Closing Date, and an executive severance benefits agreement shall have been executed and delivered by Parent and Dr. Marangos in substantially the form attached hereto as Exhibit I-2 (or a similar agreement which provides Dr. Marangos with an equivalent economic benefit as reflected therein) and such agreement shall become effective as of or prior to the Closing Date;

    (c) a legal opinion of Latham & Watkins, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Latham & Watkins may rely upon the tax representation letters referred to in Section 5.11); PROVIDED, HOWEVER, that if Latham & Watkins does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed satisfied if Cooley Godward llp, counsel to Parent, renders such opinion to the Company; and

    (d) a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2, 7.4, 7.5, 7.7 and 7.8 and 7.9 have been duly satisfied.

    7.7 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on AMEX.

    7.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

    7.9 NO GOVERNMENTAL LITIGATION. There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, any damages or other relief that may be material to the Company and Parent, taken as a whole, following the Merger; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (d) which would materially and adversely affect the right of the Company or Parent to own the assets or operate the business of Parent following the Merger.

8.  TERMINATION

    8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Merger by the Required Company Stockholder Vote and/or the Required Parent Shareholder Vote):

    (A) by mutual written consent of Parent and the Company duly authorized by the boards of directors of Parent and the Company;

    (B) by either Parent or the Company if the Merger shall not have been consummated by December 31, 1999; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party if the failure to consummate the Merger is the result of willful breach of this Agreement by the party seeking to terminate this Agreement;

    (C) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

    (D) by either Parent or the Company if (i) the Parent Shareholders' Meeting (including any adjournments thereof) shall have been held and completed and Parent's shareholders shall have taken a final vote on a proposal to approve and adopt this Agreement and approve the Merger and approve the Amended Articles, and (ii) this Agreement, the Merger and the Amended Articles shall not have been approved by the Required Parent Shareholder Vote; PROVIDED HOWEVER, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure of Parent's shareholders to approve this Agreement, the Merger or the Amended Articles is attributable to a failure on the part of Parent to perform any material obligation required to have been performed by Parent under this Agreement; PROVIDED FURTHER HOWEVER, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) unless Parent shall have paid to the Company any fee required to be paid to the Company pursuant to Section 8.3(b)(i);

    (E) by either Parent or the Company if (i) the Company Stockholders' Meeting (including any adjournments thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to approve and adopt this Agreement and approve the Merger, and
       (ii) this Agreement and the Merger shall not have been approved by the Required Company Stockholder Vote; PROVIDED HOWEVER, that the Company shall not be permitted to terminate this Agreement pursuant to this
       Section 8.1(e) if the failure of the Company's stockholders to approve this Agreement and the Merger is attributable to a failure on the part of the Company to perform any material obligation required to have been performed by the Company under this Agreement; PROVIDED FURTHER HOWEVER, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) unless the Company shall have paid to Parent any fee required to be paid to Parent pursuant to Section 8.3(b)(ii);

    (F) by Parent if the total Merger Shares (as determined under Section 1.5(b)(iii)) would equal or exceed the total number of Parent Outstanding Shares;

    (G) by (i) Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred, or (ii) the Company (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Parent Shareholder Vote) if a Parent Triggering Event shall have occurred;

    (H) by Parent if any of the Company's covenants contained in this Agreement shall have been breached or if any of the Company's representations and warranties contained in this Agreement shall have been inaccurate or breached whereby such breach or inaccuracy (after taking into account all such breaches and inaccuracies) shall have resulted in a Material Adverse Effect on the Company; PROVIDED, HOWEVER, that Parent may not terminate this Agreement under this Section 8.1(h) on account of any such breach or inaccuracy that is curable by the Company unless the Company fails to cure such inaccuracy or breach within 15 days after receiving written notice from Parent of such inaccuracy or breach;

    (I) by the Company if any of Parent's covenants contained in this Agreement shall have been breached or if any of Parent's representations and warranties contained in this Agreement shall have been inaccurate or breached whereby such breach or inaccuracy (after taking into account all such breaches and inaccuracies) shall have resulted in a Material Adverse Effect on Parent; PROVIDED, HOWEVER, that the Company may not terminate this Agreement under this Section 8.1(i) on account of any such breach or inaccuracy that is curable by Parent unless Parent fails to cure such inaccuracy or breach within 15 days after receiving written notice from the Company of such inaccuracy or breach.

    8.2 EFFECT OF TERMINATION. The termination of this Agreement shall be effected by the delivery by the party terminating this Agreement to each other party of a written notice of such termination, specifying the basis for such termination and the Section of this Agreement pursuant to which such termination is being effected. In the event this Agreement is terminated pursuant to Section 8.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER, that (i) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and
(ii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement.

    8.3 EXPENSES; TERMINATION FEES.

    (A) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER,that

       (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in connection with the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto.

    (B) In consideration of the substantial time, expense and forgoing other opportunities invested by the parties in connection with this Agreement and the transactions contemplated by this Agreement,

       (I) In the event this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), by Parent pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g)(ii), then, in either such case, Parent shall pay to the Company, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $1,000,000. In the case of termination of this Agreement by Parent pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by Parent prior to such termination, and in the case of termination of this Agreement by the Company pursuant to
           Section 8.1(d) or Section 8.1(g)(ii), or by Parent pursuant to
           Section 8.1(f), the fee referred to in the preceding sentence shall be paid by Parent within two business days after such termination.

       (II) In the event this Agreement is terminated by Parent or the Company pursuant to Section 8.1(e) or by Parent pursuant to Section 8.1(g)(i), then the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $1,000,000. In the case of termination of this Agreement by the Company pursuant to Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company prior to such termination, and in the case of termination of this Agreement by Parent pursuant to Section 8.1(e) or Section 8.1(g)(i), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination.

9.  MISCELLANEOUS PROVISIONS

    9.1 AMENDMENT. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement and the approval of the Merger by the stockholders of the Company); PROVIDED, HOWEVER, that after any such adoption and approval of this Agreement and approval of the Merger by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.2 WAIVER.

    (A) No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (B) Neither party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

    9.4 ENTIRE AGREEMENT; COUNTERPARTS. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

    9.5 APPLICABLE LAW; JURISDICTION. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) each of the parties irrevocably waives the right to trial by jury; and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.9.

    9.6 DISCLOSURE SCHEDULES.

    (A) The Company shall prepare and deliver to Parent concurrently herewith a Company Disclosure Schedule which has been duly executed on behalf of the Company by its President and which contains exceptions to the Company's representations and warranties made in Section 2 of this Agreement. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representations or warranties set forth in the corresponding numbered or lettered section in Section 2.

    (B) Parent shall prepare and deliver to the Company concurrently herewith a Parent Disclosure Schedule which has been duly executed on behalf of Parent by its President and which contains exceptions to Parent's representations and warranties made in Section 3 of this Agreement. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the representations or warranties set forth in the corresponding numbered or lettered section in Section 3.

    (C) The Company Disclosure Schedule and the Parent Disclosure Schedule and the information, descriptions and disclosures contained therein will be deemed to be automatically disclosed in any other part of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, where a cross reference to such part is made or where the relevance of such information, descriptions or disclosures to such part is reasonably apparent.

    9.7 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    9.8 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of Parent's rights or the Company's rights hereunder may be assigned by Parent or the Company, as applicable, without the prior written consent of the Company or Parent, as applicable, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    9.9 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) after sent by registered mail or, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to Parent:

    Cypros Pharmaceutical Corporation
    2714 Loker Avenue West
    Carlsbad, CA 92008
    Fax: (760) 929-7548
    Attention: Chief Financial Officer

    if to Merger Sub:

    Cypros Acquisition Corporation
    2714 Loker Avenue West
    Carlsbad, CA 92008
    Fax: (760) 929-7548
    Attention: Secretary

    if to the Company:

    RiboGene, Inc.
    26118 Research Road
    Hayward, CA 94545
    Fax: (510) 293-2596
    Attention: Chief Executive Officer

    9.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereunder are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereunder be consummated as originally contemplated to the fullest extent possible.

    9.11 COOPERATION. Each of the Company and Parent agrees to cooperate fully with the other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

    9.12 CONSTRUCTION.

    (A) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

    (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

    (C) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    (D) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

    (E) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                        CYPROS PHARMACEUTICAL CORPORATION

                                        By: /s/ Paul J. Marangos
  ------------------------------------------------------------------------------

                                        Name: Paul J. Marangos
     ---------------------------------------------------------------------------

                                        Title: CEO
    ----------------------------------------------------------------------------

                                        CYPROS ACQUISITION CORPORATION

                                        By: /s/ David W. Nassif
  ------------------------------------------------------------------------------

                                        Name: David W. Nassif
     ---------------------------------------------------------------------------

                                        Title: Chief Financial Officer and
                                        Secretary
    ----------------------------------------------------------------------------

                                        RIBOGENE, INC.

                                        By: /s/ Charles J. Casamento
  ------------------------------------------------------------------------------

                                        Name: Charles J. Casamento
     ---------------------------------------------------------------------------

                                        Title: Chairman, President and CEO
    ----------------------------------------------------------------------------

                                   EXHIBIT A
                              CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

    AMEX.  "AMEX" shall mean the American Stock Exchange, Inc.

    AMENDED ARTICLES. "Amended Articles" shall have the meaning ascribed thereto in Section 1.4(a).

    APPLICABLE REGULATORY REQUIREMENTS. "Applicable Regulatory Requirements" shall have the meaning ascribed thereto in Section 2.20.

    CCC.  "CCC" shall mean the California Corporation Code.

    CERTIFICATE OF MERGER. "Certificate of Merger" shall have the meaning ascribed thereto in Section 1.3.

    CLOSING; CLOSING DATE. "Closing" and "Closing Date" shall have the meanings ascribed thereto in Section 1.3.

    CODE.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

    COMPANY ACQUISITION PROPOSAL. "Company Acquisition Proposal" shall mean any offer, proposal or inquiry (other than an offer or proposal by Parent) contemplating or otherwise relating to any Company Acquisition Transaction.

    COMPANY ACQUISITION TRANSACTION. "Company Acquisition Transaction" with respect to the Company shall mean any transaction or series of transactions involving:

        (A) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company or any Company Subsidiary is a constituent company or involving the capital stock of the Company or any Company Subsidiary, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires the Company or any Company Subsidiary or more than 20% of the Company's or any Company Subsidiary's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of the Company or any Company Subsidiary, or (iii) in which the Company or any Company Subsidiary issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company or any Company Subsidiary;

        (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of the Company or any Company Subsidiary or assets which generate more than 20% of the Company's revenue or 20% of the revenue of any Company Subsidiary; or

        (C) any liquidation or dissolution of the Company or any Company Subsidiary;

    PROVIDED, HOWEVER, that a Company Collaboration Agreement shall not be deemed to be a Parent Acquisition Transaction.

    COMPANY COLLABORATION AGREEMENT. "Company Collaboration Agreement" shall mean any collaboration or other similar transaction with a pharmaceutical or biotechnology company, to the extent such collaboration or other similar transaction relates primarily to the licensing of technology relating to the Company's drug discovery business.

    COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $0.01 par value per share, of the Company.

    COMPANY DISCLOSURE SCHEDULE. "Company Disclosure Schedule" shall mean the Company Disclosure Schedule that has been prepared by the Company with respect to the representations and warranties of the Company made in Section 2 in accordance with the requirements of Section 9.6(a) of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

    COMPANY LEASES.  "Company Leases" shall have the meaning ascribed thereto in
Section 2.16.

    COMPANY OPTIONS. "Company Options" shall have the meaning ascribed thereto in Section 2.3(b).

    COMPANY OUTSTANDING SHARES. "Company Outstanding Shares" shall have the meaning ascribed thereto in Section 1.5(b)(i).

    COMPANY PREFERRED STOCK. "Company Preferred Stock" shall mean the Preferred Stock, $0.001 par value per share, of the Company.

    COMPANY PROPRIETARY ASSETS. "Company Proprietary Assets" shall have the meaning ascribed thereto in Section 2.7.

    COMPANY RETURNS. "Company Returns" shall have the meaning ascribed thereto in Section 2.11(a).

    COMPANY RIGHTS PLAN. "Company Rights Plan" shall mean that certain Rights Agreement dated as of July 1, 1999, by and between the Company and American Stock Transfer & Trust Company as Rights Agent.

    COMPANY SEC DOCUMENTS. "Company SEC Documents" shall have the meaning ascribed thereto in Section 2.4(a).

    COMPANY STOCKHOLDERS' MEETING. "Company Stockholders" Meeting shall have the meaning ascribed thereto in Section 5.2.

    COMPANY SUBSIDIARIES. "Company Subsidiaries" shall have the meaning ascribed thereto in Section 2.1(a).

    COMPANY SUPERIOR OFFER. "Company Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party relating to any Company Acquisition Transaction on terms that the board of directors of the Company determines, in its reasonable judgment, based upon the advice of its financial advisor and upon consultation with its counsel, to be more favorable to the Company's stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Company Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed (in a writing signed by a Person that the board of directors of the Company reasonably believes has the financial ability to meet such commitment) and the board of directors of the Company does not reasonably believe that such financing is likely to be obtained by such third party on a timely basis.

    COMPANY TRIGGERING EVENT. A "Company Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to unanimously recommend or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the board of directors of the Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of the Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten business days after Parent requests in writing that such unanimous recommendation be reaffirmed; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Company Acquisition Transaction; (v) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Company Acquisition Transaction; (vi) the Company shall have failed to hold the Company Stockholders' Meeting as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (viii) a Company Acquisition Transaction is publicly announced, and the Company fails to issue a press release announcing its opposition to such Company Acquisition Transaction within ten business days after such Company Acquisition Transaction is announced; (ix) the Company breaches or is deemed to have breached any of its obligations under Section 4.3 of the Agreement, or (x) a Person or group (as defined in the Exchange Act and the rules promulgated thereunder) shall have acquired more than fifty percent (50%) of the Company's voting securities (excluding Persons or groups that as of the date of this Agreement, hold more than fifty percent (50%) of the Company's voting securities or that may be deemed to have acquired such percentage upon execution of the Voting Agreements).

    COMPANY UNAUDITED INTERIM BALANCE SHEET. "Company Unaudited Interim Balance Sheet" shall have the meaning ascribed thereto in Section 2.4(c).

    COMPANY WARRANTS. "Company Warrants" shall mean the outstanding warrants to purchase Company Common Stock.

    CONFIDENTIAL INFORMATION. "Confidential Information" shall have the meanings ascribed thereto in Section 2.7(g) and in Section 3.7(g), as the case may be.

    CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization) required by any party to be obtained under any Contract or Legal Requirement in connection with the transactions contemplated by this Agreement.

    CONSTITUENT COMPONENT. "Constituent Component" shall have the meaning ascribed thereto in Section 2.21.

    CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    DGCL.  "DGCL" shall mean the Delaware General Corporation Law.

    EFFECTIVE TIME.  "Effective Time" shall have the meaning ascribed thereto in
Section 1.3.

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

    ENVIRONMENTAL LAW. "Environmental Law" shall have the meaning ascribed thereto in Section 2.17.

    ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    ESPP.  "ESPP" shall have the meaning ascribed thereto in Section 1.5(a)(i).

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    EXCHANGE AGENT.  "Exchange Agent" shall have the meaning ascribed thereto in
Section 1.9(a).

    EXCHANGE FUND.  "Exchange Fund" shall have the meaning ascribed thereto in
Section 1.9(a).

    EXCHANGE RATIO.  "Exchange Ratio" shall have the meaning ascribed thereto in
Section 1.5(b)(ii).

    EXISTING POLICY. "Existing Policy" shall have the meaning ascribed thereto in Section 5.7(b).

    FDA; FDA, ETC. "FDA" and FDA, etc." shall each have the meaning ascribed thereto in Section 2.22(a).

    FORM S-4 REGISTRATION STATEMENT. "Form S-4 Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent pursuant to Section 5.1 in connection with issuance of Parent Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

    GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

    INDEMNIFIED PERSONS. "Indemnified Persons" shall have the meaning ascribed thereto in Section 5.7.

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of AMEX).

    LIABILITIES. "Liabilities" or "Liability" shall mean any liability or obligation of any kind or nature, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

    MATERIAL ADVERSE EFFECT. "Material Adverse Effect" shall mean, with respect to any Person, any event, circumstance, change or effect that is or could reasonably be expected to be materially adverse to the business, operations, properties, condition (financial or otherwise) or assets of such Person and its subsidiaries taken as a whole. In no event shall any of the following constitute a Material Adverse Effect: (i) a change in the trading prices of either the Company's or Parent's equity securities between the date hereof and the Effective Time, in and of itself; (ii) conditions, events, circumstances, changes or effects generally affecting the industry in which either the Company or Parent operates or arising from changes in general business or economic conditions; (iii) conditions, events, circumstances, changes or effects directly attributable to out-of-pocket fees and expenses (including without limitation legal, accounting and financial consulting fees and expenses) incurred in connection with the transactions contemplated by this Agreement; (iv) any conditions, events, circumstances, changes or effects resulting from any change in law or generally accepted accounting principles, which affect generally entities such as Parent or the Company; (v) any conditions, events, circumstances, changes or effects (including without limitation, delays in customer orders, a reduction in sales, a disruption in supplier, distributor or similar relationships or a loss of employees) resulting from the announcement or pendency of any of the transactions contemplated by this Agreement; or (vi) any conditions, events, circumstances, changes or effects resulting from compliance by the Company or Parent with, or the taking of any action contemplated by, the terms of this Agreement.

    MATERIAL COMPANY CONTRACT. "Material Company Contract" shall have the meaning ascribed thereto in Section 2.8(a).

    MATERIAL PARENT CONTRACT. "Material Parent Contract shall have the meaning ascribed thereto in Section 3.8(a).

    MATERIALS OF ENVIRONMENTAL CONCERN. "Materials of Environmental Concern" shall have the meaning ascribed thereto in Section 2.17.

    MERGER SHARES.  "Merger Shares" shall have the meaning ascribed thereto in
Section 1.5(b)(iii).

    NASDAQ.  "Nasdaq" shall mean the Nasdaq Stock Market, Inc.

    MERGER. "Merger" shall have the meaning ascribed thereto in Recital A of this Agreement.

    PARENT ACQUISITION PROPOSAL. "Parent Acquisition Proposal" shall mean any offer, proposal or inquiry (other than an offer or proposal by the Company) contemplating or otherwise relating to any Parent Acquisition Transaction.

    PARENT ACQUISITION TRANSACTION. "Parent Acquisition Transaction" with respect to Parent shall mean any transaction or series of transactions involving:

        (A) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which Parent or any Parent Subsidiary is a constituent company or involving the capital stock of Parent or any Parent Subsidiary, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires Parent or any Parent Subsidiary or more than 20% of Parent's or any Parent Subsidiary's business or directly or indirectly acquires beneficial or record ownership of securities representing, or exchangeable for or convertible into, more than 20% of the outstanding securities of any class of voting securities of Parent or any Parent Subsidiary, or (iii) in which Parent or any Parent Subsidiary issues securities representing more than 20% of the outstanding securities of any class of voting securities of Parent or any Parent Subsidiary;

        (B) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 20% of the assets of Parent or any Parent Subsidiary or assets which generate more than 20% of Parent's revenue or 20% of the revenue of any Parent Subsidiary; or

        (C) any liquidation or dissolution of Parent or any Parent Subsidiary;

    PROVIDED, HOWEVER, that a Parent Collaboration Agreement shall not be deemed to be a Parent Acquisition Transaction.

    PARENT COLLABORATION AGREEMENT. "Parent Collaboration Agreement" shall mean any collaboration or other similar transaction with a pharmaceutical or biotechnology company, to the extent such collaboration or other similar transaction relates primarily to the licensing of technology relating to Parent's drug discovery or drug development (pre-clinical or clinical) business.

    PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, no par value per share, of Parent.

    PARENT DISCLOSURE SCHEDULE. "Parent Disclosure Schedule" shall mean the Parent Disclosure Schedule that has been prepared by Parent with respect to the representations and warranties of Parent made in Section 3 in accordance with the requirements of Section 9.6(b) of the Agreement and that has been delivered by the Parent to the Company on the date of the Agreement and signed by the President of Parent.

    PARENT LEASES.  "Parent Leases" shall have the meaning ascribed thereto in
Section 3.16.

    PARENT OPTION PLAN AMENDMENT. "Parent Option Plan Amendment" shall have the meaning ascribed thereto in Section 4.5(b)(ii).

    PARENT OPTIONS. "Parent Options" shall mean outstanding stock options granted by Parent pursuant to Parent's stock option plans.

    PARENT OUTSTANDING SHARES. "Parent Outstanding Shares" shall have the meaning ascribed thereto in Section 1.5(b)(iv).

    PARENT PREFERRED STOCK. "Parent Preferred Stock" shall mean the Series A Preferred Stock, no par value per share of Parent.

    PARENT PROPOSAL. "Parent Proposal" shall have the meaning ascribed thereto in Section 5.3(a).

    PARENT PROPRIETARY ASSETS. "Parent Proprietary Assets" shall have the meaning ascribed thereto in Section 3.7(a).

    PARENT RETURNS.  "Parent Returns" shall have the meaning ascribed thereto in
Section 3.11(a).

    PARENT SEC DOCUMENTS. "Parent SEC Documents shall have the meaning ascribed thereto in Section 3.4(a).

    PARENT SHAREHOLDERS' MEETING. "Parent Shareholders' Meeting" shall have the meaning ascribed thereto in Section 5.3.

    PARENT SUBSIDIARIES. "Parent Subsidiaries" shall have the meaning ascribed thereto in Section 3.1.

    PARENT SUPERIOR OFFER. "Parent Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party relating to any Parent Acquisition Transaction on terms that the board of directors of Parent determines, in its reasonable judgment, based upon the advice of its financial advisor and upon consultation with its counsel, to be more favorable to Parent's stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Parent Superior Offer" if (1) any financing required to consummate the transaction contemplated by such offer is not committed (in a writing signed by a Person that the board of directors of Parent reasonably believes has the financial ability to meet such commitment) and the board of directors of Parent does not reasonably believe that such financing is likely to be obtained by such third party on a timely basis.

    PARENT TRIGGERING EVENT. A "Parent Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Parent shall have failed to unanimously recommend or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Parent shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of the board of directors of Parent in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the board of directors of Parent fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten business days after Parent requests in writing that such unanimous recommendation be reaffirmed; (iv) the board of directors of Parent shall have approved, endorsed or recommended any Parent Acquisition Transaction; (v) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Parent Acquisition Transaction; (vi) Parent shall have failed to hold Parent Shareholders' Meeting as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act; (vii) a tender or exchange offer relating to securities of Parent shall have been commenced and Parent shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Parent recommends rejection of such tender or exchange offer; (viii) a Parent Acquisition Transaction is publicly announced, and Parent fails to issue a press release announcing its opposition to such Parent Acquisition Transaction within ten business days after such Parent Acquisition Transaction is announced; (ix) Parent breaches or is deemed to have breached any of its obligations under
Section 4.6 of the Agreement, or (x) a Person or group (as defined in the Exchange Act and the rules promulgated thereunder) shall have acquired more than fifty percent (50%) of Parent's voting securities (excluding Persons or groups that as of the date of this Agreement, hold more than fifty percent (50%) of Parent's voting securities or that may be deemed to have acquired such percentage upon execution of the Voting Agreements).

    PARENT UNAUDITED INTERIM BALANCE SHEET. "Parent Unaudited Interim Balance Sheet" shall have the meaning ascribed thereto in Section 3.4(c).

    PARENT WARRANTS. "Parent Warrants" shall mean the outstanding warrants to purchase Parent Common Stock.

    PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

    PRE-CLOSING PERIOD. "Pre-Closing Period" shall have the meaning ascribed thereto in Section 4.1.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and
(b) right to use or exploit any of the foregoing.

    PROSPECTUS/PROXY STATEMENT. "Prospectus/Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

    REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors, affiliates, Subsidiaries and representatives.

    REQUIRED COMPANY STOCKHOLDER VOTE. "Required Company Stockholder Vote" shall have the meaning ascribed thereto in Section 2.23.

    REQUIRED PARENT SHAREHOLDER VOTE. "Required Parent Shareholder Vote" shall have the meaning ascribed thereto in Section 3.23.

    S-4 REGISTRATION STATEMENT. "S-4 Registration Statement" shall have the meaning ascribed thereto in Section 2.27(c).

    SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

    SIGNING DATE CLOSING PRICE. "Signing Date Closing Price" shall have the meaning ascribed thereto in Section 1.5(b)(iii).

    SUBSIDIARY. An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record,
(a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests or such Entity.

    SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning ascribed thereto in Section 1.1.

    TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    THIRD PARTY PROPRIETARY ASSETS. "Third Party Proprietary Assets" shall have the meaning ascribed thereto in Section 2.7(b).

    VOTING AGREEMENT. "Voting Agreement" shall have the meaning ascribed thereto in Recital D.

                                    ANNEX B
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                       CYPROS PHARMACEUTICAL CORPORATION
                            A CALIFORNIA CORPORATION

    Paul J. Marangos and David W. Nassif hereby certify that:

    ONE: They are the duly elected and acting President and Secretary, respectively, of Cypros Pharmaceutical Corporation, a California corporation (the "Corporation").

    TWO: The Articles of Incorporation of this corporation are hereby amended and restated to read as follows:

                                       I.

    The name of the Corporation is QUESTCOR PHARMACEUTICALS, INC. (the "Corporation").

                                      II.

    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

    A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is eighty-two million five hundred thousand (82,500,000) shares, seventy-five million (75,000,000) shares of which shall be Common Stock (the "Common Stock") and seven million five hundred thousand (7,500,000) shares of which shall be Preferred Stock (the "Preferred Stock").

    B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Restated Articles of Incorporation, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series prior or subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

    C.              (            )(1) of the authorized shares of Preferred
Stock are hereby designated "Series A Preferred Stock" (the "Series A
Preferred").

------------------------

(1) The exact number of shares to be designated as Series A Preferred Stock will be determined in accordance with the Agreement and Plan of Reorganization to which a copy of these Amended and Restated Articles of Incorporation are attached as Exhibit C (the "Merger Agreement"), on the day immediately preceding the Parent Shareholders' Meeting (as defined in the Merger Agreement) based on the Exchange Ratio (as defined in the Merger Agreement). Such exact number will be determined and presented, along with this form of Amended and Restated Articles of Incorporation, for approval by the Corporation's shareholders at the Parent Shareholders' Meeting. Unless otherwise indicated therein, proxies received by the Corporation's management will be voted in favor of such exact number and this form of Amended and Restated Articles of Incorporation.

    D. The rights, preferences, privileges, restrictions and other matters relating to Common Stock and the Series A Preferred are as follows:

        1. DIVIDENDS. Holders of Series A Preferred shall be entitled to receive dividends concurrently with dividends on the Common Stock, if any, on an as-converted basis, when and as declared by the Board of Directors, out of funds legally available therefor. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative.

        2. VOTING RIGHTS. The holder of each share of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Series A Preferred could be converted on the record date for the vote or written consent of shareholders and, except as otherwise required by law or provided herein, shall have voting rights and powers equal to the voting rights and powers of Common Stock. The holder of each share of Series A Preferred shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of Common Stock upon the election of directors and upon any other matter submitted to a vote of shareholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

        3.  LIQUIDATION RIGHTS.

           (A) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Series A Preferred equal to the "Original Issue Price" plus all declared and unpaid dividends on the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred held by them. The Original Issue Price
       of the Series A Preferred shall be             (      ) per share (2).
       If, upon any liquidation, distribution, or winding up, the assets of the Corporation available for distribution to the Series A Preferred shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After payment of the full liquidation preference of the Series A Preferred as set forth in this
       Section 3(a), the entire assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

           (B) The following events shall be considered a liquidation under this Section:

               (I) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in each case in which the shareholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than 50% of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred (an "Acquisition"); or

------------------------

(2) To be determined and filled in at the Parent Shareholders' Meeting by dividing $7.00 [the existing Issue Price] by the Exchange Ratio in accordance with footnote (1) above.

               (II) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").

        4. CONVERSION RIGHTS. The holders of the Series A Preferred shall have the following rights with respect to the conversion of the Series A Preferred into shares of Common Stock (the "Conversion Shares"):

           (A)  OPTIONAL CONVERSION.

               (I) On or after the First Anniversary and subject to and in compliance with the provisions of this Section 4(a), each holder of Series A Preferred shall have the right, at its option, to convert up to a number of shares of Series A Preferred equal to the number of shares of such Series A Preferred then held by such holder multiplied by a fraction, the numerator of which shall be one (1), and the denominator of which shall be three (3) on the First Anniversary, and reduced by one (1) each successive anniversary following the First Anniversary, such that one-third ( 1/3) of the shares held by a holder may be converted on the First Anniversary, and all shares held by a holder may be converted on the date that is two years thereafter. "First Anniversary" shall mean December 1, 1998.

               (II) The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Conversion Rate" then in effect (determined as provided in Section 4(b)) by the number of shares of Series A Preferred being converted.

           (B) SERIES A CONVERSION RATE. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series A Preferred by the "Series A Preferred Price" as defined in Section 4(c).

           (C) SERIES A PREFERRED PRICE. The conversion price for the Series A Preferred shall initially be the Original Issue Price of the Series A Preferred (the "Series A Preferred Price"). Such initial Series A Preferred Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series A Preferred Price herein shall mean the Series A Preferred Price as so adjusted.

           (D) CLOSING PRICE. "Closing Price" with respect to a share of Common Stock shall mean the closing sale price or the average of the reported closing bid and asked prices, as the case may be, on the principal national security exchange or quotation system on which the Common Stock is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities or quotation system, the average of the closing bid and asked prices of the Common Stock on the over-the-counter market as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose, or a price determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution, and

           (E) CURRENT MARKET VALUE. "Current Market Value" of a share of Common Stock shall mean the average of the daily Closing Prices per share of Common Stock for the ten (10) consecutive trading days immediately prior to the date in question.

           (F) MECHANICS OF CONVERSION. Each holder of Series A Preferred who desires to convert the same into shares of Common Stock pursuant to this
       Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's Current Market Value as of the date of such conversion), any declared and unpaid dividends on the shares of Series A Preferred being converted as well as promptly pay in cash any payment in lieu of issuing a fractional share as set forth in Section 4(n). Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

           (G) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the date that the first share of Series A Preferred is issued by the Corporation (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(g) shall become effective at the close of business on the date the subdivision or combination becomes effective.

           (H) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of the Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series A Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series A Preferred or with respect to such other securities by their terms.

           (I) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series A Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

           (J) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock (other than an Acquisition or Asset Transfer as defined in Section 3(b) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series A Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series A Preferred Price then in effect and the number of shares issuable upon conversion of the Series A Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

           (K) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Preferred Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred, if the Series A Preferred is then convertible pursuant to this
       Section 4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

           (L) NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

           (M)  CONVERSION BY THE CORPORATION.

               (I) Subject to Section 403(a)(3) and Section 301.5(d) of the California Corporations Code, so long as the average of the daily Closing Prices per share of Common Stock for the fifteen (15) consecutive trading days immediately prior to the date in question is at least $12.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like), each share of Series A Preferred, at the option of the Corporation upon notice to the holders of Series A Preferred, shall automatically be converted into shares of Common Stock; PROVIDED, HOWEVER, that no such automatic conversion shall occur if, as a result of such conversion, the Conversion Shares in the aggregate would constitute 20% or more of the then issued and outstanding shares of Common Stock. Upon automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(f);

               (II) Upon written notice to the holders of Series A Preferred by the Corporation, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, the holders of Series A Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of
           Section 4(f).

           (N) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's Current Market Value on the date of conversion.

           (O) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

           (P) NOTICES. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

           (Q) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered.

        5. NO REISSUANCE OF SERIES A PREFERRED. No share or shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Articles of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized stock.

        6. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

                                      IV.

    A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

    B. The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law of California) for breach of duty to the Corporation and its shareholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the General Corporation Law of California, subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law of California. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.

    C. Any repeal or modification of this Article shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability."

    THREE: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the Board of Directors of this Corporation.

    FOUR: The foregoing amendment and restatement of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The Corporation has one class of stock outstanding and such class of stock is entitled to vote with respect to the amendment herein set forth. The total number of outstanding
shares of Common Stock of the Corporation is             . The number of shares
voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding Common Stock voting as a class.

    The undersigned, Paul J. Marangos and David W. Nassif, the President and Secretary, respectively, of CYPROS PHARMACEUTICAL CORPORATION, declare under penalty of perjury under the laws of the State of California that the matters set out in the foregoing Certificate are true of their own knowledge.

    Executed at             , California on             , 1999.

                                          --------------------------------------
                                          Paul J. Marangos, President

                                          --------------------------------------
                                          David W. Nassif, Secretary

                                    ANNEX C

                                     [LOGO]

August 4, 1999

Board of Directors
Cypros Pharmaceutical Corporation
2714 Loker Ave West
Carlsbad, CA 92008
Gentlemen:

    We understand that Cypros Pharmaceutical Corporation ("Cypros," "CYP" or the "Company") has proposed to acquire 100% of the outstanding capital stock of RiboGene, Inc. ("RiboGene" or "RBO"). On a fully diluted basis, current Cypros and RiboGene shareholders will own approximately 55% and 45% of the combined entity, respectively. Based on CYP's closing stock price of $2.125 per share as of August 3, 1999, approximately 8.7 million shares of CYP's common stock and Cypros Series A Preferred Stock convertible into 2.2 million shares of common stock would be issued in the proposed transaction (the "Merger"). Under the terms of the Merger, based on CYP's closing stock price of $2.125 per share as of August 3, 1999, each share of RiboGene stock would be exchanged for 1.494 shares of Cypros stock. Under the terms of the Merger, RiboGene's outstanding warrants and options will be converted into warrants and options to purchase Cypros stock.

    Cypros has retained EVEREN Securities, Inc. ("EVEREN") to render an opinion (the "Opinion") to the Board of Directors of Cypros as to whether the Merger is fair, from a financial point of view, to the Company and its shareholders as of the date hereof. This Opinion does not constitute a recommendation to Cypros or to any Cypros shareholder. The purchase price and the amount and/or type of consideration to be paid to RiboGene in the Merger was determined through negotiations between the independent committees of RiboGene and Cypros.

    In formulating the Opinion, EVEREN has:

    (i) reviewed the Agreement and Plan of Merger to be dated as of the date hereof by and between Cypros and RiboGene;

    (ii) reviewed CYP's definitive proxy statement dated February 16, 1999, CYP's annual reports on Form 10-K for the years ended July 31, 1997 and 1998, and CYP's Forms 10-Q for the six month periods ended January 31, 1999 and nine months ended April 30, 1999;

   (iii) reviewed certain non-public operating and financial information relating to CYP's and RBO's businesses prepared by the respective management teams;

    (iv) reviewed certain sections of various publicly available equity research reports on Roberts Pharmaceutical pertaining to development and commercialization of RiboGene's compound, Emitasol;

    (v) reviewed RiboGene's definitive proxy statement dated May 17, 1999, RiboGene's annual reports on Form 10-K for the year ended December 31, 1998, and RiboGene's Form 10-Q for the three month period ended March 31, 1999;

    (vi) reviewed publicly available financial data and stock market performance data of other biotechnology and emerging pharmaceutical companies which we deemed comparable to Cypros and RiboGene, respectively;

   (vii) reviewed the purchase price multiples of recent acquisitions for selected companies which we deemed generally comparable to RiboGene; and

  (viii) conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

                                     [LOGO]

    In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by the management of Cypros and RiboGene. We have further relied upon the assurances of each management team that they are unaware of any factors that would make the information provided to us incomplete or misleading. In arriving at our Opinion, we have not performed any independent valuation or appraisal of the assets of Cypros or RiboGene. For purposes of this Opinion, we assumed that the per share value of CYP's common stock was equal to its closing market price on August 3, 1999.

    In arriving at our Opinion, we have considered such factors as we have deemed relevant including, but not limited to the following:

    A. the consideration to be paid to the RiboGene stockholders pursuant to the Merger (the "Merger Consideration") relative to a discounted cash flow valuation;

    B. the Merger Consideration as compared to the valuations and multiples of publicly traded biotechnology and emerging pharmaceutical companies;

    C. the Merger Consideration multiples of the Merger as compared to the merger consideration multiples of comparable biotechnology and emerging pharmaceutical merger transactions;

    D. the relative financial contributions of Cypros and RiboGene as compared to the post-Merger ownership interests of Cypros and RiboGene shareholders; and

    E. the historical stock price performance of RiboGene relative to the Merger Consideration.

    Our Opinion is necessarily based on the economic, market, and other conditions as in effect on, and the information made available to us as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion which may come or be brought to our attention after the date of this Opinion.

    Pursuant to the terms of an engagement letter dated April 27, 1999 (the "Engagement Letter") and an amendment to our Engagement Letter dated July 28, 1999, Cypros has agreed to pay EVEREN certain fees in consideration of acting as financial advisor to Cypros and rendering this Opinion.

    It is understood that this Opinion may be included in its entirety in any proxy statement or other document distributed to shareholders of the Company in connection with the Merger and this constitutes our express written approval for that purpose. However, no summary of, or excerpt from, this Opinion may be used, and no published public reference (other than as provided in the preceding sentence) to this Opinion letter may be made without our prior express written approval, which shall not be unreasonably withheld.

    This Opinion does not constitute a recommendation to any shareholder of Cypros as to how such shareholder should vote, or as to any other actions which such shareholder should take in conjunction with the Merger. This Opinion relates solely to the question of fairness to Cypros and its shareholders, from a financial point of view, of the Merger as currently proposed. Further, we express no Opinion herein as to the structure, terms or effect of any other aspect of the Merger.

    Based on the foregoing, we are of the opinion that the Merger is fair, from a financial point of view, to the Company and its shareholders as of the date hereof.

Very truly yours,

EVEREN Securities, Inc.

By:  /s/ KATHRYN BURRER HYER
----------------------------

    Kathryn Burrer Hyer

    Managing Director

                                                                [LOGO]
                          RABOBANK INTERNATIONAL LOGO

                                    ANNEX D

PERSONAL AND CONFIDENTIAL

August 4, 1999

Board of Directors
RiboGene, Inc.
26118 Research Road
Hayward, CA 94545

Gentlemen:

    We understand that RiboGene, Inc. ("RiboGene") and Cypros Pharmaceutical Corporation ("Cypros") propose to enter into an Agreement and Plan of Reorganization (the "Agreement") to which Cypros, Cypros Acquisition Corporation, a special purpose, wholly-owned subsidiary of Cypros, and RiboGene are parties. As provided in the Agreement, each share of RiboGene common stock will be converted into the right to receive one share of Cypros common stock multiplied by the "Exchange Ratio." The "Exchange Ratio" is the fraction equal to the "Merger Shares" divided by the "Company Outstanding Shares."

    "Merger Shares" shall mean the total number of "Parent Outstanding Shares" multiplied by a fraction, the numerator of which is 45 and the denominator of which is 55, except that (i) in the event that the average closing price of Cypros common stock for the twenty trading days ending the day immediately preceding the date of Cypros' shareholders' meeting (defined as the "Parent Closing Price") is more than 20% greater than the closing price per share on the date of the Agreement, then the total Merger Shares shall equal $36,921,567 divided by the Parent Closing Price; (ii) in the event that the Parent Closing Price is more than 29% less than the closing price per share on the date of the Agreement, then the Merger Shares shall equal $21,839,666 divided by the Parent Closing Price; and (iii) the total Merger Shares shall be reduced by 403,549 shares. All rights with respect to RiboGene common stock under RiboGene options, if any, shall be converted into and become rights with respect to Cypros common stock in accordance with the terms of the agreements evidencing such stock options, provided that the per share exercise price of each option shall be adjusted in accordance with the Exchange Ratio. Cypros shall assume each RiboGene warrant in accordance with the terms of such warrant, provided that the per share exercise price of each warrant shall be adjusted in accordance with the Exchange Ratio. After the merger, RiboGene will operate as a wholly-owned subsidiary of Cypros.

    "Company Outstanding Shares" shall mean the sum of (a) the total number of outstanding shares of common stock of RiboGene, (b) the total number of shares of RiboGene common stock into which all outstanding shares of RiboGene preferred stock is then convertible, (c) the total number of shares of RiboGene common stock which are issuable upon the exercise of all outstanding RiboGene options and (d) the total number of shares of RiboGene common stock issuable upon the exercise of all outstanding RiboGene warrants.

    "Parent Outstanding Shares" shall mean the sum of (a) the total number of outstanding shares of common stock of Cypros, (b) the total number of shares of Cypros common stock which are issuable upon the exercise of all outstanding Cypros options and (c) the total number of shares of Cypros common stock issuable upon the exercise of all outstanding Cypros warrants.

    You have requested our opinion as to the fairness of the Exchange Ratio, from a financial point of view, to the stockholders of RiboGene. In arriving at our opinion, we have reviewed, among other things, the Annual Report to Stockholders of RiboGene for the fiscal year ended December 31, 1998, the Annual Report on Form 10-K of RiboGene for the fiscal year ended December 31, 1998, and the Prospectus pursuant to Rule 424(b)(4) filed on May 28, 1998; the Annual Reports to Stockholders of Cypros for the three fiscal years ended July 31, 1996, July 31, 1997 and July 31, 1998, respectively, and the Annual Reports on Form 10-K of Cypros for the three fiscal years ended July 31, 1996, July 31, 1997 and July 31, 1998, respectively; the Quarterly Report on Form 10-Q of RiboGene for the period ending March 31, 1999; the Quarterly Reports on Form 10-Q of Cypros for the periods ending October 31, 1998, January 31, 1999 and April 30, 1999, respectively; certain unaudited interim financial reports of RiboGene and Cypros; certain other communications from RiboGene and Cypros to their respective stockholders; the draft of the Agreement dated July 30,1999, as supplemented by adjustment to the pricing mechanism as reflected in the second paragraph of this letter; and certain internal financial analyses and forecasts for RiboGene and Cypros prepared by their respective managements, including proforma financial forecasts for the combined company prepared by RiboGene's management. We also held discussions with members of the senior management of RiboGene and Cypros regarding the strategic rationale for, and the potential benefits of, the merger and the past and the current business operations, financial condition and future prospects of their respective companies. In addition, we (i) reviewed the implied premium to the RiboGene common shareholders of the exchange of their shares with newly issued Cypros shares pursuant to the Exchange Ratio as compared to recent and historical share price performance of RiboGene, (ii) compared certain financial information for RiboGene and Cypros with publicly available financial information and stock price performance for certain other companies which we deemed relevant; (iii) reviewed the financial terms of certain recent business combinations which we deemed relevant; (iv) compared various measures of the relative contributions to the combined company of RiboGene and Cypros with the relative ownership of the combined company after giving effect to the transaction; and (v) conducted such other studies and analyses as we considered appropriate.

    We have relied with your consent upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the financial forecasts prepared by the managements of RiboGene and Cypros have been reasonably prepared on a basis reflecting the best available estimates and judgements of RiboGene and Cypros. We also have not made an independent evaluation or appraisal of the assets and liabilities of RiboGene or Cypros. We assumed that the consummation of the transaction contemplated by the Agreement would be accounted for as a purchase of RiboGene by Cypros under generally accepted accounting principles. Further, we have assumed that the final form of the Agreement will be substantially similar to the draft of the Agreement dated July 30, 1999 with the exception of adjustment to the pricing mechanism reflected in the second paragraph of this letter.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion expressed herein is provided for the information and assistance of the Board of Directors of RiboGene in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any shareholder of RiboGene should vote with respect to such transaction. Our opinion does not discuss the relative merits of the transaction and any other transactions or business strategies discussed by the Board of Directors as alternatives to the transaction or the decision of the Board of Directors to proceed with this transaction.

    Rabobank International ("Rabobank"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Rabobank will receive a fee from RiboGene for rendering this opinion.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the stockholders of RiboGene.

Very truly yours,

/s/ RABOBANK INTERNATIONAL, NEW YORK BRANCH

RABOBANK INTERNATIONAL, NEW YORK BRANCH

                                    ANNEX E
                       CYPROS PHARMACEUTICAL CORPORATION
                            FORM OF VOTING AGREEMENT

    THIS VOTING AGREEMENT is entered into as of August 4, 1999 by and between CYPROS PHARMACEUTICAL CORPORATION, a California corporation ("Parent"), and
            ("Stockholder").

                                    RECITALS

    A. Parent, CYPROS ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and RIBOGENE, INC., a Delaware corporation ("Company"), are entering into an Agreement and Plan of Reorganization of even date herewith (as amended from time to time, the "Merger Agreement"; capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the "Merger").

    B. Stockholder is the record and beneficial owner of that number of shares of Common Stock, Preferred Stock and other securities of the Company set forth on the signature page hereof.

    C. As a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that Stockholder agree, and in order to induce Parent to enter into the Merger Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Stockholder has agreed to enter into this Voting Agreement with regard to the Subject Shares (as defined herein).

                                   AGREEMENT

    The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1. NO TRANSFER OF SUBJECT SHARES.

    1.1 SUBJECT SHARES. "Subject Shares" shall mean: (i) all securities of the Company (including shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date (as defined in Section 1.2(b)). For purposes of this Agreement, Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

    1.2  NO DISPOSITION OR ENCUMBRANCE OF SUBJECT SHARES.

    (A) Stockholder hereby covenants and agrees that, prior to the Expiration Date, Stockholder will not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or announce any offer, sale, offer of sale, contract of sale or grant of any option to purchase or other disposition or transfer of) any Subject Shares to any Person other than Parent or Parent's designee, (ii) create or permit to exist any Encumbrance with respect to any of the Subject Shares, (iii) reduce his, her or its beneficial ownership of, interest in or risk relating to any of the Subject Shares or (iv) commit or agree to do any of the foregoing.

    (B) As used in this Voting Agreement, the term "Expiration Date" shall mean the earlier of the date upon which the Merger Agreement is validly terminated or the date upon which the Merger becomes effective.

    1.3 NO TRANSFER OF VOTING RIGHTS. Stockholder covenants and agrees that, prior to the Expiration Date, Stockholder will not deposit any of the Subject Shares into a voting trust or grant another proxy (except as provided herein) or enter into a voting agreement with respect to any of the Subject Shares.

SECTION 2. VOTING OF SUBJECT SHARES

    2.1 VOTING AGREEMENT. Stockholder hereby agrees that, prior to the Expiration Date, at any meeting of the stockholders of the Company, however called, and in any written action by consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall vote the Subject Shares:

    (A) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof;

    (B) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Company in the Merger Agreement; and

    (C) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Company Acquisition Transaction; (ii) any change in a majority of the board of directors of the Company; (iii) any amendment to the Company's certificate of incorporation and bylaws; (iv) any material change in the capitalization of the Company or the Company's corporate structure; or (v) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Voting Agreement.

    Prior to the Expiration Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause "(a)", "(b)" or "(c)" of this Section 2.1.

    2.2  PROXY; FURTHER ASSURANCES.

    (A) Contemporaneously with the execution of this Voting Agreement, Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permitted by law prior to the Expiration Date and which shall be coupled with an interest, with respect to the Subject Shares (the "Proxy").

    (B) Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Voting Agreement.

SECTION 3. WAIVER OF APPRAISAL RIGHTS

    Stockholder hereby waives any rights of appraisal and any dissenters' rights that Stockholder may have in connection with the Merger.

SECTION 4. NO SOLICITATION

    Stockholder covenants and agrees that, during the period commencing on the date of this Voting Agreement and ending on the Expiration Date, Stockholder shall not, directly or indirectly, and shall not authorize or permit any Representative of Stockholder, directly of indirectly, to: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Company Acquisition Proposal or take any action that could reasonably be expected to lead to a Company Acquisition Proposal; (ii) furnish any information regarding Company or any Company Subsidiary to any Person in connection with or in response to any inquiry relating to any Company Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Company Acquisition Proposal; (iv) approve, endorse or recommend any Company Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Company Acquisition Transaction. The foregoing provision shall not prevent Stockholder from acting in accordance with Stockholder's fiduciary duties as a director or officer of Company, provided Stockholder complies with the provisions of Section 4.3(a) of the Merger Agreement. Stockholder shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Company Acquisition Proposal.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

    Stockholder hereby represents and warrants to Parent as follows:

    5.1 DUE AUTHORIZATION, ETC. Stockholder has all requisite power and capacity to execute and deliver this Voting Agreement and to perform his, her or its obligations hereunder. This Voting Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

    5.2  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.

    (A) The execution and delivery of this Voting Agreement by Stockholder do not, and the performance of this Voting Agreement by Stockholder will not: (i) conflict with or violate any order, decree or judgment applicable to Stockholder or by which he or any of his properties is bound or affected; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on the Subject Shares pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of his properties is bound or affected.

    (B) The execution and delivery of this Voting Agreement by Stockholder do not, and the performance of this Voting Agreement by Stockholder will not, require any Consent of any Person.

    5.3 TITLE TO SUBJECT SHARES. As of the date hereof, Stockholder Owns in the aggregate (including shares owned of record and shares owned beneficially) the number of issued and outstanding shares of Company Common Stock set forth below Stockholder's name on the signature page hereof, and the number of options, warrants and other rights to acquire shares of Company Common Stock set forth below Stockholder's name on the signature page hereof, and does not directly or indirectly Own, any shares of capital stock of the Company, or any option, warrant or other right to acquire any shares of capital stock of the Company, other than the shares and options, warrants and other rights set forth below Stockholder's name on the signature page hereof.

    5.4 ACCURACY OF REPRESENTATIONS. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement and will be accurate in all respects at all times through the Expiration Date, as if made on that date.

SECTION 6. COVENANTS OF STOCKHOLDER

    6.1 FURTHER ASSURANCES. From time to time and without additional consideration, Stockholder will execute and deliver, or cause to be executed and delivered, such additional or further arrangements, proxies, consents and other instruments as Parent may reasonably request for the purpose of effectively carrying out and furthering the intent of this Voting Agreement.

    6.2 LEGEND. After the execution of this Voting Agreement and upon Parent's request, Stockholder shall instruct Company to cause each certificate of Stockholder evidencing the Subject Shares to bear a legend in the following form:

        THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE VOTING AGREEMENT DATED AS OF AUGUST 4, 1999, AS IT MAY BE AMENDED, EXECUTED BY THE REGISTERED HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

SECTION 7. MISCELLANEOUS

    7.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Voting Agreement or in any certificate delivered pursuant to this Voting Agreement shall survive the Merger.

    7.2 INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to Parent, Stockholder shall hold harmless and indemnify Parent from and against any damages suffered or incurred by Parent and that arise from any breach of any representation, warranty, covenant or obligation of Stockholder contained herein.

    7.3 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

    7.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or
(b) two business days after sent by registered mail or, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

        if to Stockholder:

           at the address set forth below Stockholder's signature on the signature page hereto;

        if to Parent:

           CYPROS PHARMACEUTICAL CORPORATION
           2714 Loker Avenue West
           Carlsbad, CA 92008
           Attention: Chief Financial Officer
           Facsimile: (760) 929-7549

        with a copy to:

           Cooley Godward LLP
           4365 Executive Drive
           Suite 1100
           San Diego, CA 92121-2128
           Attention: M. Wainwright Fishburn, Jr., Esq.
           Facsimile: (619) 453-3555

    7.5 SEVERABILITY. Any term or provision of this Voting Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement or affecting the validity or enforceability of any of the terms or provisions of this Voting Agreement in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    7.6 ENTIRE AGREEMENT. This Voting Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Voting Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

    7.7 ASSIGNABILITY. This Voting Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER,that neither this Voting Agreement nor any portion hereof shall be assignable (whether by operation of law or otherwise and including, for this purpose, a change in control as an assignment) by the Stockholder. Nothing in this Voting Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Voting Agreement.

    7.8 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent is entitled at law or in equity.

    7.9 APPLICABLE LAW; JURISDICTION. This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Southern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.4.

    7.10 ATTORNEY'S FEES. In any action at law or suit in equity to enforce this Voting Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    7.11  CONSTRUCTION.

        (A) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

        (C) As used in this Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (D) Except as otherwise indicated, all references in this Voting Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

        (E) The bold-faced headings contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

               [The remainder of this page intentionally left blank]

    IN WITNESS WHEREOF, Parent and Stockholder have caused this Voting Agreement to be executed as of the date first written above.

                                          CYPROS PHARMACEUTICAL CORPORATION

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________

                                          ______________________________________

                                          Name:_________________________________
                                          Address: _____________________________
                                                   _____________________________
                                                   _____________________________
                                          Facsimile: ___________________________

                                          Number of issued and outstanding
                                          shares of Company Common Stock owned
                                          of record as of the date of this
                                          Voting Agreement:

                                          ______________________________________

                                          Number of additional issued and
                                          outstanding shares of Company Common
                                          Stock owned beneficially (but not of
                                          record) as of the date of this Voting
                                          Agreement:

                                          ______________________________________

                                          Number of options, warrants and other
                                          rights to acquire shares of Company
                                          Common Stock owned of record as of the
                                          date of this Voting Agreement:

                                          ______________________________________

                                          Number of additional options, warrants
                                          and other rights to acquire shares of
                                          Company Common Stock owned
                                          beneficially (but not of record) as of
                                          the date of this Voting Agreement:

                                          ______________________________________

                      [Signature page to Voting Agreement]

                                   EXHIBIT A
                           FORM OF IRREVOCABLE PROXY
                               IRREVOCABLE PROXY

    The undersigned stockholder of RiboGene, Inc., a Delaware corporation ("Company"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Paul J. Marangos, David W. Nassif and Cypros Pharmaceutical Corporation, a California corporation ("Parent"), and each of them, the attorneys and proxies of the undersigned with respect to (i) the shares of capital stock of Company owned by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy and (ii) any and all other shares of capital stock of Company which the undersigned may acquire after the date hereof. (The shares of the capital stock of Company referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares.

    This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between Parent and the undersigned (the "Voting Agreement"), and is granted in consideration of Parent entering into the Agreement and Plan of Reorganization, dated as of the date hereof, among Parent, Cypros Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent, and the Company (the "Merger Agreement"). Unless otherwise indicated, capitalized terms used but not otherwise defined in this proxy have the meanings ascribed to such terms in the Merger Agreement.

    Each attorney and proxy named above will be empowered, and may exercise this proxy at any meeting of the stockholders of the Company, however called, or in any written action by consent of stockholders of the Company, to vote the Shares at any time prior to the Expiration Date (as defined in the Voting Agreement):

    1. in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof;

    2. against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Company in the Merger Agreement; and

    3. against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Company Acquisition Transaction; (ii) any change in a majority of the board of directors of the Company; (iii) any amendment to the Company's certificate of incorporation; (iv) any material change in the capitalization of the Company or the Company's corporate structure; or (v) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreement.

    The Stockholder may vote the Shares on all other matters.

    Any obligation of the Stockholder hereunder shall be binding upon the heirs, successors and assigns of the Stockholder (including any transferee of any of the Shares).

    This proxy shall terminate upon the Expiration Date (as defined in the Voting Agreement).

    Dated: August 4, 1999

                                          ______________________________________

                                          ______________________________________

                                          Name:

                                          Number of Shares of Company Common
                                          Stock owned of record or beneficially
                                          as of the date of this proxy:

                                          ______________________________________

                                    ANNEX F
                                 RIBOGENE, INC.
                            FORM OF VOTING AGREEMENT

    THIS VOTING AGREEMENT is entered into as of August 4, 1999 by and between RIBOGENE, INC., a Delaware corporation ("Company"), and
("Shareholder").

                                    RECITALS

    A. CYPROS PHARMACEUTICAL CORPORATION, a California corporation ("Parent"), CYPROS ACQUISITION CORPORATION, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and the Company, are entering into an Agreement and Plan of Reorganization of even date herewith (as amended from time to time, the "Merger Agreement"; capitalized terms used but not otherwise defined in this Voting Agreement have the meanings assigned to such terms in the Merger Agreement), which provides (subject to the conditions set forth therein) for the merger of Merger Sub with and into the Company (the "Merger").

    B. Shareholder is the record and beneficial owner of that number of shares of Common Stock, Preferred Stock and other securities of the Parent set forth on the signature page hereof.

    C. As a condition to the willingness of the Company to enter into the Merger Agreement, the Company has required that Shareholder agree, and in order to induce the Company to enter into the Merger Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Shareholder has agreed to enter into this Voting Agreement with regard to the Subject Shares (as defined herein).

                                   AGREEMENT

    The parties to this Voting Agreement, intending to be legally bound, agree as follows:

SECTION 1.  NO TRANSFER OF SUBJECT SHARES.

    1.1 SUBJECT SHARES. "Subject Shares" shall mean: (i) all securities of Parent (including shares of Parent Common Stock and all options, warrants and other rights to acquire shares of Parent Common Stock) Owned by Shareholder as of the date of this Agreement; and (ii) all additional securities of Parent (including all additional shares of Parent Common Stock and all additional options, warrants and other rights to acquire shares of Parent Common Stock) of which Shareholder acquires Ownership during the period from the date of this Agreement through the Expiration Date (as defined in Section 1.2(b)). For purposes of this Agreement, Shareholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Shareholder: (i) is the record owner of such security; or (ii) is the "beneficial owner" (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

    1.2  NO DISPOSITION OR ENCUMBRANCE OF SUBJECT SHARES.

    (A) Shareholder hereby covenants and agrees that, prior to the Expiration Date, Shareholder will not, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or transfer (or announce any offer, sale, offer of sale, contract of sale or grant of any option to purchase or other disposition or transfer of) any Subject Shares to any Person other than the Company or Company's designee, (ii) create or permit to exist any Encumbrance with respect to any of the Subject Shares, (iii) reduce his, her or its beneficial ownership of, interest in or risk relating to any of the Subject Shares or (iv) commit or agree to do any of the foregoing.

    (B) As used in this Voting Agreement, the term "Expiration Date" shall mean the earlier of the date upon which the Merger Agreement is validly terminated or the date upon which the Merger becomes effective.

    1.3 NO TRANSFER OF VOTING RIGHTS. Shareholder covenants and agrees that, prior to the Expiration Date, Shareholder will not deposit any of the Subject Shares into a voting trust or grant another proxy (except as provided herein) or enter into a voting agreement with respect to any of the Subject Shares.

SECTION 2.  VOTING OF SUBJECT SHARES

    2.1 VOTING AGREEMENT. Shareholder hereby agrees that, prior to the Expiration Date, at any meeting of the shareholders of Parent, however called, and in any written action by consent of shareholders of Parent, unless otherwise directed in writing by the Company, Shareholder shall vote the Subject Shares:

    (A) in favor of the issuance of the Merger Shares, the Merger, the execution and delivery by Parent of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof;

    (B) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Parent in the Merger Agreement; and

    (C) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Parent Acquisition Transaction; (ii) any change in a majority of the board of directors of Parent;
(iii) any amendment to Parent's articles of incorporation and bylaws; (iv) any material change in the capitalization of Parent or Parent's corporate structure; or (v) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Voting Agreement.

Prior to the Expiration Date, Shareholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause "(a)", "(b)" or "(c)" of this Section 2.1.

    2.2  PROXY; FURTHER ASSURANCES.

    (A) Contemporaneously with the execution of this Voting Agreement, Shareholder shall deliver to the Company a proxy in the form attached hereto as Exhibit A, which shall be irrevocable to the fullest extent permitted by law prior to the Expiration Date and which shall be coupled with an interest, with respect to the Subject Shares (the "Proxy").

    (B) Shareholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in the Company the power to carry out and give effect to the provisions of this Voting Agreement.

SECTION 3.  WAIVER OF APPRAISAL RIGHTS

    Shareholder hereby waives any rights of appraisal and any dissenters' rights that Shareholder may have in connection with the Merger.

SECTION 4.  NO SOLICITATION

    Shareholder covenants and agrees that, during the period commencing on the date of this Voting Agreement and ending on the Expiration Date, Shareholder shall not, directly or indirectly, and shall not authorize or permit any Representative of Shareholder, directly of indirectly, to: (i) solicit, initiate, encourage or induce the making, submission or announcement of any Parent Acquisition Proposal or take any action that could reasonably be expected to lead to a Parent Acquisition Proposal; (ii) furnish any information regarding Parent or any Parent Subsidiary to any Person in connection with or in response to any inquiry relating to any Parent Acquisition Proposal; (iii) engage in discussions or negotiations with any Person with respect to any Parent Acquisition Proposal; (iv) approve, endorse or recommend any Parent Acquisition Proposal; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction. The foregoing provision shall not prevent Shareholder from acting in accordance with Shareholder's fiduciary duties as a director or officer of Parent, provided Shareholder complies with the provisions of Section 4.6(a) of the Merger Agreement. Shareholder shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Parent Acquisition Proposal.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

    Shareholder hereby represents and warrants to the Company as follows:

    5.1 DUE AUTHORIZATION, ETC. Shareholder has all requisite power and capacity to execute and deliver this Voting Agreement and to perform his, her or its obligations hereunder. This Voting Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

    5.2  NO CONFLICTS, REQUIRED FILINGS AND CONSENTS.

    (A) The execution and delivery of this Voting Agreement by Shareholder do not, and the performance of this Voting Agreement by Shareholder will not: (i) conflict with or violate any order, decree or judgment applicable to Shareholder or by which he or any of his properties is bound or affected; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on the Subject Shares pursuant to, any Contract to which Shareholder is a party or by which Shareholder or any of his properties is bound or affected.

    (B) The execution and delivery of this Voting Agreement by Shareholder do not, and the performance of this Voting Agreement by Shareholder will not, require any Consent of any Person.

    5.3 TITLE TO SUBJECT SHARES. As of the date hereof, Shareholder Owns in the aggregate (including shares owned of record and shares owned beneficially) the number of issued and outstanding shares of Parent Common Stock set forth below Shareholder's name on the signature page hereof, and the number of options, warrants and other rights to acquire shares of Parent Common Stock set forth below Shareholder's name on the signature page hereof, and does not directly or indirectly Own, any shares of capital stock of the Company, or any option, warrant or other right to acquire any shares of capital stock of the Company, other than the shares and options, warrants and other rights set forth below Shareholder's name on the signature page hereof.

    5.4 ACCURACY OF REPRESENTATIONS. The representations and warranties contained in this Voting Agreement are accurate in all respects as of the date of this Voting Agreement and will be accurate in all respects at all times through the Expiration Date, as if made on that date.

SECTION 6. COVENANTS OF SHAREHOLDER

    6.1 FURTHER ASSURANCES. From time to time and without additional consideration, Shareholder will execute and deliver, or cause to be executed and delivered, such additional or further arrangements, proxies, consents and other instruments as the Company may reasonably request for the purpose of effectively carrying out and furthering the intent of this Voting Agreement.

    6.2 LEGEND. After the execution of this Voting Agreement and upon the request of the Company, Shareholder shall instruct Parent to cause each certificate of Shareholder evidencing the Subject Shares to bear a legend in the following form:

   THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE VOTING AGREEMENT DATED AS OF AUGUST 4, 1999, AS IT MAY BE AMENDED, EXECUTED BY THE REGISTERED HOLDER OF THIS CERTIFICATE, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

SECTION 7.  MISCELLANEOUS

    7.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Voting Agreement or in any certificate delivered pursuant to this Voting Agreement shall survive the Merger.

    7.2 INDEMNIFICATION. Without in any way limiting any of the rights or remedies otherwise available to the Company, Shareholder shall hold harmless and indemnify the Company from and against any damages suffered or incurred by the Company and that arise from any breach of any representation, warranty, covenant or obligation of Shareholder contained herein.

    7.3 EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Voting Agreement shall be paid by the party incurring such costs and expenses.

    7.4 NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Voting Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or
(b) two business days after sent by registered mail or, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

                  if to Shareholder:

                           at the address set forth below Shareholder's signature on the signature page hereto;

                  if to the Company:

                           Ribogene, Inc.
                           26118 Research Road
                           Hayward, CA 94545
                           Attention: Chief Executive Officer
                           Facsimile: (510) 732-7741
                  with a copy to:

                           Latham & Watkins
                           701 B Street
                           Suite 2100
                           San Diego, CA 92101-8197
                           Attention: David Hahn, Esq.
                           Facsimile: (619) 696-7419

    7.5 SEVERABILITY. Any term or provision of this Voting Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Voting Agreement or affecting the validity or enforceability of any of the terms or provisions of this Voting Agreement in any other jurisdiction. If any provision of this Voting Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    7.6 ENTIRE AGREEMENT. This Voting Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Voting Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument

    7.7 ASSIGNABILITY. This Voting Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER,that neither this Voting Agreement nor any portion hereof shall be assignable (whether by operation of law or otherwise and including, for this purpose, a change in control as an assignment) by the shareholder. Nothing in this Voting Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Voting Agreement.

    7.8 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Voting Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Company is entitled at law or in equity.

    7.9 APPLICABLE LAW; JURISDICTION. This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this Voting Agreement or any of the transactions contemplated by this Voting Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Southern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.4.

    7.10 ATTORNEY'S FEES. In any action at law or suit in equity to enforce this Voting Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    7.11  CONSTRUCTION.

    (A) For purposes of this Voting Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

    (B) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Voting Agreement.

    (C) As used in this Voting Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    (D) Except as otherwise indicated, all references in this Voting Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Voting Agreement and Exhibits to this Voting Agreement.

    (E) The bold-faced headings contained in this Voting Agreement are for convenience of reference only, shall not be deemed to be a part of this Voting Agreement and shall not be referred to in connection with the construction or interpretation of this Voting Agreement.

             [The remainder of this page intentionally left blank]

    IN WITNESS WHEREOF, the Company and Shareholder have caused this Voting Agreement to be executed as of the date first written above.

                                        RIBOGENE, INC.

                                        By: ____________________________________

                                        Name: __________________________________

                                        Title: _________________________________

                                        SHAREHOLDER

                                        Name: __________________________________

                                        Address: _______________________________

                                                 _______________________________

                                                 _______________________________

                                        Facsimile: _____________________________

                                        Number of issued and outstanding shares
                                        of Parent Common Stock owned of record
                                        as of the date of this Voting Agreement:

                                        ________________________________________

                                        Number of additional issued and
                                        outstanding shares of Parent Common
                                        Stock owned beneficially (but not of
                                        record) as of the date of this Voting
                                        Agreement:

                                        ________________________________________

                                        Number of options, warrants and other
                                        rights to acquire shares of Parent
                                        Common Stock owned of record as of the
                                        date of this Voting Agreement:

                                        ________________________________________

                                        Number of additional options, warrants
                                        and other rights to acquire shares of
                                        Parent Common Stock owned beneficially
                                        (but not of record) as of the date of
                                        this Voting Agreement:

                                        ________________________________________

                      [Signature page to Voting Agreement]

                                   EXHIBIT A
                           FORM OF IRREVOCABLE PROXY
                               IRREVOCABLE PROXY

    The undersigned shareholder of South, a California corporation ("Parent"), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Charles J. Casamento, Timothy E. Morris and RiboGene, Inc., a Delaware corporation ("Company"), and each of them, the attorneys and proxies of the undersigned with respect to (i) the shares of capital stock of Parent owned by the undersigned as of the date of this proxy, which shares are specified on the final page of this proxy and (ii) any and all other shares of capital stock of Parent which the undersigned may acquire after the date hereof. (The shares of the capital stock of Parent referred to in clauses (i) and (ii) of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the execution hereof, all prior proxies given by the undersigned with respect to any of the Shares are hereby revoked, and no subsequent proxies will be given with respect to any of the Shares.

    This proxy is irrevocable, is coupled with an interest and is granted in connection with the Voting Agreement, dated as of the date hereof, between the Company and the undersigned (the "Voting Agreement"), and is granted in consideration of the Company entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, South Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and the Company (the "Merger Agreement"). Unless otherwise indicated, capitalized terms used but not otherwise defined in this proxy have the meanings ascribed to such terms in the Merger Agreement.

    Each attorney and proxy named above will be empowered, and may exercise this proxy at any meeting of the shareholders of the Parent, however called, or in any written action by consent of shareholders of Parent, to vote the Shares at any time prior to the Expiration Date (as defined in the Voting Agreement):

    1. in favor of the issuance of the Merger Shares, the Merger, the execution and delivery by Parent of the Merger Agreement and the adoption and approval of the terms thereof and in favor of each of the other actions contemplated by the Merger Agreement and any action required in furtherance hereof and thereof;

    2. against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Parent in the Merger Agreement; and

    3. against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Parent Acquisition Transaction; (ii) any change in a majority of the board of directors of Parent;
(iii) any amendment to Parent's articles of incorporation; (iv) any material change in the capitalization of Parent or Parent's corporate structure; or (v) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreement.

    The Shareholder may vote the Shares on all other matters.

    Any obligation of the Shareholder hereunder shall be binding upon the heirs, successors and assigns of the Shareholder (including any transferee of any of the Shares).

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This proxy shall terminate upon the Expiration Date (as defined in the Voting
Agreement).

Dated: August 4, 1999

                                        SHAREHOLDER

                                        ________________________________________

                                        Name:

                                        Number of Shares of Parent Common Stock
                                        owned of record or beneficially as of
                                        the date of this proxy:

                                        ________________________________________

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                                    ANNEX G
                    DISSENTERS' RIGHTS UNDER CALIFORNIA LAW
                       CALIFORNIA GENERAL CORPORATION LAW
                         CHAPTER 13. DISSENTERS' RIGHTS

    1300. [SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER].

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

           (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
       Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this Section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in 3 subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

           (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph
       (A) or (B) or paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case were the approval required by Section 1201 is sought by written consent rather than at a meeting.

           (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with
       Section 1301.

           (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

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    1301.  [DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES]

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs
       (3) and (4) of subdivisions (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivisions (b)of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares describe in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

    1302.  [DISSENTING SHARES, STAMPING OR ENDORSING].

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

    1303. [DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT].

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any

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       agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

    1304.  [DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF
APPRAISERS].

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    1305. [APPRAISERS DUTY AND REPORT; COURT JUDGMENT; PAYMENT; APPEAL; COSTS OF ACTION].

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market vale of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to under certificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

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    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Section 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

    1306. [DISSENTING SHAREHOLDERS; EFFECT OF PREVENTION OF PAYMENT OF FAIR MARKET VALUE].

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    1307.  [DISSENTING SHARES, DISPOSITION OF DIVIDENDS].

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

    1308.  [DISSENTING SHARES, RIGHTS AND PRIVILEGES].

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

    1309.  [DISSENTING SHARES, LOSS OF STATUS].

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivisions (i) of Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

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    1310.  [SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING].

    If litigation is instituted to test the sufficiency of regularity of the votes of the shareholder in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation.

    1311.  [CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES].

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

    1312. [VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF].

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right or law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

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